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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

THORATEC CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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September 8, 2015

Dear Shareholder:

        You are invited to attend a special meeting of shareholders of Thoratec Corporation, a California corporation ("Thoratec," "we" or "our"), to be held on October 7, 2015, at 9:00 a.m., local time, at 6101 Stoneridge Drive, Pleasanton, California 94588.

        At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement pursuant to which Thoratec would be acquired indirectly by St. Jude Medical, Inc. We entered into this merger agreement on July 21, 2015. If the merger is completed, you will be entitled to receive $63.50 in cash, without interest and less any applicable withholding taxes, for each share of Thoratec common stock that you own. At the special meeting, you will also be asked to consider and vote upon, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the merger.

        After careful consideration, the board of directors of Thoratec unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Thoratec and its shareholders. After such consideration, the Company Board approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement in accordance with the requirements of California law.

        The board of directors of Thoratec unanimously recommends that you vote "FOR" the approval of the merger agreement and the merger, "FOR" the proposal to adjourn the special meeting to solicit additional votes to approve the Merger Proposal, if necessary or appropriate, and "FOR" the non-binding, advisory proposal to approve certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the merger.

        Your vote is important. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting "AGAINST" the Merger Proposal (except for purposes of exercising your dissenters' rights, in which case you must, among other things, affirmatively vote "AGAINST" the Merger Proposal). It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote on the Internet, by telephone or by completing and mailing the enclosed proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the special meeting.

Sincerely,
D. Keith Grossman President and Chief Executive Officer

        Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the merger agreement, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

        The accompanying proxy statement is dated September 8, 2015 and is first being mailed to shareholders on or about September 8, 2015.

THORATEC CORPORATION

6035 Stoneridge Drive
Pleasanton, CA 94588

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on October 7, 2015

To the Shareholders of Thoratec Corporation:

        We will hold a special meeting of shareholders of Thoratec Corporation, a California corporation ("Thoratec", "we" or "our"), at 6101 Stoneridge Drive, Pleasanton, California 94588 on October 7, 2015 at 9:00 a.m., local time. We will consider and act on the following proposals at the special meeting:

  1.
  To approve the Agreement and Plan of Merger, dated as of July 21, 2015 (the "Merger Agreement"), by and among SJM International, Inc., a Delaware corporation ("Parent"), Spyder Merger Corporation, a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Thoratec, and, solely with respect to specified provisions, St. Jude Medical, Inc., a Minnesota corporation ("St. Jude Medical"), and the merger of Merger Sub with and into Thoratec (the "Merger"), with Thoratec surviving the Merger as an indirect wholly owned subsidiary of St. Jude Medical pursuant thereto (the "Merger Proposal"). Pursuant to the terms of the Merger Agreement, each outstanding share of Thoratec common stock, excluding shares owned by shareholders who have exercised dissenters' rights under California law, treasury shares, shares owned by any subsidiary of Thoratec and shares held by Parent, Merger Sub or any of their respective wholly owned subsidiaries, will be cancelled and converted into the right to receive $63.50 in cash, without interest and less any applicable withholding taxes;

  2.
  To adjourn the special meeting to solicit additional votes to approve the Merger Proposal, if necessary or appropriate (the "Adjournment Proposal"); and

  3.
  To approve on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the Merger (the "Merger-Related Named Executive Officer Compensation Proposal"), as disclosed pursuant to Item 402(t) of Regulation S-K in "The Merger—Interests of Our Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Our Named Executive Officers" beginning on page 74 of the accompanying proxy statement.

    No other business may be transacted at the special meeting.

        The accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, more fully describes these items of business. We urge you to read this information carefully.

        The board of directors of Thoratec unanimously recommends that you vote (1) "FOR" the Merger Proposal; (2) "FOR" the Adjournment Proposal; and (3) "FOR" the Merger-Related Named Executive Officer Compensation Proposal. The approval by Thoratec shareholders of the Merger Proposal is required to complete the Merger described in the accompanying proxy statement.

        Only Thoratec shareholders of record of shares of our common stock at the close of business on August 26, 2015, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. If you have any questions concerning the Merger, the special meeting or the accompanying proxy statement, need help voting your shares of Thoratec common stock, or would like additional copies, without charge, of the enclosed proxy statement or proxy card, please contact Thoratec's proxy solicitor, MacKenzie Partners, Inc., using the information below:

Call Collect: (212) 929-5500
Toll Free: (800) 322-2885
Email to: proxy@mackenziepartners.com
Address: 105 Madison Avenue, New York, New York 10016

        Your vote is very important.    It is important that your shares be represented and voted whether or not you plan to attend the special meeting in person. You may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in "street name," which means your shares are held of record by a broker, bank or other nominee, you should instruct your broker, bank or nominee how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the special meeting. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting "AGAINST" the Merger Proposal (except for purposes of exercising your dissenters' rights, in which case you must, among other things, affirmatively vote "AGAINST" the Merger Proposal).

Please vote promptly whether or not you expect to attend the Thoratec special meeting.

By Order of the Board of Directors,
David A. Lehman Senior Vice President, General Counsel and Secretary

Pleasanton, California
September 8, 2015

i

ii

ANNEX A	AGREEMENT AND PLAN OF MERGER AMONG SJM INTERNATIONAL, INC., SPYDER MERGER CORPORATION, THORATEC CORPORATION, AND SOLELY WITH RESPECT TO SPECIFIED PROVISIONS, ST. JUDE MEDICAL, INC. AS OF JULY 21, 2015	A-1
ANNEX B	VOTING AGREEMENT	B-1
ANNEX C-1	OPINION OF GUGGENHEIM SECURITIES, LLC	C-1-1
ANNEX C-2	OPINION OF CENTERVIEW PARTNERS LLC	C-2-1
ANNEX D	CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE	D-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE SPECIAL MEETING

        The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Thoratec Corporation. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We encourage you to read this proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters. In this proxy statement, the terms "the Company," "we," "our," "ours," "us" and "Thoratec" refer to Thoratec Corporation. We refer to SJM International, Inc. as "Parent", St. Jude Medical, Inc. as "St. Jude Medical" and Spyder Merger Corporation as "Merger Sub".

Q:    Why am I receiving this proxy statement and proxy card?

        A:    You are receiving this proxy statement and proxy card because, as of August 26, 2015, the record date for the determination of shareholders entitled to notice of and to vote at the special meeting (the "Record Date"), you owned shares of our common stock, no par value ("Company Common Stock"). We have entered into the Agreement and Plan of Merger, dated as of July 21, 2015, by and among Thoratec, Parent, Merger Sub and, solely with respect to specified provisions, St. Jude Medical (the "Merger Agreement"). Pursuant to the Merger Agreement, subject to the approval of the Merger Agreement and the Merger by our shareholders and the satisfaction of other conditions to the completion of the transactions specified in the Merger Agreement, Merger Sub will merge with and into Thoratec (the "Merger"), with Thoratec surviving the Merger as an indirect wholly owned subsidiary of St. Jude Medical, and Company Common Stock will be delisted from the NASDAQ Global Select Market ("NASDAQ"). A copy of the Merger Agreement is attached to this proxy statement as Annex A.

        In order to complete the Merger, our shareholders must vote to approve the Merger Proposal (as defined below). We will hold a special meeting of our shareholders to obtain this approval. Our board of directors (the "Company Board") is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the shareholders at the special meeting. You should read this proxy statement and the annexes carefully. The enclosed proxy card and voting instructions allow you, as our shareholder, to have your shares voted at the special meeting without attending the special meeting. Your proxy is being solicited by the Company Board.

        Your vote is very important. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting "AGAINST" the Merger Proposal (as defined below) (except for purposes of exercising your dissenters' rights, in which case you must, among other things, affirmatively vote "AGAINST" the Merger Proposal). We encourage you to submit your proxy as soon as possible.

Q:    As a holder of Company Common Stock, what will I be entitled to receive in the Merger?

        A:    Upon the completion of the Merger, each share of Company Common Stock outstanding immediately prior to the effective time of the Merger, excluding shares owned by shareholders who have exercised dissenters' rights under Chapter 13 of the General Corporation Law of the State of California (the "CGCL"), a copy of which is attached to this proxy statement as Annex D, treasury shares, shares owned by any subsidiary of Thoratec and shares held by Parent, Merger Sub or any of their respective wholly owned subsidiaries (the "Excluded Shares"), will be automatically cancelled and converted into the right to receive $63.50 payable net in cash, without interest and less any applicable withholding taxes. For example, if you own 100 shares of Company Common Stock, you will be entitled to receive $6,350 in cash, without interest, less any applicable withholding taxes, in exchange for your shares. Any withheld amounts will be treated for all purposes as having been paid to the holder of Company Common Stock in respect of whose shares the withholding was made.

Q:    What will holders of Thoratec equity awards receive in the Merger?

        A:    Unvested Stock Options.     As of the effective time of the Merger, each unexpired and unexercised option to purchase Company Common Stock (each a "Stock Option") granted under any Thoratec equity incentive plan that is unvested and unexercisable, other than certain unvested Stock Options held by non-employee directors and certain non-continuing employees as described below, will be converted into and become an award of that number of restricted shares of St. Jude Medical common stock equal to the quotient of (i) the product of (a) the total number of unvested shares of Company Common Stock underlying the Stock Option and (b) the excess, if any, of $63.50 over the exercise price per share of the Stock Option, divided by (ii) the volume weighted average trading price of shares of St. Jude Medical common stock on the New York Stock Exchange over the five consecutive trading days ending on the third complete trading day prior to (and not including) the effective time of the Merger (the "Exchange Price"), rounded down to the nearest whole share (each, an "Assumed Restricted Stock Award"); provided, however, that with respect to any such Stock Options that are outstanding immediately prior to the effective time of the Merger, and which have an exercise price greater than $63.50, such Stock Options will not be assumed by St. Jude Medical and will not convert into an Assumed Restricted Stock Award but will automatically terminate as of the effective time of the Merger. From and after the effective time of the Merger, each Assumed Restricted Stock Award will (i) be subject to a risk of forfeiture that will lapse in accordance with the vesting schedule of the corresponding Stock Option and (ii) be administered by St. Jude Medical and its compensation committee. In addition, the vesting of each Assumed Restricted Stock Award held by an employee below the level of director will fully accelerate in the event the holder terminates employment with St. Jude Medical or one of its subsidiaries under circumstances that would otherwise entitle him or her to severance benefits under Thoratec's Separation Benefit Plan.

        Vested Stock Options.    As of immediately prior to the effective time of the Merger, each Stock Option that is outstanding and vested will be cancelled and converted into the right to receive a payment in cash, without interest and subject to deduction for any required withholding taxes, of an amount equal to (i) the number of shares of Company Common Stock underlying the vested Stock Option multiplied by (ii) the excess, if any, of $63.50 over the per share exercise price of such Stock Option (the "Option Payment"). If the exercise price of such Stock Option is equal to or greater than $63.50, the Stock Option will be canceled without any payment being made in respect thereof.

        Unvested Restricted Stock Units.    As of the effective time of the Merger, each outstanding award of restricted stock units and performance share units (each, a "RSU") granted pursuant to any Thoratec equity plan that is unvested, other than certain unvested RSUs held by non-employee directors and certain non-continuing employees as described below, will be converted into and become an award of St. Jude Medical restricted stock units, on the same terms and conditions (including any forfeiture provisions or repurchase rights, and treating for this purpose any performance-based vesting conditions as having been attained at the "maximum" level) as were applicable under such RSUs as of immediately prior to the effective time of the Merger, except that from and after the effective time of the Merger (i) the number of shares of St. Jude Medical common stock underlying the award of St. Jude Medical restricted stock units will be equal to the number of shares of Company Common Stock underlying the award immediately prior to the effective time of the Merger multiplied by a ratio where the numerator is $63.50 and the denominator is the Exchange Price (the "Exchange Ratio"), rounded down to the nearest whole share and (ii) St. Jude Medical and its compensation committee will be substituted for Thoratec and its compensation committee. Any remaining fractional share will be cancelled and converted into the right to receive cash based on the terms of the Merger Agreement. In addition, the vesting of each award of St. Jude Medical restricted stock units held by an employee below the level of director will fully accelerate in the event the holder terminates employment with St. Jude Medical or one of its subsidiaries under circumstances that would otherwise entitle him or her to severance benefits under Thoratec's Separation Benefit Plan.

        Vested Restricted Stock Units.    As of immediately prior to the effective time of the Merger, each RSU that is outstanding and vested will be cancelled and converted into the right to receive a payment in cash, without interest and subject to deduction for any required withholding taxes, equal to $63.50 (the "RSU Payment").

        Accelerated Vesting Amendment.    In connection with the execution and delivery of the Merger Agreement, the Company Board amended the vesting schedule of each Stock Option and RSU held by an employee at the level of director or above, which includes our executive officers, that is converted into an Assumed Restricted Stock Award or an award of St. Jude Medical restricted stock units, as applicable, whereby such award will continue to vest in accordance with the vesting schedule in effect immediately prior to the effective time of the Merger (including any equity acceleration provided under Thoratec's Separation Benefit Plan whereby the vesting of each Assumed Restricted Stock Award or an award of St. Jude Medical restricted stock units held by an employee at or above the level of director will fully accelerate in the event the holder terminates employment with St. Jude Medical or one of its subsidiaries under certain qualifying circumstances within 12 months following the effective time of the Merger), provided that (i) the vesting of 50% of the unvested shares underlying the award will accelerate on the six-month anniversary of the effective time of the Merger and (ii) the vesting of any remaining unvested shares underlying the award will accelerate in full on the first anniversary of the effective time of the Merger (the "Accelerated Vesting Amendment").

        Accelerated Vesting of Certain Stock Options and RSUs.    The vesting of any RSUs and/or Stock Options that are outstanding and unvested as of immediately prior to the effective time of the Merger and held by (i) our non-employee directors and (ii) any former employees or any employees whose employment is expected to terminate upon or shortly after the effective time of the Merger (as mutually agreed between Thoratec and St. Jude Medical) will accelerate in full (treating for this purpose any performance-based vesting conditions for an RSU as having been attained at "maximum" level) and the award will be cancelled in exchange for the right to receive the RSU Payment or the Option Payment, as applicable.

        See the section entitled "The Merger Agreement—Treatment of Thoratec Equity Awards" beginning on page 86 of this proxy statement.

Q:    When do you expect the Merger to be completed?

        A:    We are working toward completing the Merger as quickly as possible and expect to complete the Merger in the fourth calendar quarter of 2015. However, because there are certain conditions that must be met before completing the Merger, we cannot be certain of the timing of the completion of the Merger.

Q:    What are Thoratec shareholders being asked to vote on and why is this approval necessary?

        A:    Thoratec shareholders are being asked to vote on the following three proposals:

  1.
  to approve the Merger Agreement, a copy of which is attached as Annex A to this proxy statement, and the Merger (the "Merger Proposal");

  2.
  to adjourn the special meeting to solicit additional votes to approve the Merger Proposal, if necessary or appropriate (the "Adjournment Proposal"); and

  3.
  to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the Merger

    (the "Merger-Related Named Executive Officer Compensation Proposal"), as disclosed pursuant to Item 402(t) of Regulation S-K in "The Merger—Interests of Our Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Our Named Executive Officers" beginning on page 74 of this proxy statement.

        Thoratec shareholder approval of the Merger Proposal is required for completion of the Merger. Thoratec shareholder approval of the Adjournment Proposal and the Merger-Related Named Executive Officer Compensation Proposal are not required for completion of the Merger. No other matters are intended to be brought before the Thoratec special meeting by Thoratec.

Q:    What do I need to do now?

        A:    After carefully reading and considering the information contained in this proxy statement, please vote your shares of Company Common Stock as soon as possible so that your shares of Company Common Stock will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares of Company Common Stock are held in "street name" through your broker, bank or other nominee.

Q:    How do I cast my vote?

        A:    Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the Merger affects you.

        If you were a holder of record on the Record Date, you may vote in person at the special meeting, by submitting a proxy for the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope, or by granting a proxy electronically via the Internet or by telephone by following the instructions on the enclosed proxy card. Internet and telephone proxy submissions are available 24 hours a day, and if you use one of these methods, you do not need to return a proxy card. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to grant a proxy over the Internet or telephone.

        If as a shareholder of record you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted "FOR" the Merger Proposal, "FOR" the Adjournment Proposal and "FOR" the Merger-Related Named Executive Officer Compensation Proposal.

        If you hold your shares in "street name," which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting instructions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. These are referred to generally as "broker non-votes." A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a valid proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares. Also, please note that if your shares are held in "street name" and you wish to vote at the special meeting in person, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:    When and where is the special meeting?

        A:    The special meeting of our shareholders will be held on October 7, 2015, at 9:00 a.m., local time at 6101 Stoneridge Drive, Pleasanton, California 94588.

Q:    Who can vote or submit a proxy to vote and attend the special meeting?

        A:    All holders of record of Company Common Stock as of the close of business on the Record Date, are entitled to receive notice of, and to attend and vote or submit a proxy to vote at the special meeting. If your shares are held of record in an account at a brokerage firm, bank or other nominee, such firm, bank or nominee is considered the holder of record of your shares and will forward the proxy notice and materials to you with a voting instruction form explaining how to vote your shares. If you want to attend the special meeting and your shares are held of record in an account at a brokerage firm, bank or other nominee, then you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:    How does the Company Board recommend that I vote?

        A:    The Company Board unanimously recommends that you vote:

  •
  "FOR" the Merger Proposal,

  •
  "FOR" the Adjournment Proposal, and

  •
  "FOR" the Merger-Related Named Executive Officer Compensation Proposal.

Q:    Why is the Company Board recommending that I vote "FOR" the Merger Proposal?

        A:    After careful consideration, the Company Board unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its shareholders. After such consideration, the Company Board approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the CGCL. In reaching its decision to approve the Merger Proposal and, subject to the terms and conditions of the Merger Agreement, to recommend the approval of the Merger Proposal, the Adjournment Proposal and the Merger-Related Named Executive Officer Compensation Proposal by our shareholders, the Company Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement. The Company Board also considered each of the items set forth under "The Merger—Recommendation of the Company Board; Our Reasons for the Merger" beginning on page 40 of this proxy statement.

Q:    Do any of Thoratec's directors or executive officers have interests in the Merger that may differ from those of the shareholders?

        A:    Yes. Our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders. See the section entitled "The Merger—Interests of Our Directors and Executive Officers in the Merger" beginning on page 70 of this proxy statement. The members of the Company Board were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and the Merger and in recommending that the shareholders vote to approve the Merger Proposal.

Q:    How does the per share merger consideration compare to the market price of Company Common Stock?

        A:    The merger consideration of $63.50 per share of Company Common Stock represents a premium of 40.1 percent compared to $45.34, our volume-weighted average trading price for the 30 trading day period ending July 17, 2015, the last trading date during which it appeared that trading was not influenced by information related to a possible transaction between Thoratec and St. Jude Medical, and a 35.4 percent premium to the closing price of $46.89 on July 17, 2015, the last trading date during which it appeared that trading was not influenced by information related to a possible transaction between Thoratec and St. Jude Medical.

Q:    What vote of Thoratec shareholders is required to approve the Merger Proposal?

        A:    As a condition of the Merger and assuming a quorum is present, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the special meeting. The obligations of the Company and Parent to complete the Merger are also subject to the satisfaction or waiver of several other conditions as set forth in the Merger Agreement. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting "AGAINST" the Merger Proposal (except for purposes of exercising your dissenters' rights, in which case you must, among other things, affirmatively vote "AGAINST" the Merger Proposal).

Q:    What vote of Thoratec shareholders is required to approve the Adjournment Proposal?

        A:    The affirmative vote of a majority of the shares of Company Common Stock, present in person or represented by proxy at the special meeting and entitled to vote on the subject matter, is required to approve the Adjournment Proposal, whether or not a quorum is present.

Q:    What vote of Thoratec shareholders is required to approve the Merger-Related Named Executive Officer Compensation Proposal?

        A:    Assuming a quorum is present, the affirmative vote of a majority of the shares of Company Common Stock, present in person or represented by proxy at the special meeting and entitled to vote on the subject matter, is required to approve the Merger-Related Named Executive Officer Compensation Proposal. The shareholders' vote regarding the Merger-Related Named Executive Officer Compensation Proposal is an advisory vote, and therefore, is not binding on Thoratec or the Company Board or our compensation committee. Since compensation and benefits that may be paid or provided in connection with the Merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments and these payments may still be made even if the shareholders do not approve, by advisory (non-binding) vote, the Merger-Related Named Executive Officer Compensation Proposal.

Q:    How many votes am I entitled to cast for each share of Company Common Stock I own?

        A:    For each share of Company Common Stock that you owned on the Record Date, you are entitled to cast one vote on each matter to be voted upon at the special meeting. As of the Record Date, there were 54,789,806 shares of Company Common Stock outstanding and entitled to vote, held by approximately 279 shareholders of record.

Q:    What constitutes a quorum?

        A:    The presence in person or by proxy of a majority of the shares of Company Common Stock outstanding and entitled to vote on the Record Date is required for a quorum at the special meeting. Both abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but broker non-votes are not counted as shares entitled to vote so will not be counted towards the tabulation of votes cast on proposals presented to shareholders.

Q:    What will happen if I abstain from voting or fail to vote on the proposals or fail to instruct my broker to vote on the proposals?

        A:    If you indicate on your proxy that you "ABSTAIN" from voting on a proposal, it will have the same effect as a vote "AGAINST" the Merger Proposal (except for purposes of exercising your dissenters' rights, in which case you must, among other things, affirmatively vote "AGAINST" the Merger Proposal), "AGAINST" the Adjournment Proposal and "AGAINST" the Merger-Related Named Executive Officer Compensation Proposal.

        If you fail to cast your vote, in person, by proxy card or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote "AGAINST" the Merger Proposal (except for purposes of exercising your dissenters' rights, in which case you must, among other things, affirmatively vote "AGAINST" the Merger Proposal), and it will have no effect on the Adjournment Proposal and the Merger-Related Named Executive Officer Compensation Proposal.

Q:    When should I submit my proxy?

        A:    You should submit your proxy as soon as possible so that your shares will be voted at the special meeting.

Q:    Can I change my vote after I have delivered my proxy?

        A:    Yes. If you were a shareholder of record on the Record Date, you may revoke your proxy and change your vote, unless noted below, at any time before your proxy is voted at the special meeting. You can do this in one of four ways:

  •
  delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked (written revocations may be sent to Thoratec Corporation, Attn: Secretary of the Company, 6035 Stoneridge Drive, Pleasanton, California 94588);

  •
  signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

  •
  submitting another proxy by telephone or over the Internet by 1:00 a.m., Pacific Daylight Time, on the date of the special meeting (your latest telephone or Internet proxy submitted by such time will govern); or

  •
  attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

        If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:    What should I do if I receive more than one set of voting materials?

        A:    You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In order to ensure that all of your shares are voted at the special meeting, please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:    What rights will be available for dissenting shareholders?

        A:    Thoratec shareholders who vote their shares of Company Common Stock "AGAINST" the Merger Proposal and who properly demand for the purchase of such shares in accordance with Chapter 13 of the CGCL will not have those shares converted into the right to receive the consideration otherwise payable for shares of Company Common Stock at the effective time of the

Merger. Those shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL (any such shares, "Dissenting Shares"). A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex D. Note that it is not sufficient to abstain from voting or for your shares to be subject to a broker non-vote if you wish to exercise your dissenters' rights. See the section entitled "The Merger—Dissenters' Rights" beginning on page 79 of this proxy statement.

Q:    Is the Merger expected to be taxable to me?

        A:    The Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 76 of this proxy statement) whose shares of Company Common Stock are cancelled and converted into cash in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the holder's adjusted tax basis in such shares. A "non-U.S. holder" (as defined in "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 76 of this proxy statement) whose shares of Company Common Stock are cancelled and converted into cash in the Merger will generally not be required to recognize gain or loss for U.S. federal income tax purposes unless the non-U.S. holder has certain connections to the United States.

        You should read "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 76 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the Merger.

        Because individual circumstances may differ, you should consult your tax advisor to determine the particular U.S. federal, state, local and/or foreign tax consequences of the Merger to you.

Q:    Should I send in my share certificates now?

        A:    No. After the Merger is completed, you will be sent a letter of transmittal with written instructions for exchanging your share certificates for the merger consideration. These instructions will tell you how and where to send in your certificates for your merger consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions.

Q:    What should I do if I have lost my share certificates?

        A:    If you have lost your share certificates, please contact our transfer agent, Computershare, Inc., at (800) 962-4284, to obtain replacement certificates.

Q:    What happens if the Merger is not completed?

        A:    If our shareholders do not approve the Merger Proposal or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Company Common Stock in connection with the Merger. Instead, we would remain an independent public company, and shares of Company Common Stock would continue to be listed and traded on NASDAQ. Under specified circumstances, we may be required to pay Parent a termination fee of $110.5 million as described in "The Merger Agreement—Transaction Expenses and Termination Fees" beginning on page 106 of this proxy statement.

Q:    What happens if I sell my shares of Company Common Stock before the special meeting?

        A:    The Record Date is earlier than the date of the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Company Common Stock after the Record

Date, but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive $63.50 per share payable net in cash, without interest, less any applicable withholding taxes, to be received by our shareholders in the Merger. The merger consideration is payable only to those shareholders who hold their shares as of immediately prior to the effective time of the Merger.

Q:    Who can help answer my questions?

        A:    If you have any questions about the Merger or how to submit your proxy, please contact our proxy solicitor, MacKenzie Partners, Inc., using the information below. If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card, you should contact our proxy solicitor at:

Call Collect: (212) 929-5500
Toll Free: (800) 322-2885
Email to: proxy@mackenziepartners.com
Address: 105 Madison Avenue, New York, New York 10016

SUMMARY

        This summary, together with the preceding section of this proxy statement entitled "Questions and Answers About the Merger and the Special Meeting," highlights selected information from this proxy statement and may not contain all of the information that is important to you as a shareholder of Thoratec or that you should consider before voting on the Merger Proposal. To better understand the Merger, you should read carefully this entire proxy statement and all of its annexes, including the Merger Agreement, which is attached as Annex A, before voting on the Merger Proposal. In addition, we incorporate by reference important business and financial information about Thoratec in this document. Each item in this summary includes a page reference directing you to a more complete description of that item. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under "Where You Can Find More Information" beginning on page 115 of this proxy statement.

The Companies (page 30)

  Thoratec Corporation
  6035 Stoneridge Drive
  Pleasanton, CA 94588
  (925) 847-8600
  www.thoratec.com

        Thoratec is a world leader in therapies to address advanced-stage heart failure. Our products include the HeartMate II and HeartMate 3 LVAS (Left Ventricular Assist Systems) and Thoratec® VAD (Ventricular Assist Device) with more than 21,000 devices implanted in patients suffering from heart failure. Thoratec also manufactures and distributes the CentriMag®, PediMag®/PediVAS®, and HeartMate PHP product lines. HeartMate 3 and HeartMate PHP are investigational devices and are limited by U.S. law to investigational use.

        For additional information about Thoratec and our business, see the section entitled "Where You Can Find More Information" beginning on page 115 of this proxy statement.

  St. Jude Medical, Inc.
  One St. Jude Medical Drive
  St. Paul, MN 55117
  (651) 756-2000
  www.sjm.com

        St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world's most expensive epidemic diseases. St. Jude Medical does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minnesota, St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation.

        For additional information about St. Jude Medical and its business, see the section entitled "Where You Can Find More Information" beginning on page 115 of this proxy statement.

  SJM International, Inc.
  One St. Jude Medical Drive
  St. Paul, MN 55117
  (651) 756-2000
  www.sjm.com

        SJM International, Inc., or Parent, is a Delaware corporation and wholly owned subsidiary of St. Jude Medical. It serves as a holding company.

  Spyder Merger Corporation
  One St. Jude Medical Drive
  St. Paul, MN 55117
  (651) 756-2000
  www.sjm.com

        Spyder Merger Corporation, a California corporation and a wholly owned subsidiary of Parent, was organized solely for the purpose of entering into the Merger Agreement with Thoratec and completing the Merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the Merger Agreement. If the Merger is completed, Merger Sub will cease to exist following its merger with and into Thoratec.

The Merger (page 30)

        Pursuant to the terms of the Merger Agreement, Thoratec will be acquired by Parent. We encourage you to carefully read in its entirety the Merger Agreement, which is the principal document governing the Merger. The Merger Agreement is attached to this proxy statement as Annex A.

        The Merger Agreement provides that Merger Sub will merge with and into Thoratec, with Thoratec continuing as the surviving corporation and a wholly owned subsidiary of Parent. Upon the completion of the Merger, each share of Company Common Stock outstanding immediately prior to the effective time of the Merger (other than the Excluded Shares), will be cancelled and converted into the right to receive $63.50 payable net in cash per share, without interest and less any applicable withholding taxes.

Treatment of Thoratec Equity Awards (page 86)

        Unvested Stock Options.    As of the effective time of the Merger, each unexpired and unexercised Stock Option granted under any Thoratec equity plan that is unvested, other than certain unvested Stock Options held by non-employee directors and certain non-continuing employees as described below, will be converted into and become an Assumed Restricted Stock Award covering that number of restricted shares of St. Jude Medical common stock equal to the quotient of (i) the product of (a) the total number of unvested and unexercisable shares of Company Common Stock underlying the Stock Option and (b) the excess of $63.50, if any, over the exercise price per share of the Stock Option, divided by (ii) the Exchange Price, rounded down to the nearest whole share; provided, however, that with respect to any such Stock Options that are outstanding immediately prior to the effective time of the Merger, and which have an exercise price greater than $63.50, such Stock Options will not be assumed by St. Jude Medical and will not convert into an Assumed Restricted Stock Award but will automatically terminate as of the effective time of the Merger. From and after the effective time of the Merger, each Assumed Restricted Stock Award will (i) be subject to a risk of forfeiture that will lapse in accordance with the vesting schedule of the corresponding Stock Option and (ii) be administered by St. Jude Medical and its compensation committee. In addition, the vesting of each Assumed Restricted Stock Award held by an employee below the level of director will fully accelerate in the event the holder terminates employment with St. Jude Medical or any of its subsidiaries under circumstances that would otherwise entitle him or her to severance benefits under Thoratec's Separation Benefit Plan.

        Vested Stock Options.    As of immediately prior to the effective time of the Merger, each Stock Option that is outstanding and vested will be cancelled and converted into the right to receive the Option Payment, without interest and subject to deduction for any required withholding taxes. If the exercise price of such Stock Option is equal to or greater than $63.50, the Stock Option will be canceled without any payment being made in respect thereof.

        Unvested Restricted Stock Units.    As of the effective time of the Merger, each outstanding RSU granted pursuant to any Thoratec equity plan that is unvested, other than certain unvested RSUs held by non-employee directors and certain non-continuing employees as described below, will be converted into and become an award of St. Jude Medical restricted stock units on the same terms and conditions (including any forfeiture provisions or repurchase rights, and treating for this purpose any performance-based vesting conditions as having been attained at the "maximum" level) as were applicable under such RSUs as of immediately prior to the effective time of the Merger, except that from and after the effective time of the Merger (i) the number of shares of St. Jude Medical common stock underlying each award of St. Jude Medical restricted stock units will be equal to the number of shares of Company Common Stock underlying the award immediately prior to the effective time of the Merger multiplied by the Exchange Ratio, rounded down to the nearest whole share and (ii) St. Jude Medical and its compensation committee will be substituted for Thoratec and its compensation committee. Any remaining fractional share will be cancelled and converted into the right to receive cash based on the terms of the Merger Agreement. In addition, the vesting of each award of St. Jude Medical restricted stock units held by an employee below the level of director will fully accelerate in the event the holder terminates employment with St. Jude Medical or one of its subsidiaries under circumstances that would otherwise entitle him or her to severance benefits under Thoratec's Separation Benefit Plan.

        Vested Restricted Stock Units.    As of immediately prior to the effective time of the Merger, each RSU that is outstanding and vested will be cancelled and converted into the right to receive the RSU Payment, without interest and subject to deduction for any required withholding taxes.

        Accelerated Vesting Amendment.    Each Assumed Restricted Stock Award and award of St. Jude Medical restricted stock units held by an employee at the level of director or above is subject to the accelerated vesting provisions of the Accelerated Vesting Amendment.

        Accelerated Vesting of Certain Stock Options and RSUs.    The vesting of any RSUs and/or Stock Options that are outstanding and unvested as of immediately prior to the effective time of the Merger and held by (i) our non-employee directors and (ii) any former employees or any employees whose employment is expected to terminate upon or shortly after the effective time of the Merger (as mutually agreed between Thoratec and St. Jude Medical) will accelerate in full (treating for this purpose any performance-based vesting conditions for an RSU as having been attained at "maximum" level) and the award will be cancelled in exchange for the right to receive the RSU Payment or the Option Payment, as applicable.

        For a more complete description of the treatment of Stock Options and RSUs, see the section entitled "The Merger Agreement—Treatment of Thoratec Equity Awards" beginning on page 86 of this proxy statement.

Treatment of Thoratec's Employee Stock Purchase Plan (page 87)

        Commencing on July 21, 2015, Thoratec's Amended and Restated 2002 Employee Stock Purchase Plan (as amended, the "ESPP"), ceased to accept any new participants, and no participant in the ESPP is permitted to increase his or her contributions after such date. The ESPP will terminate as of immediately prior to the effective time of the Merger. The current offering period will be the final offering period under the ESPP. In the event the Merger closes on or before November 15, 2015 (the last day of the current offering period), the offering period will be shortened and Thoratec will purchase any shares of Company Common Stock with all amounts withheld by Thoratec on behalf of the participants as of such date. All amounts withheld by Thoratec on behalf of the participants in the ESPP that have not been used to purchase shares of Company Common Stock at or prior to the effective time of the Merger will be returned to the participants, without interest, upon the termination of the ESPP.

        For a more complete description of the treatment of the ESPP, see the section entitled "The Merger Agreement—Treatment of Thoratec's Employee Stock Purchase Plan" beginning on page 87 of this proxy statement.

The Thoratec Special Meeting (page 25)

        The special meeting of shareholders will be held on October 7, 2015 at 9:00 a.m., local time, at 6101 Stoneridge Drive, Pleasanton, California 94588. At the special meeting, you will be asked to vote on the proposal to approve the Merger Agreement and the Merger (the "Merger Proposal"), the proposal for the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the Merger Proposal at the time of the special meeting (the "Adjournment Proposal"), and the non-binding advisory proposal to approve certain compensation that will or may become payable to our named executive officers that is based on or otherwise relates to the Merger (the "Merger-Related Named Executive Officer Compensation Proposal").

Shareholders Entitled to Vote; Record Date (page 25)

        Only holders of record of shares of Company Common Stock on the Record Date may vote at the special meeting. For each share of Company Common Stock that you owned on the Record Date, you are entitled to cast one vote on each matter voted upon at the special meeting. On the Record Date, there were 54,789,806 shares of Company Common Stock entitled to vote at the special meeting.

Quorum and Vote Required (page 26)

        A quorum of shareholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting shall exist when the holders of a majority of the shares of Company Common Stock entitled to vote at the special meeting are represented either in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and "broker non-votes" count as present for establishing a quorum.

        Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote at the special meeting. Failure to vote, by proxy or in person, will have the same effect as a vote "AGAINST" the Merger Proposal (except for purposes of exercising your dissenters' rights, in which case you must, among other things, affirmatively vote "AGAINST" the Merger Proposal). The Adjournment Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal. The Merger-Related Named Executive Officer Compensation Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal.

Shares Owned by Our Directors and Executive Officers (page 26)

        As of the Record Date, our directors and executive officers were entitled to vote approximately 227,796 shares of Company Common Stock, or approximately 0.416% of total Company Common Stock outstanding on that date. These numbers do not give effect to outstanding stock options or RSUs, none of which are entitled to vote at the special meeting. Our directors and executive officers have entered into a voting agreement obligating them to vote all of their shares of Company Common Stock in favor of the Merger Proposal and any other proposals necessary to consummate the Merger. We currently expect that each of our directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting.

Market Price (page 111)

        Company Common Stock is listed on NASDAQ under the symbol "THOR." On July 17, 2015, the last trading date during which it appeared that trading was not influenced by information related to a possible transaction between Thoratec and St. Jude Medical, Company Common Stock closed at $46.89. On September 4, 2015, the most recent practicable date prior to the date of this proxy statement, the closing price per share of Company Common Stock on NASDAQ was $62.70.

        We have not declared dividends on Company Common Stock. Following the Merger, there will be no further market for Company Common Stock.

Recommendation of the Company Board; Our Reasons for the Merger (page 40)

        The Company Board unanimously recommends that you vote "FOR" the Merger Proposal, "FOR" the Adjournment Proposal and "FOR" the Merger-Related Named Executive Officer Compensation Proposal.

        In reaching its decision to approve the Merger Agreement and the Merger, and, subject to the terms and conditions of the Merger Agreement, to recommend the approval of the Merger Proposal, the Adjournment Proposal and the Merger-Related Named Executive Officer Compensation Proposal by our shareholders, the Company Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement and the transactions set forth in the Merger Agreement, as well as other alternative transactions, including contacts and extensive discussions with other potential acquirers.

        Our reasons for approving the Merger and Merger Agreement, certain factors the Company Board considered in its deliberations in approving the Merger and Merger Agreement, and our shareholder recommendations are further discussed in the section entitled "The Merger—Recommendation of the Company Board; Our Reasons for the Merger" beginning on page 40 of this proxy statement.

Interests of Our Directors and Executive Officers in the Merger (page 70)

        In considering the recommendation of the Company Board that the shareholders vote to approve the Merger Proposal, the shareholders should be aware that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. Interests of the directors and executive officers may be different from or in addition to the interests of the shareholders for the following reasons, among others:

  •
  The Merger Agreement provides, as of the effective time of the Merger, for the conversion of (i) all outstanding and unvested Stock Options (other than those unvested Stock Options held by non-employee directors or certain non-continuing employees) into Assumed Restricted Stock Awards and (ii) all outstanding and unvested RSUs (other than those unvested RSUs held by non-employee directors or certain non-continuing employees) into St. Jude Medical restricted stock units.

  •
  The Merger Agreement provides for the cancellation of all outstanding and vested Stock Options and RSUs at the effective time of the Merger in exchange for the right to receive the Option Payment and RSU Payment, as applicable.

  •
  The Merger Agreement provides for the automatic accelerated vesting of all Stock Options and RSUs that are outstanding and unvested and held by non-employee directors and certain employees whose employment is expected to terminate upon or shortly after the effective time of the Merger (as mutually agreed between Thoratec and St. Jude Medical and which may include certain of our executive officers, treating for this purpose any performance-based vesting conditions for an RSU as having been attained at "maximum" level) and cancellation in exchange for the right to receive the RSU Payment and/or the Option Payment, as applicable.

  •
  Each Assumed Restricted Stock Award and award of St. Jude Medical restricted stock units held by an employee at the level of director or above, which includes our executive officers, is subject to the accelerated vesting provisions of the Accelerated Vesting Amendment.

  •
  Each of our executive officers is party to an individual Employment Agreement (as defined below) that provides for severance benefits in the event of certain qualifying terminations of employment within the period of time commencing on the effective time of the Merger (or, for our Chief Executive Officer, three months prior to the effective time of the Merger) and ending 18 months after the Merger.

  •
  In connection with the execution and delivery of the Merger Agreement the Company Board amended each annual bonus plan, including the annual bonus plan in which executive officers participate, to provide that (i) the performance period for determining 2015 bonuses under the plan will end on the last day of the month prior to the closing of the Merger (the "Measurement Date"), (ii) the achievement of any corporate goal will be calculated against the year-to-date operating plan to the Measurement Date, (iii) the achievement of any corporate goal will be applied as though it were achieved for the full year, (iv) personal goals will be deemed achieved at 100%, and (v) the bonus earned under the plan will be paid at or shortly after closing of the Merger (the "Bonus Plan Amendment").

  •
  In connection with the execution and delivery of the Merger Agreement, we entered into a letter agreement with certain employees, including certain executive officers, that provides for a cash payment (capped at a certain amount) in an amount sufficient to pay any excise tax required to be paid by the employee in connection with the Merger under Internal Revenue Code Section 4999, as well as any additional income, employment and excise taxes payable with respect to the payment for such excise taxes. The actual amounts to be paid to the employees will not be determinable until after the effective time of the transactions contemplated by the Merger Agreement.

  •
  Our directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage under the Merger Agreement.

        These interests are discussed in more detail in the section entitled "The Merger—Interests of Our Directors and Executive Officers in the Merger" beginning on page 70 of this proxy statement. The members of the Company Board were aware of the different or additional interests described in such section and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the shareholders that the Merger Proposal be approved.

Opinion of Guggenheim Securities, LLC (page 43 and Annex C-1)

        The Company retained Guggenheim Securities, LLC ("Guggenheim Securities") as the Company's financial advisor in connection with the potential sale of the Company. Guggenheim Securities delivered its opinion to the Company Board to the effect that, as of July 21, 2015 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration of $63.50 in cash per share to be received by holders of Company Common Stock was fair, from a financial point of view, to the holders of shares of Company Common Stock. The full text of Guggenheim Securities' written opinion, which is attached as Annex C-1 to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. The opinion of Guggenheim Securities is more fully described below under the caption "The Merger—Opinion of Guggenheim Securities, LLC" beginning on page 43 of this proxy statement.

        Guggenheim Securities' opinion was provided to the Company Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger, did not constitute a recommendation to the Company Board with respect to the Merger and does not constitute advice or a recommendation to any holder of Company Common Stock as to how to vote in connection with the Merger. Guggenheim Securities' opinion addresses only the fairness of the merger consideration, from a financial point of view, to the holders of shares of Company Common Stock and does not address any other term or aspect of the Merger, the Merger Agreement or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger.

        More specifically, Guggenheim Securities' opinion (i) did not address Thoratec's underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Thoratec, the financing of the Merger or the effects of any other transaction in which Thoratec might engage; (ii) expressed no view or opinion as to (a) any other term or aspect of the Merger, the Merger Agreement, the debt commitment letter with respect to St. Jude Medical's contemplated financing or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or (b) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Thoratec; and (iii) expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Thoratec's directors, officers or employees, or any class of such persons, in connection with the Merger or otherwise. Furthermore, Guggenheim Securities expressed no view or opinion as to the price or range of prices at which the shares of Company Common Stock or other securities of Thoratec or the shares or other securities of St. Jude Medical may trade at any time, including, without limitation, subsequent to the announcement or consummation of the Merger.

Opinion of Centerview Partners LLC (page 59 and Annex C-2)

        The Company retained Centerview Partners LLC ("Centerview") as financial advisor to the Company for purposes of a fairness evaluation with respect to the sale or other disposition of the Company. In connection with this engagement, the Company Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of outstanding shares of Company Common Stock (other than the Excluded Shares) of the merger consideration of $63.50 per share of Company Common Stock proposed to be paid to such holders pursuant to the Merger Agreement. On July 21, 2015, Centerview rendered to the Company Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated as of such date, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations described in its written opinion, the merger consideration proposed to be paid to the holders of shares of Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

        The full text of Centerview's written opinion, dated July 21, 2015, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Centerview in preparing its opinion, is attached as Annex C-2 and is incorporated herein by reference. The opinion of Centerview is more fully described below under the caption "The Merger—Opinion of Centerview Partners LLC" beginning on page 59 of this proxy statement.

        Centerview's financial advisory services and opinion were provided for the information and assistance of the Company Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and the other transactions contemplated by the Merger Agreement and Centerview's opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Company Common Stock (other than the Excluded Shares) of the merger consideration to be paid to such holders pursuant to the Merger Agreement. Centerview's opinion did not address any other term or aspect of the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement and does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the Merger and the other transactions contemplated by the Merger Agreement or any other matter.

        The full text of Centerview's written opinion should be read carefully in its entirety for a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

        Please see the section entitled "The Merger—Background of the Merger" beginning on page 31 of this proxy statement for further discussion on the roles of Guggenheim Securities and Centerview as financial advisors to the Company.

Delisting and Deregistration of Company Common Stock (page 76)

        If the Merger is completed, Company Common Stock will no longer be listed on NASDAQ, we will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we will no longer file periodic reports with the U.S. Securities and Exchange Commission (the "SEC").

The Merger Agreement (page 85)

  Conditions to Completion of Merger

        The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

  •
  The Merger Agreement and the Merger will have been approved by Thoratec's shareholders at a meeting of the Company's shareholders;

  •
  The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), will have expired or been terminated, and any other required governmental approval will have been obtained or any waiting period (or extension thereof) or mandated filing in connection therewith will have lapsed or been terminated, all of which has been satisfied as of the date of this proxy statement; and

  •
  There will have been no law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity of competent jurisdiction that is in effect and (i) makes illegal or otherwise prohibits or materially delays the consummation of the Merger, or (ii) imposes, effects, implements or requires any Material Structural Remedy (as defined in the section entitled "The Merger Agreement—Other Covenants" beginning on page 100 of this proxy statement).

        The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

  •
  With specified qualifications and exceptions, the continued truth and correctness of the Company's representations and warranties contained in the Merger Agreement as of the effective time of the Merger;

  •
  The Company will have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the Merger Agreement, or any breach or failure to do so shall have been cured;

  •
  The receipt by Merger Sub of a certificate executed by an executive officer of the Company certifying the satisfaction of the foregoing conditions;

  •
  The delivery by the Company to Parent, no earlier than 30 days prior to the date of the closing of the Merger, of an executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that shares of Company Common Stock do not constitute "United States real property interests" under Section 897(c) of the Code and a form of notice to the Internal Revenue Service (the "IRS"); and

  •
  Since the date of the Merger Agreement, there will not have occurred and be continuing any change, event, development, condition, occurrence or effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company.

        The obligation of the Company to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

  •
  With specified qualifications and exceptions, the continued truth and correctness of Parent and Merger Sub's representations and warranties contained in the Merger Agreement as of the effective time of the Merger;

  •
  Each of Parent and Merger Sub will have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the Merger Agreement, or any breach or failure to do so has been cured; and

  •
  The receipt by Company of a certificate executed by an executive officer of Merger Sub certifying the satisfaction of the foregoing conditions.

  Go-Shop; Acquisition Proposals; Change in Recommendation

        From the date of the Merger Agreement and continuing until 11:59 p.m. (New York City time) on August 20, 2015, the Company and its representatives were permitted to (i) solicit (whether publicly or otherwise) any inquiry, expression of interest, proposal or offer with respect to, or that may reasonably have been expected to lead to, an acquisition proposal, including by way of providing access to non-public information pursuant to confidentiality agreements acceptable under the Merger Agreement and (ii) participate in discussions or negotiations relating to, or that may reasonably have been expected to lead to, any acquisition proposal.

        From 12:00 a.m. (New York City time) on August 21, 2015 (the "No-Shop Period Start Date"), the Company and its representatives were required to immediately cease any solicitation, encouragement, discussions or negotiations with any persons or entities with respect to any acquisition proposal, other than with any party (an "Excluded Party") that submitted an acquisition proposal within the 30-day go-shop period that the Company Board determined constitutes, or would reasonably be expected to lead to, a superior proposal, and did not withdraw from the bidding process prior to the No-Shop

Period Start Date. No such proposals were received by the Company, and there are no Excluded Parties.

        After the No-Shop Period Start Date, the Company was required to promptly provide Parent with the identity of any Excluded Party. Following the No-Shop Period Start Date, the Company informed Parent that there are no Excluded Parties. The Company must keep Parent apprised of any inquiries, requests for information, discussion or negotiation that is likely to lead to or contemplates an acquisition proposal and provide Parent with the identity of the person making the proposal and the documentation for such proposal. Without providing advance notice to Parent, the Company cannot begin providing such information or engaging in such discussions.

        Subject to customary fiduciary out exceptions, beginning on the No-Shop Period Start Date, the Company may not, directly or indirectly: (A) take any action to solicit, initiate, endorse, seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer with respect to or that constitutes or would reasonably be expected to lead to an acquisition proposal, (B) enter into, participate in, maintain or continue any discussions relating to, any acquisition proposal with any person or entity other than St. Jude Medical, Parent or Merger Sub, (C) furnish to any person or entity other than St. Jude Medical, Parent or Merger Sub any non-public information that the Company believes or should reasonably expect would be used for the purposes of formulating any acquisition proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or contract providing for or otherwise relating to any acquisition proposal or (E) submit any other acquisition proposal to the vote of the Company's shareholders. From the No-Shop Period Start Date until 11:59 p.m. (New York City Time) on September 9, 2015 (the "Excluded Party Cutoff Date"), the Company is exempted from such prohibitions with respect to any Excluded Party, of which there are none. After the Excluded Party Cutoff Date, the Company and its representatives must abide by such prohibitions and immediately cease any discussions or negotiations with any person or entities with respect to any acquisition proposal, including those with any Excluded Party. Since there were no Excluded Parties on the No-Shop Period Start Date, the Company is not engaging in any such discussions or negotiations.

        The Company can terminate the Merger Agreement prior to the Company's shareholder approval of the Merger Proposal (and must pay the related termination fee of either (i) $29.5 million if termination of the Merger Agreement had been effected prior to September 9, 2015 in connection with a superior proposal made by an Excluded Party or (ii) $110.5 million; the Company will no longer be able to qualify for the lower termination fee as there are no Excluded Parties) to enter into a superior proposal if it determines in good faith after consultation with its financial advisors and outside counsel that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and gives Parent a four business day period (and a subsequent two business day match period) in which to negotiate with the Company, and will negotiate with Parent in good faith, in order to amend the terms of the proposed transaction such that the acquisition proposal no longer constitutes a superior proposal. Parent has unlimited match rights with respect to any third party that submits a superior proposal who is not an Excluded Party, including any former Excluded Party. Parent is limited to two match rights with respect to any superior proposal submitted by an Excluded Party (of which there are none) until the Excluded Party Cutoff Date, after which time no limitations apply.

        In addition, prior to the Company's shareholder approval of the Merger Proposal, the Company Board may change its recommendation to vote in favor of the Merger Proposal for a reason unrelated to an acquisition proposal if it determines in good faith (after consultation with its outside counsel) that, in light of certain material events and/or circumstances that were not known or reasonably foreseeable to the Company Board prior to the date of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable), failure to take such action would reasonably be expected to be inconsistent with the Company Board's fiduciary duties under applicable law, provided that the Company Board gives Parent a five business day period in which to negotiate with the Company so as to avoid such recommendation change.

  Termination of the Merger Agreement

        In each case described below, the Merger Agreement may be terminated and the Merger abandoned by action taken or authorized by the board or boards of directors of the terminating party or parties. The Merger Agreement may be terminated by mutual written consent of Parent and the Company at any time prior to the effective time of the Merger. In addition, the Merger Agreement may be terminated by either party if:

  •
  any court of competent jurisdiction or other governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, which order or other action has become final and nonappealable;

  •
  the Merger has not been completed on or before January 21, 2016; or

  •
  the required shareholder approval is not obtained at the Thoratec special meeting or any adjournment or postponement of the special meeting.

        The Merger Agreement may be terminated by the Company if:

  •
  prior to the shareholder approval, the Company enters into an alternative acquisition agreement with respect to a superior proposal in accordance with the provisions in the Merger Agreement; or

  •
  there is (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of Parent or Merger Sub that, individually or in the aggregate, prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the Merger or the performance by Parent or Merger Sub of any of their material obligations under the Merger Agreement; (ii) the Company has delivered to Parent written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of January 21, 2016 and 45 days after notice of breach. The Company cannot terminate for this reason if the Company has breached any material covenant in any material respect (which has not been cured) or there is an uncured inaccuracy in any of the Company's representations and warranties.

        The Merger Agreement may be terminated by Parent if:

  •
  at any time prior to the effective time of the Merger, (i) the Company Board effects a change of board recommendation; (ii) the Company enters into any alternative acquisition agreement; (iii) the Company Board publicly recommends any acquisition proposal; (iv) where an acquisition proposal has been publicly disclosed, the Company Board fails to publicly reaffirm its recommendation of the Merger within five calendar days after Parent's request; (v) where a tender or exchange offer is commenced, the Company Board fails to recommend against such offer's acceptance by Thoratec's shareholders within ten business days of such commencement; (vi) the Company breaches or fails to perform its obligations pertaining to the go-shop, non-solicitation and fiduciary out provisions of the Merger Agreement described in "The Merger Agreement—Go-Shop; Acquisition Proposals; Change in Recommendation" beginning on page 95 of this proxy statement; (vii) the Company breaches or fails to perform its obligations pertaining to holding a shareholder meeting to approve the Merger Proposal and including the Company Board recommendation in favor of the Merger Proposal in the proxy statement (other than an immaterial breach that does not lead to an acquisition proposal) or (viii) the Company Board formally resolves to take or announces its intention to take any of the foregoing actions (we refer to these events as the "Triggering Events"); or

  •
  there is (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the Company that would result in the failure of certain of the conditions to the obligation of Parent and Merger Sub to effect the Merger; (ii) Parent has delivered to the Company written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of January 21, 2016 and 45 days after notice of breach. Parent cannot terminate for this reason if it or Merger Sub has breached any material covenant in any material respect (which has not been cured) or there is an uncured inaccuracy in any of their representations and warranties.

  Transaction Expenses and Termination Fees

        Each party will generally pay its own fees and expenses in connection with the Merger, whether or not the Merger is completed. However, the Company must pay Parent a termination fee of $110.5 million if:

  •
  The Company terminates the Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal;

  •
  Parent terminates the Merger Agreement in connection with a Triggering Event; or

  •
  The Merger Agreement is terminated because the Merger has not been consummated before January 21, 2016, the Company has breached its covenants or the shareholder approval was not obtained at the Company's shareholder meeting and, in each case, prior to the date of the Company's meeting of shareholders to approve the Merger Proposal (or prior to the termination of the Merger Agreement if there has been no shareholder meeting), an acquisition proposal shall have been publicly announced and not withdrawn prior to specified dates, and at any time on or prior to the first anniversary of such termination, the Company enters into an acquisition agreement related to an acquisition proposal, or recommends or submits an acquisition proposal to its shareholders for adoption, or a transaction in respect of any acquisition proposal is consummated (for purposes of this provision, the term "acquisition proposal" will have the meaning assigned to such term in this proxy statement, except that references to "20%" will be deemed to be references to "50.1%").

Financing of the Merger (page 82)

        St. Jude Medical expects to finance the consideration for the Merger with a combination of cash on hand, and the issuance of up to $3.7 billion in new debt, including a term loan facility and senior unsecured notes. Bank of America, N.A. ("BofA") is providing committed financing in connection with the Merger. The Merger is not subject to a financing condition.

        On July 21, 2015, St. Jude Medical entered into a commitment letter (the "Commitment Letter") with BofA and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("BofAML," and together with BofA, "BofA Merrill Lynch") pursuant to which BofA Merrill Lynch has committed to provide, subject to the terms and conditions set forth in the Commitment Letter, a 364-day $3.7 billion senior unsecured bridge facility (the "Bridge Facility," and the provision of such funds as set forth in the Commitment Letter, the "Bridge Financing"). Subsequently, certain other financial institutions joined the Commitment Letter by executing a joinder agreement, and their commitments to provide funds reduced the commitments of BofA Merrill Lynch with respect to the Bridge Facility. The Bridge Facility is available to finance the Merger and to pay fees and expenses related thereto to the extent that St. Jude Medical does not finance such consideration and fees and expenses through available cash on hand and the issuance of new debt as described above. BofA Merrill Lynch's and the other financial institutions' commitment to provide the Bridge Financing is subject to certain customary closing conditions. The Bridge Facility will contain certain representations and warranties, certain affirmative covenants, certain negative covenants, certain financial covenants, certain conditions and events of default that are customarily required for similar financings.

        On August 21, 2015, St. Jude Medical entered into a 5-year $2.6 billion term loan facility (the "Term Facility") the terms of which are set forth in a term loan agreement, among St. Jude Medical, BofA, as administrative agent and a lender, and the other lenders party thereto (the "Term Loan Agreement"). The Term Facility provides for up to $2.1 billion of term loans (under tranche 1 thereunder) to be used to finance a portion of the Merger and to pay fees and expenses related thereto, and for up to $500 million of term loans (under tranche 2 thereunder) to be used to refinance certain existing indebtedness of St. Jude Medical and for general corporate purposes. Upon entry into the Term Loan Agreement, the commitments under the Bridge Facility were automatically reduced by $2.1 billion. The Term Facility contains certain representations and warranties, certain affirmative covenants, certain negative covenants, certain financial covenants, certain conditions and events of default that are customarily required for similar financings.

Material U.S. Federal Income Tax Consequences (page 76)

        The Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 76 of this proxy statement) whose shares of Company Common Stock are cancelled and converted into cash in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the holder's adjusted tax basis in such shares. A "non-U.S. holder" (as defined in "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 76 of this proxy statement) whose shares of Company Common Stock are cancelled and converted into cash in the Merger will generally not be required to recognize gain or loss for U.S. federal income tax purposes unless the non-U.S. holder has certain connections to the United States.

        See the section entitled "The Merger—Material U.S. Federal Income Tax Consequences" beginning on page 76 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the Merger. The tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor for a complete analysis of the U.S. federal, state, local and/or foreign tax consequences of the Merger to you.

Regulatory Matters (page 78)

        Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the "FTC"), the Merger cannot be consummated until, among other things, notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice and all applicable waiting periods have expired or been terminated. At 11:59 p.m. Eastern time on August 28, 2015, the waiting period applicable to the Merger under the HSR Act expired. A pre-merger filing and governmental approval is also required in the Federal Republic of Germany. The parties have made certain filings to satisfy these obligations, and the Merger was approved by the Bundeskartellamt (Federal Cartel Office) of the Federal Republic of Germany on July 30, 2015.

Dissenters' Rights (page 79 and Annex D)

        Holders of shares of Company Common Stock who vote their Company Common Stock "AGAINST" the Merger Proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not have such shares converted into the right to receive consideration otherwise payable to holders of Company Common Stock at the effective time of the

Merger, but such shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL.

        Under the CGCL, shares of Company Common Stock must satisfy each of the following requirements to qualify as Dissenting Shares: (i) such shares of Company Common Stock must have been outstanding on the Record Date; (ii) such shares of Company Common Stock must have voted "AGAINST" the Merger Proposal; (iii) the holder of such shares of Company Common Stock must make a written demand that is received by us or our transfer agent no later than the date of the special meeting that we repurchase such Company Common Stock at Fair Market Value (as defined in the section entitled "The Merger—Dissenters' Rights" beginning on page 79 of this proxy statement) and (iv) the holder of such shares of Company Common Stock must submit certificates for endorsement.

        A vote "AGAINST" the Merger Proposal does not in and of itself constitute a demand for appraisal under California law. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the CGCL may result in the loss of a shareholder's statutory dissenters' rights. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex D. Note that it is not sufficient to abstain from voting or for your shares to be subject to a broker non-vote if you wish to exercise your dissenters' rights. See the section entitled "The Merger—Dissenters' Rights" beginning on page 79 of this proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement, the documents to which we refer you in this proxy statement and information included in oral statements or other written statements made or to be made by us or on our behalf may include predictions, estimates and other information that may be considered "forward-looking statements" that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Merger. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "should," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and other words of similar import. Shareholders are cautioned that any forward-looking statements are not guarantees of future performance. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors.

        These risks and uncertainties include, but are not limited to factors and matters described or incorporated by reference in this proxy statement and the following factors: (1) the Company may be unable to obtain shareholder approval as required for the Merger; (2) other conditions to the closing of the Merger may not be satisfied; (3) the Merger may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the Merger; (5) the outcome of any legal proceedings related to the Merger; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and, in certain cases, the payment by us of a termination fee of $110.5 million; (8) risks that the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger or diverts management's or employees' attention from ongoing business operations; and (9) other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of the Company are set forth in filings the Company makes with the SEC from time to time, including its Annual Report on Form 10-K for the year ended January 3, 2015 and Quarterly Reports on Form 10-Q for the quarters ended April 4, 2015 and July 4, 2015, which are available on the SEC's website at www.sec.gov.

        Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

THE THORATEC SPECIAL MEETING

General

        Your proxy is solicited on behalf of the Company Board for use at our special meeting of shareholders to be held on October 7, 2015, at 9:00 a.m., local time, at 6101 Stoneridge Drive, Pleasanton, California 94588, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Special Meeting and any business properly brought before the special meeting. Proxies are solicited to give all shareholders of record an opportunity to vote on matters properly presented at the special meeting. Directions to attend the special meeting can be found on our website at www.Thoratec.com.

Date, Time and Place of the Special Meeting

        We will hold the special meeting on October 7, 2015, at 9:00 a.m., local time, at 6101 Stoneridge Drive, Pleasanton, California 94588. On or about September 8, 2015, we commenced mailing this proxy statement and the enclosed form of proxy to our shareholders entitled to vote at our special meeting.

Purpose of the Special Meeting

        At the special meeting, we are asking holders of record of Company Common Stock on August 26, 2015, to consider and vote on the following:

  1.
  the Merger Proposal;

  2.
  the Adjournment Proposal; and

  3.
  the Merger-Related Named Executive Officer Compensation Proposal, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled "The Merger—Interests of Our Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Our Named Executive Officers" beginning on page 74 of this proxy statement.

Recommendation of the Company Board

        After careful consideration, the Company Board has unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Thoratec and its shareholders. After such consideration, the Company Board approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the CGCL.

        Subject to the terms and conditions of the Merger Agreement, the Company Board unanimously recommends that Thoratec's shareholders vote "FOR" the Merger Proposal, "FOR" the Adjournment Proposal and "FOR" the Merger-Related Named Executive Officer Compensation Proposal. See the section entitled "The Merger—Recommendation of the Company Board; Our Reasons for the Merger" beginning on page 40 of this proxy statement.

Shareholders Entitled to Vote; Record Date

        You may vote at the special meeting if you were a record holder of shares of Company Common Stock at the Record Date. For each share of Company Common Stock that you owned on the Record Date, you are entitled to cast one vote on each matter voted upon at the special meeting. As of the Record Date, there were 54,789,806 shares of Company Common Stock outstanding and entitled to vote.

Quorum and Vote Required

        A quorum of shareholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting shall exist when the holders of a majority of the shares of Company Common Stock entitled to vote at the special meeting are represented either in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and "broker non-votes," discussed below, count as shares present for establishing a quorum.

        You may vote "FOR" or "AGAINST," or you may "ABSTAIN" from voting on, the Merger Proposal. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the special meeting. Because the vote on the Merger Proposal is based on the total number of shares outstanding, rather than the number of actual votes cast, abstentions and "broker non-votes" will have the same effect as voting "AGAINST" the approval of the Merger Proposal (except for purposes of exercising your dissenters' rights, in which case you must, among other things, affirmatively vote "AGAINST" the Merger Proposal). A "broker non-vote" occurs when a nominee holding shares for a beneficial owner returns a valid proxy but does not vote on a particular proposal because the nominee does not have discretionary voting authority and has not received instructions from the beneficial owner of the shares. Brokers, banks and other nominees will not have discretionary authority on the Merger Proposal, the Adjournment Proposal or the Merger-Related Named Executive Officer Compensation Proposal.

        You may vote "FOR" or "AGAINST," or you may "ABSTAIN" from voting on, the Adjournment Proposal. The Adjournment Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, whether or not a quorum is present. Broker non-votes do not count as shares that are entitled to vote so they will have no effect on the Adjournment Proposal although abstentions will have the same effect as a vote "AGAINST" that proposal.

        You may vote "FOR" or "AGAINST," or you may "ABSTAIN" from voting on, the Merger-Related Named Executive Officer Compensation Proposal. The non-binding, advisory Merger-Related Named Executive Officer Compensation Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal. Broker non-votes do not count as shares that are entitled to vote so they will have no effect on the Merger-Related Named Executive Officer Compensation Proposal, although abstentions will have the same effect as a vote "AGAINST" that proposal.

Shares Owned by Our Directors and Executive Officers

        As of the Record Date, our directors and executive officers were entitled to vote approximately 227,796 shares of Company Common Stock, or approximately 0.416% of total Company Common Stock outstanding on that date. These numbers do not give effect to outstanding Stock Options or RSUs, none of which are entitled to vote at the special meeting. Our directors and executive officers have entered into a voting agreement obligating them to vote all of their shares of Company Common Stock in favor of the Merger Proposal and any other proposals necessary to consummate the Merger. We currently expect that each of our directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting.

Voting; Proxies

        You may vote in person or by proxy at the special meeting.

  Voting in Person

        If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Company Common Stock are held in "street name," which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

  Voting by Proxy

        If you do not wish to attend the special meeting, you may submit your proxy by completing, dating, signing and returning the enclosed proxy card by mail or by granting a proxy by telephone or on the Internet. All shares of Company Common Stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted "FOR" the Merger Proposal, "FOR" the Adjournment Proposal, and "FOR" the Merger-Related Named Executive Officer Compensation Proposal.

        Only shares of Company Common Stock affirmatively voted for the Merger Proposal, the Adjournment Proposal, and the Merger-Related Named Executive Officer Compensation Proposal, and properly executed proxies that do not contain voting instructions, will be counted as votes "FOR" the proposals. Shares of Company Common Stock held by persons who attend the special meeting but abstain from voting in person or by proxy, and shares of Company Common Stock for which we received proxies directing an abstention, will have the same effect as votes "AGAINST" the Merger Proposal (except for purposes of exercising your dissenters' rights, in which case you must, among other things, affirmatively vote "AGAINST" the Merger Proposal), the Adjournment Proposal and the Merger-Related Named Executive Officer Compensation Proposal. Shares of Company Common Stock represented by proxies that reflect a "broker non-vote" will be counted for purposes of determining whether a quorum exists, and those shares will have the same effect as votes "AGAINST" the Merger Proposal (except for purposes of exercising your dissenters' rights, in which case you must, among other things, affirmatively vote "AGAINST" the Merger Proposal) but, because broker non-votes are not counted as shares entitled to vote, will have no effect on the Adjournment Proposal or the Merger-Related Named Executive Officer Compensation Proposal.

Revocation of Proxy

        If you are a shareholder of record, you may revoke your proxy, unless noted below, at any time before your proxy is voted at the special meeting by taking any of the following actions:

  •
  delivering to our corporate secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

  •
  signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

  •
  submitting another proxy by telephone or over the Internet by 1:00 a.m., Pacific Daylight Time, on the date of the special meeting (your latest telephone or Internet voting instructions submitted by such time are followed); or

  •
  attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

        Written notices of revocation and other communications with respect to the revocation of Thoratec proxies should be addressed to:

  Thoratec Corporation
  6035 Stoneridge Drive
  Pleasanton, CA 94588
  Attention: Secretary of the Company

        If your shares are held in "street name," you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See above regarding how to vote in person if your shares are held in street name.

Solicitation of Proxies

        The Company Board is soliciting proxies for the special meeting from our shareholders. We will bear the entire cost of soliciting proxies from our shareholders. In addition to the solicitation of proxies by delivery of this proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of Company Common Stock, which are beneficially owned by our shareholders, send Notices of Special Meeting, proxies and proxy materials to those beneficial owners and secure those beneficial owners' voting instructions. We will reimburse those record holders for their reasonable expenses. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support for a fee of $15,000, plus reimbursement of customary disbursements. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Dissenters' Rights

        Any holder of shares of Company Common Stock as of the Record Date may, by complying with the provisions of Chapter 13 of the CGCL, require us to purchase such holder's shares of Company Common Stock at their Fair Market Value (as defined in the section entitled "The Merger—Dissenters' Rights" beginning on page 79 of this proxy statement) in lieu of receiving the merger consideration for their shares. The Fair Market Value (as defined in the section entitled "The Merger—Dissenters' Rights" beginning on page 79 of this proxy statement) of such shares will be determined as of the day of, and immediately prior to, the first public announcement of the terms of the proposed Merger (which occurred on the morning of July 22, 2015), excluding any appreciation or depreciation in consequence of the proposed Merger.

        Shareholders of Company Common Stock who vote their Company Common Stock "AGAINST" the Merger Proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not have such shares converted into the right to receive consideration otherwise payable to holders of Company Common Stock at the effective time of the Merger, but such shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL.

        Under the CGCL, the shares of Company Common Stock must satisfy each of the following requirements to qualify as Dissenting Shares: (i) such shares of Company Common Stock must have been outstanding on the Record Date; (ii) such shares of Company Common Stock must have been voted "AGAINST" the Merger Proposal; (iii) the holder of such shares of Company Common Stock must make a written demand that is received by us or our transfer agent no later than the date of the special meeting that we repurchase such Company Common Stock at Fair Market Value (as defined in the section entitled "The Merger—Dissenters' Rights" beginning on page 79 of this proxy statement) and (iv) the holder of such shares of Company Common Stock must submit certificates for endorsement.

        A vote "AGAINST" the Merger Proposal does not in and of itself constitute a demand for appraisal under California law. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the CGCL may result in the loss of a shareholder's statutory dissenters' rights. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex D. Note that it is not sufficient to abstain from voting or for your shares to be subject to a broker non-vote if you wish to exercise your dissenters' rights. See the section entitled "The Merger—Dissenters' Rights" beginning on page 79 of this proxy statement.

Adjournments or Postponements

        Although it is not currently expected, the special meeting may be adjourned for the purpose of, among other things, soliciting additional proxies, by the vote of the holders of a majority of the shares of Company Common Stock represented at the meeting, whether or not a quorum is present. Any signed proxies received by us for which no voting instructions are provided on such matter will be voted "FOR" the Adjournment Proposal.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 7, 2015

        A copy of this proxy statement is available, without charge, by written request to Thoratec Corporation (Attn: Investor Relations, 6035 Stoneridge Drive, Pleasanton, California 94588) or MacKenzie Partners, Inc. (at the address listed below), at www.envisionreports.com/THOR, or from the SEC website at www.sec.gov.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor, MacKenzie Partners, Inc., at:

Call Collect: (212) 929-5500
Toll Free: (800) 322-2885
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PROPOSAL 1
APPROVAL OF THE MERGER PROPOSAL

THE MERGER

        This discussion of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Introduction

        We are asking our shareholders to approve the Merger Proposal.

The Companies

  Thoratec Corporation
  6035 Stoneridge Drive
  Pleasanton, CA 94588
  (925) 847-8600
  www.thoratec.com

        Thoratec is a world leader in therapies to address advanced-stage heart failure. Thoratec's products include the HeartMate II and HeartMate 3 LVAS (Left Ventricular Assist Systems) and Thoratec® VAD (Ventricular Assist Device) with more than 21,000 devices implanted in patients suffering from heart failure. Thoratec also manufactures and distributes the CentriMag®, PediMag®/PediVAS®, and HeartMate PHP product lines. HeartMate 3 and HeartMate PHP are investigational devices and are limited by U.S. law to investigational use. The Company Common Stock is listed on NASDAQ under the ticker symbol "THOR."

        For additional information about Thoratec and our business, see the section entitled "Where You Can Find More Information" beginning on page 115 of this proxy statement.

  St. Jude Medical, Inc.
  One St. Jude Medical Drive
  St. Paul, MN 55117
  (651) 756-2000
  www.sjm.com

        St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world's most expensive epidemic diseases. St. Jude Medical does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minnesota, St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. St. Jude Medical's common stock is listed on the New York Stock Exchange, also referred to as NYSE, under the ticker symbol "STJ."

        For additional information about St. Jude Medical and its business, see the section entitled "Where You Can Find More Information" beginning on page 115 of this proxy statement.

  SJM International, Inc.
  c/o St. Jude Medical, Inc.
  One St. Jude Medical Drive
  St. Paul, MN 55117
  (651) 756-2000
  www.sjm.com

        Parent is a Delaware corporation and wholly owned subsidiary of St. Jude Medical. It serves as a holding company.

  Spyder Merger Corporation
  c/o St. Jude Medical, Inc.
  One St. Jude Medical Drive
  St. Paul, MN 55117
  (651) 756-2000
  www.sjm.com

        Spyder Merger Corporation, a California corporation and a wholly owned subsidiary of Parent, was organized solely for the purpose of entering into the Merger Agreement with Thoratec and completing the Merger and has not conducted any business operations other than those incident to its formation and the transactions contemplated by the Merger Agreement. If the Merger is completed, Merger Sub will cease to exist following its merger with and into Thoratec.

Background of the Merger

  Events Leading Up to the Merger Agreement

        The Company Board and management of the Company continually review the Company's long-term strategic plan with the goal of maximizing shareholder value. As part of this ongoing process, the Company Board and management of the Company have periodically evaluated potential strategic alternatives relating to the Company's businesses and engaged in discussions with third parties concerning potential strategic transactions, including a sale of the Company.

        In late May 2015, and without prior solicitation from the Company or its advisors, certain members of the executive team of St. Jude Medical, following discussions they had with Guggenheim Securities, contacted Keith Grossman, Chief Executive Officer of the Company. Mr. Grossman agreed to meet with the St. Jude Medical executives on June 2, 2015, and notified the Chairman of the Company Board of such planned meeting. During the June 2 meeting, the representatives of St. Jude Medical expressed St. Jude Medical's potential interest in exploring an acquisition of the Company and requested further due diligence information and meetings with the Company's management. The St. Jude Medical executives made it clear that they were familiar with the Company's business, and they described a number of perceived corporate and business synergies between St. Jude Medical and the Company. Mr. Grossman advised the St. Jude Medical executives that he would communicate this interest in exploring a potential acquisition to the Company Board and agreed to inform St. Jude Medical of the outcome of that discussion. The closing price per share of Company Common Stock on June 2, 2015 was $45.35.

        On June 3, 2015, John C. Heinmiller, the Executive Vice President of St. Jude Medical, telephoned Mr. Grossman and reiterated St. Jude Medical's interest in moving forward with exploring a potential transaction with the Company. He expressed St. Jude Medical's willingness to negotiate only on an exclusive basis with the Company with respect to such a potential transaction. During the discussion, Mr. Grossman informed Mr. Heinmiller that he believed that the Company Board would not view an exclusive process favorably and would need to be able to thoroughly explore competing options if the Company decided to move forward.

        On June 8, 2015, the Company Board held a telephonic meeting, with Company management present, during which Mr. Grossman briefed the Company Board on his meeting with the executives from St. Jude Medical and discussed the merits and risks of a potential transaction with St. Jude Medical. At the request of the Company Board, representatives of both Latham & Watkins LLP, the Company's outside counsel ("Latham") and Guggenheim Securities, the Company's financial advisor, each of whom has extensive experience in transactions of this type and a long-standing relationship with Thoratec, were also present for the meeting. Company management reviewed a number of business and clinical updates about the Company with the Company Board and reminded the Company Board that management was already in the process of completing the Strategic Plan, which is described in the section entitled "—Certain Financial Forecasts" beginning on page 67 of this proxy statement. After discussion, the Company Board agreed that it was in the best interests of the Company's shareholders to enter into an appropriate confidentiality agreement with St. Jude Medical and prepare information about the Company that would allow St. Jude Medical to further explore its interest in a transaction and possibly make an acquisition proposal to the Company. In addition, the Company Board instructed management to complete the Strategic Plan for the Company Board's review and approval. Mr. Grossman also noted that the St. Jude Medical executives stated they would require exclusivity as a condition to entering into negotiations for a potential transaction. The Company Board discussed with representatives of Latham and Guggenheim Securities various alternative processes for exploring a potential strategic transaction, including an initial discussion about the merits and challenges of proceeding exclusively with St. Jude Medical.

        Between June 9, 2015 and June 17, 2015, the Company, St. Jude Medical and their respective counsel negotiated the terms of a confidentiality agreement that included customary standstill and non-solicitation provisions, which became effective on June 18, 2015.

        The Company Board held a telephonic meeting on June 19, 2015, with Company management and representatives of Latham and Guggenheim Securities present. During the meeting, members of the Company management team reviewed the content of the Strategic Plan with the Company Board, including the various assumptions underlying the key elements of the Strategic Plan. The Company Board discussed expectations for the results of the then current fiscal quarter as well as certain risks and upside to the model, including the potential timing for certain FDA and foreign regulatory approvals. Representatives of Guggenheim Securities then reviewed with the Company Board certain preliminary valuation analyses of the Company based on the Strategic Plan, and representatives of Latham then reviewed with the Company Board its fiduciary duties with respect to a potential strategic transaction, including a sale of the Company. Following discussion, the Company Board approved the Strategic Plan as presented to it and directed management to provide the Strategic Plan to St. Jude Medical and its advisors in connection with its evaluation of a potential acquisition of the Company. The Company Board directed management to report back with any material developments relating to St. Jude Medical's potential interest and stressed the importance of management continuing to execute the Strategic Plan in the normal course of business notwithstanding discussions with St. Jude Medical. The Company Board again discussed the various processes that it could pursue in exploring a strategic transaction and the request of St. Jude Medical for exclusivity. Guggenheim led the Company Board in a discussion of potential strategic acquirers for the Company, as well as the timing for potentially reaching out to those third parties. The Company Board discussed various alternatives for reaching out to a large strategic acquirer ("Company A") which Guggenheim Securities and the Company Board determined would be the most likely acquirer of the Company, based on strategic interest, other than St. Jude Medical. The Company Board determined that, as it was not the Company's intention to initiate a sale process at that time, it would not yet be advisable for the Company to reach out to potential buyers and instead directed Company management to contact Company A once it was more certain that St. Jude Medical would be submitting an indication of interest relating to an acquisition. The closing price per share of Company Common Stock on June 19, 2015 was $45.88.

        Also at the June 19, 2015 Company Board meeting, without representatives of Guggenheim Securities present, the Company Board engaged in extensive discussion with Company management and Latham regarding the past relationships of certain bankers at Guggenheim Securities with St. Jude Medical, Company A and other potential bidders, which Guggenheim Securities had disclosed to the Company Board, including whether, under the circumstances, it would be advisable to engage an additional financial advisor to assist the Company in evaluating any potential transaction. As part of those discussions, it was disclosed to the Company Board that, in May 2015, Guggenheim Securities had prepared on behalf of St. Jude Medical certain materials based solely on publicly available information concerning the Company, but that Guggenheim Securities had not been compensated or formally engaged by St. Jude Medical to provide any services. The Company Board determined that these past relationships and services of certain bankers at Guggenheim Securities with St. Jude

Medical, Company A and other potential bidders would not impair the ability of Guggenheim Securities to render objective financial advice to the Company in connection with a potential transaction, particularly given the excellent reputation and extensive experience of Guggenheim Securities in transactions of this type and the long-standing relationship of certain bankers at Guggenheim Securities with Thoratec, and the Company Board authorized management to formally engage Guggenheim Securities as the Company's financial advisor in connection with the potential sale of the Company.

        Following the June 19, 2015 Company Board meeting, representatives of Guggenheim Securities provided the Strategic Plan to representatives of BofAML, the financial advisor to St. Jude Medical.

        Between June 19, 2015 and June 25, 2015, members of senior management of the Company and St. Jude Medical engaged in discussions on several occasions regarding a potential transaction, and Company management and Guggenheim Securities responded to follow-up questions regarding the Strategic Plan and requests for information from St. Jude Medical. During those discussions, St. Jude Medical made it evident that it was interested in the acquisition of the Company and would be submitting an indication of interest relating to an acquisition.

        On the morning of June 25, 2015, once it became evident that an indication of interest from St. Jude Medical was imminent and that they would likely include an exclusive negotiating period as part of its indication of interest, at the direction of the Company management, Guggenheim Securities contacted Company A concerning a potential sale of the Company. Company A expressed that it had a strategic interest in the Company and would consider making a proposal. However, Company A also stated that it did not believe that it was the ideal time for it to pursue an acquisition of the Company in light of various internal priorities and that it assumed it was being contacted as part of a competitive process.

        Later that day on June 25, 2015, St. Jude Medical submitted a written non-binding indication of interest confirming that it was interested in pursuing an acquisition of the Company at a price of $59.65 per share in cash. However, St. Jude Medical stipulated that it would only proceed with further discussions regarding an acquisition if the Company granted St. Jude Medical exclusivity and in exchange it offered to allow the Company to conduct a 30-day "go-shop" with an unspecified reduced break-up fee and matching rights with respect to competing offers. The closing price per share of Company Common Stock on June 25, 2015 was $45.24. After discussion, Company management and representatives of Guggenheim decided not to provide feedback to St. Jude Medical at that time on either the valuation of its indication of interest or its request for exclusivity until the Company Board had a better sense of the level of interest of Company A.

        On June 26, 2015, the Company executed a non-disclosure agreement with Company A that included customary standstill and non-solicitation provisions and provided to Company A the Strategic Plan.

        On the morning of June 29, 2015, members of the management teams of the Company and Company A had a telephone call to discuss the Strategic Plan.

        Also on June 29, 2015, the Company executed a formal engagement letter with Guggenheim Securities in connection with the potential sale of the Company. Later that same day, the Company Board held a telephonic meeting during which Company management updated the Company Board on recent discussions with both St. Jude Medical and Company A. The Company Board also discussed St. Jude Medical's June 25, 2015 written indication of interest and determined that it offered inadequate value for the Company. Guggenheim Securities also informed the Company Board of its initial discussion with Company A and told the Company Board that, based on that initial conversation, it believed that Company A had genuine strategic interest in the Company but that Company A would not complete a transaction absent a competitive process given its concerns about timing. The Company Board then discussed St. Jude Medical's request for exclusivity, and Latham and Guggenheim Securities advised the Company Board on alternative ways to undertake a strategic process to explore a sale of the Company, including with respect to Company A.

        On June 30, 2015, representatives of Guggenheim Securities spoke with representatives of Company A regarding its continued strategic interest in an acquisition of the Company and its potential submission of an acquisition proposal, notwithstanding Company A's earlier comment that the timing for an acquisition was not ideal.

        On July 1, 2015, on a telephone call between representatives of Company A and Guggenheim Securities, representatives of Company A indicated that Company A would be interested in acquiring the Company at a 30 to 40% premium to its then-current stock price, which translated (based on the closing price per share of Company Common Stock of $44.24 on July 1, 2015) into an implied price per share of approximately $57.51 to $61.94.

        Later in the day on July 1, 2015, the Company Board held a telephonic meeting, with members of Company management and representatives of Latham and Guggenheim Securities present. The Company Board received updates from management regarding the proposal from Company A. The Company Board instructed Guggenheim Securities to reject the St. Jude Medical indication of interest of $59.65 as inadequate and inform them that the Company was not willing to grant exclusivity.

        Immediately following the conclusion of the Company Board meeting on July 1, 2015, based on the instructions of the Company Board, representatives of Guggenheim Securities had a series of telephone calls with representatives of BofAML and indicated that the Company would not be willing to provide exclusivity or to move forward on the basis of a price at $59.65 in cash and that St. Jude Medical would have to increase its price in order for discussions to continue, indicating that it was seeking a price in the high mid-$60's per share. St. Jude Medical indicated that it would discontinue discussions with the Company at that price level and that it required exclusivity in order to proceed. The culmination of these telephone calls was a verbal indication of interest communicated by BofAML on behalf of St. Jude Medical to acquire the Company at a price of $63 per share in cash, again including a 30-day go-shop period, with a reduced break-up fee of 2% of the aggregate merger consideration and unlimited match rights with respect to a superior proposal during the go-shop period. BofAML also indicated to Guggenheim Securities that it did not believe that St. Jude Medical had any willingness to increase the price meaningfully (if at all) beyond $63 per share and that St. Jude Medical would not be willing to proceed with discussions unless it was granted exclusivity.

        The Company Board held a telephonic meeting on July 2, 2015 to consider St. Jude Medical's revised indication of interest and request for exclusivity. During that meeting, Company management and representatives of Guggenheim Securities recounted discussions with BofAML and St. Jude Medical to date. Based on those discussions, they informed the Company Board that they believed St. Jude Medical would decide not to proceed if the Company delayed discussions any longer and that Company A would be prepared to evaluate an acquisition of the Company during the go-shop period. Given that, representatives of Guggenheim Securities stated that they believed granting exclusivity at a per share price of $63 or higher from St. Jude Medical with a go-shop and a very low break-up fee during the go-shop period would maximize the Company's chances of achieving the best possible price for the Company's shareholders. Following extensive deliberation and after consideration of St. Jude Medical's revised indication of interest and the range indicated from Company A, which valued the Company at less than the indication of interest from St. Jude Medical, the Company Board instructed Company management to seek an additional increase to St. Jude Medical's indicated price. In addition, the Company Board authorized management to negotiate a limited window of exclusivity with St. Jude Medical (so long as the Company was able to conduct a thorough post-signing market check of St. Jude Medical's indicated price with a reduced break-up fee) to allow for the completion of confirmatory due diligence by St. Jude Medical and negotiation of definitive transaction documentation.

        Following the July 2, 2015 Company Board meeting, representatives of Guggenheim Securities contacted BofAML to inform them that the Company Board would only approve exclusivity if St. Jude

Medical increased its indicated price and included a go-shop with a reduced break fee which approximates St. Jude Medical's expected transaction costs and only one match right with respect to a superior offer during the go-shop period. After further telephone calls between representatives of Guggenheim Securities and BofAML, BofAML submitted, on behalf of St. Jude Medical, to Guggenheim Securities a revised written non-binding indication of interest in an acquisition of the Company, increasing its indicated price to $63.50 per share in cash (which represented approximately a 43.7% premium to the closing price per share of Company Common Stock on July 2, 2015 of $44.19). St. Jude Medical's indication of interest again included a 30-day go-shop period, but now provided for a reduced break-up fee of approximately 0.8% of the aggregate merger consideration and two match rights with respect to a superior offer during the go-shop period.

        In the evening on July 2, 2015, the Company Board held a second telephonic meeting, with Company management and representatives of Latham and Guggenheim Securities present, to review the terms of the revised indication of interest from St. Jude Medical. Following discussion, the Company Board authorized management to enter into an exclusivity agreement with St. Jude Medical based on the terms set forth in its revised indication of interest, with exclusivity to last until July 21, 2015 (with the potential for extension until July 30, 2015 based on the satisfaction of certain conditions).

        On July 3, 2015, Latham negotiated the terms of an exclusivity agreement with legal counsel for St. Jude Medical, Gibson, Dunn & Crutcher LLP ("Gibson"), which would provide St. Jude Medical with exclusivity with respect to a potential acquisition of the Company until July 21, 2015 (with the possibility of extension until July 31, 2015) provided there were no changes to the material terms of St. Jude Medical's indication of interest, including the valuation, the 30-day go-shop, the reduced break fee and limited match rights included in St. Jude Medical's July 2, 2015 written indication of interest.

        Prior to the execution of the exclusivity agreement, upon instruction by Company management, representatives of Guggenheim Securities contacted representatives of Company A in the evening on July 3, 2015 to inform them that the Company was intending to pursue a transaction with another party on an exclusive basis, but that the Company had negotiated the ability to give Company A a "last look" on favorable terms (through the proposed go-shop provisions).

        During the morning on July 4, 2015, representatives of Company A contacted representatives of Guggenheim Securities to ask further questions regarding the Company's intended process, and representatives of Guggenheim Securities reiterated to Company A that the Company was entering into exclusive discussions with another party. Later that day on July 4, 2015, St. Jude Medical and the Company entered into the exclusivity agreement.

        St. Jude Medical had delivered to the Company a preliminary diligence list requesting certain specified information regarding the Company's businesses and products on July 3, 2015. In response to St. Jude Medical's diligence requests, the Company established an online data room that was populated with a limited amount of non-public information regarding the Company in response to St. Jude Medical's specific diligence requests. On July 6, 2015, the Company provided access to due diligence materials to St. Jude Medical through the online data room. Also, the Company arranged for diligence calls on various functional areas with representatives of St. Jude Medical during the weeks of July 5, 2015 and July 12, 2015 in order to facilitate the completion of St. Jude Medical's confirmatory due diligence. Representatives of Guggenheim Securities and Latham participated in these calls.

        On July 8, 2015, the Company Board held a telephonic meeting with representatives of Company management, Latham and Guggenheim Securities present to review the material terms of a proposed Merger Agreement prepared by Latham. The Company Board also discussed the possibility of obtaining a second fairness opinion with respect to the proposed transaction, in addition to the one to be provided by Guggenheim Securities, considering the significance of the proposed transaction with St. Jude Medical and the past relationships of certain bankers at Guggenheim Securities with St. Jude Medical, Company A and other potential bidders. While the Company Board believed that

Guggenheim Securities had provided excellent strategic and financial advice to date, and that the past relationships of certain bankers at Guggenheim Securities with St. Jude Medical, Company A and other potential bidders would not impair its ability to render objective financial advice, it was the view of the directors that it would be prudent and appropriate and in the best interests of the Company's shareholders for the Company Board to obtain the advice of an additional financial advisor with experience in the industry. In connection therewith, several members of the Company Board described positive past experiences with Centerview. Following discussion, the Company Board directed management to contact Centerview and, depending on the outcome of the Company's discussions with Centerview, make a recommendation regarding a financial advisor that would be best suited to provide a second fairness opinion to the Company. In addition, in order to facilitate the Company Board's evaluation of a potential acquisition of the Company, the Company Board approved the establishment of a transaction committee (the "Transaction Committee") composed of Neil F. Dimick, William A. Hawkins, Paul A. LaViolette, Martha H. Marsh and Todd C. Schermerhorn to work closely with Company management on the potential corporate transaction with St. Jude Medical and any other party that may become involved in the process. The closing price per share of Company Common Stock on July 8, 2015 was $44.10.

        Later that same day on July 8, 2015, Latham sent to Gibson an initial draft Merger Agreement with respect to the potential transaction to be negotiated concurrently with St. Jude Medical's completion of due diligence. The draft Merger Agreement provided that the proposed acquisition of the Company by St. Jude Medical would be submitted to a shareholder vote for approval, followed by the consummation of a one-step merger of the Company into an indirect wholly-owned subsidiary of St. Jude Medical. The draft also provided for the full acceleration of outstanding equity awards of the Company and a 30-day "go-shop" period during which the Company could solicit alternative proposals from other parties, followed by a "no-shop" period during which the Company could only pursue certain unsolicited alternative proposals.

        Following its receipt of the draft Merger Agreement, Gibson called Latham to discuss the transaction structure and expressed St. Jude Medical's desire to explore the possibility of a "dual-track" structure for the transaction, which would involve the launch of a tender offer shortly following signing and the concurrent filing of a proxy statement for a special shareholder meeting to approve the transaction in the event the tender offer is not successful. Latham objected to the dual-track process because the dual-track process might create the potential for interference with the Company's go-shop process.

        On July 9, 2015, Mr. Grossman and Mr. Heinmiller discussed the overall transaction process and St. Jude Medical's intended treatment of outstanding Company equity awards. St. Jude Medical had previously indicated that such equity awards should be assumed by St. Jude Medical to the extent possible in order to maximize the retention of employees and not accelerated as provided in the draft Merger Agreement prepared by the Company.

        On July 10, 2015, representatives of Guggenheim Securities discussed with representatives of BofAML the material issues presented in Latham's draft Merger Agreement, including the transaction structure and treatment of equity awards.

        On July 12, 2015, Gibson sent to Latham a revised draft of the Merger Agreement reflecting a dual-track structure, the assumption of outstanding Company equity awards on their existing terms by St. Jude Medical and various revisions to the go-shop provisions which, in the Company's view, could require detailed disclosure of, and limit the ability of the Company to pursue and consider, alternative acquisition proposals.

        The Transaction Committee held a telephonic meeting on July 13, 2015, during which Company management and representatives of Latham and Guggenheim Securities provided the Special Committee with an update on the current status of discussions with St. Jude Medical. Latham described the material issues raised by Gibson's mark-up of the draft Merger Agreement, and the

Transaction Committee provided input on key terms. The Transaction Committee also received a report of management's discussions with representatives of Centerview, which Company management considered to be qualified and appropriate to render a second fairness opinion, and approved management engaging Centerview.

        From July 14, 2015 through July 17, 2015, representatives of Latham and Gibson exchanged drafts of and negotiated the Merger Agreement. Although progress was made on various points, the open issues related to transaction structure, the treatment of equity awards and St. Jude Medical's limitations on the go-shop provisions in the Merger Agreement were not resolved. In particular, Latham repeatedly informed Gibson that the proposed dual-track structure and the launch of a tender offer shortly after signing could potentially negatively impact the Company's intended go-shop process.

        On July 15, 2015, senior management from the Company and St. Jude Medical discussed and agreed upon a potential compromise solution on the treatment of Company equity awards under the Merger Agreement, whereby the equity awards held by employees at the level of "director" and above would receive some acceleration of vesting following closing.

        On July 16, 2015, representatives of Guggenheim Securities discussed with representatives of BofAML the transaction structure further, including the Company's belief that the structure could have a potential impact on the Company's go-shop process. Also on July 16, 2015, Gibson sent to Latham a draft of an agreement proposed to be executed among St. Jude Medical and the Company's directors and executive officers, obligating them to vote all of their shares of Company Common Stock in favor of the Merger Agreement and the Merger and any other proposals necessary to consummate the Merger.

        On July 17, 2015, the Company executed an engagement letter with Centerview to provide the Company Board with a fairness evaluation and second fairness opinion in connection with its consideration of a proposed sale or other disposition of the Company. Centerview was chosen based on positive past experiences described by several members of the Company Board and Centerview's familiarity with the Company's business and industry.

        Later that day, the Company Board held a telephonic meeting with representatives of Company management, Latham and Guggenheim Securities present to provide an update on transaction negotiations with St. Jude Medical. The Company Board also approved the Updated Strategic Plan, which is described in the section entitled "—Certain Financial Forecasts" beginning on page 67 of this proxy statement, to incorporate the updated Company forecast for 2015 financial performance as provided to the Company Board in advance of the meeting, which were requested by St. Jude Medical during one of its diligence meetings with the Company in early July 2015. Company management also advised the Company Board that the Company had formally engaged Centerview to provide the Company Board with a fairness evaluation and second opinion on the fairness of the potential transaction purchase price. Following the Company Board meeting, representatives of Guggenheim Securities provided the Updated Strategic Plan to representatives of BofAML. The closing price per share of Company Common Stock on July 17, 2015 was $46.89.

        On July 17, 2015 and July 18, 2015, representatives of Latham and Gibson had in-person negotiating sessions concerning the Merger Agreement, during which it was agreed that the parties would not use the dual-track structure and would instead revert back to one-step merger structure and allow the Company to defer the filing of its proxy statement until after the end of the go-shop period. On July 18, 2015, Latham sent to Gibson a revised draft of the voting agreement and an initial draft of the Company's disclosure letter to the Merger Agreement.

        On July 19, 2015, Gibson sent to Latham a revised draft of the Merger Agreement. This draft reflected a resolution of a number of issues in the agreement, as well as the proposed compromise between the Company and St. Jude Medical with respect to the treatment of equity awards and the agreed-upon revised go-shop provision providing for the unimpeded ability to solicit acquisition proposals for the Company for 30 days. Later that day, representatives of Latham and Gibson had a telephonic negotiating session in order to resolve additional issues in the Merger Agreement, and Latham sent to Gibson a revised draft of the Merger Agreement reflecting their discussions.

        On July 20, 2015, the Company Board had a telephonic meeting, with members of Company management and representatives of Latham, Guggenheim Securities and Centerview present, during which the directors discussed the current status of negotiations with St. Jude Medical. Representatives of Latham led a discussion with the Company Board concerning the Company Board's fiduciary duties. Representatives of Guggenheim Securities and Centerview then each separately led a discussion concerning various valuation analyses of the Company, including a discounted cash flow analysis, discounted future stock price analyses, comparable transaction analysis and comparable companies analysis. Latham reviewed the proposed structure of the transaction and the material terms of the draft Merger Agreement, including, among other matters, the go-shop provisions included in the Merger Agreement. The Company Board also discussed, and Guggenheim Securities confirmed, that the go-shop as structured would allow other interested parties to make a topping bid on very favorable terms. The Company Board also engaged in a discussion of strategic alternatives to the potential transaction with St. Jude Medical, including the opportunities, challenges and risks of remaining an independent company.

        The Company's closing stock price on July 20, 2015 was $48.81, which reflected a 4.1% increase to the prior closing price, relative to a 0.2% increase in the NASDAQ composite index. In addition, 2,182,762 shares of Company Common Stock traded on that day, a 360% increase over its average daily trading volume over the prior 90 days. Guggenheim Securities informed the Company's management that this type of trading activity is consistent with information regarding the potential transaction leaking into the market.

        On July 20 and 21, 2015, the Company and St. Jude Medical, acting through their respective legal advisors, negotiated the remaining terms of the draft Merger Agreement and related ancillary documents.

        During the course of the trading day on July 21, 2015, a report from an anonymous source appeared in the press claiming that St. Jude Medical was finalizing the terms of a potential acquisition of the Company, resulting in a significant increase in the trading price per share of Company Common Stock. The closing price per share of Company Common Stock on July 21, 2015 was $57.58.

        On July 20, 2015, the board of directors of St. Jude Medical determined that the Merger, in accordance with the terms of the Merger Agreement and at a price of $63.50 per share, was advisable and fair to and in the best interests of St. Jude Medical and its shareholders.

        On July 21, 2015, the Company Board held a telephonic meeting with members of Company management and representatives of Latham, Guggenheim Securities and Centerview present. Latham reviewed with the Company Board its fiduciary duties as well as the proposed final terms of the Merger Agreement. Representatives of Guggenheim Securities then reviewed their financial analyses of the merger consideration and rendered to the Company Board Guggenheim Securities' oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 21, 2015, to the effect that, subject to the assumptions, qualifications and other matters set forth in its written opinion, as of July 21, 2015, the merger consideration to be received by the shareholders of the Company pursuant to the Merger Agreement is fair to such shareholders from a financial point of view. For a detailed discussion of Guggenheim Securities' opinion, please see below under the caption "—Opinion of Guggenheim Securities LLC" beginning on page 43 of this proxy statement. Representatives of Centerview then reviewed with the Company Board Centerview's financial analyses of the merger consideration and rendered to the Company Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 21, 2015, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of Company Common Stock (other than as specified in such opinion) pursuant to the Merger Agreement, was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview's opinion, please see below under the caption "—Opinion of Centerview Partners LLC" beginning on page 59 of this proxy statement. After further deliberation and discussion, the Company Board (i) determined that the Merger and the other transactions contemplated by the Merger Agreement were fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the CGCL and (iii) subject to the terms of the Merger Agreement, recommended that the Company's shareholders vote their shares of Company Common Stock in favor of the approval of the Merger Agreement and the Merger.

        Later in the day on July 21, 2015, St. Jude Medical, Parent, Merger Sub and the Company entered into the Merger Agreement, and the directors and executive officers of the Company each entered into the voting agreement with respect to the Merger.

        The transaction was announced pursuant to a joint press release issued by St. Jude Medical and the Company prior to market open on July 22, 2015. The press release disclosed the fact that the Company would be soliciting alternative proposals as part of a go-shop process. The Company also separately announced in parallel its preliminary unaudited revenue for the second quarter of 2015. In addition, the standstill provision included in the confidentiality agreement with Company A expired on the announcement by the Company of its entry into the Merger Agreement.

  The "Go-Shop" Period

        On July 22, 2015, representatives of Guggenheim Securities reached out to representatives of Company A, as well as six other parties with the most likely strategic interest in the Company and the financial capability to complete an acquisition (Companies B, C, D, E, F and G) to invite such companies to consider the acquisition of the Company and to provide a form confidentiality agreement to interested companies. Company D declined to participate in the Company's "go-shop" process on the same day.

        On July 24, 2015, each of Companies E, F and G informed representatives of Guggenheim Securities that it would not pursue an acquisition of the Company.

        On July 24, 2015, Company B provided comments to the form confidentiality agreement and expressed its interest in further considering an acquisition of the Company. On July 27, 2015, Company B executed a confidentiality agreement with the Company, and the Company provided Company B with access to diligence materials, including the Strategic Plan and the Updated Strategic Plan.

        On July 27, 2015, Company A's financial advisor confirmed Company A's interest in further considering an acquisition of the Company. Company A also provided comments to the form confidentiality agreement. On July 28, 2015, Company A executed a new confidentiality agreement with the Company in compliance with the terms of the Merger Agreement, and the Company provided Company A with access to diligence materials, including the Updated Strategic Plan.

        From July 27, 2015 through July 31, 2015, the Company and Company C negotiated a form of confidentiality agreement. However, before the confidentiality agreement was executed, Company C informed representatives of Guggenheim Securities that it would not be pursuing an acquisition of the Company because it was only interested in acquiring a portion of the Company's businesses and that it did not believe that it would be able to present a proposal that would be superior to the transaction with St. Jude Medical.

        On July 29, 2015, the Company delivered to St. Jude Medical copies of the confidentiality agreements (with names and other identifying information redacted) which were executed with each of Companies A and B.

        From July 28, 2015 through August 4, 2015, Company A conducted due diligence on the Company, including a number of due diligence calls between representatives of Company A and the Company.

        On August 3, 2015, Company B informed representatives of Guggenheim Securities that it had determined not to proceed with an acquisition of the Company, indicating that it could not exceed the valuation represented by St. Jude Medical's offer price.

        On August 5, 2015, prior to scheduled in-person meetings between the parties, representatives of Company A informed representatives of Guggenheim Securities that Company A had determined not to proceed with an acquisition of the Company, indicating that it could not exceed the valuation represented by St. Jude Medical's offer price.

        At 11:59 p.m., New York City time, on August 20, 2015, the "go-shop" period ended with the Company not having received any alternative acquisition proposals.

Recommendation of the Company Board; Our Reasons for the Merger

  Recommendation of the Company Board

        After careful consideration, the Company Board has unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of Thoratec and its shareholders. After such consideration, the Company Board approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the CGCL.

        Accordingly, subject to the terms and conditions of the Merger Agreement, the Company Board unanimously recommends that our shareholders vote "FOR" the Merger Proposal, "FOR" the Adjournment Proposal and "FOR" the Merger-Related Named Executive Officer Compensation Proposal.

  Our Reasons for the Merger

        In reaching its decision to approve the Merger Agreement and the Merger and, subject to the terms and conditions of the Merger Agreement, to recommend the approval of the Merger Proposal, the Adjournment Proposal and the Merger-Related Named Executive Officer Compensation Proposal by our shareholders, the Company Board consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed Merger Agreement, the Merger and the other transactions set forth in the Merger Agreement, as well as other alternative transactions, including contacts and extensive discussions with other potential acquirers. Notwithstanding the vigorous process described in the section entitled "—Background of the Merger" beginning on page 31 of this proxy statement, no other potential acquirers offered a strategic alternative as favorable to Thoratec shareholders as the Merger with Parent.

        The Company Board considered a number of positive factors in its deliberations, including the following (which factors are not necessarily presented in order of relative importance):

  •
  The merger consideration consists solely of cash, which provides immediate liquidity and certainty of value to Thoratec's shareholders compared to any transaction in which shareholders would receive shares of an acquirer's stock. The receipt of cash consideration eliminates for our shareholders the uncertainty and risk of the continued execution of our business on a stand-alone basis as described further below in this section.

  •
  The proposed merger consideration of $63.50 per share of Company Common Stock represents a premium of 40.1 percent compared to $45.34, Thoratec's volume-weighted average trading price for the 30 trading day period ending July 17, 2015, the last trading date during which it appeared that trading was not influenced by information related to a possible transaction between Thoratec and St. Jude Medical, and a 35.4 percent premium to the closing price of Company Common Stock of $46.89 on July 17, 2015, the last trading date during which it appeared that trading was not influenced by information related to a possible transaction between Thoratec and St. Jude Medical.

  •
  The advantages of entering into the Merger Agreement in comparison with the risks of remaining independent, including risks to achieving projected 2015 performance and long-term financial projections as a standalone company, the risks inherent in Thoratec's industry, potential changes in laws affecting that industry, the economy and capital markets as a whole, and the various additional risks and uncertainties that are listed in Item 1A of Part I or Part II, as applicable, of our most recent annual and quarterly reports.

  •
  The opinion of Guggenheim Securities to the effect that, as of July 21, 2015 and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in Guggenheim Securities' written opinion, the merger consideration of $63.50 in cash per share to be received by holders of Company Common Stock in the proposed Merger was fair from a financial point of view to such holders, as more fully described below under the caption "—Opinion of Guggenheim Securities, LLC" beginning on page 43 of this proxy statement, as well as the full text of Guggenheim Securities' fairness opinion, dated July 21, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Guggenheim Securities in connection with its fairness opinion, and which is included in this proxy statement as Annex C-1. Guggenheim Securities' fairness opinion was addressed to, and for the use and benefit of, the Company Board in connection with and for purposes of its evaluation of the Merger. Guggenheim Securities' fairness opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Merger.

  •
  The opinion of Centerview rendered to the Company Board on July 21, 2015, which was subsequently confirmed by delivery of a written opinion dated July 21, 2015, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption "—Opinion of Centerview Partners LLC" beginning on page 59 of this proxy statement, as well the full text of Centerview's fairness opinion, dated July 21, 2015, which sets forth the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Centerview in preparing its fairness opinion, and which is included in this proxy statement as Annex C-2. Centerview's fairness opinion was addressed to, and for the use and benefit of, the Company Board in connection with and for purposes of its evaluation of the Merger. Centerview's fairness opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Merger.

  •
  The likelihood that the Merger will be consummated, based on, among other things, the limited number of conditions to the Merger, the absence of a financing condition, Parent's representation that it will have sufficient financial resources to pay the aggregate merger consideration and consummate the Merger, the Company Board's and management's assessment, after discussion with Guggenheim Securities and Latham, that Parent has the financial capability to complete the Merger, the relative likelihood of obtaining required regulatory approvals and the remedies available under the Merger Agreement to Thoratec in the event of various breaches by Parent.

  •
  The terms and conditions of the Merger Agreement, including Thoratec's ability (i) to solicit alternative acquisition proposals through August 20, 2015 and (ii) to thereafter consider and respond to, under certain circumstances specified in the Merger Agreement, a bona fide acquisition proposal, and the Company Board's right, after complying with the terms of the

    Merger Agreement, to terminate the Merger Agreement in order to enter into an agreement with respect to a superior proposal, subject to certain match rights in favor of Parent and upon payment of a termination fee to Parent of either (i) $29.5 million (approximately 0.8% of the equity value) if termination of the Merger Agreement had been effected prior to September 9, 2015 in connection with a superior proposal made by an Excluded Party or (ii) $110.5 million (approximately 3.0% of the equity value), which is within the customary range of termination fees payable in similar transactions. The Company will no longer be able to qualify for the lower termination fee as there are no Excluded Parties.

  •
  The Merger would be subject to the approval of Thoratec shareholders, and the shareholders would be free to reject the Merger.

  •
  The availability of dissenters' rights for shareholders who properly exercise such statutory rights.

  •
  The Company Board's view that the Merger Agreement was the product of arm's-length negotiations and contained customary terms and conditions.

        The Company Board also considered potential drawbacks and risks relating to the Merger, including the following (which drawbacks and risks are not necessarily presented in order of relative importance):

  •
  Thoratec will no longer exist as an independent company, and accordingly, Thoratec shareholders will no longer participate in any future growth Thoratec may have or any potential future increase in its value.

  •
  Thoratec is obligated to pay to Parent a termination fee of either (i) $29.5 million (approximately 0.8% of the equity value) if termination of the Merger Agreement had been effected prior to September 9, 2015 in connection with a superior proposal made by an Excluded Party or (ii) $110.5 million (approximately 3.0% of the equity value). The Company will no longer be able to qualify for the lower termination fee as there are no Excluded Parties.

  •
  There can be no assurance that all conditions to the parties' obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed even if the Merger Proposal is approved by Thoratec shareholders. If the Merger is not completed, (i) Thoratec will have incurred significant risk and transaction and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) the trading price of Thoratec shares could be adversely affected and (iii) the market's perceptions of Thoratec's prospects could be adversely affected.

  •
  Thoratec's management's focus and resources may become diverted from other important business opportunities and operational matters while working to implement the Merger, which could adversely affect Thoratec's business.

  •
  The effect of a public announcement of Thoratec entering into the Merger Agreement on Thoratec's operations, stock price and employees and its ability to attract and retain key management, scientific, research and sales personnel while the Merger is pending and the potential adverse effects on the financial results of Thoratec as a result of that disruption, as well as the possibility of any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement.

  •
  The operations of Thoratec will be restricted by interim operating covenants during the period between signing the Merger Agreement and the effective time of the Merger, which could effectively prohibit Thoratec from undertaking any strategic initiatives or other material transactions to the detriment of Thoratec and its shareholders. See the section entitled "The Merger Agreement—Conduct of Business Pending the Closing" beginning on page 92 of this proxy statement.

  •
  The Merger will be a taxable transaction to Thoratec shareholders that are U.S. holders (as defined in "—Material U.S. Federal Income Tax Consequences" beginning on page 76 of this proxy statement) for U.S. federal income tax purposes and, therefore, such shareholders generally will be required to pay U.S. federal income tax on any gains they recognize as a result of the Merger.

        The Company Board also considered that certain of our directors and officers may have conflicts of interest in connection with the Merger, as they may receive certain benefits that are different from, or in addition to, those of our other shareholders. See the section entitled "—Interests of Our Directors and Executive Officers in the Merger" beginning on page 70 of this proxy statement.

        After taking into account all of the factors set forth above, as well as others, the Company Board unanimously agreed that the benefits of the Merger outweighed the drawbacks and risks and determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Thoratec and its shareholders and approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the CGCL and recommended that our shareholders vote to approve the Merger Proposal at the special meeting.

        The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Company Board in its consideration of the Merger, but is merely a summary of the material positive factors and material drawbacks and risks considered by the Company Board in that regard. In view of the number and variety of factors and the amount of information considered, the Company Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Company Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Company Board may have given different weights to different factors. The Company Board made its recommendation based on the totality of information presented to, and the investigation conducted by, the Company Board.

Opinion of Guggenheim Securities, LLC

  Overview

        Pursuant to an engagement letter dated as of June 29, 2015, Thoratec retained Guggenheim Securities to act as its financial advisor with respect to a potential sale of Thoratec. In selecting Guggenheim Securities as its financial advisor, the Company Board considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the medical device industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets, and valuations for corporate and other purposes.

        At the July 21, 2015 meeting of the Company Board, Guggenheim Securities delivered its oral opinion, which subsequently was confirmed in writing, to the effect that, as of July 21, 2015 and based on the matters considered, the procedures followed, the assumptions made, and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to the holders of shares of Company Common Stock.

        This description of Guggenheim Securities' opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex C-1 to this proxy statement and which you should read carefully and in its entirety. Guggenheim Securities' written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities' written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

        In reading the discussion of Guggenheim Securities' opinion set forth below, you should be aware that such opinion:

  •
  was provided to the Company Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger;

  •
  did not constitute a recommendation to the Company Board with respect to the Merger;

  •
  does not constitute advice or a recommendation to any holder of shares of Company Common Stock as to how to vote in connection with the Merger;

  •
  did not address Thoratec's underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Thoratec, the financing of the Merger, or the effects of any other transaction in which Thoratec might engage;

  •
  addressed only the fairness, from a financial point of view, to holders of shares of Company Common Stock of the merger consideration pursuant to the Merger;

  •
  expressed no view or opinion as to any other term or aspect of the Merger, the Merger Agreement, the debt commitment letter with respect to St. Jude Medical's contemplated financing of the Merger or any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Thoratec; and

  •
  expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Thoratec's directors, officers or employees, or any class of such persons, in connection with the Merger or otherwise.

        In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

  •
  reviewed a draft of the Merger Agreement dated as of July 21, 2015;

  •
  reviewed a draft dated as of July 20, 2015 of the debt commitment letter with respect to St. Jude Medical's contemplated financing of the Merger;

  •
  reviewed certain publicly available business and financial information regarding Thoratec;

  •
  reviewed certain non-public business and financial information provided to Guggenheim Securities by the senior management of Thoratec regarding Thoratec's business and prospects, including Thoratec's strategic plan for the years ending December 31, 2015 through December 31, 2020 and the unlevered free cash flow growth rate estimates for the years ended December 31, 2021 through December 31, 2025 (for further discussion of such financial forecasts, see the section entitled "—Certain Financial Forecasts" beginning on page 67 of this proxy statement);

  •
  discussed with Thoratec's senior management their strategic and financial rationale for the Merger as well as their views of Thoratec's business, operations, historical and projected financial results, and future prospects;

  •
  reviewed the historical prices and trading multiples of shares of Company Common Stock;

  •
  compared the financial performance of Thoratec and the trading multiples and trading activity of Company Common Stock with corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating Thoratec;

  •
  performed discounted future stock price analyses based on assumptions derived from the financial projections provided to Guggenheim Securities;

  •
  reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the Merger;

  •
  performed discounted cash flow analyses based on the financial projections provided to Guggenheim Securities; and

  •
  conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

        With respect to the information used in arriving at its opinion, Guggenheim Securities notes that:

  •
  Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial, and other information (including, without limitation, the financial projections provided to Guggenheim Securities, other estimates and other forward-looking information) furnished by or discussed with Thoratec or obtained from reputable public sources, data suppliers and other third parties.

  •
  Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the financial projections provided to Guggenheim Securities, any other estimates and other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the financial projections provided to Guggenheim Securities, any other estimates and other forward-looking information or the assumptions upon which they are based, and (iii) relied upon the assurances of Thoratec's senior management that they were unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections provided to Guggenheim Securities, any other estimates and other forward-looking information) incomplete, inaccurate or misleading.

  •
  Specifically, with respect to (i) the financial projections provided to Guggenheim Securities, any other estimates and other forward-looking information furnished by or discussed with Thoratec, (a) Guggenheim Securities was advised by Thoratec's senior management, and Guggenheim Securities assumed, that such financial projections provided to Guggenheim Securities, other estimates and other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Thoratec's senior management as to the expected future performance of Thoratec, and (b) Guggenheim Securities assumed that such financial projections provided to Guggenheim Securities, other estimates and other forward-looking information had been reviewed by the Company Board with the understanding that such information would be used and relied upon by

    Guggenheim Securities in connection with rendering its opinion, and (ii) financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

        Guggenheim Securities also notes certain other considerations with respect to its engagement and its opinion:

  •
  Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Thoratec or the solvency or fair value of Thoratec, nor was Guggenheim Securities furnished with any such appraisals.

  •
  Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the Merger to the Company or its shareholders. Guggenheim Securities is not a legal, regulatory, tax, consulting, accounting, appraisal or actuarial expert and it relied on the assessments made by the Company and its advisors with respect to such matters.

        Guggenheim Securities further assumed that:

  •
  In all respects material to its analyses, (i) the final executed forms of the Merger Agreement and the commitment letter with respect to St. Jude Medical's contemplated financing of the Merger would not differ from the drafts that Guggenheim Securities reviewed, (ii) Thoratec and St. Jude Medical will comply with all terms of the Merger Agreement, and (iii) the representations and warranties of Thoratec and St. Jude Medical contained in the Merger Agreement were true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger would be satisfied without any waiver thereof; and

  •
  The Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement, without any limitations, restrictions, conditions, amendments or modifications (regulatory, tax-related or otherwise) that would have an adverse effect on Thoratec or the Merger in any way material to Guggenheim Securities' analyses.

        Guggenheim Securities expressed no view or opinion as to the price or range of prices at which the shares of Company Common Stock or other securities of Thoratec or the shares or other securities of St. Jude Medical may trade at any time, including, without limitation, subsequent to the announcement or consummation of the Merger.

  Summary of Valuation and Financial Analyses

  Overview of Valuation and Financial Analyses

        This "Summary of Valuation and Financial Analyses" presents a summary of the principal valuation and financial analyses performed by Guggenheim Securities and presented to the Company Board in connection with Guggenheim Securities' rendering of its opinion. Such presentation to the Company Board was supplemented by Guggenheim Securities' oral discussion with the Company Board.

        Some of the valuation and financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such valuation and financial analyses, the summary data and tables must be read together with the full text of this summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities' valuation and financial analyses.

        The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the valuation and financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities' view, create an incomplete and misleading picture of the processes underlying the valuation and financial analyses considered in rendering Guggenheim Securities' opinion.

        In arriving at its opinion, Guggenheim Securities:

  •
  based its valuation and financial analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors, all of which are beyond the control of Thoratec and Guggenheim Securities;

  •
  did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

  •
  considered the results of all of its valuation and financial analyses and did not attribute any particular weight to any one analysis or factor; and

  •
  ultimately arrived at its opinion based on the results of all of its valuation and financial analyses assessed as a whole and believed that the totality of the factors considered and the various valuation and financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the merger consideration to the holders of shares of Company Common Stock.

        With respect to the valuation and financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

  •
  Such valuation and financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

  •
  None of the selected publicly traded companies used in the peer group trading valuation analysis and financial benchmarking described below is identical or directly comparable to Thoratec, and none of the selected precedent merger and acquisition transactions used in the precedent merger and acquisitions transactions analysis described below is identical or directly comparable to the Merger; however, such companies and transactions were selected by Guggenheim Securities, among other reasons, because they represented or involved companies which may be considered broadly similar in certain respects, for purposes of Guggenheim Securities' valuation and financial analyses, to Thoratec based on Guggenheim Securities' familiarity with the medical device industry in the United States.

  •
  In any event, peer group trading valuation analysis and financial benchmarking and precedent merger and acquisition transactions analyses are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the peer group companies and precedent merger and acquisition transactions to which Thoratec and the Merger were compared.

  •
  Such valuation and financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

  Certain Definitions

        Throughout this "Summary of Valuation and Financial Analyses," the following financial terms are used in connection with Guggenheim Securities' various valuation and financial analyses:

  •
  Enterprise value or EV: represents the relevant company's equity value plus (i) the principal or face amount of total debt and preferred stock and (ii) the book value of any non-controlling/minority interests less (iii) cash and equivalents, (iv) the book value of any non-consolidated investments and (v) the book value of any non-cash generating assets.

  •
  Equity Value: represents the relevant company's (i) gross equity value as calculated (a) based on outstanding common shares plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants times (b) the relevant company's stock price less (ii) the cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants.

  •
  LTM: means latest twelve months.

  •
  NTM: means next twelve months.

  •
  SBC: means stock-based compensation expense.

  •
  EBITDA: means the relevant company's operating earnings (unless otherwise stated, after deduction of SBC) before interest, taxes, depreciation and amortization.

  •
  Adj. EBITDA: means, with respect to Thoratec, EBITDA before the impact of amortization expenses, transaction-related expenses, potential non-recurring litigation expenses and earn-out adjustments.

  •
  EBITDA or Adj. EBITDA multiple: represents the relevant company's enterprise value divided by its historical or projected EBITDA or Adj. EBITDA, as the case may be.

  •
  EPS: means the relevant company's earnings per share.

  •
  Cash EPS: means the relevant company's earnings per share before the impact of intangible amortization expense but, unless otherwise stated, after deducting SBC.

  •
  Adj. Cash EPS: means, with respect to Thoratec, Cash EPS before the impact of amortization expenses, transaction-related expenses, potential non-recurring litigation expenses and earn-out adjustments.

  •
  Modified Cash EPS: means, with respect to Thoratec, Adj. Cash EPS from Thoratec's financial projections, modified in future periods by varying the value of Thoratec's in-the-money options at the future price calculated pursuant to the applicable valuation analysis.

  •
  P/E ratio, Cash P/E ratio, Adj. Cash P/E and Modified Cash P/E ratio: represents the relevant company's stock price divided by its historical or projected EPS, Cash EPS, Adj. Cash EPS or Modified Cash EPS, as the case may be.

  •
  Growth-adjusted EBITDA multiple: represents the relevant company's forward EBITDA multiple divided by the projected future growth rate in its EBITDA.

  •
  PEG ratio: represents the relevant company's forward P/E ratio divided by the projected future growth rate in its EPS, Cash EPS, or Adj. Cash EPS, as the case may be.

  •
  CAGR: means compound annual growth rate.

  •
  CapEx: means capital expenditures.

  •
  Unlevered free cash flow: means the relevant company's after-tax unlevered operating cash flow minus CapEx and changes in working capital.

  •
  DCF: means discounted cash flow.

  •
  WACC: means weighted average cost of capital.

  •
  NM: means not meaningful when referring to valuation multiples, because the underlying metric is negative or very low relative to steady state.

  Overview of Merger Valuation

  •
  Based on the merger consideration of $63.50 per share, Guggenheim Securities reviewed the implied (i) transaction enterprise value/forward revenue multiples (with and without treating SBC as an operating expense), (ii) transaction enterprise value/forward Adj. EBITDA multiples (with and without treating SBC as an operating expense), and (iii) transaction price/forward Adj. Cash EPS multiples (with and without treating SBC as an operating expense) with respect to the Merger and compared those multiples to the same multiples implied by Thoratec's closing price on July 17, 2015, the last trading date during which it appeared that trading was not influenced by information related to a possible transaction between Thoratec and St. Jude Medical. Guggenheim Securities also calculated the transaction premia in relation to various Thoratec stock prices including (i) the unaffected stock price as of July 17, 2015, the last trading date during which it appeared that trading was not influenced by information related to a possible transaction between Thoratec and St. Jude Medical, (ii) the 30-day volume-weighted average stock prices as of July 17, 2015, the last trading date during which it appeared that trading was not influenced by information related to a possible transaction between Thoratec and St. Jude Medical and (iii) the past year's high stock price as of July 17, 2015, the last trading date during which it appeared that trading was not influenced by information related to a possible transaction between Thoratec and St. Jude Medical.

Implied Unaffected Market and Merger Valuation Multiples and Transaction Premia

Estimates per Thoratec Management Strategic Plan
	Unaffected Price (July 17, 2015)	Proposed Merger Consideration
Thoratec Price / Share	$46.89	$63.50

Premium to Unaffected Price	0.0%	35.4%
Premium to 30-Day VWAP	3.1%	39.6%
Premium to 52-Week High (07/15/15)	(0.2%)	35.2%
Equity Value	$2,703.7	$3,684.4
Net Debt / (Cash)	(278.2)	(278.2)

Transaction Enterprise Value	2,425.5	3,406.3

	Management Statistic (For further discussion of the financial forecasts, see the section entitled "—Certain Financial Forecasts" beginning on page 67 of this proxy statement)		Unaffected Price (July 17, 2015)				Proposed Merger Consideration
	Excluding SBC	Including SBC as Operating Expense	Excl. SBC		Incl. SBC		Excl. SBC		Incl. SBC
EV / Revenue
2015	$514	$514	4.72	x	4.72	x	6.63	x	6.63	x
NTM	550	550	4.41		4.41		6.19		6.19
2016	586	586	4.14		4.14		5.81		5.81
2017	665	665	3.65		3.65		5.12		5.12
EV / Adj. EBITDA
2015	$124	$87	19.6	x	27.7	x	27.5	x	38.9	x
NTM	139	102	17.5		23.9		24.5		33.5
2016	154	116	15.8		21.0		22.2		29.4
2017	187	146	13.0		16.6		18.2		23.3
Adj. Cash P/E
2016	1.82	1.33	25.7	x	35.3	x	34.8	x	47.8	x
2017	2.25	1.73	20.8		27.1		28.2		36.7

  Thoratec Valuation Analyses

        Summary of Thoratec Valuation Analyses.    In assessing the valuation of Thoratec in connection with rendering its opinion, Guggenheim Securities performed various valuation and financial analyses which are summarized in the table below and described in more detail elsewhere herein, including peer group trading valuation analysis and financial benchmarking, discounted future stock price analyses, precedent merger and acquisition transaction analysis, and discounted cash flow analysis. Solely for reference purposes, Guggenheim Securities also reviewed the historical trading price range for Company Common Stock during the last year and premia paid in precedent medical device industry transactions.

Summary of Thoratec Valuation Analyses

Merger Consideration per Share	$63.50

	Reference Range for Valuation of Thoratec
Valuation Analysis	Low	High
Peer Group Trading Valuation Analysis:
Based on EV/2016 Revenue	$35.50	$58.00
Based on EV/2016 Adj. EBITDA	33.00	60.50
Based on 2016 and 2017 Adj. Cash P/E	26.00	48.50
Present Value of Future Stock Price:
Based on EV/Revenue	45.00	72.00
Based on Modified Cash P/E	45.00	83.00
Precedent M&A Transaction Analysis:
Based on EV/2016 Revenue	35.50	65.50
Based on EV/2016 Adj. EBITDA	41.00	57.00
Discounted Cash Flow Analysis:	60.00	78.00
Reference Items
Thoratec's Stock Price Range During Past Year	$22.50	$46.97
Precedent Premia Paid Analysis	57.00	69.50

        Peer Group Trading Valuation Analysis.    Guggenheim Securities reviewed and analyzed Thoratec's historical stock price performance, trading valuation metrics and historical and projected financial performance compared to such information for certain publicly traded companies in the medical device industry that Guggenheim Securities deemed relevant for purposes of its valuation analysis. Guggenheim Securities selected two groups of comparable companies for purposes of this analysis, peer medical device companies and certain large cap medical device companies. Guggenheim Securities relied more heavily on the peer medical device comparable companies and selected these companies because they are companies in the medical device sector of a similar size and growth profile.

Selected Comparable Companies

Peer Medical Device	Large Cap Medical Device
• AtriCure	• Boston Scientific
• Cyberonics	• Edwards Lifesciences
• Globus Medical	• Medtronic
• HeartWare International	• St. Jude Medical
• Insulet
• NxStage Medical
• ResMed
• Spectranetics
• Tornier

        Guggenheim Securities calculated the following trading multiples for the selected peer group medical device and the large cap medical device companies based on Wall Street consensus estimates and the most recent publicly available financial filings:

Medical Device Peers And Large Cap Peers

	Enterprise Value/ Revenue				Enterprise Value/ Adj. EBITDA				Price/ Cash EPS
													2015 Growth Adj. EV/ EBITDA		2016 PEG(1)
	2015E		2016E		2015E		2016E		2016E		2017E
Peer Medical Device:
Atricure	5.17	x	4.50	x	NM		NM		NM		NM		NM		NM
Cyberonics	4.67		4.30		15.4	x	14.2	x	20.2	x	17.4	x	1.3	x	1.17	x
Globus Medical	4.49		4.13		12.6		11.1		23.2		21.2		1.0		2.14
HeartWare International	4.58		4.15		NM		NM		NM		NM		NM		NM
Insulet	6.12		5.24		NM		NM		NM		NM		NM		NM
NxStage Medical	2.67		2.38		NM		NM		NM		NM		NM		NM
ResMed	4.66		4.39		15.5		13.9		20.2		18.6		2.2		2.23
Spectranetics	5.03		4.37		NM		NM		NM		NM		NM		NM
Tornier	3.47		3.10		47.2		27.9		NM		NM		0.9		NM
Mean	4.54		4.06		22.7	x	16.8	x	21.2	x	19.1	x	1.4	x	1.85
Median	4.66		4.30		15.5		14.1		20.2		18.6		1.2		2.14
Large Cap Medical Device:
Boston Scientific	3.92	x	3.69		15.2	x	13.7	x	17.4	x	15.4	x	1.6	x	1.25	x
Edwards	6.76		6.23		23.8		21.0		32.4		28.2		1.4		2.62
Medtronic	4.98		4.81		15.0		14.0		16.4		14.9		2.2		1.78
St. Jude Medical	4.58		4.37		14.3		12.7		17.8		16.2		1.3		1.81
Mean	5.06	x	4.78	x	17.1	x	15.4	x	21.0	x	18.7	x	1.6	x	1.87	x
Median	4.78		4.59		15.1		13.9		17.6		15.8		1.5		1.80
Thoratec:
Unaffected (inc. SBC)	4.72	x	4.14	x	27.7	x	21.0	x	35.3	x	27.1	x	0.9	x	1.10	x
Unaffected (excl. SBC)					19.6		15.8		25.7		20.8		0.9		1.09
Merger (inc. SBC)	6.63		5.81		38.9		29.4		47.8		36.7		1.3		1.61
Merger (excl. SBC)					27.5		22.2		34.8		28.2		1.2		1.48

(1)
2016 PEG represents the forward P/E ratio divided by the projected future growth rate in (i) Cash EPS in the case of Thoratec's peers and (ii) Adjusted Cash EPS in the case of Thoratec.
  •
  After reviewing the above analysis, Guggenheim Securities selected, based on its professional judgment and expertise, a reference range of trading multiples and implied Thoratec share prices for each metric as follows:

  •
  Enterprise value/2016 revenue multiple range of 3.0x-5.25x, which implied a range of Thoratec share prices of $35.50-$58.00;

  •
  Enterprise value/2016 Adj. EBITDA of 14.0x-28.0x, which implied a range of Thoratec share prices of $33.00-$60.50; and

  •
  Price /2016 Adj. Cash EPS of 19.5x-36.5x and price/2017 Adj. Cash EPS of 15.0x-28.0x, which implied a range of Thoratec share prices of $26.00-$48.50.

  •
  Guggenheim Securities noted that the merger consideration of $63.50 per share compared favorably to each of the aforementioned valuation reference ranges based on the peer group trading valuation analysis.

  Discounted Future Stock Price Analysis

        Guggenheim Securities performed an analysis of the range of present values implied by an illustrative range of future values per share of Company Common Stock based on an assumed range of EV/NTM revenue multiples 4.0x-5.0x and assuming Thoratec achieved the financial projections provided by Thoratec senior management (for further discussion of the financial forecasts, see the section entitled "—Certain Financial Forecasts" beginning on page 67 of this proxy statement). In performing this analysis, Guggenheim Securities calculated the enterprise values implied by the aforementioned EV/revenue multiple range as of the last day of each of 2016, 2017, 2018 and 2019 and adjusted those enterprise values to arrive at the implied future equity values by adding the amount of Thoratec's projected net cash balance as of each such date, which was included in the financial forecasts provided to Guggenheim Securities. Guggenheim Securities then calculated a range of per share values by dividing the future equity values by the number of diluted shares outstanding as of the applicable date as provided by Thoratec management, as adjusted for the change in the in-the-money value of Thoratec's options at the calculated future per share values. Guggenheim Securities then discounted those future per share values back to present value at an estimated cost of equity of 10.25%, the approximate midpoint of its estimated range of Thoratec's cost of equity. The analysis resulted in a range of present values per share of Company Common Stock of $44.77-$54.58 based on the range of 2016 year-end future values, $46.32-$56.43 based on the range of 2017 year-end future values, $53.11-$64.74 based on the range of 2018 year-end future values and $59.03-$71.76 based on the range of 2019 year-end future values. From these ranges, Guggenheim Securities presented an overall reference range of present values of future stock prices based on EV/NTM revenue multiples of $45-$72, the low and high values in the aforementioned ranges.

        Guggenheim Securities then performed a similar analysis based on a range, determined by Guggenheim Securities in the exercise of its professional judgment and expertise, of Modified NTM Cash P/E multiples of 17.5x-25.0x assuming Thoratec achieved the financial projections provided by Thoratec senior management. In performing this calculation, Guggenheim Securities calculated the range of per share values implied by the aforementioned Price/Modified NTM Cash EPS multiples as of the last day of 2019 and 2020. Guggenheim Securities then discounted those future values back to present value at an estimated cost of equity of 10.25%, the approximate midpoint of its estimated range of Thoratec's cost of equity. This analysis resulted in a range of present values per share of Company Common Stock of $45.44-$64.92 based on the range of 2018 year-end future values and $58.31-$83.31 based on the range of 2019 year-end future values. From these ranges, Guggenheim Securities presented an overall reference range of present values of future stock prices based on Modified NTM Cash P/E multiples of $45-$83, the low and high values in the aforementioned ranges.

        Guggenheim Securities noted that the merger consideration of $63.50 per share compared favorably with the range of present values based on 2016 and 2017 year-end future values and was in line with the range of present values based on 2018 and 2019 year-end future values.

  Precedent Merger and Acquisition Transaction Analysis

        Guggenheim Securities reviewed and analyzed the valuation and financial metrics of certain relevant precedent all-cash merger and acquisition transactions since 2007 involving U.S. targets in the medical device industry with transaction values between $750 million and $4.0 billion and target estimated revenue growth rates at the time of the transaction of approximately 12%-25%. Based on these selection criteria, the following precedent merger and acquisition transactions were reviewed and considered by Guggenheim Securities for purposes of its precedent M&A transaction valuation analysis:

High Growth Medical Device Precedent M&A Transactions

Month Announced	Acquiror	Target Company
Dec. 2013	Covidien	Given Imaging
Apr. 2013	Bayer	Conceptus
Nov. 2012	Smith & Nephew	Healthpoint Biotherapeutics
Mar. 2012	Asahi Kasei	Zoll Medical
Oct. 2010	St. Jude Medical	AGA Medical
June 2010	Covidien	ev3
April 2008	KCI	LifeCell
Jul. 2007	Medtronic	Kyphon

        A summary of Guggenheim Securities' analysis of the precedent merger and acquisition transactions is presented in the table below:

Precedent M&A Transaction Valuation Multiples

	Transaction Enterprise Value/
	Revenue				EBITDA
Target Name	Calendar Year		Calendar Year + 1		Calendar Year		Calendar Year + 1		Fwd. Revenue Growth(1)
Given Imaging	4.43	x	4.04	x	23.5	x	20.1	x	13.2%
Conceptus	6.90		6.11		30.3		26.1		12.2%
Healthpoint Biotherapeutics	4.12		3.60		NA		NA		~15.0%
Zoll Medical	3.58		3.11		25.7		22.3		15.3%
AGA Medical	5.93		5.24		NA		19.0		17.0%
ev3	4.94		4.46		24.3		17.8		14.9%
LifeCell	7.09		5.85		25.0		18.8		23.7%
Kyphon	6.67		5.35		25.4		19.5		24.0%

High	7.09	x	6.11	x	30.3	x	26.1	x	24.0%
Mean	5.46		4.72		25.7		20.5		17.2%
Median	5.44		4.85		25.2		19.5		15.3%
Low	3.58		3.11		23.5		17.8		12.2%

Thoratec at Merger Consideration	6.63	x	5.81	x	38.9	x	29.4	x	13.5%

Thoratec at Merger Consideration (EBITDA excl. SBC)					27.5		22.2

(1)
Represents 3-year estimated growth CAGR for Given Imaging, AGA Medical, ev3, Kyphon, 2-year estimated growth CAGR for Conceptus and LifeCell, 1-year estimated growth for Zoll Medical as per FactSet Consensus as of 07/13/15. Healthpoint Biotherapeutics estimated growth per Smith & Nephew press release. Thoratec forward revenue growth represents 2015 to 2017 revenue CAGR per Thoratec management.

  •
  After reviewing the above analysis, Guggenheim Securities selected, based on its professional judgment and expertise, a reference range of trading multiples and implied Thoratec share prices for each metric as follows:

  •
  Transaction enterprise value/forward (2016) revenue multiple range of 3.0x-6.0x, which implied a range of Thoratec share prices of $35.50-$65.50; and

  •
  Transaction enterprise value/forward (2016) Adj. EBITDA multiple range of 18.0x-26.0x, which implied a range of Thoratec share prices of $41.00-$57.00.

  •
  Guggenheim Securities noted that the merger consideration of $63.50 per share was in line with the valuation reference range based on the forward revenue multiples in the precedent merger and acquisition transaction analysis and compared favorably to the valuation reference range based on the forward Adj. EBITDA multiples in the precedent merger and acquisition transactions analysis.

        Discounted Cash Flow Analyses.    Guggenheim Securities performed stand-alone discounted cash flow analyses of Thoratec based on projected after-tax unlevered free cash flows (after deduction of stock-based compensation) for Thoratec and an estimate of its terminal value at the end of the projection horizon. In performing its illustrative discounted cash flow analyses:

  •
  Guggenheim Securities based its discounted cash flow analyses on forecasted fully-taxed unlevered free cash flows of the Company derived by Guggenheim Securities (which were reviewed and approved for use by the Company's management) from forecasts for Adj. EBITDA and other relevant line items in the five-year financial projections for Thoratec for the period ending December 31, 2020 and estimates of unlevered free cash flow growth rates for the five-year period ending December 31, 2025, in each case as provided by Thoratec's senior management. For further discussion of such financial forecasts, see the section entitled "—Certain Financial Forecasts" beginning on page 67 of this proxy statement.

  •
  Guggenheim Securities estimated Thoratec's weighted average cost of capital to be within a range of 9.65%-10.91% based on, among other factors, (i) Guggenheim Securities' then-current estimate of the prospective US equity risk premium range of 5.25%-6.25%, (ii) a review of Thoratec's Bloomberg historical five-year average adjusted beta, its Bloomberg historical two-year average adjusted beta and its then-current Barra predicted beta as well as similar beta information for Thoratec's peer group medical device companies, which yielded an unlevered beta reference range of 0.950-1.00, (iii) the then-prevailing yield on the 20-year US Treasury bond of 2.92% as of 07/13/15, a proxy for the risk-free rate, (iv) an estimate of the appropriate size/liquidity premium of 1.74% per Duff & Phelps Valuation Handbook; and (v) an assumption that Thoratec's target capital structure would remain unlevered on a prospective basis.

  •
  In calculating Thoratec's terminal value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of perpetual growth rates of Thoratec's normalized after-tax unlevered free cash flow of 2.0% to 3.0%. The illustrative terminal values implied by the aforementioned perpetual growth rate reference range were cross-checked for reasonableness by reference to Thoratec's implied terminal year EV/LTM EBITDA multiples.

  •
  Guggenheim Securities' illustrative discounted cash flow analyses resulted in an overall reference range of $60.00 to $78.00 per share of Company Common Stock.

  •
  Guggenheim Securities noted that the merger consideration of $63.50 per share was in line with the aforementioned valuation reference range based on the discounted cash flow analyses.

  Other Financial Reviews and Analyses

        In order to provide certain context for the primary valuation and financial analyses in connection with its opinion as described above, Guggenheim Securities performed various additional financial reviews and analyses as summarized below solely for reference purposes. As a general matter, Guggenheim Securities does not consider such additional financial reviews and analyses to be determinative valuation methodologies for purposes of its opinion.

        Thoratec Stock Price Trading History.    Guggenheim Securities reviewed the trading price of Company Common Stock over the last year and noted that the range of stock prices during that time period was $22.50-$46.97 and that Thoratec's stock price of $46.89 on July 17, 2015, the last trading date during which it appeared that trading was not influenced by information related to a possible transaction between Thoratec and St. Jude Medical, was less than 1% below the 52-week high and 108.4% above the 52-week low.

        Premia Paid Analysis.    Guggenheim Securities reviewed the premia paid in all-cash transactions with public U.S. targets in the medical device industry announced since 2010 with transaction values in excess of $75 million and compared those observed premia to the premia implied by the merger consideration of $63.50 per share in the Merger, as summarized in the following table.

Premia Paid Analysis

Annc Date	Target	Acquiror	Premium to: 1 Trading Day	Premium to: 10 Trading Days	Premium to: 30 Calendar Days

06/18/15	Lumenis	XIO Group	16%	16%	16%
12/17/14	Volcano	Royal Philips	57%	58%	62%
09/15/14(1)	Nobel Biocare	Danaher	22%	23%	4%
02/03/14	ArthroCare	Smith & Nephew	6%	2%	21%

12/31/13	Patient Safety Tech.	Stryker	50%	61%	31%
12/08/13(1)	Given Imaging	Covidien	41%	34%	38%
09/25/13	MAKO Surgical	Stryker	86%	84%	103%
09/04/13	Rochester Medical	C.R. Bard	45%	39%	33%
04/29/13	Conceptus	Bayer	20%	24%	28%
01/17/13	Trauson Holdings	Stryker	45%	76%	87%

11/19/12	Biomimetic	Wright Medical	56%	70%	61%
09/27/12	China Kanghui	Medtronic, Inc.	26%	22%	34%
05/03/12	Kensey Nash	Royal DSM	33%	36%	31%
04/05/12	Oridion Systems	Covidien	76%	75%	76%
03/12/12	Zoll	Asahi Kasei	24%	23%	29%

12/15/11(1)	Sonosite	Fujifilm	75%	62%	29%
12/13/11	Synovis	Baxter	52%	56%	50%
07/13/11(1)	KCI	Apax Consortium	17%	20%	22%
05/16/11	Orthovita	Stryker	41%	60%	81%
04/27/11	Vital Images	Toshiba	31%	40%	41%
04/11/11	AMS	Endo Pharma.	34%	41%	43%

10/18/10	AGA Medical	St. Jude Medical	41%	47%	43%
08/17/10	Osteotech	Medtronic	65%	74%	117%
07/12/10	Micrus Endovascular	Johnson & Johnson	5%	13%	23%
06/16/10	Somanetics	Covidien	32%	40%	32%
06/01/10	ev3	Covidien	19%	17%	18%
05/05/10	SenoRx	C.R. Bard	14%	10%	42%
04/29/10	ATS Medical	Medtronic	54%	50%	49%

1 Trading Day	10 Trading Days	30 Calendar Days

75th Percentile: 48%	75th Percentile: 57%	75th Percentile: 46%
Mean: 36%	Mean: 39%	Mean: 41%
25th Percentile: 22%	25th Percentile: 23%	25th Percentile: 27%

St. Jude Medical Offer @ $63.50 Premium to

1 Trading Day Prior to July 17, 2015	10 Trading Days Prior to July 17, 2015	30 Calendar Days Prior to July 17, 2015

35.4%	42.9%	37.9%
  (1)
  Represents premium to unaffected price prior to transaction rumors.

        Guggenheim Securities specifically noted that the merger consideration implied a 35.4% premium to Thoratec's stock price on July 17, 2015, the last trading date during which it appeared that trading was not influenced by information related to a possible transaction between Thoratec and St. Jude Medical, which was in line with the reference range of premia to unaffected prices in the observed transactions of 22% (25th percentile) to 48% (75th percentile), which corresponds to an implied price per share of Company Common Stock of approximately $57.00 to $69.50.

  Other Considerations

        Thoratec did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its valuation and financial analyses or providing its opinion. The type and amount of consideration payable in the Merger were determined through negotiations between Thoratec and St. Jude Medical and were approved by the Company Board. The decision to enter into the Merger Agreement was solely that of the Company Board. Guggenheim Securities' opinion was just one of the many factors taken into consideration by the Company Board. Consequently, Guggenheim Securities' valuation and financial analyses should not be viewed as determinative of the decision of the Company Board with respect to the fairness, from a financial point of view, of the merger consideration to the holders of shares of Company Common Stock.

        Pursuant to the terms of Guggenheim Securities' engagement letter, Thoratec has agreed to pay Guggenheim Securities a transaction fee equal to 0.75% of the transaction value, as calculated pursuant to Guggenheim Securities' engagement letter. After the application of a credit available to Thoratec, the transaction fee to Guggenheim Securities will be approximately $24.0 million, $1.0 million of which was payable upon delivery of its fairness opinion with the remainder due at the effective time of the Merger. In addition, Thoratec has agreed to reimburse Guggenheim Securities for certain expenses reasonably incurred in connection with and directly related to its services and to indemnify it against certain liabilities arising out of its engagement.

        Aside from its current engagement by Thoratec, Guggenheim Securities has not been previously engaged during the past two years by Thoratec, nor has Guggenheim Securities been previously engaged during the past two years by St. Jude Medical, to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities has not served as a financial advisor or investment banker to, or a potential financing source for, any potential strategic, financial or other third parties solicited in connection with the solicitation process, and Guggenheim Securities is not assisting St. Jude Medical in financing the Merger. However, Guggenheim Securities may seek to provide St. Jude Medical with certain financial advisory and investment banking services unrelated to the Merger in the future.

        Guggenheim Securities and its affiliates engage in a wide range of financial services activities for its and their own accounts and the accounts of its and their customers, including: asset, investment and wealth management; investment banking, corporate finance, mergers and acquisitions, restructuring, merchant banking, fixed income and equity sales, trading and research, derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates may (i) provide such financial services to Thoratec, St. Jude Medical, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain debt or equity securities, bank debt and derivative products of or relating to Thoratec, St. Jude Medical, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies. In particular, certain of Guggenheim Securities' asset management affiliates and related entities may arrange or participate in the financing for St. Jude Medical. Furthermore, Guggenheim Securities or its affiliates and its or their directors, officers, employees, consultants and agents may have investments in Thoratec, St. Jude Medical, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

        Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities' research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Thoratec, St. Jude Medical, other participants in the Merger and their respective affiliates, subsidiaries, investment funds and portfolio companies, the medical device industry and the Merger that differ from the views of Guggenheim Securities' investment banking personnel.

Opinion of Centerview Partners LLC

        On July 21, 2015, Centerview rendered to the Company Board its oral opinion, subsequently confirmed in a written opinion dated such date, to the effect that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

        The full text of Centerview's written opinion, dated July 21, 2015, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken, is attached as Annex C-2 and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview's written opinion attached as Annex C-2. Centerview's financial advisory services and opinion were provided for the information and assistance of the Company Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and the other transactions contemplated by the Merger Agreement and Centerview's opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Company Common Stock (other than the Excluded Shares) of the merger consideration to be paid to such holders pursuant to the Merger Agreement. Centerview's opinion did not address any other term or aspect of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement and does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the Merger, the other transactions contemplated by the Merger Agreement or any other matter.

        The full text of Centerview's written opinion should be read carefully in its entirety for a description of the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Centerview in preparing its opinion.

        In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

  •
  a draft of the Merger Agreement, dated July 21, 2015, referred to in this summary of Centerview's opinion as the "Draft Merger Agreement";

  •
  Annual Reports on Form 10-K of the Company for the years ended January 3, 2015, December 28, 2013 and December 29, 2012;

  •
  certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

  •
  certain publicly available research analyst reports for the Company;

  •
  certain other communications from the Company to its shareholders; and

  •
  certain internal information (collectively, "Internal Data") relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview's analysis, which forecasts, analyses and projections were included in the Strategic Plan (Base Case Revenue Forecasts only) and the Updated Strategic Plan as described in the section entitled "—Certain Financial Forecasts" beginning on page 67 of this proxy statement.

        Centerview also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Merger and the other transactions contemplated by the Merger Agreement with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

        Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Company's consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Company's direction, that the Internal Data (including, without limitation, the financial forecasts provided to Centerview) was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the Company's direction, on the Internal Data for purposes of Centerview's analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which they were based. In addition, at the Company's direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. Centerview assumed, at the Company's direction, that the final executed Merger Agreement would not differ in any respect material to Centerview's analysis or opinion from the Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at the Company's direction, that the Merger and the other transactions contemplated by the Merger Agreement will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview's analysis or Centerview's opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger and the other transactions contemplated by the Merger Agreement, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview's analysis or Centerview's opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Merger and the other transactions contemplated by the Merger Agreement on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

        Centerview's opinion expressed no view as to, and did not address, the Company's underlying business decision to proceed with or effect the Merger and the other transactions contemplated by the Merger Agreement, or the relative merits of the Merger and the other transactions contemplated by the Merger Agreement as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview's opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview's written opinion, to the holders of shares of Company Common Stock (other than the Excluded Shares) of the merger consideration to be paid to such holders pursuant to the Merger Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement, including, without limitation, the structure or form of the Merger, the other transactions contemplated by the Merger Agreement or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with (including the voting agreement referenced therein) or otherwise contemplated by the Merger and the other transactions contemplated by the Merger Agreement, including, without limitation, the fairness of the Merger and the other transactions contemplated by the Merger Agreement or any other term or aspect of the Merger or the other transactions contemplated by the Merger Agreement to, or any consideration to be received in connection therewith by, or the impact of the Merger and the other transactions contemplated by the Merger Agreement on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Merger and the other transactions contemplated by the Merger Agreement, whether relative to the merger consideration to be paid to the holders of shares of Company Common Stock pursuant to the Merger Agreement or otherwise. Centerview's opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview's written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview' written opinion. Centerview's opinion does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the Merger and the other transactions contemplated by the Merger Agreement or any other matter. Centerview's financial advisory services and its written opinion were provided for the information and assistance of the Company Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger and the other transactions contemplated by the Merger Agreement. The issuance of Centerview's opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

  Summary of Centerview Financial Analysis

        The following is a summary of the material financial analyses prepared and reviewed with the Company Board in connection with Centerview's opinion, dated July 21, 2015. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview's view of the actual value of the Company. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview's financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Merger and the other transactions contemplated by the Merger Agreement. None of the Company, Parent, Merger Sub, St. Jude Medical or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the Company do not purport to be appraisals or reflect the prices at which the Company may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 20, 2015 and is not necessarily indicative of current market conditions. The implied per share equity value ranges described below were based on the fully diluted outstanding Company Common Stock calculated on a treasury stock method basis (taking into account outstanding in-the-money options, restricted stock units, or RSUs, performance share units, or PSUs, and other equity awards) based on information provided by the Company.

  Selected Public Company Analysis

        Centerview compared certain financial information for the Company to corresponding financial information for the following publicly traded companies that Centerview deemed comparable, based on its experience and professional judgment, to the Company:

  •
  ABIOMED, Inc.

  •
  Globus Medical, Inc.

  •
  HeartWare International, Inc.

  •
  Integra LifeSciences Holdings Corporation

  •
  Masimo Corporation

  •
  Natus Medical Incorporated

  •
  NuVasive, Inc.

  •
  ResMed Inc.

  •
  The Cooper Companies, Inc.

  •
  The Spectranetics Corporation

        Although none of the selected companies is directly comparable to the Company, the companies listed above were chosen by Centerview, among other reasons, because they are publicly traded medical technology companies with certain operational, business and/or financial characteristics that, for purposes of Centerview's analysis, may be considered similar to those of the Company.

        Centerview calculated and compared financial multiples for the selected companies based on publicly available information it obtained from SEC filings, FactSet (a data source containing historical and estimated financial data) and other Wall Street research, and closing stock prices on July 20, 2015. With respect to each of the selected companies, Centerview calculated (1) enterprise value (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, RSUs, PSUs and other equity awards plus the book value of debt and certain liabilities less cash equivalents) as a multiple of Wall Street research analyst consensus estimated revenues for calendar years 2015 and 2016) and (2) enterprise value as a multiple of estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for calendar years 2015 and 2016.

        The results of this analysis are summarized as follows:

	Revenue Multiple		EBITDA Multiple
	2015E	2016E	2015E	2016E
High	5.4x	5.0x	19.0x	16.8x
75th Percentile	4.9x	4.4x	18.5x	16.2x
Median	4.5x	4.1x	15.3x	14.2x
25th Percentile	3.6x	3.3x	14.1x	12.7x

        Companies which had a revenue multiples above 10x and/or EBITDA multiples above 35x were excluded from the applicable summary statistics above as outliers.

        Based on the foregoing, Centerview applied a range of (i) 4.5x to 5.4x, representing the median and high, respectively, of estimated 2015 revenue multiples derived from the selected comparable companies, to the Company's estimated calendar year 2015 revenue of $514 million, based on the financial forecasts provided to Centerview, which resulted in an implied per share equity value range for Company Common Stock of approximately $44.65 to $51.95; (ii) 4.1x to 5.0x, representing the median and high, respectively, of estimated 2016 revenue multiples derived from the selected comparable companies, to the Company's estimated calendar year 2016 revenue of $586 million, based on the financial forecasts provided to Centerview, which resulted in an implied per share equity value range for Company Common Stock of approximately $46.05 to $54.45; (iii) 15.3x to 19.0x, representing the median and high, respectively, of estimated 2015 EBITDA multiples derived from the selected comparable companies, to the Company's estimated calendar year 2015 EBITDA of $87 million, based on the financial forecasts provided to Centerview, which resulted in an implied per share equity value range for Company Common Stock of approximately $27.60 to $33.20; and (iv) 14.2x to 16.8x, representing the median and high, respectively, of estimated 2016 EBITDA multiples derived from the selected comparable companies, to the Company's estimated calendar year 2016 EBITDA of $116 million, based on the financial forecasts provided to Centerview, which resulted in an implied per share equity value range for Company Common Stock of approximately $33.00 to $38.00. Centerview compared these ranges to the merger consideration of $63.50 per share to be paid to the holders of shares of Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement.

  Selected Precedent Transactions Analysis

        Centerview reviewed and analyzed certain information relating to selected transactions involving medical technology companies that Centerview, based on its experience and judgment as a financial advisor, deemed relevant to consider in relation to the Company, the Merger and the other transactions contemplated by the Merger Agreement. These transactions were:

Date Announced	Target	Acquiror
12/17/14	Volcano Corporation	Royal Philips
09/15/14	Nobel Biocare Holding AG	Danaher Corporation
02/03/14	ArthroCare Corporation	Smith & Nephew, Inc.
09/25/13	MAKO Surgical Corp.	Stryker Corporation
04/29/13	Conceptus, Inc.	Bayer HealthCare LLC
12/08/13	Given Imaging Ltd.	Covidien Group S.a.r.l.
12/04/12	Gambro AB	Baxter International Inc.
11/28/12	Healthpoint Biotherapeutics	Smith & Nephew plc
03/12/12	ZOLL Medical Corporation	Asahi Kasei Corporation
12/15/11	SonoSite, Inc.	FUJIFILM Holdings Corporation
10/03/11	Atrium Medical Corporation	Getinge Group
07/13/11	Kinetic Concepts, Inc.	Apax Partners, et al.
04/11/11	American Medical Systems Holdings, Inc.	Endo Pharmaceuticals Holdings Inc.
10/28/10	Boston Scientific Corporation Neurovascular Division	Stryker Corporation
10/18/10	AGA Medical Holdings, Inc.	St. Jude Medical, Inc.
06/01/10	ev3 Inc.	Covidien Group S.a.r.l.

        No company or transaction used in this analysis is identical or directly comparable to the Company or the Merger and the other transactions contemplated by the Merger Agreement. The companies included in the selected transactions above were selected, among other reasons, because they have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of the Company. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of the Company and the companies included in the selected precedent transactions analysis. This analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies and the Company.

        Financial data for the precedent transactions was based on publicly available information at the time of the announcement of the relevant transactions that Centerview obtained from SEC filings, relevant press releases, Bloomberg, FactSet and Wall Street research. Using publicly available information, Centerview calculated, for each selected transaction, the enterprise value implied for each target company based on the consideration payable in the applicable selected transaction (i) as a multiple of the target company's revenues for the last twelve month, or LTM, period ended prior to the transaction announcement; (ii) as a multiple of the target company's next-twelve month, or NTM, estimated revenues, at the time of the transaction announcement; (iii) as a multiple of the target company's LTM EBITDA for the period ended prior to the transaction announcement; and (iv) as a multiple of the target company's NTM estimated EBITDA, at the time of the transaction announcement.

        The results of this analysis are summarized as follows:

Enterprise Value
	LTM Revenues	NTM Revenues	LTM EBITDA	NTM EBITDA
High	7.9x	6.9x	34.1x	21.3x
75th Percentile	4.9x	4.7x	28.5x	20.1x
Median	4.0x	3.9x	17.5x	14.9x
25th Percentile	3.1x	2.9x	13.9x	13.3x

        Revenue multiples above 10x and EBITDA multiples above 35x were excluded from the applicable summary statistics above as outliers.

        Based on this analysis and other considerations that Centerview deemed relevant in its professional judgment and expertise, Centerview applied an illustrative range of (i) 4.0x to 7.9x, representing the median and high, respectively, of LTM revenue multiples derived from the precedent transactions, to the Company's LTM revenue of $484 million as of June 30, 2015, which resulted in an implied per share equity value range for Company Common Stock of approximately $37.95 to $69.50; (ii) 3.9x to 6.9x, representing the median and high, respectively, of estimated NTM revenue multiples derived from the precedent transactions, to the Company's estimated NTM revenue of $557 million, as derived from the financial forecasts provided to Centerview, which resulted in an implied per share equity value range for Company Common Stock of approximately $41.55 to $70.15; (iii) 17.5x to 34.1x, representing the median and high, respectively, of LTM EBITDA multiples derived from the precedent transactions, to the Company's LTM EBITDA of $85 million as of June 30, 2015, which resulted in an implied per share equity value range for Company Common Stock of approximately $30.20 to $54.05; and (iv) 14.9x to 21.3x, representing the median and high, respectively, of estimated NTM EBITDA multiples derived from the precedent transactions, to the Company's estimated NTM EBITDA of $100 million, as derived from the financial forecasts provided to Centerview, which resulted in an implied per share equity value range for Company Common Stock of approximately $30.40 to $41.30. Centerview compared these ranges to the merger consideration of $63.50 per share to be paid to the holders of shares of Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement.

  Discounted Cash Flow Analysis

        Centerview performed a discounted cash flow analysis of the Company based on the financial forecasts provided to it. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the "present value" of estimated future cash flows of the asset. "Present value" refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Centerview calculated a range of illustrative enterprise values for the Company by (a) discounting to present value as of June 30, 2015, using discount rates ranging from 9.5% to 11.0% (reflecting Centerview's analysis of the Company's weighted average cost of capital), using the mid-year convention: (i) the forecasted fully-taxed unlevered free cash flows of the Company during the period beginning on July 1, 2015 and ending on December 31, 2025, as derived by Centerview from Non-GAAP Operating Income and other relevant line items in the forecasts provided by the Company based on guidance provided by the Company and reviewed and approved for Centerview's use by the Company's management and (ii) a range of illustrative terminal values of the Company as of December 31, 2025 calculated by Centerview applying perpetuity growth rates to the Company's fully-taxed unlevered free cash flows for the terminal year ranging from 1% to 3% and (b) adding to the foregoing results the Company's estimated net cash balance of $240 million as of

July 17, 2015, as provided by management of the Company. Centerview divided the result of the foregoing calculations by the Company's fully diluted outstanding Company Common Stock to derive an implied per share equity value range of approximately $53.95 to $76.85 per share. Centerview compared this range to the merger consideration of $63.50 per share to be paid to the holders of shares of Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement.

  Other Considerations

        Centerview noted for the Company Board certain additional factors solely for informational purposes, including, among other things, the following:

  •
  Historical closing trading prices of Company Common Stock during the 52-week period ended July 20, 2015, which reflected low and high stock closing prices for the Company during such period of approximately $22.74 to $48.81 per share;

  •
  Stock price targets for Company Common Stock in publicly available Wall Street research analyst reports, which indicated low and high stock price targets for the Company ranging from $41.00 to $53.50 per share; and

  •
  An analysis of premiums paid in the selected transactions involving medical technology companies, as set forth above under "—Summary of Centerview Financial Analysis—Selected Precedent Transactions Analysis" beginning on page 64 of this proxy statement, for which premium data was available. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the closing price of the target company's common stock for the date one day prior to the date on which the trading price of the target's common stock was perceived to be affected by a potential transaction. The high, 75th percentile, median and 25th percentile premiums paid for the selected transactions were 58%, 31%, 24% and 19%, respectively. Centerview applied the median and high premiums of such transactions to the Company's closing stock price on July 20, 2015 of $48.81, which resulted in an implied share price range of approximately $60.45 to $77.15 per share.

  General

        The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

        Centerview's financial analyses and opinion were only one of many factors taken into consideration by the Company Board in its evaluation of the Merger and the other transactions contemplated by the Merger Agreement. Consequently, the analyses described above should not be viewed as determinative of the views of the board or management of the Company with respect to the merger consideration or as to whether the Company Board would have been willing to determine that a different consideration was fair. The consideration for the Merger and the other transactions contemplated by the Merger Agreement was determined through arm's-length negotiations between the Company and Parent and was approved by the Company Board. Centerview did not recommend any specific amount of consideration to the Company or the Company Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger and the other transactions contemplated by the Merger Agreement.

        Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, Centerview has not provided investment banking or other services to the Company, Parent, Merger Sub, or St. Jude Medical for which it has received any compensation. Centerview may provide investment banking and other services to or with respect to the Company, Parent or St. Jude Medical, or their respective affiliates in the future, for which it may receive compensation. Certain (i) of Centerview's and its affiliates' directors, officers, members and employees, or family members of such persons, (ii) of Centerview affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, St. Jude Medical or any of their respective affiliates or any other party that may be involved in the Merger and the other transactions contemplated by the Merger Agreement.

        The Company Board selected Centerview as its financial advisor in connection with the Merger and the other transactions contemplated by the Merger Agreement based on Centerview's reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and the other transactions contemplated by the Merger Agreement.

        In connection with Centerview's services as the financial advisor to the Company Board, the Company paid Centerview an aggregate fee of $1,500,000 upon the rendering of Centerview's opinion. In addition, the Company has agreed to reimburse certain of Centerview's reasonable expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview's engagement.

Certain Financial Forecasts

        Thoratec does not in the ordinary course make public prospective financial projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with Thoratec's evaluation of the Merger and the other transactions contemplated by the Merger Agreement, our management updated certain financial forecasts regarding Thoratec (for the purposes of this section, the "Forecasts"). In developing the Forecasts, the Company's management made assumptions with respect to factors such as the global macroeconomic environment, foreign exchange rates, as well as company specific factors such as clinical trial costs, market launch dates and the success of new product introductions. The Forecasts were updated on a different basis, for a different purpose and at a different time than the Company's public guidance as to its annual financial performance and on a different basis, for a different purpose and at a different time than other internal financial forecasts that Company management may prepare for its own use or for the use of the Company Board in evaluating the Company's business. The Forecasts were updated in connection with the evaluation of the Merger and do not, and were not intended to, correspond to the Company's public guidance as to its annual financial performance and do not, and were not intended to, update or revise the Company's public guidance as to its annual financial performance.

        The following is a summary of the Forecasts, some of which were provided to St. Jude Medical and certain of its advisors in connection with St. Jude Medical's due diligence process and all of which were provided to the Company Board in connection with their evaluation of the Merger.

        The below table summarizes certain Forecasts reviewed and approved by the Company Board in June 2015 (the "Strategic Plan"), which were provided to Guggenheim Securities, Centerview, St. Jude Medical and certain of its advisors. The below non-GAAP measures included in the Strategic Plan exclude the impact of (1) stock-based compensation, (2) amortization and impairment of intangible assets, (3) transaction-related expenses, (4) potential non-recurring litigation expense and (5) earn-out adjustments.

($000s, except per share value)	2015 (Annual Operating Plan prepared in January 2015)	2015 (Update to Annual Operating Plan reflecting results in first fiscal quarter of 2015)	2016	2017	2018	2019	2020
Total Revenue*	$469,077	$491,157	$562,800	$640,300	$741,100	$950,100	$1,156,300
Non-GAAP Gross Profit	$332,516	$346,310	$399,804	$462,490	$545,561	$716,040	$878,984
Adjusted EBITDA	$107,129	$115,499	$142,083	$172,076	$216,471	$342,950	$469,908
Non-GAAP Operating Income	$97,371	$105,817	$131,784	$161,325	$205,206	$331,063	$457,498
Non-GAAP Net Income	$68,543	$74,998	$92,983	$114,439	$147,471	$238,900	$332,008
Non-GAAP EPS	$1.25	$1.35	$1.68	$2.06	$2.66	$4.30	$5.98
Cash from Operations	$69,000	$71,910	$89,290	$112,192	$146,477	$238,900	$332,008
Capital Expenditures	$(8,000)	$(8,000)	$(11,000)	$(11,000)	$(12,000)	$(9,500)	$(10,000)

*
Reflects "Base Case Revenue Forecasts" as described below.

        Set forth below is a summary of reconciliations of the non-GAAP financial information included in the Strategic Plan to the most comparable GAAP financial measures based on financial information available to, or projected by, the Company.

($000s, except per share value)	2015 (Annual Operating Plan prepared in January 2015)	2015 (Update to Annual Operating Plan reflecting results in first fiscal quarter of 2015)	2016	2017	2018	2019	2020
Stock-based Compensation	$33,972	$36,280	$37,992	$40,651	$43,497	$46,107	$48,873
Total Pre-Tax GAAP Adjustments	$40,256	$47,757	$53,110	$50,952	$49,213	$49,909	$51,103
GAAP Net Income	$40,592	$41,377	$55,858	$78,741	$113,164	$204,170	$297,069
GAAP EPS	$0.74	$0.75	$1.01	$1.42	$2.04	$3.68	$5.35

        Company management prepared three sets of total revenue Forecasts for review by the Company Board in connection with their evaluation of the Merger: base case forecasts (the "Base Case Revenue Forecasts"), the upside case forecasts (the "Upside Case Revenue Forecasts") and the downside case forecasts (the "Downside Case Revenue Forecasts"). The Company's management arrived at the Base Case Revenue Forecasts, the Upside Case Revenue Forecasts and the Downside Case Revenue Forecasts utilizing similar assumptions for each set of Forecasts with respect to the factors set forth in the first paragraph above in this section, with the primary difference among the Base Case Revenue Forecasts, the Upside Case Revenue Forecasts and the Downside Case Revenue Forecasts resulting from assumptions relating to the size and growth rate of the market both inside and outside the United States for the Company's products and timing of approvals of clinical trials. Only the Base Case Revenue Forecasts were provided to St. Jude Medical and each of Guggenheim Securities and Centerview utilized the Base Case Revenue Forecasts, as updated in the Updated Strategic Plan, for purposes of their respective financial analysis and fairness opinions.

        A summary of these total revenue Forecasts is set forth in the table below.

($millions)	2015	2016	2017	2018	2019	2020
Base Case Revenue Forecasts	$492.8	$562.9	$640.3	$741.2	$950.1	$1,156.3
Downside Case Revenue Forecasts	$492.8	$517.5	$550.4	$604.0	$689.4	$757.2
Upside Case Revenue Forecasts	$492.8	$598.6	$802.9	$1,020.1	$1,243.8	$1,505.1

        In addition, the Company's management prepared and provided to the Company Board and its advisors the following projections for unlevered free cash flows growth rate estimates for the years December 31, 2021 through December 31, 2025:

	2021	2022	2023	2024	2025
Unlevered Free Cash Flow Growth Rate	15%	10%	10%	10%	5%

        In July 2015, the Company Board approved an updated version of the Strategic Plan (the "Updated Strategic Plan") to incorporate certain updates by Company management for 2015 financial performance, which was subsequently provided to St. Jude Medical and certain of its advisors in connection with their evaluation of an acquisition of the Company and utilized by Guggenheim Securities and Centerview in connection with their fairness opinions. The below table is a summary of the Updated Strategic Plan as approved by the Company Board. The below non-GAAP measures included in the Updated Strategic Plan exclude the impact of (1) stock-based compensation, (2) amortization and impairment of intangible assets, (3) transaction-related expenses, (4) potential non-recurring litigation expense and (5) earn-out adjustments.

($000s, except per share value)	2015 (Annual Operating Plan prepared in January 2015)	2015 (Update to Annual Operating Plan reflecting results in second fiscal quarter of 2015)	2016	2017	2018	2019	2020
Total Revenue	$469,077	$513,900	$586,288	$665,345	$755,800	$958,270	$1,156,300
Non-GAAP Gross Profit	$332,516	$360,139	$414,185	$480,047	$556,382	$722,176	$878,984
Adjusted EBITDA	$107,129	$123,768	$153,763	$186,752	$225,601	$348,146	$469,908
Non-GAAP Operating Income	$97,371	$114,086	$143,464	$176,002	$214,336	$336,260	$457,498
Non-GAAP Net Income	$68,543	$74,998	$92,983	$114,439	$147,471	$238,900	$332,008
Non-GAAP EPS	$1.25	$1.45	$1.82	$2.25	$2.78	$4.39	$6.00
Cash from Operations	$69,000	$76,020	$97,511	$122,680	$153,457	$243,461	$333,153
Capital Expenditures	$(8,000)	$(8,000)	$(11,000)	$(11,000)	$(12,000)	$(9,500)	$(10,000)

        Set forth below is a summary of reconciliations of the non-GAAP financial information to the most comparable GAAP financial measures based on financial information available to, or projected by, the Company.

($000s, except per share value)	2015 (Annual Operating Plan prepared in January 2015)	2015 (Update to Annual Operating Plan reflecting results in second fiscal quarter of 2015)	2016	2017	2018	2019	2020
Stock-based Compensation	$33,972	$36,280	$37,992	$40,651	$43,497	$46,107	$48,873
Total GAAP Adjustments	$40,256	$49,777	$53,110	$50,952	$49,213	$49,909	$51,103
GAAP Net Income	$40,592	$45,516	$62,827	$88,754	$120,182	$208,750	$298,221
GAAP EPS	$0.74	$0.82	$1.13	$1.60	$2.17	$3.76	$5.37

        The Forecasts should be read together with the historical financial statements of the Company, which have been filed with the SEC, and the other information regarding the Company contained elsewhere in this proxy statement. None of the Forecasts were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Forecasts do not purport to present financial information in accordance with U.S. generally accepted accounting principles. The Company's registered public accounting firm has not examined, compiled or otherwise applied or performed any procedures with respect to the Forecasts, nor has it expressed any opinion or given any form of assurance with respect to such information or their reasonableness, achievability or accuracy, and accordingly, such registered public accounting firm assumes no responsibility for them.

        None of the Company or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or to any other person regarding the ultimate performance of the Company compared to the information contained in the Forecasts or that forecasted results will be achieved, and except as may be required by applicable law, none of them intend to update or otherwise revise or reconcile the Forecasts to reflect circumstances existing after the date such Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Forecasts are shown to be in error.

Interests of Our Directors and Executive Officers in the Merger

        In considering the recommendation of the Company Board that the shareholders vote to approve the Merger Proposal, the shareholders should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the shareholders generally. The members of the Company Board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending to the shareholders that the Merger be approved. See the section entitled "—Recommendation of the Company Board; Our Reasons for the Merger" beginning on page 40 of this proxy statement. The shareholders should take these interests into account in deciding whether to vote "FOR" the Merger Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

  Treatment of Thoratec Equity Awards

        Under the Merger Agreement, the equity awards held by our directors and executive officers as of the effective time of the Merger will be treated as follows:

        Unvested Stock Options.    As of the effective time of the Merger, each unexpired and unexercised Stock Option granted under any Thoratec equity plan that is unvested, other than certain unvested Stock Options held by non-employee directors and certain non-continuing employees as described below, will be converted into and become an Assumed Restricted Stock Award covering that number of restricted shares of St. Jude Medical common stock equal to the quotient of (i) the product of (a) the total number of unvested and unexercisable shares of Company Common Stock underlying the Stock Option and (b) the excess, if any, of $63.50 over the exercise price per share of the Stock Option, divided by (ii) the Exchange Price, rounded down to the nearest whole share; provided, however, that with respect to any such Stock Options that are outstanding immediately prior to the effective time of the Merger, and which have an exercise price greater than $63.50, such Stock Options will not be assumed by St. Jude Medical and will not convert into an Assumed Restricted Stock Award but will automatically terminate as of the effective time of the Merger. From and after the effective time of the Merger, each Assumed Restricted Stock Award will (i) be subject to a risk of forfeiture that will lapse in accordance with the vesting schedule of the corresponding Stock Option and (ii) be administered by St. Jude Medical and its compensation committee.

        Vested Stock Options.    As of immediately prior to the effective time of the Merger, each Stock Option that is outstanding and vested will be cancelled and converted into the right to receive the Option Payment, without interest and subject to deduction for any required withholding taxes. If the exercise price of such Stock Option is equal to or greater than $63.50, the Stock Option will be canceled without any payment being made in respect thereof.

        Unvested Restricted Stock Units.    As of the effective time of the Merger, each outstanding RSU granted pursuant to any Thoratec equity plan that is unvested, other than certain unvested RSUs held by non-employee directors and certain non-continuing employees as described below, will be converted into and become an award of St. Jude Medical restricted stock units on the same terms and conditions (including any forfeiture provisions or repurchase rights, and treating for this purpose any performance-based vesting conditions as having been attained at the "maximum" level) as were applicable under such RSUs as of immediately prior to the effective time of the Merger, except that from and after the effective time of the Merger (i) the number of shares of St. Jude Medical common stock underlying each award of St. Jude Medical restricted stock units will be equal to the number of shares of Company Common Stock underlying the award immediately prior to the effective time of the Merger multiplied by the Exchange Ratio, rounded down to the nearest whole share and (ii) St. Jude Medical and its compensation committee will be substituted for Thoratec and its compensation committee. Any remaining fractional share will be cancelled and converted into the right to receive cash based on the terms of the Merger Agreement.

        Vested Restricted Stock Units.    As of immediately prior to the effective time of the Merger, each RSU that is outstanding and vested will be cancelled and converted into the right to receive the RSU Payment, without interest and subject to deduction for any required withholding taxes.

        Accelerated Vesting Amendment.    Each Assumed Restricted Stock Award and award of St. Jude Medical restricted stock units held by an employee at the level of director or above, which includes our executive officers, is subject to the accelerated vesting provisions of the Accelerated Vesting Amendment.

        Accelerated Vesting of Certain Stock Options and RSUs.    The vesting of any RSUs and/or Stock Options that are outstanding and unvested as of immediately prior to the effective time of the Merger and held by (i) our non-employee directors and (ii) any former employees or any employees whose employment is expected to terminate upon or shortly after the effective time of the Merger (as mutually agreed between Thoratec and St. Jude Medical and which may include certain of our executive officers) will accelerate in full (treating for this purpose any performance-based vesting conditions for an RSU as having been attained at "maximum" level) and the award will be cancelled in exchange for the right to receive the RSU Payment or the Option Payment, as applicable.

        For an estimate of the amounts that would be payable to each of our named executive officers on settlement of their unvested Stock Options and RSUs, see the section entitled "—Quantification of Payments and Benefits to Our Named Executive Officers" beginning on page 74 of this proxy statement. We estimate that the aggregate amount that would be payable to our non-employee directors and our executive officers who are not named executive officers for their unvested Stock Options and RSUs assuming that the Merger was completed on August 21, 2015 and the executive officers experienced a qualifying termination on such date is $3,121,216 and $1,515,099, respectively. The amounts above are determined using a per share price of Company Common Stock of $63.50 and the other assumptions set forth in footnote 2 of the table under the section entitled "—Quantification of Payments and Benefits to Our Named Executive Officers" beginning on page 74 of this proxy statement.

  Employment and Separation Benefits Agreements

        Each of our executive officers, other than Mr. Burbach who resigned his employment in September 2014, is a party to an individual employment agreement or separation benefits agreement (collectively, the "Employment Agreements"). In the context of the Merger, the Employment Agreements provide certain change in control separation benefits in the event that, within the period commencing on the effective time of the Merger (or, for Mr. Grossman, 3 months prior to the effective time of the Merger) and ending 18 months following the effective time of the Merger, the executive's employment is terminated (i) by Thoratec (or a successor entity) other than for cause (as defined in the applicable Employment Agreement) or (ii) by the executive for good reason (as defined in the applicable Employment Agreement).

        Under each of the Employment Agreements, if an executive officer experiences a qualifying termination, the executive is entitled to:

  •
  a cash payment equal to 2.0 (or 2.5 for Mr. Grossman) times the sum of (i) the executive officer's annual base salary and (ii) the greatest of the executive officer's actual or target bonus for the year prior to his termination of employment or the executive officer's target bonus for the year of termination, payable in a lump sum on the first payroll date following the date the executive's general release of claims becomes effective and irrevocable;

  •
  a monthly payment, for up to 12 months (or 30 months for Mr. Grossman), equal to the cost of any COBRA continuation coverage elected by the executive to the same extent the Company paid for such benefits prior to the executive's termination (Ms. Antonucci, the Company's President, International, is not eligible for this benefit as she provides services to Thoratec in France); and

  •
  accelerated vesting of all of the executive's then-unvested Stock Options and RSUs.

The foregoing payments and benefits are subject to the executive's execution of a release of claims against Thoratec (or its successor). The Employment Agreement for Mr. Lehman also provides that he will be entitled to reimbursement for any excise taxes imposed under Section 4999 of the Internal Revenue Code as well as a gross-up payment equal to any income and excise taxes payable as a result of the reimbursement for the excise taxes.

        Mr. Burbach, one of our named executive officers for 2014, resigned from Thoratec in September 2014. In connection with his resignation, Mr. Burbach entered into an agreement with Thoratec that provides for him to remain a consultant providing transition services to Thoratec through March 31, 2016 earning a consulting fee of $10,000 per month. No Stock Options or RSUs were accelerated in connection with Mr. Burbach's resignation, but outstanding RSUs continue to vest through the end of Mr. Burbach's consulting period. Mr. Burbach's Stock Options and RSUs will be treated in the Merger as described in the section above.

        For an estimate of the value of the payments and benefits described above under each of the Employment Agreements that would be payable to our executive officers, see the section entitled "—Quantification of Payments and Benefits to Our Named Executive Officers" beginning on page 74 of this proxy statement. We estimate that the potential severance payments that may be payable to our executive officers who are not named executive officers assuming that the Merger was completed on August 21, 2015 is $1,454,423 (as converted from Euros using a conversion ratio of one Euro for 1.16125 US Dollars). The amount above is determined using the assumptions set forth in footnote 1 of the table under the section entitled "—Quantification of Payments and Benefits to Our Named Executive Officers" beginning on page 74 of this proxy statement.

  Bonus Plan Amendments

        In connection with the signing of the Merger Agreement, the Company Board approved the Bonus Plan Amendment to provide that, under each annual bonus plan, including the annual bonus plan in which executive officers participate, (i) the performance period for determining 2015 bonuses under the plan will end on the last day of the month prior to the closing of the Merger (the "Measurement Date") (ii) the achievement of any corporate goal will be calculated against the year-to-date operating plan to the Measurement Date, (iii) the achievement of any corporate goal will be applied as though it were achieved for the full year, (iv) personal goals will be deemed achieved at 100%, and (v) the bonus earned under the plan will be paid at or shortly after closing of the Merger.

        For an estimate of the value of the potential bonus payments for 2015 that may be payable to each of our executive officers, see the section entitled "—Quantification of Payments and Benefits to Our Named Executive Officers" beginning on page 74 of this proxy statement. We estimate that the potential bonus payments for 2015 that may be payable to our executive officers who are not named executive officers assuming that the Merger was completed on August 21, 2015 is $224,200 (as converted from Euros using a conversion ratio of one Euro for 1.16125 US Dollars). The amount above is determined using the assumptions set forth in footnote 1 of the table under the section entitled "—Quantification of Payments and Benefits to Our Named Executive Officers" beginning on page 74 of this proxy statement.

  Letter Agreements

        In connection with the execution and delivery of the Merger Agreement, we entered into a letter agreement with each of our named executive officers, other than Messrs. Lehman and Burbach, that provides for a cash payment (capped at a certain amount) in an amount sufficient to pay any excise tax required to be paid by the named executive officer in connection with the Merger under Internal Revenue Code Section 4999, as well as any additional income, employment and excise taxes payable with respect to the payment for such excise taxes. The actual amounts to be paid to the named executive officers will not be determinable until after the effective time of the transactions contemplated by the Merger Agreement, provided that the maximum amount payable to all disqualified individuals, including our executive officers, will not exceed $35.952 million in the aggregate. When determining whether to approve these letter agreements, the Company Board considered the strong desire to continue to align the interests of executive officers with shareholder interests through substantial and meaningful officer equity ownership. Each of our executive officers party to a letter agreement has a significant number of unvested equity awards. The Company Board determined that the effect of accelerating the vesting of, or canceling, such awards would be to lose significant retention value during a crucial period.

        Therefore, after careful consideration, the Company Board concluded that, if the Merger Proposal is approved, we would provide the covered individuals the protection included in the letter agreements. These amounts will be paid, if at all, when the related withholding taxes are owed.

        While the actual amounts to be paid to the executive officers by Thoratec will not be determinable until after the effective time of the Merger, for the maximum value of the potential payments that could be made to each of our named executive officers under the letter agreements, see the section entitled "—Quantification of Payments and Benefits to Our Named Executive Officers" beginning on page 74 of this proxy statement. Our executive officers who are not named executive officers did not enter into any such letter agreements, so are not eligible for any similar payments.

  Indemnification of Directors and Officers

        Our articles of incorporation eliminates the liability of our directors for monetary damages and authorizes the indemnification of directors, officers and employees to the fullest extent permitted by California law. Subject to certain requirements, our bylaws provide that our directors, officers, employees and other persons described in Section 317(a) of the California Corporations Code, including persons formerly occupying any such position, will be indemnified and further provide for the advancement to them of expenses incurred in connection with defending any proceeding arising out of their status as such to the fullest extent permitted by law. We believe that these limitation of liability and indemnification provisions are useful to attract and retain qualified directors and officers.

        The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        In addition, we have entered into separate indemnification agreements with our directors and certain of our officers. We believe the indemnification agreements assist us in attracting and retaining qualified individuals to serve as directors and officers of our Company. The indemnification agreements state that we will indemnify an officer or director to the maximum extent permitted under California law, including third party actions and derivative actions.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

  Quantification of Payments and Benefits to Our Named Executive Officers

        In accordance with Item 402(t) of Regulation S-K, the table below sets forth the amount of payments and benefits that each of our named executive officers may receive in connection with the Merger, assuming that the Merger was consummated and such executive officer experienced a qualifying termination on August 21, 2015. The amounts below are determined using a per share price of Company Common Stock of $63.50. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
D. Keith Grossman	5,250,000	40,218,487	71,097	24,280,212	69,819,796
David A. Lehman	1,575,200	4,147,961	28,439	0	5,751,600
Taylor C. Harris	1,848,000	5,113,009	28,353	2,335,782	9,325,144
Niamh Pellegrini	1,754,400	6,112,732	27,987	2,163,803	10,058,922
Vasant Padmanabhan	1,540,000	3,843,447	27,987	1,656,524	7,067,958
Gerhard F. Burbach(5)	0	0	0	0	0

(1)
Amount represents the cash severance that each named executive officer is eligible to receive under his Employment Agreement, as well as the named executive officer's 2015 cash bonus under our annual bonus plan, other than Mr. Burbach who resigned his employment with Thoratec in September 2014 and is not eligible for severance or a cash bonus.

Cash severance would be payable in a lump sum upon a "double-trigger" qualifying termination, as described above in "—Employment and Separation Benefits Agreements" beginning on page 71 of this proxy statement, within the period of time commencing on the effective time of the Merger (or, for Mr. Grossman, 3 months prior to the effective time of the Merger) and ending 18 months following the effective time of the Merger. In such an event, each named executive officer, other than Mr. Burbach, would be entitled to receive a cash payment equal to 2.0 (or 2.5 for Mr. Grossman) times the sum of (i) the named executive officer's annual base salary and (ii) the greatest of the named executive officer's actual or target bonus for the year prior to termination of the named executive officer's target bonus for the year of termination.

Under the Bonus Plan Amendment, upon the closing of the Merger, each named executive officer, other than Mr. Burbach, will be entitled to a cash payment under the annual bonus plan based on corporate performance calculated as of the last day of the month prior to the closing of the Merger, personal goals deemed achieved at 100% and the bonus paid as though the full year was completed. We have used an estimate of the applicable corporate performance goals under the Bonus Plan in which the named executive officers participate will be deemed satisfied at 200% of the target goals, in order to show the maximum amounts that may be payable, although these amounts may be lower depending on actual corporate performance when the Merger closes. Payment of bonuses pursuant to the Bonus Plan Amendment would be based on a "single trigger," the closing of the Merger, subject to the named executive officer remaining employed with Thoratec through the closing of the Merger.

  The following table quantifies each separate form of cash compensation included in the aggregate total reported in the column.

Name	Base Salary Component of Severance ($)	Bonus Component of Severance ($)	2015 Bonus ($)
D. Keith Grossman	1,750,000	1,750,000	1,400,000
David A. Lehman	716,000	429,600	429,600
Taylor C. Harris	840,000	504,000	504,000
Niamh Pellegrini	731,000	511,700	511,700
Vasant Padmanabhan	700,000	420,000	420,000
Gerhard F. Burbach	0	0	0
(2)
Pursuant to the terms and conditions of the applicable Employment Agreement, each named executive officer, other than Mr. Burbach who resigned his employment with Thoratec in September 2014, would be entitled to accelerated vesting of his assumed and outstanding RSUs and Stock Options upon a "double trigger" qualifying termination as described in footnote (1) above within the period of time commencing on the effective time of the Merger (or, for Mr. Grossman, 3 months prior to the effective time of the Merger) and ending 18 months following the effective time of the Merger. Mr. Burbach is not entitled to any vesting acceleration for his equity awards.

We have assumed that the named executive officers will experience a qualifying termination at the effective time of the Merger, and as a result, the unvested Stock Options held by our named executive officers will not be converted into Assumed Restricted Stock Awards for purposes of these calculations. The value of the unvested and accelerated Stock Options is the difference between the value of $63.50 per share and the exercise price of the Stock Option, multiplied by the number of unvested shares as of August 21, 2015 and the value of the unvested and accelerated RSUs is equal to $63.50 multiplied by the number of unvested RSUs as of August 21, 2015 (treating for this purpose any performance-based vesting conditions to which such RSUs are subject as having been attained at "maximum" level, pursuant to the terms of the Merger Agreement), in each case, consistent with the methodology applied under SEC Regulation M-A Item 1011(b) and Regulation S-K Item 402(t)(2). The amounts in this column for the unvested and accelerated Stock Options and RSUs do not reflect any taxes payable by the named executive officers.

Name	Value of Unvested Stock Options ($)	Value of Unvested RSUs ($)
D. Keith Grossman	0	40,218,487
David A. Lehman	1,174,097	2,973,864
Taylor C. Harris	1,205,251	3,907,758
Niamh Pellegrini	2,815,304	3,297,428
Vasant Padmanabhan	1,126,091	2,717,356
Gerhard F. Burbach	0	0
(3)
Under each individual Employment Agreement, upon a "double trigger" qualifying termination as described in footnote (1) above within the period of time commencing on the effective time of the Merger (or, for Mr. Grossman, 3 months prior to the effective time of the Merger) and ending 18 months following the effective time of the Merger, each named executive officer, other than Mr. Burbach who resigned his employment with Thoratec in September 2014, is entitled to a monthly payment equal to the cost of any COBRA continuation coverage elected by the named executive officer to the same extent we paid for such benefits prior to the executive's termination for up to 12 months (or 30 months, in the case of Mr. Grossman).

(4)
In connection with the signing of the Merger Agreement, each named executive officer, other than Mr. Lehman and Mr. Burbach, entered into a letter agreement that provides for a cash payment in an amount sufficient to pay any excise tax required to be paid by the employee in connection with the Merger under Internal Revenue Code Section 4999, as well as any additional income, employment and excise taxes payable with respect to the payment for such excise taxes. In addition to calculating any such payment related to the equity award acceleration, the gross-up payment quantified in the table assumes both the payment of severance (which is a "double-trigger" payment) and the bonus awards (which is a "single-trigger" payment).

(5)
Mr. Burbach resigned from Thoratec in September 2014. In connection with his resignation, Mr. Burbach remained as a consultant providing transition services to Thoratec through March 31, 2016 and is paid a consulting fee of $10,000 per month. No Stock Options or RSUs were accelerated in connection with Mr. Burbach's resignation, but he continues to vest through the end of his consulting period. Mr. Burbach's Stock Options and RSUs are not subject to any accelerated vesting and, as a result, no value is associated with Mr. Burbach's outstanding but unvested Stock Options and RSUs in the table above. In addition, Mr. Burbach is not entitled to any severance or bonus payment.

Delisting and Deregistration of Company Common Stock

        If the Merger is completed, Company Common Stock will no longer be listed on NASDAQ, we will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Material U.S. Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences of the Merger to holders of Company Common Stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. No ruling has been requested from the IRS in connection with the Merger. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. No opinion of counsel has been or will be rendered with respect to the tax consequences of the Merger.

        This discussion assumes that holders of Company Common Stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company Common Stock in light of such holder's particular circumstances, nor does it discuss the special considerations applicable to holders of Company Common Stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, real estate investment trusts, personal holding companies, regulated investment companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who hold Company Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders whose functional currency is not the U.S. dollar. This discussion does not address the impact of the Medicare contribution tax or any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder. In addition, this discussion does not address the U.S. federal income tax consequences to dissenting shareholders or holders of Company Common Stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements.

        We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Merger to holders of Company Common Stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships that hold Company Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

        All shareholders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Company Common Stock pursuant to the Merger.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Company Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (i) it is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

        A "non-U.S. holder" is a beneficial owner (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) of Company Common Stock that is not a U.S. holder.

  U.S. Holders

        The Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder's adjusted tax basis in the shares cancelled and converted into cash pursuant to the Merger. A U.S. holder's adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder's holding period for such shares exceeds one year as of the date of the effective time of the Merger. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company Common Stock at different times or different prices, such U.S. holder must determine such holder's tax basis, holding period, and gain or loss separately with respect to each block of Company Common Stock.

  Non-U.S. Holders

        Any gain realized on the receipt of cash in exchange for Company Common Stock pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Merger and certain other requirements are met; or

  •
  the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of the Company's outstanding shares of Company Common Stock at any time during the five years preceding the Merger, and the Company is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during such non-U.S. holder's ownership of more than 5% of the Company's outstanding shares of Company Common Stock. The Company does not believe that it is or was a "United States real property holding corporation" for U.S. federal income tax purposes.

        Gain in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

  Backup Withholding and Information Reporting

        A U.S. holder may be subject to backup withholding with respect to cash payable on the exchange of Company Common Stock in the Merger, and may be subject to various penalties, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. Each U.S. holder should properly complete and sign the IRS Form W-9 included as part of the letter of transmittal and timely return it to the paying agent in order to avoid backup withholding.

        Non-U.S. holders may also be subject to backup withholding with respect to cash payable on the exchange of Company Common Stock in the Merger unless they establish an exemption from backup withholding by properly completing and signing an appropriate IRS Form W-8 and timely returning it to the paying agent.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a holder's U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

        Payments made pursuant to the Merger will also be subject to information reporting unless an exemption applies.

        THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO COMPANY SHAREHOLDERS. THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN AND/OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Regulatory Matters

        The closing of the Merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act and the rules thereunder, the Merger may not be completed unless certain information has been furnished by St. Jude Medical and Thoratec to the Antitrust Division of the U.S. Department of Justice and to the FTC and applicable waiting periods expire or are terminated. The HSR Act requires the parties to observe a 30-day waiting period, which we refer to as the initial waiting period, during which time the Merger may not be consummated, unless that initial waiting period is terminated early. If, before the expiration of the initial waiting period, the Antitrust Division of the U.S. Department of Justice or the FTC issues a request for additional information, the parties may not consummate the transaction until 30 days after St. Jude Medical and Thoratec have each substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). St. Jude Medical and Thoratec filed their respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the FTC by July 29, 2015, and each requested early termination of the waiting period. At 11:59 p.m. Eastern time on August 28, 2015, the waiting period applicable to the Merger under the HSR Act expired.

        At any time before the effective time of the Merger, the FTC, the Antitrust Division of the U.S. Department of Justice, state attorneys general, or private parties can file suit under the antitrust laws seeking to enjoin consummation of the Merger. There can be no assurance that the Merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

  Other Jurisdictions

        Additionally, under the Merger Agreement, the Merger cannot be completed until any affirmative approval or clearance required under the antitrust laws of the Federal Republic of Germany has been obtained or is deemed to have been obtained. St. Jude Medical submitted notice of the proposed merger with the Bundeskartellamt (Federal Cartel Office) of the Federal Republic of Germany on July 28, 2015. The Bundeskartellamt approved the Merger on July 30, 2015.

Dissenters' Rights

        Holders of shares of Company Common Stock who vote their shares of Common Stock "AGAINST" the Merger Proposal and who properly demand the purchase of such shares in accordance with Chapter 13 of the CGCL will not have such shares converted into the right to receive consideration otherwise payable to the holders of shares of Company Common Stock at the effective time of the Merger, but such shares will instead be converted into the right to receive such consideration as may be determined to be due pursuant to Chapter 13 of the CGCL. A copy of Chapter 13 of the CGCL is attached to this proxy statement as Annex D.

        The following discussion is not a complete statement of the law pertaining to dissenters' rights under the CGCL and is qualified in its entirety by reference to Sections 1300 through 1313 of the CGCL, the full text of which are attached to this proxy statement as Annex D and incorporated herein by reference. Annex D should be reviewed carefully by any shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures of the relevant statute in any respect may result in the loss of dissenters' rights.

  Summary of California Dissenters' Rights

        All references in Sections 1300 through 1313 of the CGCL and in this summary to a "shareholder" are to the holder of record of shares of Company Common Stock as to which dissenters' rights are asserted. A person having a beneficial interest in shares of Company Common Stock held of record in the name of another person, such as a broker or nominee, cannot enforce dissenters' rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person's dissenters' rights.

        ANY HOLDER OF SHARES OF COMPANY COMMON STOCK WISHING TO EXERCISE DISSENTERS' RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CGCL, WHICH CONSISTS OF SECTIONS 1300-1313, MAY RESULT IN THE LOSS OF A SHAREHOLDER'S STATUTORY DISSENTERS' RIGHTS.

        Under the CGCL, shares of Company Common Stock must satisfy each of the following requirements to qualify as Dissenting Shares:

  •
  such shares of Company Common Stock must have been outstanding on the Record Date;

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  such shares of Company Common Stock must have voted "AGAINST" the Merger Proposal;

  •
  the holder of such shares of Company Common Stock must make a written demand that is received by us or our transfer agent no later than the date of the special meeting that we repurchase such shares of Common Stock at Fair Market Value (as defined below); and

  •
  the holder of such shares of Company Common Stock must submit certificates representing such shares for endorsement (as described below).

        If you desire to exercise dissenting shareholder rights and receive the Fair Market Value of your shares of our Common Stock instead of the merger consideration, your shares must be voted "AGAINST" the Merger Proposal. It will not be sufficient to abstain from voting or for your shares to be subject to a broker non-vote. If you return a signed proxy without indicating your voting preference or with instructions to vote "FOR" the Merger Proposal, your shares of our Common Stock will be voted in favor of the Merger Proposal and you will lose any dissenting shareholder rights. A vote "AGAINST" the Merger Proposal does not in and of itself constitute a demand for appraisal under California law.

        Pursuant to Sections 1300 through 1313 of the CGCL, holders of Dissenting Shares may require us to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day of, and immediately prior to, the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a consequence of the proposed Merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter ("Fair Market Value").

        By no later than the date of the special meeting to approve the Merger Proposal, Thoratec or its transfer agent must have received from any dissenting shareholder:

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  written demand that we purchase such shareholder's Dissenting Shares;

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  the written demand shall include the number and class of Dissenting Shares held of record by such dissenting shareholder that the dissenting shareholder demands that we purchase; and

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  the written demand shall include a statement of what such dissenting shareholder claims to be the Fair Market Value of the Dissenting Shares (which shall constitute an offer by the dissenting shareholder to sell the Dissenting Shares at such price). The demand and statement should be delivered to: Thoratec Corporation, 6035 Stoneridge Drive, Pleasanton, California 94588, Attention: Corporate Secretary of the Company.

        Within 10 days following approval of the Merger Proposal by the Thoratec shareholders, we are required to mail a dissenter's notice to each shareholder who is entitled to dissenting shareholder rights. The dissenter's notice must contain the following:

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  a notice of the approval of the Merger Proposal;

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  a statement of the price determined by us to represent the Fair Market Value of Dissenting Shares (which shall constitute an offer by us to purchase such Dissenting Shares at such stated price unless such shares lose their status as "dissenting shares" under Section 1309 of the CGCL);

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  a brief description of the procedure for such holders to exercise their rights as dissenting shareholders; and

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  a copy of Sections 1300 through 1304 of Chapter 13 of the CGCL.

        Within 30 days after the date on which the notice of the approval of the Merger by the outstanding shares is mailed to dissenting shareholders, a dissenting shareholder must submit to Thoratec or its transfer agent certificates representing any Dissenting Shares that the dissenting shareholder demands we purchase, so that such Dissenting Shares may either be stamped or endorsed with the statement that the shares are Dissenting Shares or exchanged for certificates of appropriate denomination so stamped or endorsed. If the Dissenting Shares are uncertificated, then such shareholder must provide written notice of the number of shares which the shareholder demands that we purchase within 30 days after the date of the mailing of the notice of the approval of the Merger Proposal. The Thoratec certificates or notice should be delivered to: Thoratec Corporation, 6035 Stoneridge Drive, Pleasanton, California 94588, Attention: Secretary of the Company.

        If upon the dissenting shareholder's surrender of the certificates representing the Dissenting Shares, a dissenting shareholder and we agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid (with interest thereon at the legal rate on judgments from the date of the agreement) to the dissenting shareholder within the later of (i) 30 days after the date of such agreement or (ii) 30 days after any statutory or contractual conditions to the completion of the Merger are satisfied.

        If a dissenting shareholder and we disagree as to the price for such Dissenting Shares or disagree as to whether such shares are entitled to be classified as Dissenting Shares, such shareholder has the right to bring an action in California Superior Court of the proper county, within six months after the date on which the notice of the shareholders' approval of the Merger Proposal is mailed, to resolve such dispute. In such action, the court will determine whether the shares of Company Common Stock held by such shareholder are Dissenting Shares and/or the Fair Market Value of such shares of Company Common Stock.

        In determining the Fair Market Value for the Dissenting Shares, the court may appoint one or more impartial appraisers to make the determination. Within a time fixed by the court, the appraiser, or a majority of them, will make and file a report with the court. If the appraisers cannot determine the Fair Market Value within 10 days of their appointment, or within a longer time determined by the court, or the court does not confirm their report, then the court will determine the Fair Market Value. Upon a motion made by any party, the report will be submitted to the court and considered evidence as the court considers relevant. The costs of the proceedings, including reasonable compensation to the appraisers appointed by the court, will be allocated between us and the dissenting shareholder(s) as the court deems equitable. However, if the appraisal of the Fair Market Value of our shares exceeds the price offered by us in the notice of approval, then we shall pay the costs. If the Fair Market Value of the shares awarded by the court exceeds 125% of the price offered by us, then the court may in its discretion impose additional costs on us, including attorneys' fees, fees of expert witnesses and interest.

        Our shareholders considering whether to exercise dissenters' rights should consider that the Fair Market Value of their shares of Company Common Stock determined under Chapter 13 of the CGCL could be more than, the same as or less than the value of the consideration to be issued and paid in connection with the Merger, as set forth in the Merger Agreement. Also, we reserve the right to assert in any appraisal proceeding that, for purposes thereof, the Fair Market Value of shares of Company Common Stock is less than the value of the consideration to be issued and paid in connection with the Merger, as set forth in the Merger Agreement. Our shareholders considering whether to exercise dissenters' rights should consult with their tax advisors for the specific tax consequences of the exercise of dissenters' rights.

        Strict compliance with certain technical prerequisites is required to exercise dissenters' rights. Our shareholders wishing to exercise dissenters' rights should consult with their own legal counsel in connection with compliance with Chapter 13 of the CGCL. Any Thoratec shareholder who fails to comply with the requirements of Chapter 13 of the CGCL, attached as Annex D to this proxy statement, will forfeit the right to exercise dissenters' rights and will, instead, receive the consideration to be issued and paid in connection with the Merger, as set forth in the Merger Agreement.

        Except as expressly limited by Chapter 13 of the CGCL, Dissenting Shares continue to have all the rights and privileges incident to their shares until the Fair Market Value of their shares is agreed upon or determined.

        Dissenting Shares lose their status as Dissenting Shares, and holders of Dissenting Shares cease to be entitled to require us to purchase such shares, upon the happening of any of the following:

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  the Merger is abandoned;

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  the Dissenting Shares are transferred before their submission to us for the required endorsement;

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  the dissenting shareholder and we do not agree on the status of the shares as Dissenting Shares or do not agree on the purchase price, but neither we nor the shareholder files a complaint or intervenes in a pending action within six (6) months after we mail a notice that our shareholders have approved the Merger Proposal; or

  •
  with our consent, the dissenting shareholder withdraws such shareholder's demand for purchase of the Dissenting Shares.

Financing of the Merger

        Consummation of the Merger is not subject to St. Jude Medical's ability to obtain financing. However, St. Jude Medical expects to obtain financing for a portion of the consideration for the Merger.

        St. Jude Medical's financing in connection with the Merger could take any of several forms or any combination of them, including but not limited to the following: (i) St. Jude Medical may enter into, and draw funds under, the Bridge Facility pursuant to the terms of the Commitment Letter; (ii) St. Jude Medical may issue senior unsecured notes; (iii) St. Jude Medical may borrow up to $2.1 billion under the Term Facility to provide a portion of the consideration for the Merger and (iv) St. Jude Medical may use cash on hand. The commitments under the Bridge Facility were reduced by $2.1 billion upon St. Jude Medical's entry into the Term Loan Agreement and, if any, when any senior unsecured notes are issued, the commitments under the Bridge Facility will automatically reduce in an amount equal to the aggregate principal amount of such senior unsecured notes.

  Bridge Facility

        Pursuant to the terms of the Commitment Letter, the proceeds of the Bridge Facility, if entered into, will be used solely to pay a portion of the cash consideration in accordance with the Merger Agreement, and to pay related fees and expenses.

        The loans under the Bridge Facility will mature on the date that is 364 days after the funding date.

        The commitments to provide the Bridge Facility under the Commitment Letter will terminate upon the earliest to occur of (i) the execution and delivery of the definitive credit documentation for the Bridge Facility, (ii) the closing of the Merger, (iii) the date on which the Merger Agreement is terminated in accordance with its terms and such termination has either been publicly announced by a party thereto or notified to the parties providing such commitments, (iv) St. Jude Medical's election to terminate all commitments under the Bridge Facility in full and (v) January 21, 2016. The Commitment Letter contains certain customary conditions to funding.

        The description of the Bridge Facility is qualified in its entirety by the copy of the Commitment Letter which is attached as Exhibit 10.2 to the Form 8-K filed by St. Jude Medical on July 22, 2015 and is incorporated in this proxy statement by reference.

  Interest Rate

        Borrowings under the Bridge Facility will bear interest, at St. Jude Medical's option, at a rate equal to either (a) LIBOR (to be defined in a manner customary for financings of this type) plus the applicable margin or (b) the Base Rate (to be defined in a manner customary for financings of this type) plus the applicable margin. The applicable margin for borrowings under the Bridge Facility may change depending on St. Jude Medical's credit ratings.

  Prepayments and Redemptions

        Subject to certain exceptions, prior to the funding date, the commitments under the Bridge Facility will be permanently reduced with, and after the funding date, the outstanding loans under the Bridge Facility will be prepaid with (a) the net cash proceeds of certain equity issuances, (b) commitments obtained for, or the net cash proceeds received from the incurrence of, certain indebtedness for borrowed money, and (c) the net cash proceeds received from the sale or other disposition of any property or assets outside the ordinary course of business or casualty or condemnation events.

        Commitments under the Bridge Facility may be reduced in whole or in part at the election of St. Jude Medical without premium or penalty. Following the funding date, loans under the Bridge Facility may be prepaid in whole or in part at the election of St. Jude Medical without premium or penalty, subject to the payment by St. Jude Medical of any funding losses and redeployment costs in the case of the prepayment of loans bearing interest with reference to the adjusted eurodollar rate other than on the last day of the related interest period.

  Covenants and Events of Default

        The Bridge Facility will contain a number of covenants that, subject to certain exceptions, contain limitations relating to: liens; disposition of assets; consolidations and mergers; loans and investments; subsidiary indebtedness; transactions with affiliates; limitation on subsidiary dividends; joint ventures; restricted payments; changes in business; and accounting changes.

        In addition, the Bridge Facility will require St. Jude Medical, from and after the funding date, not to exceed a maximum consolidated leverage ratio.

        The Bridge Facility will also contain certain customary events of default, including those relating to non-payment, breach of covenants, cross-default, bankruptcy and change of control.

  Term Facility

        Pursuant to the terms of the Term Loan Agreement, (a) the proceeds of tranche 1 of the Term Facility will be used solely to pay a portion of the cash consideration in accordance with the Merger Agreement, and to pay related fees and expenses and (b) the proceeds of tranche 2 of the Term Facility will be used to refinance certain existing indebtedness of St. Jude Medical and for general corporate purposes.

        The Term Facility (including both tranches thereunder) will mature on the fifth anniversary of the closing date thereunder.

        The commitments to provide the tranche 1 loans under the Term Facility will terminate on January 21, 2016. The Term Loan Agreement contains certain customary conditions to funding.

        The description of the Term Loan Agreement is qualified in its entirety by the copy thereof which is attached as Exhibit 10.1 to the Form 8-K filed by St. Jude Medical on August 24, 2015 and is incorporated in this proxy statement by reference.

  Interest Rate

        Borrowings under the Term Facility will bear interest, at St. Jude Medical's option, at a rate equal to either (a) LIBOR (defined in a manner customary for financings of this type) plus the applicable margin or (b) the Base Rate (defined in a manner customary for financings of this type) plus the applicable margin. The applicable margin for borrowings under the Term Facility may change depending on St. Jude Medical's credit ratings.

  Prepayments

        Loans and commitments under the Term Facility may be prepaid or reduced in whole or in part at the election of St. Jude Medical without premium or penalty, subject to the payment by St. Jude Medical of any funding losses calculated in accordance with the terms of the Term Loan Agreement.

  Covenants and Events of Default

        The Term Loan Agreement sets forth a number of negative covenants that, subject to certain exceptions, contain limitations relating to: liens; disposition of assets; consolidations and mergers; loans and investments; subsidiary indebtedness; transactions with affiliates; limitation on subsidiary dividends; joint ventures; restricted payments; changes in business; and accounting changes.

        In addition, the Term Loan Agreement requires St. Jude Medical, from and after the funding date, not to exceed a maximum consolidated leverage ratio.

        The Term Loan Agreement also sets forth certain customary events of default, including those relating to non-payment, breach of covenants, cross-default, bankruptcy and change of control.

Legal Proceedings Relating to the Merger

        Since the announcement of the Merger, four purported class action shareholder lawsuits have been filed against the Company, its directors and St. Jude Medical, Parent and Merger Sub in connection with our entrance into the Merger Agreement. The four lawsuits were filed in the Superior Court of California, County of Alameda and were consolidated under the caption In re Thoratec Corporation Shareholder Litigation (Lead Case No. RG15779109). The lawsuits generally allege that the members of the Company Board breached their fiduciary duties in negotiating and approving the Merger Agreement, that the Merger Agreement undervalues the Company, that our shareholders will not receive adequate or fair value for their Company Common Stock in the Merger (as defined below), and that the terms of the Merger Agreement impose improper deal protection terms that preclude competing offers. The lawsuits also allege that the Company, St. Jude Medical, Parent or Merger Sub aided and abetted in these breaches.

        Plaintiffs seek, among other things, to declare that the action is properly maintainable as a class action and to enjoin the Company from consummating the proposed Merger in the manner provided for by the Merger Agreement. Plaintiffs further seek unspecified money damages, costs and attorneys' and experts' fees.

THE MERGER AGREEMENT

        The following is a summary of the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

        The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about the Company contained in this proxy statement or in the Company's public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by the Company, St. Jude Medical, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. Shareholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, St. Jude Medical, Parent or Merger Sub. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, St. Jude Medical, Parent or Merger Sub, because the parties may take certain actions that are consented to by the appropriate party, which consent may be given without prior notice to the public.

Structure and Effective Time

        The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, Merger Sub, a Delaware corporation, a wholly owned subsidiary of Parent, which is a wholly owned subsidiary of St. Jude Medical, will merge with and into the Company. As a result, the separate corporate existence of Merger Sub will cease and the Company will survive the Merger and continue to exist after the Merger as a wholly owned subsidiary of Parent.

        The Merger will take place no later than the second business day after satisfaction or waiver of all conditions described under "—Conditions to Completion of Merger" beginning on page 103 of this proxy statement.

        The Merger will become effective at the time when the Company and Parent file an executed agreement of merger and an officer's certificate satisfying the CGCL with the Secretary of State of the

State of California, as provided by the CGCL, or at such other date and time as may be agreed by the parties and specified in the agreement of merger.

Merger Consideration

        The Merger Agreement provides that each share of Company Common Stock outstanding immediately prior to the effective time of the Merger (other than the Excluded Shares) will be cancelled and converted into the right to receive $63.50 in cash per share, without interest and less any applicable withholding tax.

        Shares of Company Common Stock owned by holders that perfect dissenters' rights with respect to their shares will be treated as described under "The Merger—Dissenters' Rights" beginning on page 79 of this proxy statement. All shares of Company Common Stock held by the Company or Parent or their respective subsidiaries will be cancelled and will cease to exist, with no payment being made with respect thereto.

Treatment of Thoratec Equity Awards

        Unvested Stock Options.    As of the effective time of the Merger, each unexpired and unexercised Stock Option granted under any Thoratec equity plan that is unvested, other than certain unvested Stock Options held by non-employee directors and certain non-continuing employees as described below, will be converted into and become an Assumed Restricted Stock Award covering that number of restricted shares of St. Jude Medical common stock equal to the quotient of (i) the product of (a) the total number of unvested and unexercisable shares of Company Common Stock underlying the Stock Option and (b) the excess of $63.50, if any, over the exercise price per share of the Stock Option, divided by (ii) the Exchange Price, rounded down to the nearest whole share; provided, however, that with respect to any such Stock Options that are outstanding immediately prior to the effective time of the Merger, and which have an exercise price greater than $63.50, such Stock Options will not be assumed by St. Jude Medical and will not convert into an Assumed Restricted Stock Award but will automatically terminate as of the effective time of the Merger. From and after the effective time of the Merger, each Assumed Restricted Stock Award will (i) be subject to a risk of forfeiture that will lapse in accordance with the vesting schedule of the corresponding Stock Option and (ii) be administered by St. Jude Medical and its compensation committee. In addition, the vesting of each Assumed Restricted Stock Award held by an employee below the level of director will fully accelerate in the event the holder terminates employment with St. Jude Medical or any of its subsidiaries under circumstances that would otherwise entitle him or her to severance benefits under Thoratec's Separation Benefit Plan.

        Vested Stock Options.    As of immediately prior to the effective time of the Merger, each Stock Option that is outstanding and vested will be cancelled and converted into the right to receive the Option Payment, without interest and subject to deduction for any required withholding taxes. If the exercise price of such Stock Option is equal to or greater than $63.50, the Stock Option will be canceled without any payment being made in respect thereof.

        Unvested Restricted Stock Units.    As of the effective time of the Merger, each outstanding RSU granted pursuant to any Thoratec equity plan that is unvested, other than certain unvested RSUs held by non-employee directors and certain non-continuing employees as described below, will be converted into and become an award of St. Jude Medical restricted stock units on the same terms and conditions (including any forfeiture provisions or repurchase rights, and treating for this purpose any performance-based vesting conditions as having been attained at the "maximum" level) as were applicable under such RSUs as of immediately prior to the effective time of the Merger, except that from and after the effective time of the Merger (i) the number of shares of St. Jude Medical common stock underlying each award of St. Jude Medical restricted stock units will be equal to the number of shares of Company Common Stock underlying the award immediately prior to the effective time of the Merger multiplied by the Exchange Ratio, rounded down to the nearest whole share and (ii) St. Jude Medical and its compensation committee will be substituted for Thoratec and its compensation committee. Any remaining fractional share will be cancelled and converted into the right to receive cash based on the terms of the Merger Agreement. In addition, the vesting of each award of St. Jude Medical restricted stock units held by an employee below the level of director will fully accelerate in the event the holder terminates employment with St. Jude Medical or one of its subsidiaries under circumstances that would otherwise entitle him or her to severance benefits under Thoratec's Separation Benefit Plan.

        Vested Restricted Stock Units.    As of immediately prior to the effective time of the Merger, each RSU that is outstanding and vested will be cancelled and converted into the right to receive the RSU Payment, without interest and subject to deduction for any required withholding taxes.

        Accelerated Vesting Amendment.    Each Assumed Restricted Stock Award and award of St. Jude Medical restricted stock units held by an employee at the level of director or above is subject to the accelerated vesting provisions of the Accelerated Vesting Amendment.

        Accelerated Vesting of Certain Stock Options and RSUs.    The vesting of any RSUs and/or Stock Options that are outstanding and unvested as of immediately prior to the effective time of the Merger and held by (i) our non-employee directors and (ii) any former employees or any employees whose employment is expected to terminate upon or shortly after the effective time of the Merger (as mutually agreed between Thoratec and St. Jude Medical) will accelerate in full (treating for this purpose any performance-based vesting conditions for an RSU as having been attained at "maximum" level) and the award will be cancelled in exchange for the right to receive the RSU Payment or the Option Payment, as applicable.

Treatment of Thoratec's Employee Stock Purchase Plan

        Commencing on July 21, 2015, Thoratec ceased to accept any new participants and no participant in the ESPP is permitted to increase his or her contributions after such date. The ESPP will terminate as of immediately prior to the effective time of the Merger. The current offering period will be the final offering period under the ESPP. In the event the Merger closes on or before November 15, 2015 (the last day of the current offering period), the offering period will be shortened and Thoratec will purchase any shares of Company Common Stock with all amounts withheld by Thoratec on behalf of the participants as of such date. Each share purchased thereunder will be canceled at the effective time of the Merger and converted into the right to receive the per share merger consideration of $63.50. All amounts withheld by Thoratec on behalf of the participants in the ESPP that have not been used to purchase shares of Company Common Stock at or prior to the effective time of the Merger will be returned to the participants without interest upon the termination of the ESPP.

Surrender of Share Certificates or Book-Entry Shares; Payment of Merger Consideration; Lost Certificates

        At or immediately after the effective time of the Merger, Parent or Merger Sub will deposit funds with a paying agent selected by Parent reasonably acceptable to the Company in amounts as necessary for the payment of the merger consideration.

        As promptly as practicable after the effective time of the Merger (and in any event, within four business days after the effective time of the Merger), the paying agent will mail to each holder of record of a certificate or certificates representing Company Common Stock immediately prior to the effective time of the Merger a letter of transmittal and instructions for surrendering such certificates in exchange for payment of the merger consideration. Each holder of a certificate or certificates representing Company Common Stock immediately prior to the effective time of the Merger (other than the Excluded Shares) will, upon surrender thereof to the paying agent, together with a properly completed letter of transmittal, be entitled to receive the merger consideration of $63.50 per share in cash for each share of Company Common Stock represented by such certificate. The certificates so surrendered will be cancelled.

        No later than the fourth business day after the effective time of the Merger, the paying agent will issue and send to each holder of uncertificated Company Common Stock represented by book-entry (other than the Excluded Shares), a check or wire transfer for $63.50 per share held by such holder without such holder being required to deliver a certificate or letter of transmittal to the paying agent. Such book-entry shares will then be cancelled.

        No interest will be paid or accrue on the cash payable for the benefit of the holders of certificated or book-entry shares. The merger consideration will be subject to deduction for any required withholding taxes.

        If any certificate representing Company Common Stock has been lost, stolen or destroyed, the paying agent will pay the merger consideration (less any applicable withholding taxes) with respect to each share of Company Common Stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent or the paying agent, the posting by such person of a bond in such amount as may reasonably be required by Parent or the paying agent as indemnity against any claim that may be made against Parent, Merger Sub, the surviving corporation or the paying agent with respect to such certificate.

Directors and Officers

        The Merger Agreement provides that the directors of Merger Sub and the officers of Thoratec at the effective time of the Merger will be the directors and officers of the surviving corporation until successors are duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the surviving corporation's governing documents.

Representations and Warranties

        The Merger Agreement contains representations and warranties that the Company, on the one hand, and Parent and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter provided by the Company to Parent and Merger Sub in connection with the signing of the Merger Agreement and a confidential disclosure letter provided by Parent and Merger Sub to the Company in connection with the signing of the Merger Agreement. While the Company, Parent and Merger Sub do not believe that the disclosure letters contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about the Company, Parent or Merger Sub since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, Parent and Merger Sub and are modified in important part by the confidential disclosure letters.

        The Company has made a number of representations and warranties to Parent and Merger Sub in the Merger Agreement regarding aspects of our business and other matters pertinent to the Merger. The topics covered by these representations and warranties include the following:

  •
  the Company and the Company's subsidiaries' organization, valid existence, good standing, qualification to do business and similar corporate matters;

  •
  the Company's capital structure, the reservation of certain shares for issuance for the exercise of options, RSUs and the ESPP, and the absence of encumbrances on the Company and its subsidiaries' equity interests;

  •
  the Company's corporate power and authority to enter into and perform its obligations under the Merger Agreement and complete the Merger, the enforceability of the Merger Agreement against the Company, and the due execution and delivery of the Merger Agreement;

  •
  the authorization and approval of the Merger Agreement and the Merger by the Company Board and the shareholder approval required to complete the Merger;

  •
  consents, approvals, authorizations, permits and filings required from governmental entities to enter into the Merger Agreement and complete the Merger;

  •
  the absence of violations and breaches of, or conflicts with, the Company's governing documents, certain contracts, or any order or law resulting from the Company's entry into the Merger Agreement or the completion of the Merger;

  •
  the absence of defaults or accelerations of any obligations under certain contracts or creation of any liens on the Company's products or other assets resulting from the Company's entry into the Merger Agreement or the completion of the Merger;

  •
  the Company and its subsidiaries' possession of required authorizations and permits necessary to conduct the Company's current business and the absence since January 1, 2014 of conflict with, default under or violation of any law applicable to the Company or its subsidiaries that would reasonably be expected to be material to the Company and its subsidiaries individually or in the aggregate;

  •
  the Company's filings with the SEC and compliance with federal securities laws, rules and regulations;

  •
  the maintenance of accounting and disclosure controls and procedures to ensure timely and adequate reporting and compliance with securities laws;

  •
  the Company's financial reports and the preparation of our financial reports in compliance with U.S. generally accepted accounting principles, or GAAP;

  •
  the Company's compliance with all applicable U.S. and non-U.S. anti-corruption laws;

  •
  the absence of specified undisclosed liabilities;

  •
  the ordinary course operation of the Company's business and its subsidiaries' businesses since January 3, 2015;

  •
  the absence of any events that have had or would reasonably be expected to have a material adverse effect on the Company since January 3, 2015;

  •
  the Company's material benefit plans and their compliance with applicable laws;

  •
  the Company's compliance in all material respects with all applicable laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment,

    workers' compensation, occupational safety, plant closing, compensation and benefits, and wages and hours;

  •
  the validity of, the Company's compliance with, and certain other matters with respect to the Company and its subsidiaries' material contracts;

  •
  the absence of any suits, claims, actions, hearings, arbitrations or other proceedings pending or, to the Company's knowledge, threatened against the Company or its subsidiaries, or any of their respective officers, directors or employees before or by any government entity and the absence of certain material orders against the Company and its subsidiaries;

  •
  environmental matters;

  •
  the Company and its subsidiaries' intellectual property;

  •
  the Company and its subsidiaries' material compliance with tax laws and other tax matters;

  •
  insurance matters;

  •
  the Company and its subsidiaries' personal property;

  •
  the Company and its subsidiaries' owned and leased real estate;

  •
  the Company's receipt of opinions from Guggenheim Securities, LLC and Centerview Partners LLC regarding the fairness, from a financial point of view, of the consideration to be received by holders of Company Common Stock;

  •
  the absence of undisclosed brokers' fees or finders' fees relating to the transaction;

  •
  the absence of certain transactions between the Company and its related parties;

  •
  the Company and its subsidiaries' possession and operation in compliance with all permits of the U.S. Food and Drug Administration and comparable foreign governmental entities;

  •
  the absence of a product liability claim that would result in liability to the Company or its subsidiaries in excess of the Company's warranty reserve as of April 4, 2015;

  •
  the Company's lack of knowledge concerning an intent by any of the Company's top twenty suppliers to the Company and its subsidiaries to terminate or change the pricing or other terms of its business in any material respect adverse to the Company or its subsidiaries;

  •
  the inapplicability of state anti-takeover laws to the Merger Agreement and the consummation of the proposed transactions;

  •
  the Company's lack of a shareholder rights plan, "poison pill" or similar anti-takeover plan; and

  •
  the accuracy of the information supplied in connection with this proxy statement.

        Some of the Company's representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a "material adverse effect" means any change, event, development, condition, occurrence or effect that (A) materially impairs the Company's ability to comply, or prevents the Company from complying, with its material obligations with respect to the consummation of the Merger or would reasonably be expected to do so or (B) is, or would reasonably be expected to be, materially adverse to the business, financial condition, properties, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, provided that none of the following events, in and of itself or themselves, either alone or in combination, constitute a material adverse effect:

  •
  any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region where the Company conducts business, to the extent the Company and its subsidiaries are not disproportionately affected thereby;

  •
  general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, to the extent the Company and its subsidiaries are not disproportionately affected thereby;

  •
  any change that generally affects industries in which Company and its subsidiaries conduct business, to the extent Company and its subsidiaries are not disproportionately affected thereby;

  •
  any change proximately caused by the announcement or pendency of the transactions contemplated by the Merger Agreement, including the Merger, including any litigation claims made by shareholders arising directly out of allegations of a breach of fiduciary duty directly relating to the Merger Agreement, any cancellation of or delays in customer orders, any reduction in sales and any disruption in supplier, distributor, partner or similar relationships;

  •
  any change proximately caused by the Company's compliance with the terms of the Merger Agreement, or action taken, or failure to act, to which Parent has consented in writing;

  •
  acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility or terrorism, to the extent Company and its subsidiaries are not disproportionately affected thereby;

  •
  any hurricane, earthquake, flood or other natural disasters or acts of God;

  •
  changes in laws after the date of the Merger Agreement, to the extent Company and its subsidiaries are not disproportionately affected thereby;

  •
  changes in GAAP after the date of the Merger Agreement, to the extent Company and its subsidiaries are not disproportionately affected thereby;

  •
  in and of itself, any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of the Merger Agreement; or

  •
  in and of itself, a decline in the price of Company Common Stock on NASDAQ or any other market in which such securities are quoted for purchase and sale.

        Parent and Merger Sub have also made a number of representations and warranties to the Company regarding various matters pertinent to the Merger. The topics covered by these representations and warranties include the following:

  •
  organization, valid existence, good standing, qualification to do business and similar corporate matters;

  •
  corporate power and authority to enter into and perform their obligations under the Merger Agreement and complete the Merger, the enforceability of the Merger Agreement against them, and the due execution and delivery of the Merger Agreement;

  •
  the absence of violations and breaches of, or conflicts with, their respective governing documents, certain contracts, or any law resulting from the entry into the Merger Agreement or the completion of the Merger;

  •
  consents, approvals, authorizations, permits and filings required from governmental entities to enter into the Merger Agreement and complete the Merger;

  •
  the absence of any suits, claims, actions, hearings, arbitrations or other proceedings pending or threatened against them before or by any governmental entity and the absence of certain orders against them that, individually or in the aggregate, prevents or materially delays, or would reasonably be expected to prevent or materially delay, the consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under the Merger Agreement;

  •
  the absence of their ownership of any of Company and its subsidiaries' shares or other equity interests in Company and its subsidiaries;

  •
  the availability and sufficiency of funds to complete the Merger;

  •
  Merger Sub's formation solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and the absence of any obligations of Merger Sub other than the obligations incurred in connection with the Merger Agreement and the Merger;

  •
  the absence of undisclosed brokers' fees or finders' fees relating to the transaction; and

  •
  the accuracy of the information supplied by Parent and Merger Sub to be included in this proxy statement.

        The representations and warranties of each of the parties to the Merger Agreement will expire at the effective time of the Merger or the termination of the Merger Agreement.

Conduct of Business Pending the Closing

        Under the Merger Agreement, the Company has agreed that, subject to certain exceptions in the Merger Agreement and the disclosure letter delivered by the Company in connection with the Merger Agreement, between the date of the Merger Agreement and the effective time of the Merger, unless Parent gives its prior written consent, the Company and its subsidiaries will conduct their operations in the ordinary course of business and consistent with past practice and use commercially reasonable efforts to preserve substantially intact their business organization.

        Subject to certain exceptions set forth in the Merger Agreement and the disclosure letter the Company delivered in connection with the Merger Agreement, unless Parent consents in writing (which consent cannot be unreasonably withheld, delayed or conditioned outside of certain specified exceptions), the Company will not and will not permit any of its subsidiaries to:

  •
  amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents, other than the organizational documents of its non-material subsidiaries;

  •
  issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or subject to any lien, or authorize the issuance, sale, pledge, disposition, grant, transfer or other encumbrance or subjection to any lien of, any shares of capital stock of, or other equity interests in, the Company or its subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities, or any other ownership interest, of the Company or its subsidiaries, other than those related to certain issuances, awards and distributions of shares of capital stock or other equity interest, or any options, warrants or other rights of any kind to acquire any shares of such capital stock to Company employees;

  •
  directly or indirectly sell, pledge, transfer, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any lien or otherwise dispose of in whole or in part any material property, assets or rights or any interest therein of the Company or its subsidiaries, except (i) pursuant to any material contract in effect prior to the date of the Merger Agreement, (ii) the sale, purchase or licensing of inventory, raw materials, equipment, goods or other supplies in the ordinary course of business consistent with past practice, or (iii) certain licenses of intellectual property rights;

  •
  sell, pledge, dispose of, transfer or encumber any material intellectual property owned by the Company or any of its subsidiaries to any third party, enter into any portfolio-wide patent cross-license or covenant not to sue agreement, grant any exclusive license to any third party of any material intellectual property owned by the Company or any of its subsidiaries or grant any other license or covenant not to sue to any third party under or with respect to material intellectual property owned by the Company or any of its subsidiaries outside the ordinary course of business;

  •
  fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material registered intellectual property;

  •
  declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock or other equity interest (other than dividends paid by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company) or enter into any agreement with respect to the voting or registration of its capital stock or any other equity interests;

  •
  reclassify, combine, split, subdivide or otherwise amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its or its Subsidiary's capital stock, other equity interests or any other securities, options, warrants or rights to acquire any such shares or equity interests or other securities, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities;

  •
  merge or consolidate, or agree to merge or consolidate, the Company or its subsidiaries with any person or entity, approve a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its subsidiaries;

  •
  directly or indirectly acquire or agree to acquire any interest in any person or entity, or any division thereof or any assets, other than acquisitions of inventory, raw materials, equipment, goods or other supplies in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $1,000,000 or in the aggregate not in excess of $5,000,000;

  •
  other than any intercompany arrangements between the Company and/or its subsidiaries, incur or create any indebtedness for borrowed money, any obligations under conditional or installment sale contracts or other retention contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other person or entity, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or its subsidiaries, guarantee any debt securities of any other person or entity, enter into any "keepwell" or other agreement to maintain any financial statement condition of any other person or entity or enter into any arrangement having the economic effect of any of the foregoing, assume, guarantee or endorse, or otherwise become responsible for any of the foregoing obligations of any person or entity (other than a wholly owned subsidiary of the Company), cancel any of the foregoing owed to the Company or its subsidiaries, or waive, release, grant or transfer any right of material value;

  •
  make any loans, guarantees or capital contributions to, or investments in, any other person or entity (other than any wholly owned subsidiary of the Company) in excess of $3,000,000 in the aggregate;

  •
  modify, terminate, cancel or amend any material contract, or cancel, modify or waive any rights thereunder, or enter into or amend any contract that, if existing on the date of the Merger Agreement, would be a material contract, in each case other than in the ordinary course of business consistent with past practice;

  •
  make, authorize or commit to any capital expenditure in excess of the Company's capital expenditure budget set forth in the Company's disclosure letter, other than capital expenditures that individually are not in excess of $500,000 and are not, in the aggregate, in excess of $2,500,000;

  •
  except (i) for increases or grants or agreements to provide an increase in compensation, bonus or benefits in the ordinary course consistent with past practice that does not exceed 4% of the existing such compensation, bonus or benefit, (ii) pursuant to written benefits plans in place on the date of the Merger Agreement or (iii) applicable law, (A) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, other than increases or grants to new hire employees or in connection with promotions in the ordinary course of business consistent with past practice, (B) grant or pay to any current or former director, officer, employee or independent contractor any additional severance, change in control or termination pay, or modifications thereto or increases therein, (C) adopt or enter into any collective bargaining agreement or other labor union contract, (D) take any action to accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment, of any option or RSU, or otherwise amend or modify any option or RSU, except as contemplated by the Merger Agreement, or (E) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing benefit plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than arrangements with new hire employees or in connection with promotions in the ordinary course of business consistent with past practice;

  •
  forgive any loans to service providers or any of their respective affiliates;

  •
  make any material change in its financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

  •
  commence, compromise, settle or agree to settle any suits, claims, actions, hearings, arbitrations or other proceedings (including any suits, claims, actions, hearings, arbitrations or other proceedings relating to the Merger Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its subsidiaries;

  •
  (i) make, change or revoke any material tax election; (ii) settle or compromise any material claim or liability for taxes; (iii) change (or make a request to any governmental entity to change) any material aspect of its method of accounting for tax purposes or material tax procedures or policies, other than as required by applicable law or a governmental entity; (iv) file any material amendment to a tax return; (v) surrender any claim for a refund of a material amount of taxes; (vi) file any federal income or California, Illinois, Minnesota, New York, Pennsylvania and Massachusetts state income tax returns in a manner inconsistent with past practices; or (vii) destroy or dispose of any books and records with respect to tax matters relating to periods beginning before the effective time of the Merger and for which the statute of limitations is still open;

  •
  change the fiscal year of the Company;

  •
  write up, write down or write off the book value of any tangible assets, in the aggregate, in excess of $5,000,000, except for depreciation and amortization in accordance with GAAP consistently applied;

  •
  (i) hire employees at, or promote employees to, the vice-president level or higher, other than (A) the hiring of a new Vice President of Marketing or (B) as replacements for employees in such positions who terminate employment after the date of the Merger Agreement, or (ii) other than in the ordinary course of business consistent with past practice, any other employees; provided, that, with respect to subclauses (A) and (B), the Company shall provide Parent with notice and consult with Parent in good faith prior to taking such actions;

  •
  terminate any employees at the vice-president level or higher of the Company, other than (i) in the ordinary course of business consistent with past practice or (ii) for cause or poor performance (documented in accordance with the Company's past practices);

  •
  enter into any new line of business outside of its existing businesses;

  •
  commence any clinical trials or patient registries with a budget of $1,000,000 or higher other than those listed on the Company's disclosure letter;

  •
  make a material change in the standard warranty policies for products sold by the Company;

  •
  enter into, renew, or amend any distribution agreements not terminable by the Company or its subsidiaries on 90 days' notice without penalty;

  •
  enter into any transaction of a type that would be required to be disclosed in SEC documents pursuant to Item 404 of Regulation S-K; or

  •
  authorize or enter into any contract or otherwise make any commitment, resolve or agree, in each case, to do any of the foregoing.

Go-Shop; Acquisition Proposals; Change in Recommendation

        From the date of the Merger Agreement and continuing until 11:59 p.m. (New York City time) on August 20, 2015, the Company and its representatives were permitted to (i) solicit (whether publicly or otherwise) any inquiry, expression of interest, proposal or offer with respect to, or that may reasonably have been expected to lead to, an acquisition proposal, including by way of providing access to non-public information pursuant to confidentiality agreements acceptable under the Merger Agreement and (ii) participate in discussions or negotiations relating to, or that may reasonably have been expected to lead to, any acquisition proposal. The Company was required to provide to Parent a redacted copy of each confidentiality agreement the Company executed and any non-public information that is provided to any person or entity which was not previously provided to Parent.

        From 12:00 a.m. (New York City time) on August 21, 2015 (the "No-Shop Period Start Date"), the Company and its representatives were required to immediately cease any solicitation, encouragement, discussions or negotiations with any persons or entities with respect to any acquisition proposal, other than with any Excluded Party, of which there are none.

        After the No-Shop Period Start Date, the Company was required to promptly provide Parent with the identity of any Excluded Party. The Company informed Parent that there are no Excluded Parties. The Company must keep Parent apprised of any inquiry, requests for information, discussion or negotiation that is likely to lead to or contemplates an acquisition proposal and provide Parent with the identity of the person making the proposal and the documentation for such proposal. Without providing advance notice to Parent, the Company cannot begin providing such information or engaging in such discussions.

        Subject to customary fiduciary out exceptions, beginning on the No-Shop Period Start Date, the Company may not, directly or indirectly: (A) take any action to solicit, initiate, endorse, seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer with respect to or that constitutes or would reasonably be expected to lead to an acquisition proposal, (B) enter into, participate in, maintain or continue any discussions relating to, any acquisition proposal with any person or entity other than St. Jude Medical, Parent or Merger Sub, (C) furnish to any person or entity other than St. Jude Medical, Parent or Merger Sub any non-public information that the Company believes or should reasonably expect would be used for the purposes of formulating any acquisition proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or contract providing for or otherwise relating to any acquisition proposal or (E) submit any other acquisition proposal to the vote of the Company's shareholders. From the No-Shop Period Start Date until 11:59 p.m. (New York City Time) on September 9, 2015 (the "Excluded Party Cutoff Date"), the Company is exempted from such prohibitions with respect to any Excluded Party, of which there are none. After the Excluded Party Cutoff Date, the Company and its representatives must abide by such prohibitions and immediately cease any discussions or negotiations with any person or entities with respect to any acquisition proposal, including those with any Excluded Party. Since there were no Excluded Parties on the No-Shop Period Start Date, the Company is not engaging in any such discussions or negotiations.

        The Company can terminate the Merger Agreement prior to the Company's shareholder approval of the Merger Proposal (and must pay the related termination fee) to enter into a superior proposal if it determines in good faith after consultation with its financial advisors and outside counsel that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and gives Parent a four business day period (and a subsequent two business day match period) in which to negotiate with the Company, and will negotiate with Parent in good faith, in order to amend the terms of the proposed transaction such that the acquisition proposal no longer constitutes a superior proposal. Parent has unlimited match rights with respect to any third party that submits a superior proposal who is not an Excluded Party, including any former Excluded Party. Parent is limited to two match rights with respect to any superior proposal submitted by an Excluded Party (of which there are none) until the Excluded Party Cutoff Date, after which time no limitations apply.

        In addition, prior to the Company's shareholder approval of the Merger Proposal, the Company Board may change its recommendation of the Merger for a reason unrelated to an acquisition proposal if it determines in good faith (after consultation with its outside counsel) that, in light of certain material events and/or circumstances that were not known or reasonably foreseeable to the Company Board prior to the date of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable), failure to take such action would reasonably be expected to be inconsistent with the Company Board's fiduciary duties under applicable law, provided that the Company Board gives Parent a five business day period in which to negotiate with the Company so as to avoid such recommendation change.

        The term "acquisition proposal" as used in this proxy statement means any offer or proposal concerning any (a) direct or indirect acquisition, reorganization, tender offer, self-tender, exchange offer, liquidation, dissolution, merger, consolidation, business combination or similar transaction involving the Company or any subsidiary of the Company, (b) sale, lease or other disposition of assets or businesses of the Company (including equity interests of a subsidiary of the Company) or any Company subsidiary that generates 20% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company's most recently completed fiscal quarter) or representing 20% or more of the consolidated assets (based on fair market value) of the Company and its subsidiaries (taken as a whole), immediately prior to such transaction, (c) issuance or sale by the Company of equity interests representing 20% or more of the voting power of the Company, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, equity interests representing 20% or more of the voting power of the Company or any resulting parent company of the Company or (e) any combination of the foregoing (in each case, other than the Merger).

        The term "superior proposal" as used in this proxy statement means a bona fide written acquisition proposal (except the references therein to "20%" will be replaced by "50.1%"), made by a third party that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, taking into account all material legal, financial, regulatory and other aspects of the proposal and the person or entity making the proposal, would, if consummated, result in a transaction that is more favorable to the Company's shareholders, from a financial point of view, than the Merger (after giving effect to all of the adjustments to the terms and conditions of the Merger Agreement and the debt commitment letter that have been delivered to the Company by Parent in writing during any match period).

Shareholder Meetings; Preparing of Proxy Statement

        The Company will use its reasonable best efforts to cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the Merger Proposal. The Company will not, without the consent of Parent, adjourn or postpone the shareholder meeting; provided, that the Company may, without the consent of Parent, adjourn or postpone the shareholder meeting (A) if as of the time for which the shareholder meeting is originally scheduled there are insufficient shares represented to constitute a quorum, (B) if the failure to adjourn or postpone the shareholder meeting would reasonably be expected to be a violation of applicable law or for the distribution of any legally required supplement or amendment to the proxy statement or (C) to solicit additional proxies if the Company reasonably determines that it is advisable or necessary to do so to obtain the approval of its shareholders for the proposed Merger. At the request of Parent, the Company will, to the extent permitted by law, adjourn the shareholder meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares to obtain the approval of its shareholders for the proposed Merger; provided, that the Company is not required to adjourn the shareholder meeting more than once for that reason, and no such adjournment is required to be for a period exceeding 10 business days. Subject to certain limited exceptions, the Company, through the Company Board, will include the Company Board's recommendation of the Merger in the proxy statement.

        The Company will use its reasonable best efforts to (i) prepare and file with the SEC a proxy statement in preliminary form relating to the shareholder meeting as soon as reasonably practicable after the date of the Merger Agreement, (ii) cause the proxy statement and any amendments or supplements thereto, when filed, to comply in all material respects with all applicable legal requirements, (iii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the proxy statement and all other proxy materials and promptly notify Parent upon the receipt of any such comments, (iv) cause the proxy statement to be mailed to its shareholders as promptly as reasonably practicable after the SEC confirms it has no further comments on the proxy statement and (v) in consultation with Parent, set a preliminary record date for the shareholder and commence, as soon as practicable after the date of the Merger Agreement, a broker search pursuant to Section 14a-13 of the Exchange Act. Subject to certain limited exceptions, the Company Board will use its reasonable best efforts to obtain the shareholder approval for the Merger. If at any time prior to obtaining the Company Shareholder Approval, any information should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the proxy statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will promptly notify the other parties hereto and the Company will promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable law, disseminate such amendment or supplement to the shareholders of the Company.

Financing Matters

        St. Jude Medical has delivered to us a fully executed Commitment Letter, pursuant to which the lenders have committed, upon the terms and subject to the conditions set forth therein, to lend the amounts set forth in the Commitment Letter. Under the Merger Agreement, St. Jude Medical has agreed to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and consummate the Bridge Financing on the terms and conditions described in the Commitment Letter at the effective time of the Merger, including the following: maintaining in effect the Commitment Letter; participation by senior management of St. Jude Medical in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; satisfying on a timely basis all of the conditions precedent set forth in the Commitment Letter; negotiating, executing and delivering definitive documentation for the Bridge Financing; and in the event that certain conditions to each party and Parent's and Merger Sub's obligations to effect the Merger and the conditions precedent set forth in the Commitment Letter have been satisfied or, upon funding would be satisfied, cause the financing providers to fund the full amount of the Bridge Financing to the extent the proceeds of the Bridge Financing are needed to fund the transactions contemplated under the Merger Agreement.

        St. Jude Medical has also agreed to keep us reasonably informed regarding the status of the Bridge Financing process. St. Jude Medical has agreed to, among others, (i) give us prompt notice of any material breach or threatened material breach of the Commitment Letter, and (ii) if a breach occurs, use commercially reasonable efforts to arrange for alternative financing in an amount sufficient to make the payments to be made by St. Jude Medical, Parent and Merger Sub at the effective time of the Merger, and on conditions that are not materially less favorable to St. Jude Medical in the event of such breach of the Commitment Letter.

        Further, St. Jude Medical must obtain our prior written consent before it agrees to amend, supplement, assign, replace, reduce, supplement or otherwise modify, or waive any of its material rights under the Commitment Letter if such change would reasonably be expected to prevent, materially delay, or materially impede the consummation of the Bridge Financing or add material additional conditions to the availability of the Bridge Financing or any alternative financing.

        In addition, St. Jude Medical has delivered to us a fully executed Term Loan Agreement. The Term Loan Agreement provides for up to $2.1 billion of term loans (under tranche 1 thereunder) to be used to finance a portion of the Merger and to pay fees and expenses related thereto, and for up to $500 million of term loans (under tranche 2 thereunder) to be used to refinance certain existing indebtedness of St. Jude Medical and for general corporate purposes. Upon entry into the Term Loan Agreement, the commitments described above were automatically reduced by $2.1 billion. The Term Loan Agreement contains certain representations and warranties, certain affirmative covenants, certain negative covenants, certain financial covenants, certain conditions and events of default that are customarily required for similar financings.

        The completion of the Merger is not conditioned upon St. Jude Medical's receipt of financing.

Employee Matters

        The Merger Agreement provides that, for a period of one year following the effective time of the Merger, St. Jude Medical will, to the extent permitted by applicable law and the terms of the applicable employee benefit plans, programs and policies:

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  provide to those of our employees who continue to be employed by St. Jude Medical or any subsidiary of St. Jude Medical (collectively, "Continuing Employees") cash compensation, including base salary rate and commission and target bonus opportunity, on terms that are substantially similar in the aggregate to the total cash compensation provided to similarly situated employees of St. Jude Medical; and

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  permit the Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, program or policies (including, without limitation, any 401(k) plan and any vacation, sick or personal time off plans or programs) of St. Jude Medical to the extent such Continuing Employees do not continue to participate in benefit plans maintained by Thoratec, so that each Continuing Employee has benefits that are substantially similar in the aggregate to the benefits provided to similarly situated employees of St. Jude Medical.

        In addition, the Merger Agreement provides that St. Jude Medical will cause Thoratec or the surviving corporation, as applicable, to honor, in accordance with their terms, certain employment agreements, separation benefits agreements, separation benefits and retention plans, letter agreements, and the 2015 field incentive plans with our sales employees.

        To the extent St. Jude Medical elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the effective time of the Merger, St. Jude Medical will, and will cause the surviving corporation to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat, the service of Continuing Employees with Thoratec or any subsidiary or any of their predecessors to the extent previously recognized by Thoratec as of the date of the Merger Agreement attributable to any period before the effective time of the Merger as service rendered to St. Jude Medical, the surviving corporation or any subsidiary of St. Jude Medical solely for purposes of eligibility to participate, vesting and applicability of minimum waiting periods for participation, and not for purposes of benefit accrual (including minimum pension amount), equity incentive plans and eligibility for early retirement under any benefit plan of St. Jude Medical or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. In addition, St. Jude Medical will cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of St. Jude Medical to be waived with respect to Continuing Employees and their eligible dependents.

        St. Jude Medical will also use commercially reasonable efforts to cause any deductibles paid by Continuing Employees under any of Thoratec's or its subsidiaries' health plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to St. Jude Medical's health or similar plans to be credited towards deductibles under the health plans of St. Jude Medical or any subsidiary of St. Jude Medical.

Indemnification and Insurance

        For a period of six years from and after the effective time of the Merger, the surviving corporation will indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such persons are indemnified as of the date of the Merger Agreement by the Company pursuant to applicable law, its articles of incorporation, its bylaws and indemnification agreements as in effect on the date of the Merger Agreement and previously made available to Parent with any directors and officers of the Company arising out of acts or omissions in their capacity as directors or officers of the Company or any Company Subsidiary occurring at or prior to the effective time of the Merger. To the extent applicable, the surviving corporation will advance expenses (including reasonable legal fees and expenses) incurred in the defense of any suits, claims, actions, hearings, arbitrations or other proceedings with respect to the matters subject to indemnification pursuant to the Merger Agreement in accordance with the procedures set forth in the Company's bylaws and indemnification agreements as in effect on the date of the Merger Agreement and in the form previously made available to Parent.

        For a period of six years from and after the effective time of the Merger, Parent will cause the articles of incorporation and bylaws of the surviving corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of the Company for periods at or prior to the effective time of the Merger than are currently set forth in the Company's articles of incorporation and bylaws.

        For six years from and after the effective time of the Merger, Parent will cause the surviving corporation to maintain for the benefit of the Company's directors and officers, as of the date of the Merger Agreement and as of the effective time of the Merger, an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the Merger that is substantially equivalent to and in any event not less favorable in the aggregate than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the surviving corporation will not be required to pay an annual premium for such insurance in excess of 250% of the last annual premium paid prior to the date of the Merger Agreement. Such insurance obligations will be deemed to have been satisfied if the Company obtains, prior to the effective time of the Merger, prepaid policies, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time of the Merger, including, without limitation, in respect of the transactions contemplated by the Merger Agreement. If such prepaid policies are obtained prior to the effective time of the Merger, Parent will cause the surviving corporation to maintain such policies in full force and effect, continue to honor the obligations thereunder, and not take any action to terminate such policies.

        In the event the surviving corporation (i) consolidates with or merges into any other person or entity and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the indemnification and insurance obligations set forth in the Merger Agreement.

        Such obligations will (i) continue, notwithstanding any six-year limitation referred to above, until the final disposition of any suits, claims, actions, hearings, arbitrations or other proceedings or investigation brought or commenced during such six year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom the obligations apply without the consent of such affected indemnitee.

Other Covenants

  Access to Information; Confidentiality

        Except as (A) required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its subsidiaries is a party (this subclause (A) was only applicable prior to the No-Shop Period Start Date), and (B) except as would result in the loss or waiver of any attorney-client, work product or other applicable privilege or would result in the violation of applicable law, from the date of the agreement to the effective time of the Merger, the Company will, and will cause each of its subsidiaries and each of its and their respective representatives to:

(i) provide to Parent and Merger Sub and their respective representatives reasonable access at reasonable times during normal operating hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, taxes, personnel and other aspects of such party and its subsidiaries as Parent or its representatives may reasonably request, including responding to reasonable requests for information, including requests for information on any change, condition, or event that renders or would reasonably be expected to render any representation or warranty of the Company set forth in the Merger Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect.

  Appropriate Action; Consents; Filings

        Subject to the terms of the Merger Agreement, the Company and Parent will use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Merger Agreement as promptly as practicable and (ii) obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries, or to avoid any suit, claim, action, hearing, arbitration or other proceeding by any governmental entity, in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the transactions contemplated therein. The parties will make any appropriate filings, if necessary or advisable, pursuant to the HSR Act or other applicable competition laws with respect to the Merger as promptly as practicable and in any event within five business days of the date of the Merger Agreement unless otherwise mutually agreed. The Company and Parent, as the case may be, will give any notices to third parties, and use their commercially reasonable efforts to obtain all required consents, approvals or waivers from third parties in connection with the Merger. Notwithstanding any other provision of the Merger Agreement to the contrary, Parent or Merger Sub will not be required to: (i) agree or proffer to divest or hold separate, or take any other action with respect to, any of the assets or businesses of St. Jude Medical, Parent, Merger Sub or, assuming the consummation of the Merger, the surviving corporation or any of its affiliates; (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities; or (iii) enter into any agreement that in any way limits the ownership or operation of any business of St. Jude Medical, Parent, the Company, the surviving corporation or any of their respective affiliates, in each case if such action would be material to the business and financial condition of Parent and its subsidiaries (taken as a whole) or to the value of the Company and its Subsidiaries (taken as a whole) to Parent after consummation of the Merger (any such action contemplated by clauses (i), (ii) or (iii) referred to as, a "Material Structural Remedy"). Each party will consult and cooperate with the other parties with regard to any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the Merger or any of the other transactions contemplated by the Merger Agreement and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by the Merger Agreement. On July 30, 2015, the Merger was approved by the Bundeskartellamt (Federal Cartel Office) of the Federal Republic of Germany and at 11:59 p.m. Eastern time on August 28, 2015, the waiting period applicable to the Merger under the HSR Act expired.

  Certain Notices

        From and after the date of the Merger Agreement until the effective time of the Merger, each party will promptly notify the others of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by the Merger Agreement not to be satisfied, (b) the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to the Merger Agreement (c) any notice or other communication received by such party from any governmental entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by the Merger Agreement, or (d) any suit, claim, action, hearing, arbitration or other proceeding commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated by the Merger Agreement.

  Public Announcements

        Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, will, to the extent reasonably practicable, consult with each other before issuing, and shall give each other a reasonable opportunity to review and comment upon, any public release, public statement or other public announcement concerning the Merger Agreement or the transactions contemplated thereby and shall not issue any such public release, public statement or other public announcement prior to such consultation and review, except as such release, statement or announcement may be required by applicable law or the rules or regulations of any applicable United States securities exchange or governmental entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

  State Takeover Laws

        The Company and the Company Board will (a) take no action to cause any "control share acquisition," "fair price," "business combination" or other anti-takeover law to become applicable to the Merger Agreement, the Merger, the acquisition of shares pursuant to the Merger, the voting agreement related to the Merger Agreement or any of the transactions contemplated by Merger Agreement and (b) if any "control share acquisition," "fair price," "business combination" or other anti-takeover laws becomes or is deemed to be applicable to the Company, Parent or Merger Sub, in each case will take all action necessary to minimize the effect of such law or to render such law inapplicable to the foregoing and to ensure that the foregoing may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement.

  Parent Agreement Concerning Merger Sub

        Parent will cause Merger Sub to comply with its obligations under the Merger Agreement.

  Section 16 Matters

        Prior to the effective time of the Merger, the Company Board, or an appropriate committee of non-employee directors thereof, will approve a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act of Company Common Stock, RSUs or Stock Options pursuant to the Merger Agreement and the Merger will be an exempt transaction for purposes of Section 16.

  Stock Exchange Delisting; Deregistration

        Prior to the effective time of the Merger, the Company and Parent will cooperate and use their respective reasonable best efforts to cause the delisting of Company Common Stock from NASDAQ and the deregistration of such Company Common Stock as promptly as practicable following the effective time of the Merger in compliance with applicable law.

  Shareholder Litigation

        The Company will promptly provide Parent with any pleadings and correspondence relating to any suit, claim, action, hearing, arbitration or other proceeding involving the Company or any of its officers or directors relating to the Merger Agreement or the transactions contemplated by the Merger Agreement and will keep Parent reasonably informed regarding the status of any such suit, claim, action, hearing, arbitration or other proceeding. The Company will cooperate with, and to the extent reasonably practicable, give Parent the opportunity to consult and participate with respect to the defense or settlement of any such suit, claim, action, hearing, arbitration or other proceeding, and no such settlement will be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

  Resignation of Directors

        The Company will use its best efforts to obtain and deliver to Parent on or prior to the effective time of the Merger the resignation of the Company's directors.

Conditions to Completion of Merger

        The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

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  The Merger Agreement and the Merger will have been approved by the Company's shareholders at a meeting of the Company's shareholders;

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  The waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated, and any other required governmental approval will have been obtained or any waiting period (or extension thereof) or mandated filing in connection therewith will have lapsed or been terminated, all of which has been satisfied as of the date of this proxy statement; and

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  There will have been no law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity of competent jurisdiction that is in effect and (i) makes illegal or otherwise prohibits or materially delays the consummation of the Merger, or (ii) imposes, effects, implements or requires any Material Structural Remedy.

        The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the effective time of the Merger of each of the following conditions:

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  Each representation or warranty of the Company regarding (A) the Company's organization, valid existence and good standing; (B) (1) the Company's power and authority to execute and deliver the Merger Agreement, to perform its obligations under the agreement and to consummate the transactions contemplated by the Merger Agreement and (2) the due authorization of the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and the due and valid execution and delivery of the Merger Agreement; (C) subject to obtaining the approval of the Company's shareholders, the absence of conflict with or violation of the Company and its subsidiaries' governing documents with respect to the execution, delivery or performance of the Merger Agreement by the Company, the consummation of the Merger or any other transactions contemplated by the Merger Agreement, or the Company's compliance with any of the Merger Agreement's provisions; (D) the inapplicability of state anti-takeover laws to the Merger Agreement and the consummation of the proposed transactions; (E) the receipt of the opinions of Guggenheim Securities, LLC and Centerview Partners LLC; (F) with certain exceptions, the absence of brokerage, finders', advisory or similar fees in connection with the transactions contemplated by the Merger Agreement and (G) the absence of a shareholder rights plan, "poison pill" anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound, will be true and correct (except to the extent that such inaccuracies would be immaterial, in the aggregate) as of the effective time of the Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time);

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  Each representation or warranty of the Company regarding (A) the number of the Company's authorized and outstanding capital stock, (B) the absence of reserved capital stock other than a certain number reserved for issuance pursuant to certain company option plans, RSUs and the ESPP; and (C) with certain exceptions, the absence of other equity interests or rights obligating the Company or any of its subsidiaries to issue, acquire or sell any securities of the Company or its subsidiaries will be true and correct (except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to cause the aggregate consideration to be paid by Parent and Merger Sub under the Merger Agreement to increase by more than $5,000,000) as of the effective time of the Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time);

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  All other representations and warranties of the Company contained in the Merger Agreement will be true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a material adverse effect on the Company;

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  The Company will have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the Merger Agreement, or any breach or failure to do so shall have been cured;

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  The receipt by Merger Sub of a certificate executed by an executive officer of the Company certifying the satisfaction of the foregoing conditions;

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  The delivery by the Company to Parent, no earlier than 30 days prior to the date of the effective time of the Merger, of an executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that shares of Company Common Stock do not constitute "United States real property interests" under Section 897(c) of the Code and a form of notice to the IRS; and

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  Since the date of the Merger Agreement, there will not have occurred and be continuing any change, event, development, condition, occurrence or effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company.

        The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable law) written waiver at or prior to the effective time of the Merger of each of the following conditions:

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  Each representation or warranty of Parent and Merger Sub regarding (A) (1) Parent and Merger Sub's power and authority to execute and deliver the Merger Agreement, to perform their obligations under the agreement and to consummate the transactions contemplated by the Merger Agreement and (2) the due authorization of the execution and delivery of the Merger

    Agreement and the consummation of the transactions contemplated thereby, including the Merger, and the due and valid execution and delivery of the Merger Agreement and (B) with certain exceptions, the absence of brokerage, finders', advisory or similar fees in connection with the transactions contemplated by the Merger Agreement will be true and correct in all material respects as of the date of the completion of the Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), and all other representations and warranties of Parent and Merger Sub contained in the Merger Agreement will be true and correct in all respects as of the date of the Merger Agreement and as of the date of the completion of the Merger with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), except as has not had and would not reasonably be expected to, individually or in the aggregate with all other such failures to be true or correct, prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the Merger or the performance by Parent or Merger Sub of any of their material obligations under the Merger Agreement;

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  Each of Parent and Merger Sub will have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the Merger Agreement, or any breach or failure to do so has been cured; and

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  The receipt by Company of a certificate executed by an executive officer of Merger Sub certifying the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

        In each case described below, the Merger Agreement may be terminated and the Merger abandoned by action taken or authorized by the board or boards of directors of the terminating party or parties. The Merger Agreement may be terminated by mutual written consent of Parent and the Company at any time prior to the effective time of the Merger. In addition, the Merger Agreement may be terminated by either party if:

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  any court of competent jurisdiction or other governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, which order or other action has become final and nonappealable;

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  the Merger has not been completed on or before January 21, 2016; or

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  the required shareholder approval is not obtained at the Thoratec special meeting or any adjournment or postponement of the special meeting.

        The Merger Agreement may be terminated by the Company if:

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  prior to the shareholder approval, the Company enters into an alternative acquisition agreement with respect to a superior proposal in accordance with the provisions in the Merger Agreement; or

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  there is (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of Parent or Merger Sub that has prevented or materially delayed, or is reasonably likely to prevent or materially delay, the consummation of the Merger or the performance by Parent or Merger Sub of any of their material obligations under the Merger Agreement; (ii) the Company has delivered to Parent written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of January 21, 2016 and 45 days after notice of breach. The Company cannot terminate for this reason if the Company has breached any material covenant in any material respect (which has not been cured) or there is an uncured inaccuracy in any of our representations and warranties.

        The Merger Agreement may be terminated by Parent if:

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  at any time prior to the effective time of the Merger, a Triggering Event occurs; or

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  there is (i) an uncured inaccuracy in any representation or warranty or breach of any covenant of the Company that would result in the failure of the conditions to the obligation of Parent to effect the Merger; (ii) Parent has delivered to the Company written notice of such inaccuracy or breach; and (iii) such inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of January 21, 2016 and 45 days after notice of breach. Parent cannot terminate for this reason if it or Merger Sub has breached any material covenant in any material respect (which has not been cured) or there is an uncured inaccuracy in any of their representations and warranties.

Effect of Termination

        In the event the Merger Agreement is terminated in accordance with the termination provisions in the Merger Agreement, the Merger Agreement will become void and of no effect, and there will be no liability or obligation of Parent, Merger Sub, and the Company or their subsidiaries, officers or directors except (i) the confidentiality agreement between St. Jude Medical and the Company and certain other provisions of the Merger Agreement, which shall survive the termination of the Merger Agreement and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement.

Transaction Expenses and Termination Fees

        Each party will generally pay its own fees and expenses in connection with the Merger, whether or not the Merger is completed. However, the Company must pay Parent a termination fee of $110.5 million if:

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  the Company terminates the Merger Agreement in order to enter into an acquisition agreement with respect to a superior proposal;

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  Parent terminates the Merger Agreement in connection with a Triggering Event; or

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  the Merger Agreement is terminated because the Merger has not been consummated before January 21, 2016, the Company has breached its covenants or the shareholder approval was not obtained at the Company's shareholder meeting and, in each case, prior to the date of the Company's meeting of shareholders to approve the Merger Proposal (or prior to the termination of the Merger Agreement if there has been no shareholder meeting) an acquisition proposal shall have been publicly announced and not withdrawn prior to specified dates, and at any time on or prior to the first anniversary of such termination, the Company enters into an acquisition agreement related to an acquisition proposal, or recommends or submits an acquisition proposal to its shareholders for adoption, or a transaction in respect of any acquisition proposal is consummated (for purposes of this provision, the term "acquisition proposal" will have the meaning assigned to such term in this proxy statement, except that references to "20%" will be deemed to be references to "50.1%").

Specific Performance

        The parties to the Merger Agreement have agreed that irreparable injury would occur if any provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached. The parties agreed that, prior to the valid termination of the Merger Agreement pursuant to the provisions described under "—Termination of the Merger Agreement" beginning on page 105 of this proxy statement, each party is entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement and in addition to any other remedy to which they are entitled at law or in equity.

Amendment; Extension; Waiver

        The parties may amend the Merger Agreement at any time either before or after the shareholder approval of the Merger Proposal by their written agreement. However, after such approval, no amendment may be made which requires further approval by such shareholders under applicable law unless such further approval is obtained.

        Prior to the effective time of the Merger, the parties may, to the extent permitted by applicable laws and under the terms of the Merger Agreement, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any uncured inaccuracies in the representations and warranties contained in the Merger Agreement made to the Company or Parent by the other party, and (iii) waive compliance with any of the agreements or conditions for the benefit of the other party under the Merger Agreement. Any agreement by a party to such extension or waiver must be in a writing signed by the applicable party. Any delay in exercising any right under the Merger Agreement does not constitute a waiver of such right.

Assignment

        The Merger Agreement may not be assigned by any party, by operation of law or otherwise, without the prior written consent of the other parties. However, each of Parent and Merger Sub may assign any of their respective rights and obligations to St. Jude Medical, Parent or any of their affiliates at any time. No such assignment will relieve St. Jude Medical, Parent or Merger Sub of its obligations under the Merger Agreement or enlarge, alter or change any obligation of any other party to the Merger Agreement. The Merger Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Governing Law

        The Merger Agreement and all disputes, controversies, cross-claims, third-party claims or other proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or in connection with or relating to any matter which is the subject of the Merger Agreement or any of the transactions contemplated by the Merger Agreement will be governed by, and construed in accordance with, the laws of the State of California. Notwithstanding the foregoing, each party agrees that any and all disputes, controversies, cross-claims, third-party claims or other proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the entities committed to providing the financing for the transactions contemplated by the Merger Agreement and such entities' affiliates arising out of or in connection with or relating to any matter which is the subject of the Merger Agreement or any of the transactions contemplated by the Merger Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York.

Compliance with Obligations

        St. Jude Medical agrees to cause Parent to honor Parent's and Merger Sub's obligations under the Merger Agreement and St. Jude Medical agrees to be financially responsible for such obligations of Parent and Merger Sub.

 THE VOTING AGREEMENT

        The following is a summary of the material terms and conditions of the voting agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. We encourage you to read the voting agreement carefully and in its entirety.

        In connection with the Merger, all of the directors and executive officers of the Company, in their capacity as holders of shares or other equity interests of the Company, entered into a voting agreement with Parent, dated as of July 21, 2015, pursuant to which such directors and executive officers agreed to, among other things and subject to certain conditions, vote their shares of Company Common Stock in favor of the Merger, the approval of the Merger Agreement and the other proposals necessary to consummate the Merger and against (A) any acquisition proposal, (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other person or entity (other than the proposed Merger), (C) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in the Merger Agreement not being fulfilled, (D) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or (E) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's certificate of incorporation or bylaws, except if approved by Parent.

        The voting agreement provides that the shareholders party to the voting agreement shall not take any action that would be prohibited under the go-shop and non-solicitation provisions of the Merger Agreement. In addition, prior to the termination of the voting agreement, such shareholders shall not sell, transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively "Transfer"), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the shares covered by the voting agreement or beneficial ownership or voting power thereof or therein. The shareholders party to the voting agreement are permitted certain Transfers, including a Transfer for the net settlement of Stock Options or RSUs, for the exercise of Stock Options, or receipt upon settlement of RSUs, as a bona fide gift to a charitable entity, to any family member or trust for the benefit of any family member, to any affiliate of such shareholder or to any person or entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, so long as, pursuant to certain permitted Transfers, the assignee or transferee agrees to be bound by the terms of the voting agreement and executes a joinder to the voting agreement.

        As of the Record Date, the signatories to the voting agreement held voting power over approximately 0.416% of the outstanding shares of Company Common Stock. The voting agreement will terminate on the earliest of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) written notice of termination of the voting agreement by Parent to the signatories to the voting agreement.

PROPOSAL 2
AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

        If at the special meeting of shareholders, the Company Board determines it is necessary or appropriate to adjourn the special meeting, we intend to move to vote on the Adjournment Proposal. For example, the Company Board may make such a determination if the number of shares of Company Common Stock represented and voting in favor of the Merger Proposal at the special meeting is insufficient to adopt that proposal under the CGCL, in order to enable the Company Board to solicit additional proxies in respect of such proposal. If the Company Board determines that it is necessary or appropriate, we will ask our shareholders to vote only upon the Adjournment Proposal and not the Merger Proposal.

        In this proposal, we are asking you to authorize the holder of any proxy solicited by the Company Board to vote in favor of the Adjournment Proposal. If the shareholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Merger Proposal to defeat that proposal, we could adjourn the special meeting without a vote on the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Proposal. Additionally we may seek to adjourn the special meeting if a quorum is not present or otherwise at the discretion of the chairman of the special meeting.

Vote Required and Board Recommendation

        The proposal to adjourn the special meeting will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal, whether or not a quorum is present.

        The Company Board recommends that you vote "FOR" the Adjournment Proposal.

 PROPOSAL 3
MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION PROPOSAL

Advisory Vote to Approve the Merger-Related Named Executive Officer Compensation Proposal

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, we are seeking non-binding, advisory shareholder approval of the Merger-Related Named Executive Officer Compensation Proposal, as disclosed in the section entitled "The Merger—Interests of Our Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Our Named Executive Officers" beginning on page 74 of this proxy statement. The proposal gives the shareholders the opportunity to express their views on the merger-related compensation of the named executive officers. Accordingly, we are requesting shareholders to approve the following resolution, on a non-binding, advisory basis:

  "RESOLVED, that the shareholders of Thoratec Corporation approve, on a non-binding, advisory basis, certain compensation that will or may become payable to Thoratec's named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in "The Merger—Interests of Our Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Our Named Executive Officers" beginning on page 74 of Thoratec's proxy statement for the special meeting."

        Because your vote is advisory, it will not be binding upon Thoratec, the Company Board, the Company Board's compensation committee, or St. Jude Medical. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers may become eligible to receive the various change-in-control payments in accordance with the terms and conditions applicable to those payments.

        The vote on this non-binding Merger-Related Named Executive Officer Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal and the Adjournment Proposal. Accordingly, you may vote "FOR" Merger Proposal and the Adjournment Proposal and vote "AGAINST" or "ABSTAIN" for this Merger-Related Named Executive Officer Compensation Proposal (and vice versa).

Vote Required and Board Recommendation

        The Merger-Related Named Executive Officer Compensation Proposal will be approved if a majority of the shares of Company Common Stock, present in person or represented by proxy and entitled to vote on the subject matter, vote in favor of the proposal.

        The Company Board recommends that you vote "FOR" the non-binding, advisory Merger-Related Named Executive Officer Compensation Proposal.

 MARKET PRICE

        Company Common Stock is traded on NASDAQ under the symbol "THOR." As of the Record Date, there were 54,789,806 shares of Company Common Stock outstanding and entitled to vote at the special meeting, held by approximately 279 shareholders of record.

        The table below shows, for the periods indicated, the range of high and low sales prices for Company Common Stock as quoted on NASDAQ.

	High	Low
Fiscal Year ended December 28, 2013:
First Quarter	$38.35	$34.55
Second Quarter	$37.88	$29.91
Third Quarter	$37.87	$30.45
Fourth Quarter	$43.58	$35.50
Fiscal Year ended January 3, 2015:
First Quarter	$38.69	$33.15
Second Quarter	$36.53	$30.01
Third Quarter	$35.70	$22.50
Fourth Quarter	$33.33	$25.04
Fiscal Year ending January 2, 2016:
First Quarter	$42.58	$32.49
Second Quarter	$46.50	$39.18
Third Quarter (through September 4, 2015)	$63.51	$43.64

        We have not declared or paid any dividends on Company Common Stock and we do not anticipate doing so in the foreseeable future.

        On July 17, 2015, the last trading date during which it appeared that trading was not influenced by information related to a possible transaction between Thoratec and St. Jude Medical, Company Common Stock closed at $46.89. On September 4, 2015, the most recent practicable date prior to the date of this proxy statement, the closing price per share of Company Common Stock on NASDAQ was $62.70.

        Following the Merger, there will be no further market for Company Common Stock.

 COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information regarding the beneficial ownership of Company Common Stock as of August 17, 2015 by:

  •
  Each of our directors;

  •
  Each of our named executive officers;

  •
  All directors and executive officers as a group; and

  •
  Each person who is known by us to own beneficially more than 5% of Company Common Stock.

Name	Number of Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	6,521,348	11.9%
T. Rowe Price Associates(2) 100 E. Pratt Street Baltimore, MD 21202	6,183,367	11.3%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	3,462,909	6.3%
Gerhard F. Burbach(3)	175,411	*
David A. Lehman(4)	156,318	*
Taylor C. Harris(5)	66,255	*
D. Keith Grossman(6)	63,180	*
J. Daniel Cole	45,203	*
Steven H. Collis	28,173	*
Neil F. Dimick	26,600	*
Niamh Pellegrini(7)	25,558	*
William A. Hawkins, III	20,929	*
Paul A. LaViolette	17,742	*
Vasant Padmanabhan(8)	15,285	*
Todd C. Schermerhorn	9,542	*
Martha H. Marsh	1,967	*
All Current Directors and Executive Officers as a Group (13 persons)(9)	476,752	*

*
Less than 1%

(1)
Applicable percentage ownership for each shareholder is based on 54,789,806 shares of Company Common Stock outstanding as of August 17, 2015, together with applicable options and restricted stock units ("RSUs") for such shareholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to the shares. Beneficial ownership also includes shares of Company Common Stock subject to options and warrants exercisable or convertible within 60 days of August 17, 2015 and RSUs vesting within 60 days of August 17, 2015. Shares of Company Common Stock subject to outstanding options exercisable and RSUs vesting within 60 days of August 17, 2015 are deemed outstanding for computing the percentage of ownership of the person holding such options and RSUs, but are not deemed outstanding for computing the percentage ownership of any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to our knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Company Common Stock shown as beneficially owned by such shareholder and such shares have not been pledged as security by the shareholder.

(2)
The number of shares beneficially owned is based solely on the named shareholder's most recent filings on Schedule 13G filed with the SEC on January 9, 2015 by BlackRock, Inc., on February 11, 2015 by T. Rowe Price Associates, Inc. and on February 10, 2014 by The Vanguard Group, Inc. According to the Schedule 13G/A filed by BlackRock, Inc., BlackRock, Inc. has sole voting power over 6,359,846 shares of Company Common Stock and has sole dispositive power over 6,521,348 shares of Company Common Stock. According to the Schedule 13G/A filed by T. Rowe Price Associates, Inc., T. Rowe Price Associates, Inc. has sole voting power over 916,879 shares of Company Common Stock and sole dispositive power over 6,183,367 shares of Company Common Stock. According to the Schedule 13G/A filed by The Vanguard Group, Inc., The Vanguard Group, Inc. has sole voting power over 75,090 shares of Company Common Stock, sole dispositive power over 3,392,419 shares of Company Common Stock and shared dispositive power over 70,490 shares of Company Common Stock.

(3)
Includes 74,835 shares of Company Common Stock subject to options to purchase Company Common Stock that, on August 17, 2015, were unexercised, but were exercisable on or within 60 days after that date. Mr. Burbach resigned his employment in September 2014, but is listed in our beneficial ownership table in accordance with Item 403 of Regulation S-K.

(4)
Includes 130,233 shares of Company Common Stock subject to options to purchase Company Common Stock that, on August 17, 2015, were unexercised, but were exercisable on or within 60 days after that date.

(5)
Includes 48,173 shares of Company Common Stock subject to options to purchase Company Common Stock that, on August 17, 2015, were unexercised, but were exercisable on or within 60 days after that date and 1,225 shares of Company Common Stock subject to RSUs that, on August 17, 2015, were unvested, but were expected to vest on or within 60 days after that date.

(6)
Includes 31,868 shares of Common Stock held by the D. Keith Grossman & Hallie Hildebrand Grossman, TTEES Grossman Family Trust and 31,312 shares of Company Common Stock subject to RSUs that, on August 17, 2015, were unvested, but were expected to vest on or within 60 days after that date. Mr. Grossman is a trustee of the trust, with shared voting and investment power of the shares held in the trust.

(7)
Includes 18,657 shares of Company Common Stock subject to options to purchase Company Common Stock that, on August 17, 2015, were unexercised, but were exercisable on or within 60 days after that date and 6,901 shares of Company Common Stock subject to RSUs that, on August 17, 2015, were unvested, but were expected to vest on or within 60 days after that date.

(8)
Includes 12,455 shares of Company Common Stock subject to options to purchase Company Common Stock that, on August 17, 2015, were unexercised, but were exercisable on or within 60 days after that date.

(9)
Includes 209,518 shares of Company Common Stock subject to options to purchase Company Common Stock that, on August 17, 2015, were unexercised, but were exercisable on or within 60 days after that date and 39,438 shares of Company Common Stock subject to RSUs that, on August 17, 2015, were unvested, but were expected to vest on or within 60 days after that date. Does not include shares of Company Common Stock beneficially owned by Mr. Burbach.

SHAREHOLDER PROPOSALS

        As of the date of this proxy statement, the Company Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

        If the Merger is consummated, we will not have public shareholders and there will be no public participation in any future shareholder meetings. We intend to hold the 2016 annual meeting of shareholders only if the Merger is not consummated.

        Shareholders are entitled to present proposals for action and director nominations at the 2016 annual meeting of shareholders, if held, only if they comply with the applicable requirements of the proxy rules established by the SEC and the applicable provisions of our bylaws. Shareholders must submit such proposals and nominations to the Secretary of the Company, Thoratec Corporation at 6035 Stoneridge Drive, Pleasanton, California, 94588 on or prior to the deadline for receiving such proposals and nominations. The submission of a shareholder proposal does not guarantee that it will be included in the proxy statement or form of proxy. Shareholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

        If the 2016 annual meeting of shareholders is held, in order for a shareholder proposal to be considered for presentation at the 2016 annual meeting of shareholders, and included in the proxy statement and form of proxy used in connection with such meeting, the proposal must be received by us no later than November 25, 2015. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and the provisions of our bylaws.

        If a shareholder wants to nominate a director or submit a proposal for consideration at the 2016 annual meeting of shareholders, outside the processes of Rule 14a-8 under the Exchange Act, the shareholder must comply with the requirements of our bylaws and we are not required to include such proposal or nomination in the proxy statement and form of proxy relating to such meeting. To be timely, a shareholder's notice must be received by the Secretary at the principal executive offices of the Company not later than February 5, 2016, nor earlier than January 6, 2016; provided, however, that if the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date, then notice by the shareholder to be timely must be delivered not later than the close of business on the later of (i) the ninetieth (90th) day prior to the annual meeting and (ii) the tenth (10th) day following the day on which the date of the meeting is publicly announced.

HOUSEHOLDING

        The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies.

        In connection with the special meeting, a number of banks and brokers with account holders who are our shareholders will be householding our proxy materials. As a result, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Thoratec Corporation, 6035 Stoneridge Drive, Pleasanton, California 94588, or contact Investor Relations by telephone at (925) 847-8600. If you would like to receive your own set of disclosure documents and have followed the instructions above, we undertake to promptly deliver a separate copy of this proxy statement. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act, and therefore file annual, quarterly and current reports, proxy statements and other information with the SEC.

        You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

        Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to "incorporate by reference" into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

  •
  our Annual Report on Form 10-K for the fiscal year ended January 3, 2015;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended April 4, 2015 and July 4, 2015;

  •
  our Current Reports on Forms 8-K filed with the SEC on April 8, April 27, May 8, July 22 and August 31, 2015; and

  •
  our proxy statement on Schedule 14A for our 2015 Annual Meeting filed with the SEC on March 24, 2015, and the additional definitive proxy soliciting materials on Schedule 14A filed with the SEC on March 24, July 22, July 23, July 24, August 3 and August 5, 2015.

        Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement. Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written request to: Investor Relations, Thoratec Corporation, 6035 Stoneridge Drive, Pleasanton, California 94588; or MacKenzie Partners, Inc., or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

        If you have questions about the special meeting or the Merger with St. Jude Medical after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, please contact our proxy solicitor at:

Call Collect: (212) 929-5500
Toll Free: (800) 322-2885
Email to: proxy@mackenziepartners.com
Address: 105 Madison Avenue, New York, New York 10016

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED SEPTEMBER 8, 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

SJM International, Inc.,

Spyder Merger Corporation,

St. Jude Medical, Inc.,

and

Thoratec Corporation

Dated as of July 21, 2015

A-i

A-ii

Page
8.11	Mutual Drafting; Interpretation	A-68
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	A-68
8.13	Counterparts	A-69
8.14	Facsimile or .pdf Signature	A-69
8.15	Specific Performance	A-69
8.16	Compliance with Obligations	A-70
Exhibit A	Form of Articles of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation
Exhibit C	Agreement of Merger
Exhibit D	Form of FIRPTA Certificate

A-iii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2015 (this "Agreement"), is entered into by and among SJM International, Inc., a Delaware corporation ("Parent"), Spyder Merger Corporation, a California corporation and a wholly-owned Subsidiary of Parent (the "Merger Sub"), and Thoratec Corporation, a California corporation (the "Company"). All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement. St. Jude Medical, Inc., a Minnesota corporation ("Ultimate Parent"), is a party to this Agreement solely with respect to the performance of its obligations under Section 2.2(g), Section 2.4, Section 4.7, Section 5.8, Section 5.15 and Section 8.16.

RECITALS

        WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the "Merger"), in accordance with the General Corporation Law of the State of California (the "CGCL"), whereby each issued and outstanding share of common stock, no par value (the "Company Common Stock"), of the Company (which shares of Company Common Stock are hereinafter referred to as the "Shares") immediately prior to the effective time of the Merger (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be cancelled and converted into the right to receive $63.50 (the "Merger Consideration"), payable net to the holder in cash, without interest and subject to deduction for any required withholding Tax pursuant to Section 2.2(g);

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Ultimate Parent's, Parent's and Merger Sub's willingness to enter into this Agreement, certain directors and officers of the Company are entering into an agreement (the "Voting Agreement") pursuant to which each such Person has agreed, among other things and subject to the terms thereof, to vote the Shares beneficially held by such Person in favor of the Merger, which Voting Agreements shall terminate upon the termination of this Agreement in accordance with its terms;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has, upon the terms and subject to the conditions set forth herein, unanimously (a) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its shareholders, (b) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the CGCL, and (c) subject to the terms and conditions of this Agreement, resolved and agreed to recommend that the Company's shareholders vote their Shares in favor of approving this Agreement and the Merger (the "Company Board Recommendation");

        WHEREAS, the Boards of Directors of Ultimate Parent, Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Ultimate Parent, Parent and Merger Sub and their respective shareholders and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

 AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1
THE MERGER

        1.1    The Merger.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the "Surviving Corporation"). The Merger will have the effects set forth in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

          (b)   At the Effective Time, the articles of incorporation of the Surviving Corporation will, by virtue of the Merger, be amended so as to read in its entirety in the form set forth as Exhibit A hereto, until thereafter changed or amended as provided therein or by applicable Law. In addition, the Company and the Surviving Corporation will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation will be amended so as to read in its entirety in the form set forth as Exhibit B hereto, until thereafter changed or amended as provided therein or by applicable Law.

          (c)   The directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, will continue as the officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation; provided, however, that the Company will appoint and remove and replace, effective as of the Effective Time, any officers (in their capacity as such) as designated in writing by Parent.

          (d)   If at any time after the Effective Time, the Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        1.2    Closing and Effective Time of the Merger.     The closing of the Merger (the "Closing") will take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California at 7:00 a.m., Pacific time, on a date to be specified by the parties, such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company will cause an agreement of merger in the form attached hereto as Exhibit C, subject to such changes as may be mutually agreed to by Parent and the Company (the "Agreement of Merger"), together with an officers' certificate satisfying the applicable requirements of the CGCL, to be executed and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL. The Merger will become effective at the time the Agreement of Merger will have been duly filed with the Secretary of State of the State of California or such other date and time as is agreed upon by the parties and specified in the Agreement of Merger, such date and time hereinafter referred to as the "Effective Time."

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

        2.1    Conversion of Securities.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

          (a)    Conversion of the Shares.     Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive the Merger Consideration, payable net to the holder in cash, without interest and subject to deduction for any required withholding Tax pursuant to Section 2.2(g), in accordance with the procedures set forth in Section 2.2. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate that immediately prior to the Effective Time represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest and subject to deduction for any required withholding Tax pursuant to Section 2.2(g).

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.     All Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary, and all Shares owned of record by Parent, Merger Sub or any of their respective wholly-owned Subsidiaries, will be cancelled and will cease to exist, with no payment being made with respect thereto.

          (c)    Merger Sub Common Stock.     Each share of common stock, $0.01 par value, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.

          (d)    Changes in Stock.     If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holder of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        2.2    Payment for Securities; Surrender of Certificates.

          (a)    Paying Agent.     At or prior to the Effective Time, Parent will designate a reputable bank or trust company, reasonably acceptable to the Company, to act as the paying agent for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the "Paying Agent"). At or immediately after the Effective Time, Parent or Merger Sub will deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares will be entitled at the Effective Time pursuant to this Agreement (for the avoidance of doubt, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) (collectively, the "Payment Fund"). Such funds will be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments will be the sole and exclusive property of Parent, and no part of such earnings will accrue to the benefit of holders of Shares.

          (b)    Procedures for Surrender.     As promptly as practicable after the Effective Time (and in any event, within four Business Days thereafter), Parent will cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the "Certificates"), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates to the Paying Agent, and will otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, and such other documents as the Paying Agent may reasonably require, the holder of such Certificates will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (for the avoidance of doubt, other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares). Any Certificates so surrendered will forthwith be cancelled. All cash paid upon the surrender for exchange of Certificates will be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. Promptly after the Effective Time and in any event not later than the fourth Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to issue and send to each holder of uncertificated Shares represented by book entry ("Book-Entry Shares"), other than with respect to Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration and the Merger Consideration will be subject to deduction for any required withholding Tax pursuant to Section 2.2(g).

          (c)   If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such payment will have paid any transfer or similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Paying Agent that such Taxes either have been paid or are not payable. Any other transfer or similar Taxes incurred in connection with the Merger will be paid by Parent. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest.

          (d)    Transfer Books; No Further Ownership Rights in Shares.     At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, then (subject to compliance with the exchange procedures of Section 2.2(b)) they will be cancelled and exchanged as provided in this Agreement.

          (e)    Termination of Fund; Abandoned Property; No Liability.     At any time following the date that is nine months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest accrued with respect thereto) not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest and subject to deduction for any required withholding Tax pursuant to Section 2.2(g). If, immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws, any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (f)    Lost, Stolen or Destroyed Certificates.     In the event that any Certificates have been lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, in form and substance reasonably acceptable to Parent, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as either of them may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (g)    Withholding Rights.     Each of Ultimate Parent, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Ultimate Parent, Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law, and to the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person from whom such amounts were withheld.

        2.3    Dissenting Shares.     Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded that the Company purchase such Shares for fair market value in accordance with, and who complies in all respects with, Chapter 13 of the CGCL (such Shares, the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration and will instead represent the right to receive only the payment as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the CGCL (subject to deduction for any required withholding Tax pursuant to Section 2.2(g)). If any such holder withdraws such holder's demand for purchase of such Dissenting Shares for fair market value pursuant to Chapter 13 of the CGCL or becomes ineligible for such payment, then the right of such holder to receive such payment in respect of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to deduction for any required withholding Tax pursuant to Section 2.2(g). The Company will give Parent prompt notice of any demands received by the Company for the purchase of Shares pursuant to Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to the CGCL and received by the Company relating to rights to be paid the fair market value of Dissenting Shares, and Parent will have the right to participate in and direct all negotiations and Proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected as described in this Section 2.3 shall be returned to Parent, upon demand; provided, that the parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required under this Section 2.3 or otherwise to deposit with the Paying Agent any cash to pay any Merger Consideration with respect to Shares as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date. Parent shall pay additional cash to the Paying Agent to the extent required to pay the Merger Consideration in respect of the foregoing Shares if and when such Shares cease to be Dissenting Shares.

        2.4    Treatment of Company Options and Company RSUs; Stock Plans.

          (a)    Treatment of Unvested Company Options.     Except as specified in Section 2.4(a) of the Company Disclosure Schedule, prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, at the Effective Time, each unexpired and unexercised option to purchase Shares (the "Company Options"), under any stock option plan of the Company, including the Company's 1997 Stock Option Plan (as amended) and the Company's Amended and Restated 2006 Incentive Stock Plan or any other plan, agreement or arrangement (the "Company Stock Option Plans"), that is unvested and unexercisable, shall, except as set forth in such Section 2.4(a) of the Company Disclosure Schedule, cease to represent the right to purchase Shares and shall be converted into and become an award of restricted shares of Ultimate Parent common stock ("Ultimate Parent

  Shares") equal to the quotient of (x) the product of (A) the total number of unvested and unexercisable Shares previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such unvested and unexercisable Company Option, divided by (y) the volume weighted average trading price of Ultimate Parent Shares on the New York Stock Exchange, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and not including) the Closing Date as reported by Bloomberg, L.P., rounded down to the nearest whole share (each, an "Assumed Restricted Stock Award"); provided, however, that with respect to any such Company Options that are outstanding immediately prior to the Effective Time, and which have an exercise price greater than the Merger Consideration, such Company Options shall not be assumed by Ultimate Parent, shall not convert into an Assumed Restricted Stock Award and shall automatically terminate as of the Effective Time. From and after the Effective Time, each Assumed Restricted Stock Award shall (i) be subject to a risk of forfeiture with respect to all of the Ultimate Parent Shares subject thereto as of the Effective Time, which such risk of forfeiture shall lapse in accordance with the vesting schedule of the corresponding Company Option, (ii) be subject to the accelerated vesting terms set forth on Section 2.4(a)(i) of the Company Disclosure Schedule, (iii) be administered by Ultimate Parent and the compensation committee of its board of directors (the "Ultimate Parent Compensation Committee"), which shall be substituted for the Company and the compensation committee of the Company Board administering such Company Stock Option Plans. For the avoidance of doubt, each Assumed Restricted Stock Award shall be solely with respect to Ultimate Parent Shares and shall no longer be a stock option or have the features thereof.

          (b)    Treatment of Vested Company Options.     Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, with respect to Company Options that are outstanding and vested as of immediately prior to the Effective Time, will, immediately prior to the Effective Time, be cancelled and, in exchange therefor, each former holder of any such cancelled vested Company Option will only be entitled to receive, in consideration of the cancellation of such vested Company Option and in full settlement therefor, a payment in cash (without interest, and subject to deduction for any required withholding Tax pursuant to Section 2.2(g)) of an amount equal to the product of (A) the total number of vested Shares previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such vested Company Option (such amounts payable hereunder being referred to as the "Option Payments"). For avoidance of doubt, if the exercise price per Share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled without any cash payment being made in respect thereof. From and after the Effective Time, any such cancelled vested Company Option will no longer be exercisable by the former holder thereof. Any Option Payment shall be made through the Surviving Corporation's payroll no more than three (3) Business Days following the Effective Time; provided, however, that Ultimate Parent may, in its sole discretion, cause the Paying Agent, on behalf of the Surviving Corporation, to make the payments described in this Section 2.4(b).

          (c)    Treatment of Unvested Company RSUs.     Except as specified in Section 2.4(c) of the Company Disclosure Schedule, prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each outstanding award of restricted stock units and performance share units granted pursuant to any Company Stock Option Plan (the "Company RSUs") that is unvested as of immediately prior to the Effective Time, shall, except to the extent set forth on such Section 2.4(c) of the Company Disclosure Schedule, cease to represent the right to receive Shares and shall be converted into and become rights with respect to Ultimate

  Parent Shares, and Ultimate Parent shall assume the Company RSUs, on the same terms and conditions (including any forfeiture provisions or repurchase rights, and treating for this purpose any performance-based vesting conditions as provided for in the award agreement by which each Company RSU is evidenced, except that any performance-based vesting conditions shall be treated as having been attained at the "maximum" level) as were applicable under such Company RSUs as of immediately prior to the Effective Time, except that from and after the Effective Time, (i) the accelerated vesting terms set forth on Section 2.4(c)(i) of the Company Disclosure Schedule shall apply to such assumed Company RSUs, (ii) Ultimate Parent and the Ultimate Parent Compensation Committee shall be substituted for Company and the compensation committee of the Company Board administering such Company Stock Option Plans, (iii) the Company RSUs assumed by Ultimate Parent shall represent the right to receive Ultimate Parent Shares upon settlement of such Company RSU promptly after vesting (except to the extent the terms of the applicable restricted stock unit agreement provide for deferred settlement, in which case settlement shall be in accordance with the specified terms), and (iv) the number of Ultimate Parent Shares subject to each award of Company RSUs assumed by Ultimate Parent shall be equal to the number of Shares subject to such award immediately prior to the Effective Time multiplied by a ratio where the numerator is the Merger Consideration and the denominator is the volume weighted average trading price of Ultimate Parent Shares on the New York Stock Exchange, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and not including) the Closing Date as reported by Bloomberg, L.P. (the "Exchange Ratio"), rounded down to the nearest whole share, and in any event Ultimate Parent shall convert any remaining fractional share into the right to receive cash based on the terms of Section 2.1 (except that in no event shall any vesting restrictions applicable to a Company RSU be accelerated unless so provided under the terms of such Company RSU, a Company Stock Option Plan or other Company Benefit Plan, or as provided on Section 2.4(c) of the Company Disclosure Schedule).

          (d)    Treatment of Vested Company RSUs.     Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) will adopt resolutions and take all other actions necessary and appropriate to provide that, each Company RSU that is outstanding and vested as of immediately prior to the Effective Time (after giving effect to any vesting accelerated in connection with the Merger) will be cancelled in exchange for the right to receive a payment (without interest, and subject to deduction for any required withholding Tax pursuant to Section 2.2(g)) equal to the Merger Consideration with respect to such vested Company RSU (such amounts payable hereunder being referred to as the "RSU Payments"). Any RSU Payment shall be made through the Surviving Corporation's payroll no more than three (3) Business Days following the Effective Time; provided, however, that Ultimate Parent may, in its sole discretion, cause the Paying Agent, on behalf of the Surviving Corporation, to make the payments described in this Section 2.4(d).

          (e)    Reservation of Shares; Registration Statement.     Ultimate Parent will (i) reserve the number of Ultimate Parent Shares that will become subject to the assumed Company Options pursuant to Section 2.4(a) or assumed Company RSUs pursuant to Section 2.4(c) and (ii) issue or cause to be issued the appropriate number of Ultimate Parent Shares upon the exercise of the assumed Company Options or settlement of assumed Company RSUs. No later than the Effective Time, Ultimate Parent will prepare and file with the Securities Exchange Commission (the "SEC") a registration statement on Form S-8 (or other appropriate form) registering a number of Ultimate Parent Shares necessary to fulfill Ultimate Parent's obligations under this Agreement. Ultimate Parent will use the same level of efforts Ultimate Parent uses to maintain the effectiveness of its other registration statements on Form S-8 to maintain the effectiveness of such registration statement for so long as any assumed Company Options or assumed Company RSUs remain outstanding.

          (f)    Corporate Actions.     At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.4, including delivering all required notices (which notices shall have been approved by Ultimate Parent, in its reasonable discretion) to each holder of Company Options and Company RSUs setting forth each holder's rights pursuant to the respective Company Stock Option Plan, stating that such Company Options and Company RSUs shall be treated in the manner set forth in this Section 2.4. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Ultimate Parent nor the Surviving Corporation will be required to deliver to any Person any Shares or other Equity Interests of the Company, the Surviving Corporation or any other Person pursuant to or in settlement of Company Options, Company RSUs or other rights with respect to Shares except with respect to the assumed Company Options and the assumed Company RSUs.

          (g)    Company ESPP.     The Company shall take all actions necessary such that any current offering period as of the date of this Agreement shall be the final offering period under the Company ESPP. In addition, effective as of the date of this Agreement, the Company shall have taken all actions necessary such that (i) no new participant shall be permitted to join any current offering period in progress under the Company ESPP and (ii) no participant in the Company ESPP with respect to any current offering period shall be permitted to increase his or her contributions or the amount of withholding elections with respect to any current offering period. Unless it has earlier terminated, the Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to the Effective Time. Prior to the Effective Time, the Company shall shorten the duration of any then-current offering period under the Company ESPP and purchase any Shares with all amounts withheld by the Company on behalf of the participants in the Company ESPP as of such date. Any Shares so purchased shall be treated in accordance with Section 2.1 above. All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Shares at or prior to the Effective Time will be returned to the participants without interest and subject to deduction for any required withholding Tax pursuant to the terms of the Company ESPP upon the termination of the Company ESPP. The Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 2.4(g) including making any determinations and/or resolutions of the Company Board or a committee thereof and delivering all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each Company ESPP participant.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in (i) the Company SEC Documents filed since January 1, 2014 and publicly available on the SEC's Electronic Data Analysis and Retrieval System prior to the date of this Agreement (but (A) without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and (B) excluding disclosures in the "Risk Factors" and "Forward-Looking Statements" sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature; provided, however, that for purposes of this clause (i), nothing disclosed in such Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.9, Section 3.22, Section 3.24, Section 3.29 and Section 3.30) or (ii) the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedule") (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation and warranty to which the relevance of such information is readily apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        3.1    Organization and Qualification; Subsidiaries.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California.

          (b)   The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company (each, a "Company Subsidiary") is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (c)   The Company has made available to Parent and Merger Sub accurate and complete copies of the currently effective Amended and Restated Articles of Incorporation of the Company (as amended, the "Company Articles") and Third Amended and Restated Bylaws of the Company (as amended, the "Company Bylaws"), and the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary, and each of these organizational and governing documents is in full force and effect on the date of this Agreement. The Company is not in violation of the Company Articles or Company Bylaws, and the Company Subsidiaries are not in violation of their respective organizational or governing documents.

          (d)   Section 3.1(d) of the Company Disclosure Schedule sets forth an accurate and complete list of the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary.

        3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of (i) 100,000,000 Shares, of which, as of the close of business on July 17, 2015, there were 54,719,967 Shares issued and outstanding, (ii) 2,500,000 shares of preferred stock, no par value (the "Company Preferred Stock"), of which no shares are issued and outstanding and (iii) no shares that were held by the Company in its treasury. All of the outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No shares of capital stock of the Company are owned by any Company Subsidiary.

          (b)   As of the close of business on July 17, 2015, the Company has no Shares or Company Preferred Stock reserved for or otherwise subject to issuance, except for (i) 2,083,606 Shares reserved for issuance pursuant to the exercise of outstanding Company Options under the Company Stock Option Plans, (ii) 2,250,086 Shares reserved for issuance pursuant to Company RSUs (assuming maximum level achievement with respect to any performance conditions) and (iii) 790,828 Shares reserved for issuance pursuant to the Company ESPP. Section 3.2(b) of the Company Disclosure Schedule sets forth an accurate and complete list of (A) each holder of

  Company Options and Company RSUs (or the employee identification number of each holder who is not located in the United States), (B) the number of Company Options and Company RSUs held by such holder as of the date of this Agreement, (C) the number and class of Shares subject to each such Company Option and Company RSU (i.e., the original amount less exercises and any cancellations), (D) the exercise price of each such Company Option, (E) the name of the plan under which such Company Options and Company RSUs were granted, (F) the vesting schedule or payment schedule (if different from the vesting schedule), and (G) the expiration date of such Company Options and whether (and to what extent) the vesting of such Company Options and Company RSUs will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in connection with the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. All Shares reserved for issuance as noted in this subsection (b) will be, when issued in accordance with the terms thereof, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights.

          (c)   Except for the Shares issuable pursuant to the Company ESPP, Company Options to purchase not more than 2,083,606 Shares and 2,250,086 Shares issuable pursuant to outstanding Company RSUs (of which 1,586,204 shares are issuable pursuant to outstanding restricted stock units and 663,882 Shares are issuable pursuant to outstanding performance share units), as of July 17, 2015, there are no options, warrants, calls, conversion rights, stock appreciation rights, "phantom" stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any Company Subsidiary or any other equity equivalent or equity-based award or right, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue, acquire or sell any Shares or other Equity Interests of the Company or any Company Subsidiary or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of the Company Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company has not granted any Equity Interests between July 17, 2015 and the date of this Agreement, other than Shares issued pursuant to the exercise of Company Options and the vesting of Company RSUs outstanding as of July 17, 2015 in accordance with the terms of such outstanding Company Options and Company RSUs in effect on July 17, 2015.

          (d)   There are no outstanding contractual obligations of the Company or any Company Subsidiary (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of, (iv) granting any preemptive or antidilutive rights with respect to, or (v) restricting the transfer of, any Shares or other Equity Interests in the Company or any Company Subsidiary.

          (e)   The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than Permitted Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person.

          (f)    Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company or such Company Subsidiary on any matter.

        3.3    Authority.

          (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the Company Shareholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no shareholder votes or written consents are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Company Shareholder Approval and the filing of the Agreement of Merger with the Secretary of the State of California. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (b)   At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board adopted resolutions by which the Company Board unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, in accordance with the requirements of the CGCL, and (iii) subject to the terms and conditions of this Agreement, recommended that the Company's shareholders vote their Shares in favor of approving this Agreement and the Merger, and, as of the date of this Agreement, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

        3.4    No Conflict.    None of the execution, delivery or performance of this Agreement by the Company, the consummation of the Merger or any other transaction contemplated by this Agreement, or the Company's compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (i) subject to obtaining the Company Shareholder Approval, conflict with or violate any provision of the Company Articles or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; (iii) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract; or (iv) assuming that all consents from third parties to any applicable Contracts have been obtained, and assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, constitute or result in the loss or impairment of, payment of any additional amounts with respect to, or the consent of any other Person being required in respect of, the Company's or the Company Subsidiaries' right to own or use any Intellectual Property Rights, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        3.5    Required Filings and Consents.    None of the execution, delivery or performance of this Agreement by the Company, the consummation of the Merger or any other transaction contemplated by this Agreement, or the Company's compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing and recordation of the Agreement of Merger as required by the CGCL, (ii) the Company Shareholder Approval, (iii) compliance with any applicable requirements of the HSR Act and other applicable foreign or supranational antitrust and competition laws set forth in Section 3.5 of the Company Disclosure Schedule, (iv) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), (v) compliance with the applicable requirements of the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the "Securities Act"), (vi) compliance with any applicable foreign or state securities, takeover or Blue Sky Laws, (vii) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (viii) such filings as may be required under the rules and regulations of the NASDAQ Global Select Market ("NASDAQ"), and (ix) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        3.6    Permits; Compliance with Law.

          (a)   The Company and each Company Subsidiary holds all authorizations, permits, certificates, exemptions, approvals, orders, consents, franchises, variances, exemptions and registrations of any Governmental Entity (the "Company Permits") necessary for the operation of the Business as currently conducted, except where the failure to hold any Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is operating in compliance with the terms of such Company Permits, except where the failure to be in compliance with such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No suspension, modification, revocation or cancellation of any of such Company Permits is pending.

          (b)   Since January 1, 2014, (i) neither the Company nor any Company Subsidiary has been in conflict with, default under or violation of, or has been to the knowledge of the Company investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or was bound, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries (taken as a whole) and (ii) no investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary has been pending or, to the knowledge of the Company, threatened, except for such investigations or reviews, the outcomes of which if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries (taken as a whole). Since January 1, 2014, neither the Company nor any Company Subsidiary has received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.

          (c)   None of the Company, the Company Subsidiaries or, to the knowledge of the Company, any of their respective directors, executives, employees, or business partners (including representatives, distributors, consultants, agents, contractors and advisors) has directly or indirectly offered, paid, promised, authorized, or accepted (or attempted to pay, promise, authorize, or accept) any remuneration or other thing of value that is prohibited by applicable Law, including under the United States Foreign Corrupt Practices Act of 1977, or has otherwise violated or is in violation with the Foreign Corrupt Practices Act or any other law that prohibits bribery or corruption. None of the Company, the Company Subsidiaries or, to the knowledge of the Company, any of their respective directors, executives, or employees, or business partners (including representatives, distributors, consultants, agents, contractors and advisors) has directly or indirectly made or authorized (or attempted to make or authorize) or otherwise agreed to make any improper contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar payment to any Person, including (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or pay for special concessions already obtained, or (iv) in connection with the approval or regulatory status of the Company Products or the facilities in which the Company Products are manufactured, packaged or stored, or from which the Company Products are initially distributed. Solely for the purposes of this Section 3.6(c), "knowledge" means an awareness of the high probability of the existence of such circumstance, unless the Person actually believes that such circumstance does not exist.

        3.7    SEC Filings; Financial Statements.

          (a)   Since January 1, 2014, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the "Company SEC Documents"). As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or, in each case, if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC promulgated thereunder. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents, including the related notes and schedules (collectively, the "Company Financial Statements") (A) have been prepared in a manner consistent with the books and records of the Company and the Company Subsidiaries, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), (C) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (D) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in shareholders' equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments). Since January 3, 2015, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and the Company Subsidiaries that provide a basis for the financial statements of such entities, have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements.

          (b)   Neither the Company nor any of the Company Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its published financial statements or other Company SEC Documents.

          (c)   Without limiting the generality of Section 3.7(a), (i) Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2013, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has formally received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, (iii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act, (iv) since January 1, 2013, to the knowledge of the Company, no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of Company Subsidiary, and (v) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

          (d)   As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review or investigation. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2014.

          (e)   The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to the Company.

        3.8    Internal Controls.     The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorizations, (b) access to assets is permitted only in accordance with management's general or specific authorization, and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company's auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

        3.9    State Takeover Laws.     No "fair price," "moratorium," "control share acquisition," "business combination" or other anti-takeover Law of any jurisdiction that may purport to be applicable to the Company, Parent, Merger Sub or any of their respective Affiliates will apply with respect to or as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

        3.10    No Undisclosed Liabilities.     Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Company Financial Statements prior to the date of this Agreement, (b) incurred in the ordinary course of business consistent with past practice since April 4, 2015, the date of the most recent consolidated balance sheet of the Company included in the Company Financial Statements, (c) incurred pursuant to this Agreement or in connection with the transactions contemplated hereby, or (d) any other liabilities and obligations that would not in the aggregate exceed $5,000,000, neither the Company nor any Company Subsidiary has any liabilities or obligations of a type required to be recorded or reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP.

        3.11    Absence of Certain Changes or Events.

          (a)   Since January 3, 2015 until the date of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business.

          (b)   Since January 3, 2015 until the date of this Agreement, there has not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which has had or would reasonably be expected to have a Company Material Adverse Effect.

          (c)   Since January 3, 2015 until the date of this Agreement, neither the Company or any Company Subsidiary has suffered any material loss, damage, destruction or other casualty affecting any of its material tangible properties or tangible assets, whether or not covered by insurance.

          (d)   Since January 3, 2015 until the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Sections 5.1(a), 5.1(c), 5.1(d), 5.1(e), 5.1(f), 5.1(g), 5.1(h), 5.1(i) , 5.1(k), 5.1(p), 5.1(q), 5.1(w) and 5.1(y) (and 5.1(bb) with respect to the foregoing subclauses).

        3.12    Employee Benefit Plans.

          (a)   Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each material Company Benefit Plan and material Foreign Benefit Plan. With respect to each such Company Benefit Plan and Foreign Benefit Plan, the Company has provided to Merger Sub complete and accurate copies of (i) each such Company Benefit Plan and Foreign Benefit Plan, including any amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) all summary plan descriptions, including any summary of material modifications, and any other material notice or description provided to retired, former or current employees, officers, consultants, independent contractors or directors of the Company or any Company Subsidiary (the "Service Providers"), (iv) the three most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vi) the three most recent annual reports on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto, and (vii) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the knowledge of the Company, threatened audits or investigations) with respect to each Company Benefit Plan and Foreign Benefit Plan, in each case, made within three years prior to the date of this Agreement.

          (b)   Each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in all material respects in accordance with its terms and is in compliance in all material respects with ERISA, the Code and all other applicable Laws.

          (c)   Except as would not reasonably be material to the Company and the Company Subsidiaries (taken as a whole), (i) each Foreign Benefit Plan and related trust, if any, complies with and has been established, maintained and administered in compliance in all material respects with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements, (ii) each Foreign Benefit Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity, has been so registered or approved, and (iii) no Foreign Benefit Plan has any material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued.

          (d)   Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption, and, except as would not reasonably be material to the Company and the Company Subsidiaries (taken as a whole) (i) none of the Company, any Company Subsidiary, any Company Benefit Plan, any trustee, administrator or other third-party fiduciary or party-in-interest, with respect to any Company Benefit Plan, has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code on the Company or any Company Subsidiary, and

  (ii) there are no pending or, to Company's knowledge, threatened or anticipated claims by or on behalf of any Company Benefit Plan or Foreign Benefit Plan, by any current or former employee, officer, director or consultant (or beneficiary thereof) under any such plan or otherwise involving any such plan (other than routine claims for benefits).

          (e)   No Company Benefit Plan is, and neither the Company nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has ever sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) "multiple employer plan" within the meaning of Section 413(c) of the Code, (iii) "multiemployer plan" within the meaning of Section 3(37) of ERISA or (iv) multiple employer welfare arrangement (within the meaning of Section 3(4) of ERISA).

          (f)    None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any transaction contemplated by this Agreement, or the Company's compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment prior to, on or following the Effective Time) will result in any "parachute payment" under Section 280G of the Code.

          (g)   The Company does not have any liability in respect of, or obligation to provide, post-retirement health, medical, disability, life insurance benefits or other welfare benefits for Service Providers (or the spouses, dependents or beneficiaries of any Service Providers), whether under a Company Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Law, the full cost of which is borne by the current or former Service Provider. Each Company Stock Option Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and neither the Company nor any ERISA Affiliate is subject to any fines, penalties or loss of Tax deduction as a result of any operational failures, except, in each case, as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

          (h)   None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company's compliance with any of the provisions of this Agreement will (either alone or in conjunction with any other event, including any termination of employment prior to, on or following the Effective Time) (i) entitle any Service Provider to any compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan or Foreign Benefit Plan, (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits, or (iv) otherwise give rise to any material liability under any Company Benefit Plan or Foreign Benefit Plan.

          (i)    No Company Benefit Plan or other agreement or arrangement provides for any gross-up, indemnification, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

          (j)    Each "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company or any of its Subsidiaries has been operated and maintained in material compliance with Section 409A of the Code and the guidance issued thereunder.

        3.13    Labor and Other Employment Matters.

          (a)   The Company is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, compensation and benefits, and wages and hours.

          (b)   The Company is not and has not been a party to any collective bargaining, employee association or works council or similar Contract, and there are not any pending or, to the knowledge of the Company, threatened union, employee association or works council organizing activities concerning any Service Provider. For the past three years, there have been no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the knowledge of the Company, threatened, against the Company. There is no unfair labor practice charge against the Company or any of the Company Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority and there is no pending or, to the knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Service Providers in their capacities as such.

          (c)   During the preceding three years, (i) the Company has not effectuated a "plant closing" (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the "WARN Act")) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) in connection with the Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility, and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. Except as would not reasonably be material to the Company and the Company Subsidiaries (taken as a whole), each Person employed by the Company was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no Person treated as an independent contractor or consultant by the Company should have been properly classified as an employee under applicable Law.

        3.14    Contracts.

          (a)   Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract to which the Company or any Company Subsidiary is a party to or bound by which falls within any of the following categories:

                i.  any Contract that (A) limits or restricts in any material respect the Company or any Affiliate of the Company from competing or engaging in any line of business or in any geographic area in any material respect, (B) restricts the right of the Company or any Affiliate of the Company in any material respect to sell or purchase from any Person, or (C) grants the other party or third Person "most favored" nation status or any similar type of special discount rights with respect to pricing, other than, in each case, Contracts with distributors of the Company or any Company Subsidiary listed on Section 3.14(a)(i) of the Company Disclosure Schedule;

               ii.  any Contract that by its terms limits the payment of dividends or other distributions to shareholders by the Company or any Company Subsidiary;

              iii.  any Contract relating to indebtedness for borrowed money or any financial guaranty in excess of $2,500,000 individually;

              iv.  any material lease, sublease or other Contract with respect to the Leased Real Property;

               v.  any Contract with any customers or licensees of, or suppliers to, the Company or any Company Subsidiary which involved payments to or from the Company or any Company Subsidiary in the most recent 12-month period in excess of $5,000,000;

              vi.  any Contract not disclosed pursuant to the other subsections of this Section 3.14(a) that by its terms is reasonably expected to result in minimum payments by the Company or any Company Subsidiary under such Contract of more than $5,000,000 in the 12-month period following the date of this Agreement;

             vii.  any Contract evidencing a partnership, joint venture or other similar arrangement involving a sharing with any third party of profits, losses, costs or liabilities that is material to the Company and the Company Subsidiaries taken as a whole;

            viii.  any Contract between or among the Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of 5% or more of any class of capital stock of the Company (other than the Company) or any affiliate of the foregoing, on the other hand, other than employment, severance, change in control, indemnification, stock option, restricted stock unit, performance share unit or similar Contracts entered into in the ordinary course of business;

              ix.  any Contract relating to an acquisition, divestiture, merger or similar transaction that has continuing indemnification, guarantee, "earn-out" or other contingent payment obligations;

               x.  any Contract that is a license or other Contract pursuant to which the Company or any of the Company Subsidiaries has licensed or otherwise granted rights in or to any of the Material Intellectual Property to any Person (including a covenant not to sue agreement or co-existence agreement) or any Person has licensed or sublicensed to the Company or any of the Company Subsidiaries, or otherwise authorized the Company or any of the Company Subsidiaries to use, any third-party Intellectual Property Rights that are material to the business of the Company and the Company Subsidiaries taken as a whole (including a covenant not to sue agreement or co-existence agreement, but excluding any Contract that is a non-exclusive license of standard, unmodified, off-the-shelf Software in object code form solely for internal use and that is commercially available on standard terms from third-party vendors (e.g., Microsoft Windows));

              xi.  any Contract that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a current report on Form 8-K;

             xii.  any agreements with group purchasing organizations (GPOs) or integrated delivery networks (IDNs);

            xiii.  any agreement with a third-party physician in the physician's capacity as such, that involves payments in excess of $500,000 per annum; and

            xiv.  any other Contract which by its terms would prohibit the consummation of the Merger or any other transaction contemplated by this Agreement.

        Each Contract of the type described in this Section 3.14(a) is referred to herein as a "Company Material Contract." Accurate and complete copies of each Company Material Contract, including all amendments thereto, have been made available by the Company to Parent, or publicly filed with the SEC in unredacted form, in each case prior to the date of this Agreement.

          (b)   (i) Each Company Material Contract is a valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, and is in full force and effect except that (A) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought; (ii) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract; and (iii) none of the Company or any Company Subsidiary has received written notice of any material violation or material default under (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a material violation of or material default under) any Company Material Contract.

        3.15    Litigation.

          (a)   There is no civil, criminal or administrative suit, claim, action, hearing, arbitration or other proceeding (a "Proceeding") pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any of their respective officers, directors or employees in such individual's capacity as such, that (i) involves an amount in controversy in excess of $1,000,000 or (ii) seeks injunctive or other non-monetary relief.

          (b)   Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment, award, decree, ruling or determination of any Governmental Entity (each, an "Order") that, individually or in the aggregate, has had or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no Proceeding pending or, to the knowledge of the Company, threatened, seeking to prevent, adversely modify, or materially delay or challenge the consummation of the Merger or performance by the Company of any of its material obligations under this Agreement.

        3.16    Environmental Matters.     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   Each of the Company and the Company Subsidiaries is now and since January 1, 2014 has been in compliance with all applicable Environmental Laws. The Company has obtained, or has made timely and complete application for renewal of, and is in compliance with, all Environmental Permits necessary for the conduct and operation of the Business as now being conducted.

          (b)   There are not now, and since January 1, 2014 there have not been, any Hazardous Substances generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company and the Company Subsidiaries or any property previously owned, leased or operated by the Company and the Company Subsidiaries at the time the Company or the Company Subsidiaries, as applicable, owned, leased or operated said property, except in compliance with, and as would not result in material liability under, any applicable Environmental Laws.

          (c)   Since January 1, 2014, the Company and the Company Subsidiaries have not received any notice of alleged liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law.

          (d)   The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of any environmental reports, studies, assessments, and other material environmental information in its possession relating to the Company, the Company Subsidiaries and their current or former properties or operations.

        3.17    Intellectual Property.

          (a)    General.     Section 3.17(a)(i)-(iv) of the Company Disclosure Schedule sets forth a list that is accurate and complete in all material respects of all Intellectual Property Rights that are registered or for which an application for registration is currently pending with a Governmental Entity (or, in the case of Internet domain names, are registered with a domain name registrar) and that are owned by the Company or any Company Subsidiary (the "Registered Intellectual Property"): (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the respective jurisdiction where filed, the date filed or issued, and the present status thereof; (ii) for each trademark, trade name or service mark that is registered, for which a pending application for registration has been filed, the application serial number or registration number, the jurisdiction where filed, the date filed or granted, and the class of goods covered, in each case, if applicable; (iii) for any URL or Internet domain name, the registration date, any renewal date and name of the Internet domain name registrar; and (iv) for each copyrighted work for which a registration has been filed, the registration number, date of registration and the jurisdiction in which the copyright has been filed. Section 3.17(a)(v) of the Company Disclosure Schedule sets forth a list that is accurate and complete in all material respects of all material licenses or covenants not to sue granted to the Company or any of the Company Subsidiaries under or with respect to Intellectual Property Rights owned by a third party that (A) claim or cover the Company Products, (B) are incorporated in or necessary for the design, manufacture, use, distribution or sale of the Company Products, or are otherwise material to the business of the Company and the Company Subsidiaries taken as a whole ("Licensed Intellectual Property"), other than standard, unmodified, off-the-shelf Software that is licensed in object code form on non-exclusive basis solely for internal use license and that is commercially available on standard terms from third-party vendors (e.g., Microsoft Windows). Section 3.17(a)(vi) of the Company Disclosure Schedule sets forth a list that is accurate and complete in all material respects of all Contracts under which any Licensed Intellectual Property is licensed to the Company or any Company Subsidiary on an exclusive basis (collectively, "Inbound Exclusive License Agreements"). All milestones and other conditions set forth in any Inbound Exclusive License Agreements that are required to be satisfied in order for the Company or such Company Subsidiary to retain any exclusive rights granted under such Inbound Exclusive License Agreements have been timely satisfied such that all such exclusive rights remain in full force and effect as of the date of this Agreement.

          (b)    Sufficiency.     The Company and the Company Subsidiaries own or have valid and sufficient rights to use, in the manner currently used, all Intellectual Property Rights that claim or cover any of the Company Products, or that are incorporated in or necessary for the design, manufacture, use, distribution or sale of any of the Company Products or that are otherwise material to the business of the Company and the Company Subsidiaries taken as a whole (collectively referred to herein as the "Material Intellectual Property"). The Material Intellectual Property constitutes all material Intellectual Property Rights necessary for the conduct of the Business as presently conducted, including for the design, manufacture, use, distribution and sale of the Company Products. Nothing in this subsection (b) shall be deemed a representation or warranty of non-infringement of third party Intellectual Property Rights.

          (c)    Ownership; Validity and Enforceability.     The Company or each Company Subsidiary exclusively owns the Registered Intellectual Property and all other Intellectual Property Rights purported to be owned by the Company or any Company Subsidiary, including any Intellectual

  Property Rights that were developed by any employees or contractors of the Company or any Company Subsidiaries for the Company or such Company Subsidiary (collectively, "Owned Intellectual Property"), free and clear of Liens (other than Permitted Liens). The Registered Intellectual Property owned by the Company or any of the Company Subsidiaries and, to knowledge of the Company, all issued patents, registered copyrights and registered trademarks exclusively licensed to the Company or any of the Company Subsidiaries under any Inbound Exclusive License Agreements ("Exclusively Licensed Registered Intellectual Property") are subsisting. To the knowledge of the Company, the Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) and the Exclusively Licensed Registered Intellectual Property are valid and enforceable. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the material Registered Intellectual Property (including any of the foregoing that covers or claims any Company Product), and all filing, examination, issuance, post registration and maintenance fees, annuities and the like that have come due and are required to maintain, preserve or renew any such material Registered Intellectual Property have been timely paid. With respect to the material Registered Intellectual Property to the Company or any of the Company Subsidiaries, there are no filings, payments or other actions that were required to have been or are required to be made or taken by January 31, 2016, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates, for the purposes of complying with legal requirements to obtain, maintain, preserve or renew any such Registered Intellectual Property.

          (d)    Absence of Claims; Non-infringement.     No Proceedings have been instituted in the last three years or are pending, or to the knowledge of the Company are threatened against, the Company or any Company Subsidiary, that challenge the Company's or any Company Subsidiary's ownership of any Owned Intellectual Property or right to use any Licensed Intellectual Property. To the knowledge of the Company, no Proceeding, including any interference, opposition, reissue, reexamination, derivation, post-grant or other similar Proceeding, is or has been pending or threatened, in which the scope, validity or enforceability of any of the Owned Intellectual Property is being or has been contested or challenged. Since January 1, 2013, the Company has not received any written notice alleging the invalidity or unenforceability of any Owned Intellectual Property (excluding, for clarity, all correspondence with patent authorities with respect to ordinary course patent prosecution activities), or any written notice (including through letters offering to provide a license) alleging infringement of any other Person's Intellectual Property Rights or any misappropriation of any other Person's Trade Secrets by the Company or any of its Subsidiaries, including in connection with research, development, manufacture, use, distribution or sale of any Company Product. Since January 1, 2013, no Person has notified the Company that it is claiming any ownership of or right to use any material Owned Intellectual Property. The Owned Intellectual Property is not subject to any outstanding Order of an arbitrator or court or other Governmental Entity affecting adversely the rights of the Company or any Company Subsidiary with respect thereto (excluding communications and decisions made in the ordinary course of patent prosecution). As of the date of this Agreement, to the knowledge of the Company, (i) the development, manufacture, sale, distribution or use by the Company or any Company Subsidiaries of any Company Products and (ii) during the last five years the provision of any material services by the Company or any Company Subsidiaries, and all of the other material activities or operations of the Company or any of the Company Subsidiaries, have not infringed upon, misappropriated or violated, and do not and, in the case of Company's HeartMate PHP (Percutaneous Heart Pump) product, will not (based on its existing specifications) upon commercial release in each country in the European Union and the United States, infringe upon, misappropriate or violate any valid and enforceable Intellectual Property Rights of any third party.

          (e)    Licenses to Third Parties.     Section 3.17(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts pursuant to which any Person has been granted any exclusive license under, or otherwise has received or acquired any exclusive right to use (whether or not currently exercisable), any Owned Intellectual Property. Neither the Company nor any Company Subsidiary is bound by, and no Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any Company Subsidiary to use, exploit, assert or enforce any of the Owned Intellectual Property anywhere in the world, other than non-exclusive licenses granted in the ordinary course of business.

          (f)    Protection of Intellectual Property Rights.     All of the registrations and pending applications with or to governmental or regulatory bodies with respect to the material Owned Intellectual Property have been timely and duly filed, and prosecution of such applications has been diligently conducted, except in each case as the Company or a Company Subsidiary has elected in its reasonable business judgment to abandon or permit to lapse a registration or application. The Company and each Company Subsidiary has taken reasonable steps (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers in connection with its assets or the Business) to safeguard and maintain the secrecy and confidentiality of Trade Secrets that are material to the Business. All current and former employees, consultants and contractors of the Company or any Company Subsidiary who have participated in the development of any Intellectual Property Rights for the Company or any Company Subsidiaries or who have had access to any confidential information of the Company or any of the Company Subsidiaries have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, except where the failure to have executed and delivered any such agreements would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

          (g)    Software.     The Company and each of the Company Subsidiaries has used commercially reasonable efforts to prevent the introduction into any material Software owned by the Company or the Company Subsidiaries, and to the knowledge of the Company, such Software does not contain, any "back door," "drop dead device," "time bomb," "Trojan horse," "virus" or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed. The Company and the Company Subsidiaries are in compliance with all obligations applicable to any "open source" or similar software used by the Company or any Company Subsidiaries in the Business, excluding any such software that is embedded in proprietary software licensed from a third party, except as would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

          (h)   No funding, facilities or personnel of any Governmental Entity were used by the Company or any Company Subsidiary to develop any material Registered Intellectual Property owned by the Company or any of Company Subsidiaries (including any of the foregoing that covers or claims any Company Product).

          (i)    Data Privacy.     The Company and each of the Company Subsidiaries maintain and use reasonable efforts to enforce policies and procedures regarding data security, privacy, data transfer and the use of data that enable the Company and the Company Subsidiaries to comply with all applicable Laws, except where the failure to maintain and be in compliance with such policies would not reasonably be expected to be material to the Company and the Company Subsidiaries (taken as a whole).

          (j)    IT Systems.     To the knowledge of the Company, since January 1, 2014, no Person has gained unauthorized access to any of the computer systems, networks or data used by the Company or any of the Company Subsidiaries that would compromise or impair to any material degree the value or confidentiality of such computer systems, networks or data or that would necessitate that the Company or any Company Subsidiary notify a third Person of such unauthorized access.

        3.18    Tax Matters.

          (a)    Tax Returns.     The Company and each Company Subsidiary have timely filed (taking into account any extension of time within which to file) with the appropriate Governmental Entity all income, franchise and other material Tax Returns required to have been filed by or with respect to the Company or any Company Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects. No claim has been made in the past three years in writing by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes in such jurisdiction.

          (b)    Payment of Taxes.     All material Taxes of the Company and each Company Subsidiary required to be paid (whether or not shown on any Tax Return) have been timely paid. Since January 3, 2015, the Company and the Company Subsidiaries have not incurred, individually or in the aggregate, any material liability for Taxes outside the ordinary course of business.

          (c)    Audits, Investigations or Claims.     No deficiencies for any material amount of Taxes have been proposed or assessed in writing against any of the Company and the Company Subsidiaries by any Governmental Entity. Neither the Company nor any of the Company Subsidiaries (i) is the subject of any Tax audit, examination or other Proceeding involving a Governmental Entity with respect to material Taxes, or has received written notice of any request for such an audit, examination or Proceeding that has not been fully resolved with all amounts due as a result thereof fully reflected in the Company SEC Documents or (ii) has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency or the collection of any material Taxes, which waiver or extension is currently in effect.

          (d)    Tax Sharing Agreements.     Neither the Company nor any Company Subsidiary has any liability under or is a party to any written agreement for the sharing, indemnification or allocation of Taxes (other than customary provisions for Taxes contained in credit, lease or other commercial agreements the primary purposes of which do not relate to Taxes) or is a party to any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or any other written contract with any Taxing Authority related to Taxes that could reasonably be expected to materially affect the liability of the Company or any Company Subsidiary for Taxes after January 3, 2015, or, with respect to the periods reflected in the Company SEC Documents, beyond the amounts already reflected with respect to such Taxes in such Company SEC Documents.

          (e)    Third Party Liability; Consolidated and Other Groups.     None of the Company or any Company Subsidiary has any material liability for the Taxes of any Person (other than Taxes of the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), or as a transferee or successor, by Contract or otherwise. Neither the Company nor any Company Subsidiary has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or other comparable group for state, local or foreign Tax purposes filing a combined, consolidated or unitary Tax Return, which group included any Person other than the Company or Company Subsidiary.

          (f)    Items Relating to Periods Ending After the Closing Date.     Other than in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting for Tax purposes (including by reason of Section 481 of the Code (or any similar provision of state, local or foreign Tax Law)) filed or requested by the Company, a Company Subsidiary or a Governmental Entity prior to the Closing Date, (ii) an installment sale or open transaction made or entered into prior to the Closing Date, (iii) any prepaid amount received by the Company or any Company Subsidiary prior to the Closing Date, (iv) an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Tax Law), made prior to the Closing Date, or (v) a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) entered into prior to the Closing Date.

          (g)    Liens for Taxes.     There are no material Liens on the assets of the Company or any Company Subsidiary for Taxes, other than Permitted Liens.

          (h)    Withholding.     Each of the Company and the Company Subsidiaries has withheld and, to the extent required by Law, paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (i)    Spin-Offs.     Neither the Company nor any Company Subsidiary has been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355 of the Code) in a transaction intended to qualify under Section 355 of the Code within the past two years.

          (j)    Tax Rulings, Holidays and Other Agreements.     To the knowledge of the Company, there is no material risk that any material Tax ruling, Tax holiday or other agreement with any Government Entity with respect to Taxes will expire, be revoked or otherwise terminate solely as a result of the Merger (and not, for the avoidance of doubt, as a result of any action taken by Parent or its Affiliates after the Closing). Neither the Company nor any Company Subsidiary currently has outstanding any requests for Tax rulings, Tax holidays or other agreements with any Governmental Entity with respect to material Taxes.

          (k)    Listed Transactions.     Neither the Company nor any Company Subsidiary has entered into any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (l)    To the extent a breach or inaccuracy of the representations in this Section 3.18 could result in a liability to the Company or a Company Subsidiary, references to the Company or any Company Subsidiary shall include references to any Person for whose Taxes the Company or such Company Subsidiary is liable as a transferee or successor under applicable Law.

        3.19    Insurance.    The Company and each Company Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries (the "Insurance Policies"). Each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies. Since January 1, 2014, neither the Company nor any Company Subsidiary has received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

        3.20    Properties and Assets.    (i) The Company or the Company Subsidiaries, as the case may be, have valid and subsisting ownership interests in all of the material tangible personal property reflected in the latest balance sheet included in the Company SEC Reports prior to the date of this Agreement as being owned by the Company or any Company Subsidiaries or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens and (ii) the tangible personal property owned by the Company or the Company Subsidiaries is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

        3.21    Real Property.

          (a)   Section 3.21(a) of the Company Disclosure Schedule sets forth (i) an accurate and complete list of all real property leased or subleased by the Company or any Company Subsidiary (collectively, the "Leased Real Property"), (ii) the address for each Leased Real Property, and (iii) the name of the third party lessor(s) thereof, the date of the lease contract relating thereto and all amendments thereof. The Company and each Company Subsidiary have a valid and subsisting leasehold interest in all Leased Real Property leased by them, in each case free and clear of all Liens, other than Permitted Liens.

          (b)   Except as set forth in Section 3.21(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries owns any real property or is a party to any Contract or otherwise has any obligation to acquire any real property.

          (c)   Neither the Company nor any Company Subsidiary has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the knowledge of the Company, there are no such Proceedings threatened, affecting any portion of the Leased Real Property.

        3.22    Opinion of Financial Advisors.

          (a)   The Company Board has received the opinion of Guggenheim Securities, LLC ("Guggenheim") to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view, a signed true and complete copy of which has been or will promptly be provided to Parent.

          (b)   The Company Board has received the opinion of Centerview Partners LLC ("Centerview") to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the consideration consisting of $63.50 per Share to be paid to the holders of Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares and any Shares held by any Affiliate of Parent, Merger Sub or Ultimate Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders, a signed true and complete copy of which has been or will promptly be provided to Parent.

        3.23    Company Shareholder Approval.    The affirmative vote or written consent of the holders of Shares representing a majority of the voting power of the outstanding Shares entitled to vote thereon is the only vote required of the holders of any class of capital stock of the Company to approve this Agreement and the Merger (the "Company Shareholder Approval").

        3.24    Brokers.    Except for the Company's obligations to Guggenheim and Centerview, neither the Company nor any shareholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger. The Company has heretofore made available to Parent accurate and complete copies of all agreements between the Company and Guggenheim and Centerview respectively, pursuant to which such firm would be entitled to any payment, commission, fees or expenses in connection with the Merger or any other transactions contemplated by this Agreement.

        3.25    Related Party Transactions.    No holder of 5% or more of the Shares or any director, officer, or affiliate of the Company or any Company Subsidiary, or any immediate family member of any of the foregoing (each, a "Related Party") is a party to any Contract with or binding upon the Company or any Company Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing within the last 12 months or that has continuing obligations, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (an "Affiliate Transaction"), except for employment or compensation agreements or arrangements with directors and officers of the Company and the Company Subsidiaries disclosed in the Company's SEC filings prior to the date of this Agreement.

        3.26    Certain Regulatory Matters.

          (a)   Each of the Company and the Company Subsidiaries holds, and is operating in compliance with, all material Company Permits of the U.S. Food and Drug Administration (the "FDA") and comparable foreign Governmental Entities required for the conduct of its respective business as currently conducted (collectively, the "FDA Permits"), including, but not limited to, pre-market notifications under section 510(k) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 360(k)) ("510(k)'s") and pre-market approval applications approved in accordance with 21 U.S.C. § 360(e) ("PMA's"), and all such FDA Permits are in full force and effect. All of the 510(k)'s and PMA's for the Company Products are exclusively owned by the Company or one of the Company Subsidiaries, and to the Company's knowledge, the FDA has not threatened in writing to suspend or revoke any such 510(k)'s or PMA's, or change the marketing classification or labeling of any such products. To the knowledge of the Company, the manufacture, distribution, and marketing of Company Products (including components thereof) is in compliance with all FDA Permits, except where the failure to comply would not reasonably be expected to be material to the Company and the Company Subsidiaries (taken as a whole).

          (b)   Since January 1, 2014, each of the Company and the Company Subsidiaries has operated and currently is in compliance in all material respects with applicable (i) Laws administered or enforced by the FDA; (ii) Laws relating to the Medicare and Medicaid programs, any other federal healthcare programs, any state healthcare or health insurance programs; (iii) Laws relating to healthcare fraud and abuse, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Laws (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (iv) Laws relating to billing or claims for reimbursement submitted to any government or third-party payor; (v) any other Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision or marketing of healthcare items or services; (vi) federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar state gift and disclosure laws; and (vii) Laws relating to health information privacy, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of 2009. To the knowledge of the Company, since January 1, 2014, there has been no false or misleading information or significant omission in any applications, submissions, or reports submitted by the Company to any Governmental Entity, including the FDA, in violation of any applicable Law, except where such information or omission would not reasonably be expected to be material to the Company and the Company Subsidiaries (taken as a whole).

          (c)   Since January 1, 2014, neither the Company nor any of the Company Subsidiaries has received any written notice from the FDA alleging that any operation or activity of the Company or any Company Subsidiary is in material violation of any applicable Law, nor received any "warning letters," "untitled letters," or similar communications from the FDA or comparable Governmental Entity. Since January 1, 2014, there have been no recalls, detentions, withdrawals, seizures, field notifications or corrections, field alerts, or termination or suspension of manufacturing requested or, to the Company's knowledge, threatened relating to the Company or the Company Subsidiaries.

          (d)   The clinical, pre-clinical and other studies and tests conducted by, or, to the knowledge of the Company, on behalf of or sponsored by the Company or any Company Subsidiary were since January 1, 2014 and, if still pending, are being conducted in all material respect in accordance with applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812. Since January 1, 2014, no investigational device exemption filed by or on behalf of the Company or any Company Subsidiary with the FDA has been terminated or suspended by the FDA, and the FDA has not commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or any Company Subsidiary. There have been no material adverse events or developments in connection with any clinical, pre-clinical or other studies or tests conducted by, or, to the knowledge of the Company, on behalf of or sponsored by the Company since January 1, 2014 that would reasonably be expected to (i) impact any Governmental Entity's approval of a Company Product, or (ii) jeopardize the continuation of such studies or tests.

          (e)   There is no pending or, to the knowledge of the Company, threatened investigation in respect of the Company, any of the Company Subsidiaries, or to the knowledge of the Company, any of the Company directors, officers, and employees, or any Company Products, by the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. None of the Company, the Company Subsidiaries nor, to the knowledge of the Company, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar Law. As of the date of this Agreement, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective officers, employees or agents. Neither the Company nor the Company Subsidiaries (i) is a party to a Corporate Integrity Agreement with the U.S. Department of Health and Human Services Office of Inspector General, or (ii) has had any reporting obligations pursuant to any settlement, deferred prosecution, consent decree, or any other agreement entered into with any Governmental Entity.

        3.27    Products.    Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any distributor of the Company or any Company Subsidiary, has received a claim for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services, in each case that would result in liability to the Company and the Company Subsidiaries materially in excess of the warranty reserve reflected on the Company's balance sheet as of April 4, 2015.

        3.28    Suppliers.    To the knowledge of the Company, none of the top 20 suppliers of the Company and the Company Subsidiaries (as measured by the aggregate amounts paid by the Company and Company Subsidiaries during the 12-month period ended January 3, 2015) (the "Top Suppliers") has notified the Company or any Company Subsidiary in writing, or to the knowledge of the Company, otherwise, that it intends to terminate or change the pricing or other terms of its business in any material respect adverse to the Company or the Company Subsidiaries. Since January 3, 2015, there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier.

        3.29    No Rights Plan.    There is no shareholder rights plan, "poison pill" anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

        3.30    Certain Information.    The Proxy Statement will not, at the time it is first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company's shareholders and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. For purposes of this Agreement, the letter to shareholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, if any, to be distributed to shareholders in connection with the Merger (including any amendments or supplements) are collectively referred to as the "Proxy Statement."

        3.31    No Other Representations or Warranties.    Except for the representations and warranties contained in Article 4, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company and Company Subsidiaries acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Parent or Merger Sub or with respect to any other information provided or made available to the Company or Company Subsidiaries by or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to the Company, Company Subsidiaries or their respective Representatives in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (with each exception set forth in the Parent Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation and warranty to which the relevance of such information is readily apparent on its face), Parent and Merger Sub hereby represent and warrant to the Company as follows:

        4.1    Organization and Qualification.    Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Parent has all requisite corporate power and authority, and Merger Sub has all requisite corporate power and authority, to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted. Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (or similar concept under applicable Law), individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        4.2    Authority.    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement and the Merger by Parent as the sole shareholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

        4.3    No Conflict.    None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or by-laws or similar organizational and governing documents of Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent (each a "Parent Subsidiary" and, collectively, the "Parent Subsidiaries") or any of their respective properties or assets; or (c) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent, Merger Sub or any Parent Subsidiary pursuant to any Contract to which Parent, Merger Sub or any Parent Subsidiary is a party, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        4.4    Required Filings and Consents.    None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing and recordation of the Agreement of Merger as required by the CGCL, (b) compliance with any applicable requirements of the HSR Act and the other applicable foreign or supranational antitrust and competition laws set forth in Section 3.5 of the Company Disclosure Schedule, (c) compliance with the applicable requirements of the Exchange Act, (d) compliance with the applicable requirements of the Securities Act, (e) compliance with any applicable foreign or state securities or Blue Sky Laws, (f) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (g) such filings as may be required under the rules and regulations of NASDAQ, (h) consents required pursuant to the Debt Financing, and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

        4.5    Litigation.

          (a)   There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect or challenges the validity of the Merger.

          (b)   Neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        4.6    Ownership of Shares.    Neither Parent nor any of its Subsidiaries owns (beneficially or otherwise) any Shares or other Equity Interests in the Company or any options, warrants or other rights to acquire Shares or other Equity Interests in the Company (or any other economic interest through derivative securities or otherwise in the Company).

        4.7    Financial Capability.    At the Closing, Parent and Merger Sub will have sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Merger and to perform their respective obligations under this Agreement. Ultimate Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter. The Debt Commitment Letter has not been amended or modified in any manner prior to the date of this Agreement. Neither Parent nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement relating to the financing of the transactions contemplated by the Debt Commitment Letter, other than as set forth in the Debt Commitment Letter and the fee letters related thereto, in each case that would impose additional, or make more burdensome any existing, conditions precedent related to the funding of the full amount of the Debt Financing other than the Financing Conditions. The proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all "market flex" provisions related thereto) will be loaned by Ultimate Parent to Parent, and, together with other financial resources of Ultimate Parent, Parent and Merger Sub (including cash, cash equivalents and marketable securities of Ultimate Parent, Parent, Merger Sub, the Company and the Company's Subsidiaries on the Closing Date), will be sufficient to consummate the transactions contemplated hereby, including the payment of the aggregate Merger Consideration, Option Payments and RSU Payments to which holders of Shares, Company Options and Company RSUs, respectively, will be entitled at the Effective Time pursuant to this Agreement. As of the date of this Agreement, the commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of Ultimate Parent and, to the knowledge of Parent, each other party thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity), and provides for the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions. Ultimate Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. As of the date of this Agreement, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Ultimate Parent or any other party thereto under any term of the Debt Commitment Letter. As of the date of this Agreement, subject to the satisfaction of the conditions contained in Sections 6.1 and 6.2 and assuming the accuracy of the Company's representations and warranties set forth in Article 3, Parent has no reason to believe that Ultimate Parent or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letter to be satisfied by it. There are no conditions precedent related to the funding of the full amount of the Debt Financing, other than the Financing Conditions. The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the Financing Conditions contained in the Debt Commitment Letter. Parent understands and acknowledges that under the terms of this Agreement, the obligations of Parent and Merger Sub to consummate the Merger are not in any way contingent upon or otherwise subject to the consummation by Parent, Ultimate Parent or Merger Sub of any financing arrangements, the obtaining by Parent, Ultimate Parent or Merger Sub of any financing (other than financing to be obtained by Parent from Ultimate Parent and by Merger Sub from Parent) or the availability, grant, provision or extension of any financing to Parent, Ultimate Parent or Merger Sub.

        4.8    Ownership of Merger Sub; No Prior Activities.

          (a)   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

          (b)   Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        4.9    Brokers.    Except for Ultimate Parent's obligations to Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither Parent, Merger Sub nor any of their respective shareholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of Parent, Merger Sub or any Parent Subsidiary, any brokerage, finders', advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

        4.10    Certain Information.    The information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not, at the time it is first published, distributed or disseminated to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement by the Company.

        4.11    No Other Representations or Warranties.    Except for the representations and warranties contained in Article 3 and Section 5.9(c) of this Agreement, and the representations and warranties of the Company shareholders set forth in the Voting Agreement, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries nor any Representative of the Company or any of its Subsidiaries makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or any Company Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of any of the Company or any Company Subsidiaries in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in certain "data rooms" or management presentations in expectation of the transactions contemplated by this Agreement.

 ARTICLE 5
COVENANTS

        5.1    Conduct of Business by the Company Pending the Closing.    The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as specifically required or permitted by any other provision of this Agreement (including Section 5.3(a)) or as required by applicable Law, unless Parent will otherwise agree in writing, the Company will, and will cause each Company Subsidiary to, conduct its operations in the ordinary course of business and consistent with past practice and use commercially reasonable efforts to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule, as specifically required or permitted by any other provision of this Agreement (including Section 5.3(a)) or as required by applicable Law, the Company will not, and will not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent, other than in the case of subclauses (a), (b), (f), (g), (j), (k), (m) or (w), will not be unreasonably withheld, delayed or conditioned):

          (a)   amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents, other than the organizational documents of non-material Company Subsidiaries;

          (b)   issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or subject to any Lien, or authorize the issuance, sale, pledge, disposition, grant, transfer or other encumbrance or subjection to any Lien of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company or any Company Subsidiary, other than: (i) the issuance of Shares upon the vesting of Company RSUs or the exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms; (ii) the award to new hires or in connection with promotions made in the ordinary course of business of Company Options or Company RSUs pursuant to the Company Stock Option Plans not to exceed 75,000 Shares (and up to an additional 75,000 Shares if consented to by Parent) in the aggregate upon the vesting of such Company RSUs or the exercise of such Company Options or (iii) distributions of Shares under the Company ESPP in accordance with its terms on the date of this Agreement and in accordance with Section 2.4(g) of this Agreement;

          (c)   directly or indirectly sell, pledge, transfer, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of in whole or in part any material property, assets or rights or any interest therein of the Company or any Company Subsidiary, except (i) pursuant to any Company Material Contract in effect prior to the date of this Agreement, (ii) the sale, purchase or licensing of inventory, raw materials, equipment, goods or other supplies in the ordinary course of business consistent with past practice, or (iii) licenses of Intellectual Property Rights to third parties not restricted by Section 5.1(d);

          (d)   sell, pledge, dispose of, transfer or encumber any material Owned Intellectual Property to any third party, enter into any portfolio-wide patent cross-license or covenant not to sue agreement, grant any exclusive license to any third party of any material Owned Intellectual Property or grant any other license or covenant not to sue to any third party under or with respect to material Owned Intellectual Property outside the ordinary course of business;

          (e)   fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Registered Intellectual Property;

          (f)    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interest (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock or any other Equity Interests;

          (g)   reclassify, combine, split, subdivide or otherwise amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its or its Subsidiary's capital stock, other Equity Interests or any other securities, options, warrants or rights to acquire any such shares or Equity Interests or other securities, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities;

          (h)   merge or consolidate, or agree to merge or consolidate, the Company or any Company Subsidiary with any Person, adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

          (i)    directly or indirectly acquire or agree to acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of inventory, raw materials, equipment, goods or other supplies in the ordinary course of business consistent with past practice and any other acquisitions for consideration that is individually not in excess of $1,000,000 or in the aggregate not in excess of $5,000,000;

          (j)    other than any intercompany arrangements between the Company and/or any of the Company Subsidiaries, incur or create any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiaries, guarantee any debt securities of any other Person, enter into any "keepwell" or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, assume, guarantee or endorse, or otherwise become responsible for any of the foregoing obligations of any Person (other than a wholly-owned Company Subsidiary), cancel any of the foregoing owed to the Company or any Company Subsidiary, or waive, release, grant or transfer any right of material value;

          (k)   make any loans, guarantees or capital contributions to, or investments in, any other Person (other than any wholly-owned Company Subsidiary) in excess of $3,000,000 in the aggregate;

          (l)    modify, terminate, cancel or amend any Company Material Contract, or cancel, modify or waive any rights thereunder, or enter into or amend any Contract that, if existing on the date of this Agreement, would be a Company Material Contract, in each case other than in the ordinary course of business consistent with past practice;

          (m)  make, authorize or commit to any capital expenditure in excess of the Company's capital expenditure budget set forth in Section 5.1(m) of the Company Disclosure Schedule, other than capital expenditures that individually are not in excess of $500,000 and are not, in the aggregate, in excess of $2,500,000;

          (n)   except (i) for increases or grants or agreements to provide an increase in compensation, bonus or benefits in the ordinary course consistent with past practice that does not exceed 4% of the existing such compensation, bonus or benefit, (ii) pursuant to written Company Benefits Plans or Foreign Benefit Plans in place on the date of this Agreement or (iii) applicable Law, (A) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, other than increases or grants to new hire employees or in connection with promotions in the ordinary course of business consistent with past practice, (B) grant or pay to any current or former director, officer, employee or independent contractor any additional severance, change in control or termination pay, or modifications thereto or increases therein, (C) adopt or enter into any collective bargaining agreement or other labor union contract, (D) take any action to accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment, of any Company Option or Company RSU, or otherwise amend or modify any Company Option or Company RSU, except as contemplated by this Agreement, or (E) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Benefit Plan or Foreign Benefit Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than arrangements with new hire employees or in connection with promotions in the ordinary course of business consistent with past practice;

          (o)   forgive any loans to Service Providers or any of their respective affiliates;

          (p)   make any material change in its financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

          (q)   commence, compromise, settle or agree to settle any Proceeding (including any Proceeding relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business that involve only the payment of monetary damages not in excess of $1,000,000 individually or $5,000,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any Company Subsidiary;

          (r)   (i) make, change or revoke any material Tax election; (ii) settle or compromise any material claim or liability for Taxes; (iii) change (or make a request to any Governmental Entity to change) any material aspect of its method of accounting for Tax purposes or material Tax procedures or policies, other than as required by applicable Law or a Governmental Entity; (iv) file any material amendment to a Tax Return; (v) surrender any claim for a refund of a material amount of Taxes; (vi) file any federal income or California, Illinois, Minnesota, New York, Pennsylvania and Massachusetts state income Tax Returns in a manner inconsistent with past practices; or (vii) destroy or dispose of any books and records with respect to Tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open;

          (s)   change the fiscal year of the Company;

          (t)    write up, write down or write off the book value of any tangible assets, in the aggregate, in excess of $5,000,000, except for depreciation and amortization in accordance with GAAP consistently applied;

          (u)   (i) hire employees at, or promote employees to, the vice-president level or higher, other than (A) the hiring of a new Vice President of Marketing or (B) as replacements for employees in such positions who terminate employment after the date of this Agreement, or (ii) other than in the ordinary course of business consistent with past practice, any other employees; provided, that, with respect to subclauses (A) and (B), the Company shall provide Parent with notice and consult with Parent in good faith prior to taking such actions;

          (v)   terminate any employees at the vice-president level or higher of the Company, other than (i) in the ordinary course of business consistent with past practice or (ii) for cause or poor performance (documented in accordance with the Company's past practices);

          (w)  enter into any new line of business outside of its existing businesses;

          (x)   commence any clinical trials or patient registries with a budget of $1,000,000 or higher other than those listed on Section 5.1(x) of the Company Disclosure Schedule;

          (y)   make a material change in the standard warranty policies for products sold by the Company;

          (z)   enter into, renew, or amend any distribution agreements not terminable by the Company or the Company's Subsidiaries on 90 days' notice without penalty;

          (aa) enter into any Affiliate Transaction; or

          (bb) authorize or enter into any Contract or otherwise make any commitment, resolve or agree, in each case, to do any of the foregoing in clauses (a) through (aa).

        5.2    Access to Information; Confidentiality.

          (a)   (A) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party, and (B) except as would result in the loss or waiver of any attorney-client, work product or other applicable privilege or would result in the violation of applicable Law, from the date of this Agreement to the Effective Time, the Company will, and will cause each Company Subsidiary and each of its and their respective directors, officers, employees, investment bankers, accountants, consultants, legal counsel, financial advisors, other advisors, agents and other representatives, (collectively, "Representatives" and, with respect to the Company and the Company Subsidiaries, the "Company Representatives") to: (i) provide to Parent and Merger Sub and their respective Representatives (the "Parent Representatives") reasonable access at reasonable times during normal operating hours upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, Taxes (including Tax Returns), personnel and other aspects of such party and its Subsidiaries as Parent or the Parent Representatives may reasonably request, including responding to reasonable requests for information, including requests for information on any change, condition, or event that renders or would reasonably be expected to render any representation or warranty of the Company set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect; provided, that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty made by the Company herein or any of the conditions to the obligations of the parties hereto under this Agreement; provided, further, that any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company (including the activities of the Company pursuant to Section 5.3(a)). The information referred to in the previous sentence shall be subject to the Confidentiality Agreement, dated June 18, 2015, by and between the Company and the Ultimate Parent (the "Confidentiality Agreement"); provided, however, that the exception in subclause (A) shall only apply prior to the No-Shop Period Start Date (or if there is an Excluded Party that remains active at such date, prior to the Excluded Party Cutoff Date).

          (b)   Nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        5.3    Go-Shop; Acquisition Proposals.

          (a)   Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on August 20, 2015, the Company and the Company Representatives will be permitted to, directly and indirectly: (i) take any action to solicit, initiate, seek, encourage or facilitate (whether publicly or otherwise) any inquiry, expression of interest, proposal or offer with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal, including by way of providing access to non-public information but only pursuant to one or more Acceptable Confidentiality Agreements and (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, or that may reasonably be expected to lead to, any Acquisition Proposal; provided, that the Company will (A) provide Parent a copy (with the name and other identifying information of the third party redacted) of each confidentiality agreement the Company has executed in accordance with this Section 5.3(a) and (B) promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company and the Company Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or the Parent Representatives.

          (b)   Except as otherwise permitted by this Section 5.3, the Company will, and it will cause the Company Representatives to:

                i.  from 12:00 a.m. (New York City time) on August 21, 2015 (the "No-Shop Period Start Date"), (A) immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons (other than any Excluded Party) that may be ongoing with respect to any Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) take the necessary steps to promptly inform such Persons of the obligations set forth in this Section 5.3(b), (C) promptly instruct each Person that has received non-public information in connection with such Person's consideration of an Acquisition Proposal (other than any Excluded Party) to return to the Company or destroy any non-public information previously furnished to such Person or to any Person's Representatives by or on behalf of the Company or any Company Subsidiary and (D) except as provided below and in the definition of "Acceptable Confidentiality Agreement" with respect to the Confidentiality Agreement, not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (1) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Company Board in compliance with this Section 5.3 and (2) would reasonably be expected to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; and provided, further, that if the Company terminates, waives, amends, releases or modifies any provision of any such confidentiality or standstill agreement, the Confidentiality Agreement shall automatically, without any further action on behalf of Ultimate Parent or the Company, concurrently with such action, be terminated, waived, amended, released or modified to the same degree as such third-party confidentiality or standstill agreement); and

               ii.  from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, not, directly or indirectly: (A) solicit, initiate, endorse, seek or knowingly encourage or facilitate or take any action to solicit, initiate, endorse or seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer with respect to or that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Ultimate Parent, Parent or Merger Sub, (C) furnish to any Person other than Ultimate Parent, Parent or Merger Sub any non-public information that the Company believes or should reasonably expect would be used for the purposes of formulating any Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract providing for or otherwise relating to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with the terms of this Agreement) (each, an "Alternative Acquisition Agreement"), (E) submit any Acquisition Proposal or any matter related thereto to the vote of the shareholders of the Company or (F) resolve or agree to do any of the foregoing.

              iii.  Notwithstanding the commencement of the obligations of the Company under this Section 5.3(b) on the No-Shop Period Start Date, on and after the No-Shop Period Start Date and until 11:59 p.m. (New York City Time) on September 9, 2015 (the "Excluded Party Cutoff Date"), the parties hereto agree that the Company may continue to engage in the activities described in subclauses (i) and (ii) of this Section 5.3(b) with respect to each Excluded Party (including, for the avoidance of doubt, with respect to any amended or new Acquisition Proposal submitted by any Excluded Party on and after the No-Shop Period Start Date and prior to the Excluded Party Cutoff Date); provided, that the provisions of Section 5.3(e) and Section 5.3(f) will apply with respect to any Excluded Party and its Acquisition Proposal, whether made prior to or following the No-Shop Period Start Date. Notwithstanding anything to the contrary in this Section 5.3, an Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at the earlier of (x) the No-Shop Period Start Date, if, on the date immediately preceding the No-Shop Period Start Date, there does not exist a bona fide written Acquisition Proposal submitted by such Excluded Party that has not expired or been withdrawn as of such date, that the Company Board has determined, in good faith, after consultation with its independent financial advisers and outside legal counsel, constitutes, or would reasonably be expected to lead to, a Superior Proposal, and (y) the Excluded Party Cutoff Date. Notwithstanding anything to the contrary contained herein, on and after the Excluded Party Cutoff Date until the Company Shareholder Approval or, if earlier, the termination of this Agreement in accordance with Article 7, with respect to any Person who was an Excluded Party, (A) the provisions of Section 5.3(b)(i) will apply, (B) none of the activities described in Section 5.3(b)(ii) may continue, (C) the provisions of Section 5.3(b)(ii) will apply with respect to any further or continuing Acquisition Proposal by such Person, (D) the Full Breakup Fee shall apply to any termination of this Agreement effected pursuant to Section 7.1(c) or Section 7.1(d) in connection with an Acquisition Proposal by such Person and (E) there shall be no limitations to the number of Parent's Match Events, in each case as if such Person had never been an Excluded Party.

          (c)   No later than 24 hours after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of any Excluded Party as of such time. At any time on or after the No-Shop Period Start Date until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will promptly (and in any event within 24 hours of the Company's knowledge of such event) provide Parent with a written description of (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (ii) any proposal or offer relating to an Acquisition Proposal, in each case from any Person after the No-Shop Period Start Date (other than from Parent and Merger Sub or any Excluded Party), including a description of the material terms and conditions of and facts surrounding any such inquiry, request, proposal or offer, the identity of the Person making any such inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (and in any event within 24 hours of the occurrence of such event) in all material respects on a timely basis of the status and details of any such request, inquiry, proposal or offer, including any amendments, modifications, or developments thereto and furnishing copies of any inquiries, correspondence and draft documentation. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal (other than any Acquisition Proposal submitted by an Excluded Party) pursuant to Section 5.3(d) and, subject to Section 5.3(d), shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. After the No-Shop Period Start Date, the Company shall provide Parent with at least 24 hours prior notice (or such shorter notice as may be provided to the Company Board) of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal.

          (d)   Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time on or after the No-Shop Period Start Date until the earlier of the Company Shareholder Approval and the termination of this Agreement in accordance with its terms, (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal was not solicited, initiated, encouraged or facilitated in breach of the provisions of this Agreement, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take the actions referred to in clause (A) and/or (B) below would reasonably be expected to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may take the following actions: (A) furnish information with respect to the Company and any Company Subsidiary to the Person making such Acquisition Proposal but only pursuant to one or more Acceptable Confidentiality Agreements and/or (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company will promptly (and in any case within 24 hours) provide to Parent any non-public information concerning the Company or any Company Subsidiary provided to such other Person which was not previously provided to Parent or the Parent Representatives. For the avoidance of doubt, the provisions of this Section 5.3(d) shall not be construed in any way to restrict the Company's activities pursuant to Section 5.3(b)(iii) with respect to any Excluded Party.

          (e)   Subject to Section 5.3(f) and Section 5.3(g), from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company Board nor any committee thereof will (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub) (or publicly propose to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) approve, recommend, or otherwise declare advisable the approval by the Company's shareholders of (or publicly propose to approve, recommend or otherwise declare advisable) any Acquisition Proposal, (iii) submit any Acquisition Proposal or any matter related thereto to the vote of the shareholders of the Company or (iv) authorize, commit, resolve or agree to take any such actions (each such action set forth in clauses (i) through (iv) being referred to as a "Change of Board Recommendation").

          (f)    Notwithstanding anything to the contrary contained in this Article 5, if, at any time prior to the Company Shareholder Approval, (i) the Company has received a bona fide written Acquisition Proposal from a third party that was not solicited, initiated, encouraged or facilitated in, and did not otherwise result from, a material breach (in the case of an Acquisition Proposal submitted by an Excluded Party; provided, that for purposes of this Section 5.3(f)(i) , a material breach shall include, but not be limited to, (x) a failure to give Parent complete and timely information in respect of an Acquisition Proposal by such Excluded Party when required in accordance with the terms of this Agreement and (y) a breach that would have the effect of reducing or impairing the exercise of Parent's match rights in connection with any such Acquisition Proposal) or any breach (in the case of any other Acquisition Proposal) of the provisions of this Agreement, and that the Company Board determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement and the Debt Commitment Letter that have been delivered to the Company by Parent in writing during the Notice Period provided pursuant to this Section 5.3(f), that are binding for acceptance during the Notice Period and have been committed to by Parent in writing and (ii) the Company Board determines in good faith, after consultation with its financial advisors and its outside counsel, that a failure to make a Change of Board Recommendation and/or cause the Company to enter into such Alternative Acquisition Agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board to the shareholders of the Company under applicable Law, then, prior to (but not after) the time the Company Shareholder Approval is obtained, the Company Board may take the following actions: (y) effect a Change of Board Recommendation with respect to such Superior Proposal or (z) terminate this Agreement in accordance with Section 7.1(d) and promptly thereafter (and in any event within 24 hours) enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) will be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Breakup Fee in accordance with Section 7.2(b); and provided, further, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless:

                i.  the Company has provided prior written notice to Parent, at least four Business Days in advance (the "Notice Period"), of the Company's intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice will specify the terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and the Company has contemporaneously provided to Parent a copy of the relevant proposed transaction agreements with the party making such Superior Proposal, including any definitive agreement with respect to such Superior Proposal;

               ii.  prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company will, and will cause the Company Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Debt Commitment Letter so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

              iii.  after the expiration of the Notice Period, the Company Board, after taking into consideration any adjusted terms and conditions of this Agreement and the Debt Commitment Letter as committed to in writing by Parent that is binding for acceptance during the Notice Period, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal continues to be a Superior Proposal and that the failure to make a Change of Board Recommendation or terminate this Agreement to enter into an Alternative Acquisition Agreement, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law;

  provided, that in the event of any material revisions to the terms of an Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(f) with respect to such new written notice; provided, that the Notice Period for any subsequent notice will be shortened from four Business Days to two Business Days.

        To the extent Parent makes or commits to make an adjustment to the terms and conditions of this Agreement and Debt Commitment Letter pursuant to Section 5.3(f)iii, and the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement and Debt Commitment Letter as proposed by Parent, determines in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal no longer continues to be a Superior Proposal, such process will be deemed to be one "Match Event." The Company shall only have the obligation to provide two Match Events to Parent with respect to any Excluded Party, as long as such Person remains an Excluded Party pursuant to this Agreement. For the avoidance of doubt, there shall be no limitations to the number of Parent's Match Events pursuant to this Section 5.3 with respect to any Persons who are not Excluded Parties or with respect to any Excluded Party on or after the Excluded Party Cutoff Date.

          (g)   Notwithstanding anything to the contrary contained herein, prior to (but not after) the time the Company Shareholder Approval is obtained, the Company Board may make a Change of Board Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Board Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 5.3(f)) if the Company Board has determined in good faith, after consultation with its outside legal counsel, that, in light of a material event or circumstance that was not known or reasonably foreseeable to the Company Board prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the time the Company Shareholder Approval is obtained that does not relate to (A) Parent or its Subsidiaries (including any Parent Material Adverse Effect as it relates to Parent or its Subsidiaries), (B) any action taken pursuant to this Agreement or (C) any changes in the price of Parent Shares (an "Intervening Event") and taking into account the results of any negotiations with Parent as contemplated by subsection (ii) below and any offer from Parent contemplated by subsection (iii) below, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the Company Board to the shareholders of the Company under applicable Law; provided, however, that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing unless:

                i.  the Company shall have provided prior written notice to Parent, at least five Business Days in advance (the "Intervening Event Notice Period"), of the Company's intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board's reason for proposing to effect such Change of Board Recommendation (including a description of such Intervening Event in reasonable detail);

               ii.  prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Intervening Event Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Debt Commitment Letter in such a manner that would obviate the need for the Company Board to effect such Change of Board Recommendation; and

              iii.  after the expiration of the Intervening Event Notice Period, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement and the Debt Commitment Letter as made in writing by Parent that is binding for acceptance during the Intervening Event Notice Period, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that the failure to make such Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law.

          (h)   Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been or is substantially concurrently terminated in accordance with its terms (including the payment of the Breakup Fee pursuant to Section 7.2(b), if applicable).

          (i)    The Company agrees that any violation of the restrictions set forth in this Section 5.3 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

          (j)    Nothing contained in this Agreement shall prohibit the Company (i) from taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the shareholders of the Company that the Company Board determines to make in good faith (after consultation with its outside counsel) in order to fulfill its fiduciary duties under, or in order to otherwise comply with, applicable Law, in each case, so long as (A) any such disclosure includes the Company Board Recommendation, without any modification thereof, (B) does not contain a Change of Board Recommendation and (C) expressly rejects any applicable Acquisition Proposal.

        5.4    Shareholder Approval; Preparing of Proxy Statement.

          (a)   The Company shall use its reasonable best efforts to cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable and in any event will use reasonable best efforts to cause the meeting to be held no later than 35 calendar days after (i) the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if the SEC has by such date informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement (the "Proxy Statement Clearance Date") for the purpose of voting on the approval of this Agreement and the Merger. The Company shall not, without the consent of Parent, adjourn or postpone the Company Shareholder Meeting; provided, that the Company may, without the consent of Parent, adjourn or postpone the Company Shareholder Meeting (A) if as of the time for which the Company Shareholder Meeting is originally scheduled

  (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting, (B) if the failure to adjourn or postpone the Company Shareholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any legally required supplement or amendment to the Proxy Statement or (C) to solicit additional proxies if the Company reasonably determines that it is advisable or necessary to do so in order to obtain the Company Shareholder Approval. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Company Shareholder Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of Shares for the Company Shareholder Approval; provided, that the Company shall not be required to adjourn the Company Shareholder Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of a Change of Board Recommendation specifically permitted by Section 5.3(f) or Section 5.3(g), the Company, through the Company Board, shall include the Company Board Recommendation in the Proxy Statement. Without limiting the generality of the foregoing and subject to the right to terminate this Agreement pursuant to Section 7.1, the Company agrees that its obligations pursuant to this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or Change of Board Recommendation.

          (b)   The Company shall use its reasonable best efforts to (i) prepare and file with the SEC a Proxy Statement in preliminary form relating to the Company Shareholder Meeting as soon as reasonably practicable after the date of this Agreement (and in any event will file the Proxy Statement no later than five calendar days after the No-Shop Period Start Date (or if there is an Excluded Party that remains active at such date, on the Excluded Party Cutoff Date)), (ii) cause the Proxy Statement and any amendments or supplements thereto, when filed, to comply in all material respects with all legal requirements applicable thereto, (iii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement and all other proxy materials and promptly notify Parent upon the receipt of any such comments, (iv) cause the Proxy Statement to be mailed to its shareholders as promptly as reasonably practicable after the Proxy Statement Clearance Date and (v) in consultation with Parent, set a preliminary record date for the Company Shareholder Meeting and commence, as soon as practicable after the date of this Agreement (and in any event no later than three calendar days after the date of this Agreement), a broker search pursuant to Section 14a-13 of the Exchange Act. Parent shall promptly provide such information regarding Parent and Merger Sub that the Company may reasonably request for inclusion in the Proxy Statement. Subject to Section 5.3(f) and Section 5.3(g), the Company Board shall use its reasonable best efforts to obtain the Company Shareholder Approval. If at any time prior to obtaining the Company Shareholder Approval, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the shareholders of the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

        5.5    Appropriate Action; Consents; Filings.

          (a)   Subject to the terms of this Agreement, the Company and Parent will use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any Proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger; provided, that the Company and Parent will cooperate with each other in connection with (A) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Merger and (B) seeking any such actions, consents, approvals or waivers or making any such filings. Notwithstanding the foregoing, the Company shall not commit to the payment of any material fee, penalty or other consideration or make any other material concession, waiver or amendment under any Contract in connection with obtaining any consents, licenses, permits, waivers, approvals, authorizations or orders without the prior written consent of Parent. The Company and Parent will furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. The Company and Parent, as the case may be, will give (or will cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain all required consents, approvals or waivers from third parties, including as required under any Company Material Contract, including any of the foregoing which are (x) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (y) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable.

          (b)   In furtherance and not in limitation of Section 5.5(a), each party hereto agrees to make any appropriate filings, if necessary or advisable, pursuant to the HSR Act or other applicable Competition Laws with respect to the Merger as promptly as practicable and in any event within five Business Days of the date of this Agreement (unless otherwise mutually agreed between the parties). Each of Parent, Merger Sub and the Company will (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Competition Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice or other Governmental Entities in which any such filings or submissions are made under any applicable Competition Laws as promptly as practicable, and (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Competition Laws as soon as reasonably practicable. Without limiting the generality of the foregoing, Parent will not, and will not permit any of its Subsidiaries to, enter into or publicly announce an agreement to form a joint venture, strategic alliance or strategic partnership or to acquire any assets, business or company if such agreement, individually or in the aggregate, would reasonably be expected to cause any condition to the Merger in Article 6 not to be satisfied or would reasonably be expected to have the effect of preventing, materially impairing, materially delaying or otherwise materially and adversely affecting the consummation of the Merger.

          (c)   Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or Merger Sub be required to: (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Ultimate Parent, Parent, Merger Sub or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates; (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares); or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Ultimate Parent, Parent, the Company, the Surviving Corporation or any of their respective Affiliates, in each case if such action would be material to the business and financial condition of Parent and its Subsidiaries (taken as a whole) or to the value of the Company and its Subsidiaries (taken as a whole) to Parent after consummation of the Merger (any such action contemplated by clauses (i), (ii) or (iii) referred to as, a "Material Structural Remedy").

          (d)   Without limiting the generality of anything contained in this Section 5.5, each party hereto will: (i) give the other parties prompt notice of the making or commencement or receipt of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

        5.6    Certain Notices.     From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied, (b) the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement (c) any notice or other communication received by such party from any Governmental Entity alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, or (d) any Proceeding commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.6 will not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement (other than failure to give such notice) or otherwise limit or affect the rights of any party hereto or the remedies available hereunder to the party receiving such notice.

        5.7    Public Announcements.     Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and shall give each other a reasonable opportunity to review and comment upon, any public release, public statement or other public announcement concerning this Agreement or the transactions contemplated hereby and shall not issue any such public release, public statement or other public announcement prior to such consultation and review, except as such release, statement or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; provided, that the Company shall not be obligated to consult with Parent and Merger Sub prior to issuing any public release, public statement or other public announcement (subject to compliance with Section 5.3) regarding any Acquisition Proposal submitted by any third party prior to the No-Shop Period Start Date. The Company, Parent and Merger Sub agree that the press release announcing the execution and delivery of this Agreement will be a joint release of, and will not be issued prior to the approval of each of, the Company and Parent.

        5.8    Employee Benefit Matters.

          (a)   As of and following the Effective Time until the first (1st) anniversary of the Closing Date, to the extent permitted by applicable Law and the terms of the applicable employee benefit plans, programs and policies, Ultimate Parent will (i) provide, or will cause to be provided, to those employees of the Company who continue to be employed by Ultimate Parent and any other Subsidiary of Ultimate Parent (each an "Ultimate Parent Subsidiary" and, collectively, the "Ultimate Parent Subsidiaries") (individually, "Company Employee" and collectively, "Company Employees") cash compensation, including base salary rate and commission and target bonus opportunity, on terms that are substantially similar in the aggregate to the total cash compensation provided to similarly situated employees of Ultimate Parent, and (ii) permit the Company Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, or personal time off plans or programs) of Ultimate Parent to the extent such Company Employees do not continue to participate in the Company Benefit Plans, so that each Company Employee shall have benefits that are substantially similar in the aggregate to the benefits provided to similarly situated employees of Ultimate Parent. To the extent Ultimate Parent elects to have Company Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Ultimate Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans in which Company Employees are entitled to participate to treat, the service of Company Employees with the Company or any Company Subsidiary or any of their predecessors to the extent previously recognized by the Company as of the date of this Agreement attributable to any period before the Effective Time as service rendered to Ultimate Parent, the Surviving Corporation, any Subsidiary of Ultimate Parent solely for purposes of eligibility to participate, vesting and applicability of minimum waiting periods for participation, and not for purposes of benefit accrual (including minimum pension amount), equity incentive plans and eligibility for early retirement under any benefit plan of Ultimate Parent or eligibility for retiree welfare benefit plans or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Ultimate Parent shall cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Ultimate Parent to be waived with respect to Company Employees and their eligible dependents; provided, however, that with respect to preexisting conditions, such conditions shall be waived to the extent waived under the corresponding plan in which Company Employees participated immediately prior to the date Company Employees and their eligible dependents are transitioned to Ultimate Parent's health or similar plans. Ultimate Parent shall also use commercially reasonable efforts to cause any deductibles paid by Company Employees under any of the Company's or the Company

  Subsidiaries' health plans in the plan year in which Company Employees and their eligible dependents are transitioned to Ultimate Parent's health or similar plans to be credited towards deductibles under the health plans of Ultimate Parent or any Subsidiary of Ultimate Parent.

          (b)   Parent shall cause the Company or the Surviving Corporation, as applicable, to honor, in accordance with their terms, the employment, severance and change in control agreements and arrangements that are listed on Section 5.8(b) of the Company Disclosure Schedule.

          (c)   If so instructed by Ultimate Parent in writing at least ten (10) Business Days prior to the Effective Time, the Company shall terminate, effective as of the day immediately preceding the Closing Date, any and all 401(k) plans maintained by the Company or any of its Subsidiaries and the Company's Nonqualified Deferred Compensation Plan, as amended and restated on December 6, 2011, in each case, as applicable, pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable, which forms of such resolutions shall be presented to Ultimate Parent at least five (5) days prior to being executed for review and comment.

          (d)   Nothing in this Agreement will require the continued employment of any Person, and except as expressly set forth in this Section 5.8 and as set forth on Section 5.8 of the Company Disclosure Schedule, no provision of this Agreement will prevent Ultimate Parent, Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan or benefit plans of any Ultimate Parent or Ultimate Parent Subsidiaries.

          (e)   The Company, Ultimate Parent and Parent acknowledge and agree that all provisions contained in this Section 5.8 with respect to employees are included for the sole benefit of the respective parties and will not create any right in any other Person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof, nor will require the Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of the Company, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

        5.9    Indemnification of Directors and Officers.

          (a)   For a period of six years from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Articles, the Company Bylaws and indemnification agreements as in effect on the date of this Agreement and previously made available to Parent with any directors and officers of the Company arising out of acts or omissions in their capacity as directors or officers of the Company or any Company Subsidiary occurring at or prior to the Effective Time. To the extent applicable, the Surviving Corporation will advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 5.9(a) in accordance with the procedures set forth in the Company Bylaws and indemnification agreements as in effect on the date of this Agreement and in the form previously made available to Parent.

          (b)   For a period of six years from and after the Effective Time, Parent will cause the articles of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Articles and the Company Bylaws. Parent acknowledges that the indemnification agreements in existence on the date of this Agreement with any of the directors, officers or employees of the Company continue in full force and effect in accordance with their terms following the Effective Time as obligations of the Surviving Corporation.

          (c)   For six years from and after the Effective Time, Parent will cause the Surviving Corporation to maintain for the benefit of the Company's directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is substantially equivalent to and in any event not less favorable in the aggregate than the Company's existing policy (accurate and complete copies of which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid prior to the date of this Agreement (which annual premium is hereby represented and warranted by the Company to be as set forth in Section 5.9(c) of the Company Disclosure Schedule). The provisions of the immediately preceding sentence will be deemed to have been satisfied if the Company has obtained, prior to the Effective Time, prepaid policies, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent will cause the Surviving Corporation to maintain such policies in full force and effect, continue to honor the obligations thereunder, and not take any action to terminate such policies.

          (d)   In the event the Surviving Corporation (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 5.9.

          (e)   The obligations under this Section 5.9 will (i) continue, notwithstanding any six-year limitation referred to above, until the final disposition of any Proceeding or investigation brought or commenced during such six year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.9 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.9 applies will be third-party beneficiaries of this Section 5.9).

        5.10    State Takeover Laws.     The Company and the Company Board shall (a) take no action to cause any "control share acquisition," "fair price," "business combination" or other anti-takeover Law to become applicable to this Agreement, the Merger, the acquisition of Shares pursuant thereto, the Voting Agreement or any of the transactions contemplated by this Agreement and (b) if any "control share acquisition," "fair price," "business combination" or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent or Merger Sub, in each case, in connection with this Agreement, the Merger, the acquisition of Shares pursuant thereto, the Voting Agreement or any of the transactions contemplated by this Agreement, take all action necessary to minimize the effect of such Law or to render such Law inapplicable to the foregoing and to ensure that the foregoing may be consummated as promptly as practicable on the terms contemplated by this Agreement.

        5.11    Parent Agreement Concerning Merger Sub.     Parent agrees to cause Merger Sub to comply with its obligations under this Agreement.

        5.12    Section 16 Matters.     Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act ("Section 16") of Shares,

Company RSUs or Company Options pursuant to this Agreement and the Merger will be an exempt transaction for purposes of Section 16.

        5.13    Stock Exchange Delisting; Deregistration.     Prior to the Closing Date, the Company and Parent will cooperate and use their respective reasonable best efforts to cause the delisting of the Shares from NASDAQ and the deregistration of such Shares as promptly as practicable following the Effective Time in compliance with applicable Law, and in any event no more than ten days after the Closing Date.

        5.14    Shareholder Litigation.     The Company will promptly provide Parent with any pleadings and correspondence relating to any Proceedings involving the Company or any of its officers or directors relating to this Agreement or the transactions contemplated hereby and will keep Parent reasonably informed regarding the status of any such Proceedings. The Company will cooperate with, and to the extent reasonably practicable, give Parent the opportunity to consult and participate with respect to the defense or settlement of any such Proceeding, and no such settlement will be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned).

        5.15    Financing.     Ultimate Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter and to consummate the Debt Financing on the Closing Date. Such actions shall include, but not be limited to, the following: (i) maintaining in effect the Debt Commitment Letter; (ii) participation by senior management of Ultimate Parent in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iii) satisfying on a timely basis all Financing Conditions applicable to Ultimate Parent in the Debt Commitment Letter that are within its control; (iv) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (to the extent required to consummate the transactions contemplated hereunder) (including any "market flex" provisions related thereto) or on such other terms acceptable to Ultimate Parent and its financings sources; and (v) in the event that the conditions set forth in Section 6.1 and Section 6.2 and the Financing Conditions have been satisfied or, upon funding, would be satisfied, cause the financing providers to fund the full amount of the Debt Financing to the extent the proceeds thereof are needed to fund transactions contemplated hereunder. Ultimate Parent shall give the Company reasonably prompt notice of any breach, repudiation or threatened (in writing) breach or repudiation by any party to the Debt Commitment Letter of which Ultimate Parent or its Affiliates becomes aware. Without limiting Ultimate Parent's other obligations under this Section 5.15, if a Financing Failure Event occurs, Ultimate Parent shall (A) promptly notify the Company of such Financing Failure Event and the reasons therefor, (B) use commercially reasonable efforts to obtain alternative financing from alternative financing sources (on terms not materially less favorable to Ultimate Parent (as determined in the reasonable judgment of Ultimate Parent, taking into account any "market flex" provisions related to the Debt Commitment Letter) than those contained in the Debt Commitment Letter), in an amount sufficient, together with other financial resources of Ultimate Parent, Parent and Merger Sub, to pay the aggregate Merger Consideration, Option Payments and RSU Payments pursuant to this Agreement and consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event, and (C) if and when obtained, provide the Company with a true and complete copy of a new financing commitment that provides for such alternative financing. Ultimate Parent shall have the right from time to time to amend, modify, supplement, restate, assign, substitute or replace any of the Debt Commitment Letter or any Debt Financing Document from the same and/or an alternative Financing Source; provided, that any such amendment, modification, supplement, restatement, assignment, substitution or replacement shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) (1) add any conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date (beyond the Financing Conditions) that would result in the conditions to such funding being materially less likely to be satisfied or (2) be reasonably expected to impede or delay in any material respect the consummation of the Merger and the other transactions contemplated by this Agreement. For purposes of this Section 5.15 and Section 5.16 below, references to "Debt Financing" shall include the financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented, restated, assigned, substituted or replaced by this Section 5.15 (including in the event of a Financing Failure Event) and references to "Debt Financing Documents" or "Debt Commitment Letter" shall include such documents as permitted to be amended, modified, supplemented, restated, assigned, substituted or replaced by this Section 5.15 (including in the event of a Financing Failure Event). Ultimate Parent shall be permitted to reduce the amount of Debt Financing under the Debt Commitment Letter in its reasonable discretion, provided, that Ultimate Parent shall not reduce the Debt Financing to an amount committed below the amount that is required, together with other financial resources of Ultimate Parent, Parent and Merger Sub including cash, cash equivalents and marketable securities of Ultimate Parent, Parent, Merger Sub, the Company and the Company's Subsidiaries on the Closing Date, to consummate the Merger on the terms contemplated by this Agreement, and provided, further, that such reduction shall not (I) add any conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date (beyond the Financing Conditions) that would result in the conditions to such funding being materially less likely to be satisfied or (II) be reasonably expected to impede or delay in any material respect the consummation of the Merger and the other transactions contemplated by this Agreement. For the avoidance of doubt, the syndication of the Debt Financing to the extent permitted by the Debt Commitment Letter and subject to the conditions contained therein shall not be deemed to violate Ultimate Parent's or Parent's obligations under this Agreement. Ultimate Parent shall consult with and keep the Company informed in reasonable detail of the status of Ultimate Parent's efforts to arrange the Debt Financing.

        5.16    Financing Cooperation.     The Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts (including using commercially reasonable efforts to cause its and their respective Representatives) to provide to Ultimate Parent, Parent and Merger Sub all cooperation reasonably requested by Ultimate Parent, Parent and/or the Financing Sources in connection with the Debt Financing, including using commercially reasonable efforts to (a) cooperate with customary due diligence review of the Company and the Company Subsidiaries by prospective Financing Sources and with the marketing efforts of Ultimate Parent, Parent and Merger Sub and their Financing Sources, in each case in connection with all or any portion of the Debt Financing, (b) assist with the preparation of a pro forma consolidated balance sheet and related pro forma consolidated statement of income of Ultimate Parent, prepared after giving effect to the Merger as if the Merger had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement), (c) obtain accountants' comfort letters and consents to the use of accountants' audit reports relating to financial information included in the Company SEC Documents that is used in any prospectus or other offering document for the Debt Financing and (d) obtain a payoff letter for the Credit Agreement and taking all actions necessary for the termination of the Credit Agreement effective as of the Closing Date. The Company hereby consents to the use of the Company's and the Company Subsidiaries' logos in connection with the Debt Financing; provided, that in no event shall the any failure by the Company to comply with this Section 5.16 constitute material breach of this Agreement or provide Parent with any right to terminate this Agreement in accordance with its terms.

        5.17    Resignation of Directors.     The Company shall use its best efforts to obtain and deliver to Parent on or prior to the Effective Time the resignation of the Company's directors.

 ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

        6.1    Conditions to Obligations of Each Party Under This Agreement.     The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

          (a)   This Agreement and the Merger shall have been approved by the Company's shareholders by the Company Shareholder Approval at the Company Shareholder Meeting.

          (b)   The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and the Other Required Governmental Approval shall have been obtained or any waiting period (or extension thereof) or mandated filing in connection therewith shall have lapsed or been terminated.

          (c)   There shall have been no Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that is in effect and (i) makes illegal or otherwise prohibits or materially delays the consummation of the Merger, or (ii) imposes, effects, implements or requires any Material Structural Remedy.

        6.2    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

          (a)   (i) Each representation or warranty of the Company contained in Section 3.1(a), Section 3.3, Section 3.4(i) , Section 3.9, Section 3.22, Section 3.24 and Section 3.29 of this Agreement shall be true and correct (except to the extent that such inaccuracies would be immaterial, in the aggregate) as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), (ii) each representation or warranty of the Company contained in the first sentence of Section 3.2(a), the first sentence of Section 3.2(b), and Section 3.2(c) of this Agreement shall be true and correct (except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to cause the aggregate consideration to be paid by Parent and Merger Sub under this Agreement to increase by more than $5,000,000) as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), and (iii) all other representations and warranties of the Company contained in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations set forth in Section 3.11(b) or in the term "Company Material Contract") shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Company Material Adverse Effect.

          (b)   The Company shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement, or any breach or failure to do so shall have been cured.

          (c)   Merger Sub shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.2 have been satisfied.

          (d)   Prior to, but no earlier than 30 days prior to, the Closing, the Company shall have delivered to Parent a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that the Shares do not constitute "United States real property interests" under Section 897(c) of the Code and a form of notice to the IRS, each in substantially the form of Exhibit D hereto. Parent is hereby authorized to file such forms with the Internal Revenue Service on behalf of the Company.

          (e)   Since the date of this Agreement, there shall not have occurred and be continuing any change, event, development, condition, occurrence or effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        6.3    Conditions to Obligations of the Company.     The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable Law) written waiver at or prior to the Effective Time of each of the following conditions:

          (a)   (i) Each representation or warranty of Parent and Merger Sub contained in Section 4.2 and Section 4.9 of this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation or warranty that is expressly made as of a specific date or time (which needs only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Parent Material Adverse Effect.

          (b)   Each of Parent and Merger Sub shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement, or any breach or failure to do so has been cured.

          (c)   The Company shall have received a certificate of Merger Sub, executed by an executive officer of Merger Sub, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.3 have been satisfied.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.     This Agreement may be terminated, and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of this Agreement and the Merger by the shareholders of the Company or of Merger Sub:

          (a)   By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time;

          (b)   By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action has become final and nonappealable (which Order the party seeking to terminate this Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.5);

          (c)   By Parent, at any time prior to the Effective Time if a Triggering Event has occurred;

          (d)   By the Company, prior to the Company Shareholder Approval, in connection with the Company Board's causing the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.3(f); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) will not be available unless the Company shall have complied with all provisions of Section 5.3 (provided, that, in the case of a Superior Proposal from an Excluded Party, the Company shall have complied in all material respects with all provisions of Section 5.3, and provided, further, that for purposes of this Section 7.1(d), the Company shall not have complied in all material respects with all provisions of Section 5.3 if it has (i) failed to give Parent complete and timely information in respect of an Acquisition Proposal by such Excluded Party when required to do so in accordance with the terms of this Agreement or (ii) committed a breach that had the effect of reducing or impairing the exercise of Parent's match rights in connection with any such Acquisition Proposal) and paid any amounts due pursuant to Section 7.2(b);

          (e)   By Parent or the Company, if the Effective Time has not occurred on or before January 21, 2016 (the "Outside Date"), provided, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

          (f)    By Parent, if: (i) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or a breach of any covenant of the Company contained in this Agreement (other than with respect to a breach of Section 5.3 or Section 5.4(a), as to which Section 7.1(c) will apply), in any case, such that any condition to the Merger in Section 6.2(a) or Section 6.2(b) is not satisfied, (ii) Parent has delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (A) the Outside Date and (B) 45 days after the giving of written notice to the Company of such breach or failure; provided, however, that Parent will not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if: (x) any material covenant of Parent or Merger Sub contained in this Agreement has been breached in any material respect, and such breach has not been cured in all material respects; or (y) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement;

          (g)   By the Company, if: (i) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement or breach of any covenant of Parent or Merger Sub contained in this Agreement in either case that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Company has delivered to Parent written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (A) the Outside Date and (B) 45 days after the giving of written notice to Parent of such breach or failure; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if: (x) any material covenant of the Company contained in this Agreement has been breached in any material respect, and such breach has not been cured in all material respects; or (y) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement; or

          (h)   By Parent or the Company, if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if the failure to obtain such Company Shareholder

  Approval is proximately caused by any action or failure to act of the Company that constitutes a breach of this Agreement.

        The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.

        7.2    Effect of Termination.

          (a)   In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and of no effect, and there will be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors except (i) the Confidentiality Agreement (as amended hereby) and the provisions of Section 5.7 (Public Announcements), this Section 7.2, Section 8.2 (Fees and Expenses), Section 8.3 (Notices), Section 8.7 (Severability), Section 8.8 (Entire Agreement), Section 8.9 (Parties in Interest), Section 8.10 (Assignment; Successors), Section 8.11 (Mutual Drafting; Interpretation) and Section 8.12 (Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury) shall survive the termination hereof and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs). Notwithstanding the foregoing, in no event shall any party be liable for punitive damages.

          (b)   In the event that this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(d), then the Company will pay to Parent prior to or concurrent with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Breakup Fee.

          (c)   In the event that (i) this Agreement is terminated pursuant to Section 7.1(e), Section 7.1(f) (with respect to a breach of any covenant or an intentional misrepresentation under this Agreement by the Company) or Section 7.1(h), (ii) prior to the date of the Company Shareholder Meeting (or prior to the termination of this Agreement if there has been no Company Shareholder Meeting) an Acquisition Proposal or intention to make an Acquisition Proposal will have been publicly announced and not publicly withdrawn without qualification (A) on or prior to the fifth Business Day prior to the date of the Company Shareholder Meeting, with respect to termination pursuant to Section 7.1(h), (B) on or prior to the 45th calendar day preceding the Outside Date, with respect to any termination pursuant to Section 7.1(e), and (C) prior to the event giving rise to the termination right, with respect to any termination pursuant to Section 7.1(f) and (iii) on or prior to the first anniversary following the termination of this Agreement, the Company enters into a definitive written agreement providing for the consummation of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its shareholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination, then, on the earliest of the execution of a definitive agreement with respect to, submission to the shareholders of, or consummation of such Acquisition Proposal, the Company will pay to Parent the Breakup Fee (provided, that for purposes of this Section 7.2(c) , the term "Acquisition Proposal" will have the meaning assigned to such term in Section 8.4, except that the references to "20%" will be deemed to be references to "50.1%").

          (d)   All payments under this Section 7.2 will be made by wire transfer of immediately available funds to the account designated by Parent on Section 7.2(d) of the Parent Disclosure Schedule. Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this

  Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Breakup Fee is payable. Accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.2, and, in order to obtain such payment, Parent commences a suit that results in a final non-appealable judgment against the Company for the amounts set forth in this Section 7.2, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

          (e)   Notwithstanding anything to the contrary in this Agreement, no Financing Source Party shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect shareholders for any claim for any loss suffered as a result of any breach of this Agreement or the Debt Commitment Letter (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby (including, without limitation, any Debt Financing) to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise.

          (f)    Notwithstanding anything to the contrary in this Agreement, the payment by the Company of the Breakup Fee pursuant to this Section 7.2 shall not relieve the Company from any liability or damage resulting from a willful and material breach of any of its covenants or agreements set forth in this Agreement or fraud; provided, however, that notwithstanding the foregoing, if Parent accepts payment from the Company of the Breakup Fee in connection with a termination of this Agreement pursuant to (i) Section 7.1(c) pursuant to subclause (f) of the definition of "Triggering Event" or (ii) Section 7.1(d), provided that the Company did not commit a willful and material breach of any of its covenants or agreements in Section 5.3, whether discovered by Parent prior to or following the acceptance of the Breakup Fee, such payment shall be the sole and exclusive remedy of Ultimate Parent, Parent and Merger Sub against the Company, the Company Subsidiaries and the Company Representatives for any losses or damages arising from or relating to this Agreement, any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger to be consummated, and none of the Company, the Company Subsidiaries and the Company Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, further, that any Breakup Fee paid by the Company to Parent pursuant to this Section 7.2 shall be offset against any award for damages awarded to Parent pursuant to any claim based on a willful and material breach of this Agreement or fraud.

        7.3    Amendment.     This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company or of Merger Sub; provided, however, that, after approval of this Agreement and the Merger by such shareholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding anything to the contrary contained herein, Sections 7.2(e), 7.3, 8.9 and 8.12 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.2(e), 7.3, 8.9 and 8.12) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Source Parties without the prior written consent of the Financing Sources.

        7.4    Waiver.     At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8
GENERAL PROVISIONS

        8.1    Non-Survival of Representations and Warranties.     None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. Notwithstanding the foregoing, this Section 8.1 will not limit any covenant or agreement of the parties hereto which by its terms apply, or are to be performed in whole or in part, after the Effective Time.

        8.2    Fees and Expenses.     Subject to Section 7.2, all Expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred the same, whether or not the Merger is consummated.

        8.3    Notices.     Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered if delivered in Person or, if sent by facsimile, upon electronic confirmation of receipt or (ii) on the next Business Day if transmitted by national overnight courier, in each case as follows (provided, however that any notice to be given pursuant to Section 5.3 may be provided to the parties in the manner listed on Section 8.3 of the Company Disclosure Schedule and Section 8.3 of the Parent Disclosure Schedule):

        If to Ultimate Parent, Parent, Merger Sub or the Surviving Corporation, addressed to it at:

St. Jude Medical, Inc. One St. Jude Medical Drive St. Paul, MN 55117
Attention:	General Counsel
Facsimilie:	(651) 756-2156

        with a copy to (for information purposes only and which shall not constitute notice):

Gibson, Dunn & Crutcher LLP 1881 Page Mill Road Palo Alto, CA 94304-1211
Attention:	Joseph M. Barbeau Christopher D. Dillon
Facsimile No.:	(650) 849-5094 (650) 849-5025

        If to the Company (prior to the Effective Time), addressed to it at:

Thoratec Corporation 6035 Stoneridge Dr. Pleasanton, CA 94588
Attention:	General Counsel
Facsimile No.:	(925) 847-8574

        with a copy to (for information purposes only and which shall not constitute notice):

Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025
Attention:	Charles K. Ruck Tad J. Freese
Facsimile No.:	(650) 463-2600
Email:	charles.ruck@lw.com tad.freese@lw.com

        8.4    Certain Definitions.     For purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" means any customary confidentiality agreement that (a) does not contain any provision prohibiting or otherwise restricting the Company's or any Company Subsidiary's ability to comply with any of the terms of Section 5.3 or any other provision of this Agreement and (b) contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided, that such agreement need not contain any standstill agreement or similar obligation and provided, further, that if the Company enters into an Acceptable Confidentiality Agreement that does not contain any standstill agreement or similar obligation, the Confidentiality Agreement shall automatically, without any further action on behalf of Ultimate Parent or the Company, concurrently with the execution of such Acceptable Confidentiality Agreement, be amended to eliminate Ultimate Parent's standstill agreement).

        "Acquisition Proposal" means any offer or proposal concerning any (a) direct or indirect acquisition, reorganization, tender offer, self-tender, exchange offer, liquidation, dissolution, merger, consolidation, business combination or similar transaction involving the Company or any Company Subsidiary, (b) sale, lease or other disposition of assets or businesses of the Company (including Equity Interests of a Company Subsidiary) or any Company Subsidiary that generate 20% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company's most recently completed fiscal quarter) or representing 20% or more of the consolidated assets (based on fair market value) of the Company and the Company Subsidiaries (taken as a whole), immediately prior to such transaction, (c) issuance or sale by the Company of Equity Interests representing 20% or more of the voting power of the Company, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 20% or more of the voting power of the Company or any resulting parent company of the Company or (e) any combination of the foregoing (in each case, other than the Merger).

        "Affiliate" or "affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

        "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

        "Blue Sky Laws" means any state securities, "blue sky" or takeover law.

        "Breakup Fee" means an amount, in cash, equal to $110.5 million (the "Full Breakup Fee"); provided, however, that if any termination of this Agreement is effected prior to the Excluded Party Cutoff Date pursuant to Section 7.1(c) or Section 7.1(d) in connection with an Acquisition Proposal made by an Excluded Party, then the Breakup Fee will be an amount, in cash, equal to $29.5 million.

        "Business" means the business conducted by the Company or the Company Subsidiaries in the design, development, research, use, manufacture or sale of the Company Products.

        "Business Day" has the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

        "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

        "Code" means the Internal Revenue Code of 1986.

        "Company Benefit Plans" means, other than Foreign Benefit Plans, all "employee benefit plans" as defined in Section 3(3) of ERISA and all bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary.

        "Company ESPP" means the Company's Employee Stock Purchase Plan, as amended.

        "Company Material Adverse Effect" means any change, event, development, condition, occurrence or effect that (a) is, or would reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) materially impairs the ability of the Company to comply, or prevents the Company from complying, with its material obligations with respect to the consummation of the Merger or would reasonably be expected to do so; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect under subclause (a) of this definition:

              i.  any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company conducts business, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby;

             ii.  general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby;

            iii.  any change that generally affects industries in which the Company and the Company Subsidiaries conduct business, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby;

            iv.  any change proximately caused by the announcement or pendency of the transactions contemplated hereby, including the Merger, including any litigation claims made by shareholders arising directly out of allegations of a breach of fiduciary duty directly relating to this Agreement, any cancellation of or delays in customer orders, any reduction in sales and any disruption in supplier, distributor, partner or similar relationships (it being understood that this clause (iv) shall not apply to any representation, warranty, covenant or agreement of the Company herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby);

             v.  any change proximately caused by the Company's compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented in writing;

            vi.  acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility or terrorism, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby;

           vii.  any hurricane, earthquake, flood or other natural disasters or acts of God;

          viii.  changes in Laws after the date hereof, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby;

            ix.  changes in GAAP after the date of this Agreement, to the extent the Company and the Company Subsidiaries are not disproportionately affected thereby;

             x.  in and of itself, any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(ix) or (xi) of the definition); or

            xi.  in and of itself, a decline in the price of the Shares on NASDAQ or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect to the extent that such facts and circumstances are not otherwise described in clauses (i)-(ix) of the definition).

        "Company Product" means any product that has been in the prior five years or is currently being manufactured or marketed by the Company or any Company Subsidiary and the Company's HeartMate PHP (Percutaneous Heart Pump) product (based on its existing specifications).

        "Competition Law" means any domestic or foreign antitrust, competition and merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

        "Contracts" means any legally binding contract, agreement, indenture, note, bond, license, lease, instrument, obligation, understanding, undertaking, permit, concession, franchise or any other legally binding commitment, plan or arrangement, whether oral or written, including all amendments thereto.

        "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

        "Credit Agreement" means the agreement among the Company, the lenders from time to time party thereto and Wells Fargo Bank, National Association as Administrative Agent, dated December 19, 2011.

        "Debt Commitment Letter" means the debt commitment letter(s) (including all exhibits, annexes and schedules thereto), dated as of the date of this Agreement, among Ultimate Parent, Bank of America, N.A., and Merrill Lynch, Pierce, Fenner & Smith Incorporated as amended, supplemented or replaced in compliance with this Agreement or as required by Section 5.15 following a Financing

Failure Event pursuant to which the financial institutions party thereto have agreed, subject only to the applicable Financing Conditions, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby.

        "Debt Financing" means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter or other debt financings in connection with the transactions contemplated hereby.

        "Debt Financing Documents" means the agreements, documents and certificates contemplated by the Debt Financing.

        "Environmental Laws" means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, or any other law of similar effect.

        "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

        "Equity Interest" means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

        "Excluded Party" means any Person or group of Persons from whom the Company, any Company Subsidiary or any Company Representative has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a bona fide written Acquisition Proposal that the Company Board has determined, no later than the No-Shop Period Start Date, in good faith, after consultation with its independent financial advisors and outside legal counsel, constitutes, or would reasonably be expected to lead to, a Superior Proposal.

        "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and any solicitation of shareholder approvals and all other matters related to the transactions contemplated by this Agreement.

        "Financing Conditions" means with respect to the Debt Financing, the conditions precedent set forth in the Debt Commitment Letter.

        "Financing Failure Event" means any of the following: (a) the commitments with respect to all or any portion of the Debt Financing expiring or being terminated, (b) for any reason, all or any portion of the Debt Financing becoming unavailable or (c) an actual breach or repudiation by any party to the Debt Commitment Letter.

        "Financing Source Parties" means the Financing Sources, their Affiliates, and any of their respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents.

        "Financing Sources" means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Financing) relating thereto.

        "Foreign Benefit Plans" means benefit plans that are comparable to Company Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under applicable Law.

        "GAAP" means generally accepted accounting principles as applied in the United States.

        "Governmental Entity" means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

        "group" has the meaning ascribed to it in the Exchange Act, except where the context otherwise requires.

        "Hazardous Substances" means any pollutant, chemical, substance, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, or any infectious agent or biological material, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Intellectual Property Rights" means all of the following, whether arising under the laws of the United States or any other jurisdiction anywhere in the world: (a) patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor, (e) Trade Secrets and (f) URL and Internet domain name registrations.

        "IRS" means the United States Internal Revenue Service.

        "knowledge" of a Person means the actual knowledge of any executive officer of such Person or any fact or matter which any such officer of such Person reasonably would be expected to learn from such officer's direct reports in the ordinary course of customary performance of such officer's and such direct reports' duties consistent with their respective title and responsibilities.

        "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding or any other legally enforceable requirement.

        "Lien" means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, restriction, charge, option, lease, license, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any limitation or restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "made available" as used in Sections 3.1(c), 3.7(d), 3.14(a), 3.16(d), 3.19, 3.24 and 5.9(a), shall include solely any information or materials contained in the electronic data room hosted by "Merrill Corporation" as of 12:00 p.m., Pacific time on July 21, 2015, unless Parent consents to any materials posted to such data room thereafter.

        "Other Required Governmental Approval" means the approval set forth on Section 3.5 of the Company Disclosure Schedule.

        "Parent Material Adverse Effect" means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

        "Permitted Liens" means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and, if required by GAAP, for which adequate reserves have been established in the most recent financial statements included in the Company SEC Documents, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law and (c) Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

        "Software" means computer software and programs in any form, including Internet web sites, web content and links, source code, executable code, tools, menus, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation related thereto.

        "Subsidiary" of Ultimate Parent, Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Ultimate Parent, Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

        "Superior Proposal" means a bona fide written Acquisition Proposal (except the references therein to "20%" will be replaced by "50.1%"), which is binding for acceptance during any Notice Period, made by a third party that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, taking into account all material legal, financial, regulatory and other aspects of the proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and the Person making the proposal, would, if consummated, result in a transaction that is more favorable to the Company's shareholders, from a financial point of view, than the Merger

(after giving effect to all adjustments to the terms thereof which may be committed by Parent pursuant to Section 5.3(f)).

        "Tax Return" means any report, return (including information return), claim for refund or declaration or statement or other document filed with, or required to be filed with, any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Taxes" means any and all federal, provincial, state, local, foreign and other taxes, duties, levies, tariffs, imposts, and other taxes, fees, assessments, or charges in the nature of taxes (together with any and all interest, penalties and additions relating thereto or relating to the failure to comply with any requirement imposed with respect to any Tax Return or the failure to file any Tax Return) imposed by any Governmental Entity, including income, alternative, estimated, franchise, windfall or other profits, gross receipts, property, sales, use, consumption, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, pension, health insurance, severance, welfare, disability, ad valorem, stamp, transfer, transaction, title, registration, value-added, harmonized sales, gains tax, goods and services, license, lease, service, service use, stock, stamp, capital production, occupation, premium or environmental taxes.

        "Taxing Authority" means any Governmental Entity responsible for the administration or imposition of any Tax.

        "Trade Secrets" means trade secrets and other rights in know-how and confidential or proprietary information deriving economic value from the secret nature of the information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information).

        "Treasury Regulations" means regulations promulgated by the United States Department of the Treasury under the Code.

        "Triggering Event" will be deemed to have occurred if: (a) the Company Board effects a Change of Board Recommendation (whether or not in compliance with Section 5.3); (b) the Company enters into any Alternative Acquisition Agreement; (c) the Company Board publicly recommends to its shareholders any Acquisition Proposal; (d) an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), and the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within five calendar days after Parent's written request therefor; (e) a tender offer or exchange offer for securities of the Company is commenced and the Company Board shall have failed to recommend against acceptance by the Company's shareholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of such commencement; (f) the Company shall have breached or failed to perform any of its obligations set forth in Section 5.3 or Section 5.4(a) (other than an immaterial breach that did not lead to an Acquisition Proposal) or (g) the Company Board formally resolves to take, authorizes, or announces its intention to take any of the foregoing actions.

        "Uncured Inaccuracy" with respect to a representation or warranty of a party to this Agreement as of a particular date will be deemed to exist only if such representation or warranty is inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there will not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty was inaccurate as of the date of this

Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date.

        8.5    Terms Defined Elsewhere.     The following terms are defined elsewhere in this Agreement, as indicated below:

510(k)'s	3.26(a)
Acquisition Proposal	7.2(c)
Affiliate Transaction	3.25
Agreement	Preamble
Agreement of Merger	1.2
Alternative Acquisition Agreement	5.3(b)ii
Assumed Restricted Stock Award	2.4(a)
Book-Entry Shares	2.2(b)
Centerview	3.22(b)
Certificates	2.2(b)
CGCL	Recitals
Change of Board Recommendation	5.3(e)
Closing	1.2
Closing Date	1.2
Company	Preamble
Company Articles	3.1(c)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Bylaws	3.1(c)
Company Common Stock	Recitals
Company Disclosure Schedule	Article 3
Company Employee	5.8(a)
Company Financial Statements	3.7(a)
Company Material Contract	3.14(a)
Company Options	2.4(a)
Company Permits	3.6(a)
Company Preferred Stock	3.2(a)
Company Representatives	5.2(a)
Company RSUs	2.4(c)
Company SEC Documents	3.7(a)
Company Shareholder Approval	3.23
Company Shareholder Meeting	5.4(a)
Company Stock Option Plans	2.4(a)
Company Subsidiary	3.1(b)
Confidentiality Agreement	5.2(a)
D&O Insurance	5.9(c)
Dissenting Shares	2.3
Effective Time	1.2
Exchange Act	3.5
Exchange Ratio	2.4(c)
Excluded Party Cutoff Date	5.3(b)(ii)
Exclusively Licensed Registered Intellectual Property	3.17(c)
FDA	3.26(a)
FDA Permits	3.26(a)
Guggenheim	3.22(a)

Inbound Exclusive License Agreements	3.17(a)
Insurance Policies	3.18(a)
Intervening Event	5.3(g)
Intervening Event Notice Period	5.3(g)i
Leased Real Property	3.21(a)
Licensed Intellectual Property	3.17(a)
Match Event	5.3(f)
Material Intellectual Property	3.17(b)
Material Structural Remedy	5.5(c)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	2.1(c)
NASDAQ	3.5
No-Shop Period Start Date	5.3(b)i
Notice Period	5.3(f)i
Option Payments	2.4(b)
Outside Date	7.1(e)
Owned Intellectual Property	3.17(c)
Parent	Preamble
Parent Disclosure Schedule	Article 4
Parent Representatives	5.2(a)
Parent Subsidiaries	4.3
Parent Subsidiary	4.3
Paying Agent	2.2(a)
Payment Fund	2.2(a)
PMA's	3.26(a)
Proceeding	3.15(a)
Proxy Statement	3.30
Proxy Statement Clearance Date	5.4(a)
Registered Intellectual Property	3.17(a)
Related Party	3.25
Representatives	5.2(a)
RSU Payments	2.4(d)
Sarbanes-Oxley Act	3.7(a)
SEC	2.4(e)
Section 16	5.12
Securities Act	3.5
Service Providers	3.12(a)
Shares	Recitals
Surviving Corporation	1.1(a)
Top Suppliers	3.28
Ultimate Parent	Preamble
Ultimate Parent Compensation Committee	2.4(a)
Ultimate Parent Shares	2.4(a)
Ultimate Parent Subsidiaries	5.8(a)
Ultimate Parent Subsidiary	5.8(a)
Voting Agreements	Recitals
WARN Act	3.13(c)

        8.6    Table of Contents; Headings.     The table of contents and headings contained in this Agreement or in any Exhibit are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        8.7    Severability.     If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto and such determination shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        8.8    Entire Agreement.     This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

        8.9    Parties in Interest.

          (a)   This Agreement will be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the individuals referenced in Section 5.9, which are express beneficiaries of Section 5.9, and (ii) the Financing Source Parties, which are express third-party beneficiaries of Sections 7.2(e), 7.3, 8.9 and 8.12 and entitled to enforce such provisions against each of the parties hereto.

          (b)   The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.4 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        8.10    Assignment; Successors.     This Agreement will not be assigned by any party hereto by operation of Law or otherwise without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, that each of Parent and Merger Sub may assign, in their sole discretion, any of their respective rights and obligations to (a) Ultimate Parent, Parent or any of their Affiliates at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Effective Time, to any Person; provided, that no such assignment shall relieve Ultimate Parent, Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        8.11    Mutual Drafting; Interpretation.     Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. As used in this Agreement, the words "include" and "including," and variations thereof and words of similar import, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits," "Annexes" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to "$" are intended to refer to U.S. dollars. Except as otherwise expressly provided herein, any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder. Unless otherwise specifically provided for herein, the term "or" will not be deemed to be exclusive. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The word "will" shall be construed to have the same meaning and effect as the word "shall." References to days mean calendar days unless otherwise specified.

        8.12    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

          (a)    Governing Law.     This Agreement and all disputes, controversies, cross-claims, third-party claims or other Proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement will be governed by, and construed in accordance with, the Laws of the State of California, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California. Notwithstanding the foregoing, each party hereto agrees that any and all disputes, controversies, cross-claims, third-party claims or other Proceedings of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of Law or conflict of Laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

          (b)    Consent to Jurisdiction.     Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction and exclusive venue of any United States federal court or California state court located in the City and County of San Francisco, California in the event of any dispute, controversy, cross-claim, third-party claim or other Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any Proceeding arising out of or in connection with or relating to any matter which is the subject of this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the City and County of San Francisco, California; provided, that each of the parties shall have the right to bring any Proceeding for enforcement of a judgment entered by any United States federal court or California state court located in the City and County of San Francisco, California in any other court or jurisdiction. Notwithstanding anything herein to the contrary, each of the parties hereto agrees that any Proceeding of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts and, with respect to the foregoing: (A) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action in any other court; (B) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; (C) that the laws described in the last sentence of this Section 8.12(b) shall govern any such action; and (D) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

          (c)    Waiver of Trial by Jury.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING ANY LITIGATION INVOLVING A FINANCING SOURCE PARTY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

        8.13    Counterparts.     This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.

        8.14    Facsimile or .pdf Signature .     This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

        8.15    Specific Performance.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, unless this Agreement is terminated pursuant to Section 7.1, the parties hereto will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any court referred to in Section 8.12(b), this being in addition to any other remedy to which they are entitled at Law or in equity.

        8.16    Compliance with Obligations.     The Ultimate Parent hereby agrees to cause Parent to honor Parent's and Merger Sub's obligations under this Agreement and the transactions contemplated hereby and the Ultimate Parent agrees to be financially responsible for such obligations of Parent and Merger Sub and hereby waives any defense or discharge event that but for such waiver could be asserted by Ultimate Parent.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SJM INTERNATIONAL, INC.
By:	/s/ JOHN C. HEINMILLER
	Name:	John C. Heinmiller
	Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPYDER MERGER CORPORATION
By:	/s/ JOHN C. HEINMILLER
	Name:	John C. Heinmiller
	Title:	Executive Vice President

[Signature Page to Agreement and Plan of Merger]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ST. JUDE MEDICAL, INC.
By:	/s/ JOHN C. HEINMILLER
	Name:	John C. Heinmiller
	Title:	Executive Vice President

[Signature Page to Agreement and Plan of Merger]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THORATEC CORPORATION
By:	/s/ D. KEITH GROSSMAN
	Name:	D. Keith Grossman
	Title:	President and CEO

[Signature Page to Agreement and Plan of Merger]

Annex B

EXECUTION VERSION

VOTING AGREEMENT

        VOTING AGREEMENT, dated as of July 21, 2015 (this "Agreement"), among SJM International, Inc., a Delaware corporation ("Parent"), and the shareholders of Thoratec Corporation, a California corporation (the "Company"), listed on Schedule A hereto (each, a "Shareholder" and, collectively, the "Shareholders").

RECITALS

        WHEREAS, concurrently herewith, Parent, Spyder Merger Corporation, a California corporation and direct wholly-owned subsidiary of Parent ("Merger Sub"), the Company and, solely with respect to certain provisions thereof, St. Jude Medical, Inc., a Minnesota corporation ("Ultimate Parent"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides for, among other things, the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation in the merger (the "Merger"), whereby, except as expressly provided by Sections 2.1(b) and 2.3 of the Merger Agreement, all issued and outstanding Shares immediately prior to the Effective Time will be cancelled and converted into the right to receive the Merger Consideration specified therein, in each case upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, each Shareholder is the record and "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement whenever the term "beneficial owner," "beneficially ownership" or "own beneficially" is used) of Shares as set forth on Schedule A hereto (with respect to each Shareholder, the "Owned Shares"; the Owned Shares and any additional Shares or other voting securities of the Company of which such Shareholder acquires record and beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Shareholder's "Covered Shares");

        WHEREAS, as a condition and inducement to Parent, Merger Sub and Ultimate Parent entering into the Merger Agreement, Parent, Merger Sub and Ultimate Parent have required that the Shareholders enter into this Agreement; and

        WHEREAS, the Shareholders acknowledge that Parent, Merger Sub and Ultimate Parent are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Shareholders set forth in this Agreement and would not enter into the Merger Agreement if any Shareholder did not enter into this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Shareholders hereby agree as follows:

        1.    Agreement to Vote.     Prior to the Termination Date (as defined herein), each Shareholder irrevocably and unconditionally agrees that it shall at any meeting of the Shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any action by written consent of shareholders of the Company (x) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any, and (y) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (to the extent such

Covered Shares may be voted) (i) in favor of the Merger, the approval of the Merger Agreement and the terms thereof and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement (whether or not recommended by the Company Board), and (ii) against (A) any Acquisition Proposal, (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other Person (other than the Merger), (C) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article 6 of the Merger Agreement not being fulfilled, (D) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or (E) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's certificate of incorporation or bylaws, except if approved by Parent (collectively, the "Covered Proposals"). Notwithstanding the foregoing, nothing in this Agreement shall require any Shareholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that could result in the amendment, modification or a waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration. Except as expressly set forth in this Section 1 with respect to Covered Proposals, Shareholders shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of the Company.

        2.    Grant of Irrevocable Proxy; Appointment of Proxy.

          (a)   EACH SHAREHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, AND ANY DESIGNEE OF PARENT, SUCH SHAREHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES SOLELY AS INDICATED IN SECTION 1. EACH SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH SHAREHOLDER WITH RESPECT TO THE COVERED SHARES (THE SHAREHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

          (b)   The proxy granted in this Section 2 shall automatically expire upon the termination of this Agreement.

        3.    No Inconsistent Agreements.     Each Shareholder hereby covenants and agrees that, except as contemplated by this Agreement, such Shareholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Shareholder's obligations pursuant to this Agreement.

        4.    Termination.     This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by Parent to the Shareholders (such earliest date being referred to herein as the "Termination Date"); provided that the provisions set forth in Sections 8 and 12 to 25 shall survive the termination of this Agreement; provided further that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

        5.    Representations and Warranties of Shareholders.     Each Shareholder, as to such Shareholder (severally and not jointly), hereby represents and warrants to Parent as follows:

          (a)   Such Shareholder is the record and beneficial owner of, and has good and valid title to, the Covered Shares, free and clear of Liens other than (i) as created by this Agreement, (ii) pursuant to any restrictions under applicable Law and (iii) subject to any risk of forfeiture with respect to any Shares granted to such Shareholder under an employee benefit plan of the Company. Such Shareholder has sole voting power, sole power of disposition, sole power to demand dissenters rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares, such Shareholder does not own beneficially or of record any Shares or other voting securities of the Company or any interest therein. The Covered Shares are not subject to any voting trust agreement or other Contract to which such Shareholder is a party restricting or otherwise relating to the voting or Transfer (as defined herein) of the Covered Shares. Such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Shares, except as contemplated by this Agreement.

          (b)   Each such Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform such Shareholder's obligations hereunder (subject to any required spousal consent or approval as described in Section 6(c)). This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          (c)   Except for the applicable requirements of the Exchange Act or the HSR Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Shareholder for the execution, delivery and performance of this Agreement by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Shareholder pursuant to, any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets except, in the case of clause (A) or (B), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Shareholder to perform such Shareholder's obligations hereunder.

          (d)   As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending or threatened against any such Shareholder that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Shareholder of its obligations under this Agreement.

          (e)   Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement and the representations and warranties of such Shareholder contained herein.

        6.    Certain Covenants of Shareholder.     Each Shareholder, solely for such Shareholder (severally and not jointly), hereby covenants and agrees as follows:

          (a)   Such Shareholder shall not take any action that the Company would then be prohibited from taking under Section 5.3(a) or 5.3(b) of the Merger Agreement.

          (b)   Prior to the Termination Date, and except as contemplated hereby, such Shareholder shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively "Transfer"), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or, in each case other than Permitted Transfers or (iv) knowingly take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations under this Agreement. Any Transfer in violation of this provision shall be void. Such Shareholder further agrees to authorize and request the Company to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares, other than Permitted Transfers. If so requested by Parent, such Shareholder agrees that the certificates, if any, representing Covered Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in Section 2(a).

          (c)   Each Shareholder that is married and whose Covered Shares constitute community property under applicable Law or otherwise need spousal consent or approval for this Agreement to be legal, valid and binding shall use his or her reasonable best efforts to cause this Agreement to be duly and validly executed and delivered by such Shareholder's spouse promptly following the date of this Agreement.

          (d)   Prior to the Termination Date, such Shareholder shall promptly notify Parent of the number of any new Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by such Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares or other voting securities of the Company shall automatically become subject to the terms of this Agreement, and Schedule A shall be adjusted accordingly.

          (e)   "Permitted Transfers" shall mean any Transfer of securities (including any contract, option, agreement or other arrangement or understanding with respect thereto) (i) for the net settlement of Shareholder's Company Options (to pay the exercise price thereof and any tax withholding obligations), (ii) for the net settlement of Shareholder's Company RSUs settled in Shares (to pay any tax withholding obligations), (iii) for the exercise of Shareholder's Company Options, (iv) for the exercise of Shareholder's Company Options, or the receipt upon settlement of Shareholder's Company RSUs, and the sale of a sufficient number of such Shares acquired upon exercise or settlement of such securities as would generate sales proceeds sufficient to pay the aggregate applicable exercise price of shares then exercised under such options and the taxes payable by Shareholder as a result of such exercise or settlement, (v) made as a bona fide gift to a charitable entity, (vi) to any family member or trust for the benefit of any family member, (vii) to any Affiliate of Shareholder, or (viii) to any person or entity if and to the extent required by any non-consensual legal order, by divorce decree or by will, intestacy or other similar Law, so long as, in the case of the foregoing clauses (v), (vi), (vii), and (viii), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement.

        7.    Shareholder Capacity.     This Agreement is being entered into by each Shareholder solely in such Shareholder's capacity as a Shareholder of the Company, and not in such Shareholder's capacity as a director, officer or employee of the Company or any of its Subsidiaries, and nothing in this Agreement shall in any way restrict or limit the ability of any Shareholder who is a director or officer of the Company to take any action in his or her capacity as a director or officer of the Company to the extent specifically permitted by the Merger Agreement, or subject to such Shareholder's fiduciary duties to the Company.

        8.    Waiver of Appraisal Rights.     Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have under applicable Law in respect of such Shareholder's Covered Shares.

        9.    Disclosure.     Each Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC, including the Proxy Statement, such Shareholder's identity and ownership of the Covered Shares and the nature of such Shareholder's obligations under this Agreement.

        10.    Further Assurances.     From time to time, at the request of Parent and without further consideration, each Shareholder shall take such further action as may reasonably be necessary to consummate and make effective the transactions contemplated by this Agreement.

        11.    Non-Survival of Representations and Warranties.     The representations and warranties of the Shareholders contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

        12.    Amendment and Modification.     This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

        13.    Waiver.     No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

        14.    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (i)  If to a Shareholder, to the address set forth on such Shareholder's signature page hereto, with a copy (which shall not constitute notice) to:

    Thoratec Corporation
    6035 Stoneridge Drive
    Pleasanton, CA 94588
    Attention: General Counsel
    Facsimilie: (925) 847-8574

    and

    Latham & Watkins LLP
    140 Scott Drive
    Menlo Park, CA 94025
    Attention:         Charles K. Ruck
                               Tad J. Freese
    Facsimile No.: (650) 463-2600
    Email:               charles.ruck@lw.com
                               tad.freese@lw.com

           (ii)  If to Parent:

    SJM International, Inc.
    One St. Jude Medical Drive
    St. Paul, MN 55117
    Attention: General Counsel
    Facsimilie: (651) 756 2156

    with a copy (which shall not constitute notice) to:

    Gibson, Dunn & Crutcher LLP
    1881 Page Mill Road
    Palo Alto, California 94304-1125
    Attention: Joseph M. Barbeau, Esq.
                        Christopher D. Dillon, Esq.
    Facsimile: (650) 849-5094
                       (650) 849-5025

        15.    Entire Agreement.     This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

        16.    No Third-Party Beneficiaries.     Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

        17.    Governing Law.     This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

        18.    Submission to Jurisdiction.     Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or such party's successors or assigns shall be brought and determined in any United States federal court or California state court located in the City and County of San Francisco, California, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for such party and with respect to such party's property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in California, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in California as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that such party is not personally subject to the jurisdiction of the courts in California as described herein for any reason, (b) that such party or such party's property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        19.    Assignment; Successors.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of each other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect Subsidiary of Parent; provided further, that no assignment shall limit the assignor's obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        20.    Enforcement.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any United States federal court or California state court located in the City and County of San Francisco, California, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        21.    Severability.     Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        22.    Waiver of Jury Trial.     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        23.    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that if any of the Shareholders fail for any reason to execute this Agreement, then this Agreement shall become effective as to the other Shareholders who execute this Agreement.

        24.    Facsimile or .pdf Signature.     This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

        25.    No Presumption Against Drafting Party.     Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, Parent and the Shareholders have caused to be executed or executed this Agreement as of the date first written above.

PARENT:
SJM INTERNATIONAL, INC.
By:	/s/ JOHN C. HEINMILLER
	Name:	John C. Heinmiller
	Title:	Vice President

[Signature Page to Project Thunder Voting Agreement]

SHAREHOLDER:
D. Keith Grossman
/s/ D. KEITH GROSSMAN
Taylor C. Harris
/s/ TAYLOR C. HARRIS
David A. Lehman
/s/ DAVID A. LEHMAN
Vasant Padmanabhan
/s/ VASANT PADMANABHAN
Niamh Pellegrini
/s/ NIAMH PELLEGRINI

[Signature Page to Project Thunder Voting Agreement]

SHAREHOLDER:
Marta Antonucci
/s/ MARTA ANTONUCCI
J. Daniel Cole
/s/ J. DANIEL COLE
Steven H. Collis
/s/ STEVEN H. COLLIS
Neil F. Dimick
/s/ NEIL F. DIMICK
William A. Hawkins, III
/s/ WILLIAM A. HAWKINS, III
Paul A. LaViolette
/s/ PAUL A. LAVIOLETTE
Martha H. Marsh
/s/ MARTHA H. MARSH
Todd C. Schermerhorn
/s/ TODD C. SCHERMERHORN

[Signature Page to Project Thunder Voting Agreement]

Schedule A

Shareholder Name	Common Stock	Vested and Unexercised Options	Unvested Options	Unvested Restricted Stock Units	Unvested Performance Share Units*	Total
D. Keith Grossman	31,868	—	—	170,302	463,060	665,230
Taylor C. Harris	16,857	46,251	42,503	36,742	24,798	167,151
David A. Lehman	26,085	130,233	41,283	28,690	18,143	244,434
Vasant Padmanabhan	2,830	12,455	37,362	29,319	13,474	95,440
Niamh Pellegrini	—	—	74,627	40,700	11,228	126,555
Marta Antonucci	—	—	37,314	13,080	—	50,394
J. Daniel Cole	45,203	—	—	5,735	—	50,938
Steven H. Collis	28,173	—	—	5,735	—	33,908
Neil F. Dimick	26,600	—	—	5,735	—	32,335
William A. Hawkins, III	20,929	—	—	7,597	—	28,526
Paul A. LaViolette	17,742	—	—	5,735	—	23,477
Martha H. Marsh	1,967	—	—	10,239	—	12,206
Todd C. Schermerhorn	9,542	—	—	8,377	—	17,919

*
Assuming such units are earned or vest at their maximum amount, as applicable.

ANNEX C-1

OPINION OF GUGGENHEIM SECURITIES, LLC

GUGGENHEIM	GUGGENHEIM SECURITIES, LLC 330 MADISON AVENUE NEW YORK, NEW YORK 10017 GUGGENHEIMPARTNERS.COM

July 21, 2015

The Board of Directors
Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588

Members of the Board:

        We understand that St. Jude Medical, Inc. ("St. Jude"), SJ International, Inc., Spyder Merger Corporation ("Merger Sub") and Thoratec Corporation ("Thoratec"), intend to enter into an Agreement and Plan of Merger to be dated as of July 21, 2015 (the "Agreement") pursuant to which Merger Sub will be merged with and into Thoratec (the "Merger"), whereby each issued and outstanding share of common stock of Thoratec, no par value (the "Shares"), immediately prior to the effective time of the Merger (other than shares of treasury stock and shares with respect to which dissenters rights have been validly exercised) will be cancelled and converted into the right to receive $63.50 (the "Purchase Price"), payable net to the holder in cash, without interest. The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have asked us to render our opinion as to whether the Purchase Price is fair, from a financial point of view, to the holders of the Shares.

        In the course of performing our reviews and analyses for rendering our opinion, we have:

  •
  Reviewed a draft of the Agreement dated as of July 21, 2015;

  •
  Reviewed a draft dated as of July 20, 2015 of the debt commitment letter with respect to St. Jude's contemplated financing of the Merger (the "Commitment Letter");

  •
  Reviewed certain publicly available business and financial information regarding Thoratec;

  •
  Reviewed certain non-public business and financial information provided to us by the senior management of Thoratec regarding Thoratec's business and prospects, including Thoratec's strategic plan for the years ending December 31, 2015 through December 31, 2020 and the unlevered free cash flow growth rate estimates for the years ended December 31, 2021 through December 31, 2025 (collectively, the "Projections");

  •
  Discussed with Thoratec's senior management their strategic and financial rationale for the Merger as well as their views of Thoratec's businesses, operations, historical and projected financial results and future prospects;

  •
  Reviewed the historical prices and trading multiples of the Shares;

  •
  Compared the financial performance of Thoratec and the trading multiples and trading activity of the Shares with corresponding data for certain publicly traded companies that we deemed relevant in evaluating Thoratec;

C-1-1

The Board of Directors
Thoratec Corporation
July 21, 2015

  •
  Performed discounted future stock price analyses based on the Projections;

  •
  Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;

  •
  Performed discounted cash flow analyses based on the Projections; and

  •
  Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        With respect to the information used in arriving at our opinion:

  •
  We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Projections, other estimates and other forward-looking information) furnished by or discussed with Thoratec or obtained from reputable public sources, data suppliers and other third parties.

  •
  We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Projections, any other estimates and other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Projections, any other estimates and other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Thoratec's senior management that they are unaware of any facts or circumstances that would make such information (including, without limitation, the Projections, any other estimates and other forward-looking information) incomplete, inaccurate or misleading.

  •
  Specifically, with respect to (i) the Projections, any other estimates and other forward-looking information furnished by or discussed with Thoratec, (a) we have been advised by Thoratec's senior management, and we have assumed, that such Projections, other estimates and other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Thoratec's senior management as to the expected future performance of Thoratec and (b) we have assumed that such Projections, other estimates and other forward-looking information have been reviewed by Thoratec's Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion herein and (ii) financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

        In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Thoratec or the solvency or fair value of Thoratec, nor have we been furnished with any such appraisals. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Thoratec or its shareholders. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in this letter or our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Thoratec and its advisors with respect to such matters.

C-1-2

The Board of Directors
Thoratec Corporation
July 21, 2015

        In rendering our opinion, we have assumed that, in all respects material to our analyses, (i) the final executed forms of the Agreement and the Commitment Letter will not differ from the drafts that we have reviewed, (ii) Thoratec and St. Jude will comply with all terms of the Agreement and (iii) the representations and warranties of Thoratec and St. Jude contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver thereof. We also have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement, without any limitations, restrictions, conditions, amendments or modifications (regulatory, tax-related or otherwise) that would have an adverse effect on Thoratec or the Merger in any way material to our analyses.

        In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the Shares or other securities of Thoratec or the shares or other securities of St. Jude may trade at any time, including, without limitation, subsequent to the announcement or consummation of the Merger.

        We have acted as a financial advisor to Thoratec in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon delivery of this letter and our opinion and will be credited against the fee payable upon consummation of the Merger. In addition, Thoratec has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

        Aside from our current engagement by Thoratec, Guggenheim Securities, LLC ("Guggenheim Securities") has not been previously engaged during the past two years by Thoratec, nor has Guggenheim Securities been previously engaged during the past two years by St. Jude, to provide financial advisory or investment banking services for which we received fees. Guggenheim Securities may seek to provide Thoratec and St. Jude and their respective affiliates with certain financial advisory and investment banking services unrelated to the Merger in the future.

        Guggenheim Securities and its affiliates engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including: asset, investment and wealth management; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates may (i) provide such financial services to Thoratec, St. Jude, any potential participant in an alternative transaction with Thoratec, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Thoratec, St. Jude, other participants in the Merger or participants in any potential alternative transaction with Thoratec or their respective affiliates, subsidiaries, investment funds and portfolio companies. Finally, Guggenheim Securities or its affiliates and our or their directors, officers, employees, consultants and agents may have investments in Thoratec, St. Jude, other participants in the Merger, other participants in any potential alternative transaction with Thoratec or their respective affiliates, subsidiaries, investment funds and portfolio companies.

C-1-3

The Board of Directors
Thoratec Corporation
July 21, 2015

        Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities' research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Thoratec, St. Jude, other participants in the Merger, other participants in any potential alternative transaction with Thoratec or their respective affiliates, subsidiaries, investment funds and portfolio companies and the Merger that differ from the views of Guggenheim Securities' investment banking personnel.

        It is understood that this letter and our opinion have been provided to the Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Merger. This letter and our opinion are not intended to be used or relied upon for any other purpose or by any other person or entity and may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of the Shares in connection with the Merger.

        This letter, our opinion and any materials provided in connection therewith do not constitute a recommendation to Thoratec's Board of Directors with respect to the Merger, nor do this letter and our opinion constitute advice or a recommendation to any holder of the Shares as to how to vote in connection with the Merger. This letter and our opinion do not address Thoratec's underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Thoratec, the financing of the Merger or the effects of any other transaction in which Thoratec might engage. This letter and our opinion address only the fairness, from a financial point of view, to holders of the Shares of the Purchase Price pursuant to the Agreement. We do not express any view or opinion as to any other term or aspect of the Merger, the Agreement, the Commitment Letter or any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Thoratec. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Thoratec's directors, officers or employees, or any class of such persons, in connection with the Merger or otherwise.

        This letter and our opinion have been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

        Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price is fair, from a financial point of view, to the holders of the Shares.

Very truly yours,

/s/ Guggenheim Securities, LLC

GUGGENHEIM SECURITIES, LLC

C-1-4

ANNEX C-2

OPINION OF CENTERVIEW PARTNERS LLC

Centerview Partners LLC 31 West 52nd Street New York, NY 10019
July 21, 2015

The Board of Directors
Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA 94588

The Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, no par value (the "Shares") (other than Excluded Shares, as defined below), of Thoratec Corporation, a California corporation (the "Company"), of the $63.50 per Share net in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the "Agreement") by and among SJM International, Inc., a Delaware corporation ("Parent"), Spyder Merger Corporation, a California corporation and wholly-owned subsidiary of Parent ("Merger Sub"), the Company, and solely with respect to the performance of its obligations under certain provisions of the Agreement specified therein, St. Jude Medical, Inc., a Minnesota corporation ("Ultimate Parent"). The Agreement provides that Merger Sub will be merged with and into the Company (the "Merger" and, collectively with the other transactions contemplated by the Agreement, the "Transaction"), as a result of which the Company will become a wholly owned subsidiary of Parent and each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary (as defined in the Agreement), and all Shares owned of record by Parent, Merger Sub or any of their respective wholly-owned Subsidiaries and (ii) Dissenting Shares (as defined in the Agreement) (the Shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of Parent, Merger Sub or Ultimate Parent, "Excluded Shares")), will be converted into the right to receive $63.50 per Share net to the holder in cash, without interest (the $63.50 per Share consideration to be paid in the Merger, the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction that is not contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

C-2-1

The Board of Directors
Thoratec Corporation
July 21, 2015

        We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have not provided investment banking or other services to the Company, Parent, Merger Sub or Ultimate Parent for which we have received any compensation. We may provide investment banking and other services to or with respect to the Company, Parent or Ultimate Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates' directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, Ultimate Parent or any of their respective affiliates or any other party that may be involved in the Transaction.

        In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated July 21, 2015 (the "Draft Agreement"); (ii) Annual Reports on Form 10-K of the Company for the fiscal years ended January 3, 2015, December 28, 2013 and December 29, 2012; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its shareholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the "Forecasts") (collectively, the "Internal Data"). We have also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

        We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters,

C-2-2

The Board of Directors
Thoratec Corporation
July 21, 2015

under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

        We express no view as to, and our opinion does not address, the Company's underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with (including the Voting Agreement referenced therein) or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any shareholder of the Company or any other person as to how such shareholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

        Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

        Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,
/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

C-2-3

ANNEX D

CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE

        1300.  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

          (b)   As used in this chapter, "dissenting shares" means shares to which all of the following apply:

            (1)   That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

            (2)   That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

            (3)   That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

            (4)   That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

          (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

        1301.  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

          (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

          (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

        1302.  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

        1303.  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

          (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

        1304.  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

          (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

          (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

        1305.  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

          (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

          (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

          (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

          (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

        1306.  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

        1307.  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

        1308.  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

        1309.  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

          (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

        1310.  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

        1311.  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

        1312.  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved Reorganization.

          (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

          (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

        1313.  A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m, Pacific Daylight Time, on October 7, 2015. Vote by Internet • Go to www.envisionreports.com/THOR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR each of the proposals below. + ForAgainst Abstain 1. Approval of the Agreement and Plan of Merger, dated as of July 21, 2015, by and among SJM International, Inc., Spyder Merger Corporation, Thoratec Corporation, and, solely with respect to specified provisions, St. Jude Medical, Inc., and the merger of Spyder Merger Corporation with and into Thoratec Corporation, with Thoratec Corporation surviving the merger as an indirect wholly owned subsidiary of St. Jude Medical, Inc. pursuant thereto (the “Merger Proposal”) 2. Approval of the adjournment of the special meeting to solicit additional votes to approve the Merger Proposal, if necessary or appropriate 3. Approval, on a non-binding, advisory basis, certain compensation that will or may become payable to Thoratec Corporation's named executive officers that is based on or otherwise relates to the Merger Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears on the stock records of the Company and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X2 4 9 3 3 4 1 025QCD MMMMMMMMM B A Special Meeting Proxy Card1234 5678 9012 345 X IMPORTANT SPECIAL MEETING INFORMATION

. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING: The definitive proxy statement is available at www.edocumentview.com/THOR. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — THORATEC CORPORATION + THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Special Meeting of Shareholders to be Held on Ocotber 7, 2015 The undersigned, revoking all prior proxies, hereby appoint(s) D. Keith Grossman and David A. Lehman, and each of them, with full power of substitution and revocation, to represent the undersigned, with all powers which the undersigned would possess if personally present, and to vote as set forth below all shares of stock of THORATEC CORPORATION (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company to be held at the Company’s executive offices at 6101 Stoneridge Drive, Pleasanton, California 94588, on October 7, 2015 at 9:00 a.m, Pacific Daylight Time, and at any postponements or adjournments of that meeting. The Board of Directors Recommends a Vote “FOR” Proposals 1, 2, and 3. WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. THE UNDERSIGNED ACKNOWLEDGE(S) RECEIPT OF THE ACCOMPANYING NOTICE OF SPECIAL MEETING AND PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE OR VOTE BY TELEPHONE OR THROUGH THE INTERNET ACCORDING TO THE INSTRUCTIONS INCLUDED WITH THE PROXY CARD SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING. SEE REVERSE SIDE Non-Voting Items CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Special Meeting. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C